UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Lennar Corporation

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January 4, 2018

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear CalAtlantic and Lennar Stockholders,

CalAtlantic Group, Inc. (“CalAtlantic”) and Lennar Corporation (“Lennar”) have agreed to a strategic merger (the “Merger”) that will create the largest homebuilder in the United States and is expected to generate significant operating and administrative cost savings for the combined entity.

If the Merger is completed, each holder of a share of CalAtlantic common stock will become entitled to receive 0.885 shares of Lennar Class A common stock (NYSE:LEN) and 0.0177 shares of Lennar Class B common stock (NYSE:LENB). CalAtlantic stockholders will have the option to receive cash equal to $48.26 per CalAtlantic share instead of Lennar Class A and Class B common stock, subject to proration such that the CalAtlantic stockholders who elect to receive cash will receive in the aggregate no more than $1,162,250,000 in cash (which limits the cash elections to 24,083,091 shares of CalAtlantic common stock). If cash elections exceed this maximum amount, the cash paid to stockholders who elect to receive cash will be prorated, with the remainder of the merger consideration to which they are entitled being in the form of Lennar Class A and Class B common stock. On the last trading day before the Agreement and Plan of Merger, dated October 29, 2017 (the “merger agreement”), was signed, 0.885 shares of Lennar Class A common stock had a market value of $51.34, based on the closing price per share for such shares on the New York Stock Exchange (the “NYSE”) as of that date. The additional right to receive Lennar Class B common stock is the result of a stock dividend that Lennar distributed after the date of the merger agreement, which CalAtlantic stockholders will receive as though they had been Lennar stockholders on the record date for the stock dividend. On January 2, 2018, the most recent practicable trading day before the date of this joint proxy statement/prospectus, the last sale price of Lennar Class A common stock reported on the NYSE was $64.84 per share and the last sale price of Lennar’s Class B common stock reported on the NYSE was $52.61 per share. Based on those prices, the market value of 0.885 shares of Lennar Class A common stock and 0.0177 shares of Lennar Class B common stock was $58.31. The value of such Class A and Class B shares when the Merger is consummated will depend on the price per share of each class of Lennar’s common stock on the NYSE at that time. The Merger is intended to qualify as a “reorganization” for U.S. tax purposes, which means that CalAtlantic stockholders will not have a taxable event when they receive Lennar stock. They will have a taxable event to the extent they receive cash.

The CalAtlantic stockholders are being asked to vote on a proposal to adopt the merger agreement. The proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CalAtlantic common stock entitled to vote on the proposal. MP CA Homes LLC, which owns approximately 24.4% of the outstanding shares of CalAtlantic, has agreed to vote all its shares in favor of the proposal.

The Lennar stockholders are being asked to vote on proposals to (i) approve the issuance of the Class A and Class B common stock in the Merger, and (ii) approve an amendment to Lennar’s certificate of incorporation increasing the number of authorized shares of Class A common stock to 400,000,000 shares from the 300,000,000 shares that are currently authorized. Without such an increase, the number of authorized but unissued shares of Lennar Class A common stock would be insufficient to enable Lennar to issue all of the shares of Lennar Class A common stock it would be required to issue in the Merger, if no CalAtlantic stockholders elect to receive cash in connection with the Merger. However, MP CA Homes, LLC has agreed that it will be deemed to have elected to receive cash with regard to the number of shares equal to any difference between the maximum number of shares as to which CalAtlantic stockholders can make a cash election, and the number of shares as to which CalAtlantic stockholders elect to receive cash in the Merger. Based on the number of shares of CalAtlantic common stock outstanding on December 15, 2017, and taking account of the fact that the merger consideration for 24,083,091 shares will be cash, Lennar would issue in the merger 81,508,215 shares of Class A common stock and 1,630,164 shares of Class B common stock. Lennar will also issue additional shares in the future as result of conversions of CalAtlantic convertible debt securities and exercises of CalAtlantic options, restricted stock units and stock appreciation rights.

The proposal to approve the issuance of Class A and Class B common stock in the Merger requires the affirmative vote of a majority in voting power of the shares of Class A and Class B common stock that are voted at a meeting of Lennar stockholders at which a quorum is present (treating abstentions as votes against), voting together as though they were a single class. The proposal to amend the certificate of incorporation to increase the number of shares of Class A common stock that Lennar is authorized to issue requires (i) the affirmative vote of a majority in voting power of the outstanding shares of Class A and Class B common stock, voting together as though they were a single class and (ii) a majority of the shares of Class A common stock that are voted with regard to the proposal, in each case, at a meeting of Lennar stockholders at which a quorum is present. Stuart Miller, the Chief Executive Officer and a director of Lennar, and entities owned by trusts of which Mr. Miller and members of his family are the beneficiaries, which collectively have the right to cast approximately 39.0% of all the votes that can be cast by Lennar stockholders, have agreed to vote all their shares in favor of both of the proposals (subject to certain exceptions described in the accompanying joint proxy statement/prospectus). However, Mr. Miller and the entities owned by his family trusts own less than 1% of the outstanding Class A common stock, and therefore will not have a substantial impact on the separate vote of the Class A stockholders.

It is very important that you vote your shares. With regard to CalAtlantic stockholders, the CalAtlantic board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. With regard to Lennar stockholders, the Lennar board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares in the Merger and “FOR” the proposal to amend Lennar’s certificate of incorporation to increase the number of shares of Class A common stock that Lennar is authorized to issue. Failure to vote will have the same effect as voting against the CalAtlantic proposal to adopt the merger agreement, and against the Lennar proposal to amend its certificate of incorporation (with regard to the combined vote of the Lennar Class A and Class B common stock).

The accompanying joint proxy statement/prospectus contains detailed information about the CalAtlantic and Lennar stockholders meetings and about the matters to be voted upon at those meetings. You should read the joint proxy statement/prospectus carefully, including the section captioned “Risk Factors” which begins on page 26, before you vote.

We look forward to the exciting strategic combination of CalAtlantic and Lennar.

Sincerely,

Stuart Miller Chief Executive Officer Lennar Corporation	Larry Nicholson Chief Executive Officer and President CalAtlantic Group, Inc.

Neither the Securities and Exchange Commission nor any other federal or state governmental agency has approved or disapproved the Merger or the securities to be issued in connection with the Merger or determined whether the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary would be a criminal offense.

This joint proxy statement/prospectus is dated January 4, 2018, and is first being mailed to CalAtlantic and Lennar stockholders on or about January 5, 2018.

CalAtlantic Group, Inc.

1100 Wilson Boulevard, #2100

Arlington, Virginia 22209

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 12, 2018

To the Stockholders of CalAtlantic Group, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of CalAtlantic Group, Inc., a Delaware corporation, which we refer to as “CalAtlantic,” which special meeting will be held at CalAtlantic’s primary California office, at 15360 Barranca Parkway, Irvine, CA 92618, on February 12, 2018 at 9:30 a.m., Pacific time, for the following purposes:

1.	CalAtlantic Merger Proposal: To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of October 29, 2017, which we refer to as the “merger agreement,” by and among CalAtlantic, Lennar Corporation, a Delaware corporation, which we refer to as “Lennar,” and Cheetah Cub Group Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Lennar, which we refer to as “Merger Sub,” a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

2.	CalAtlantic Merger-Related Compensation Proposal: To consider and vote on the proposal to approve, on an advisory (non-binding) basis, specified compensatory arrangements between CalAtlantic and its named executive officers relating to the proposed merger with Merger Sub, as described in the accompanying joint proxy statement/prospectus of which this notice is a part;

3.	CalAtlantic Adjournment Proposal: To vote upon one or more proposals to adjourn the CalAtlantic special meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals; and

4.	CalAtlantic All Other Business Proposal: To transact such other business as may validly come before the special meeting and any postponement or adjournment thereof.

Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the CalAtlantic special meeting.

The CalAtlantic board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including CalAtlantic’s merger with and into Merger Sub, with Merger Sub continuing as the surviving corporation in such merger, subject to the terms and conditions of the merger agreement, which we refer to as the “Merger,” and determined that the merger agreement and the transactions contemplated by the merger agreement, including the Merger, are advisable and in the best interests of CalAtlantic and its stockholders. The CalAtlantic board of directors unanimously recommends that the CalAtlantic stockholders vote “FOR” each of the proposals being submitted to a vote of the CalAtlantic stockholders at the CalAtlantic special meeting.

The CalAtlantic board of directors has fixed the close of business on January 4, 2018 as the record date for determination of the CalAtlantic stockholders entitled to receive notice of, and to vote at, the CalAtlantic special meeting or any adjournments or postponements thereof. Only CalAtlantic stockholders of record at the close of business on the record date will be entitled to notice of or to vote at the CalAtlantic special meeting or any adjournments of it. The presence, either in person or represented by proxy, of the holders of record of a majority in voting interest of shares of CalAtlantic’s common stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy or voting information card that accompanied the printed materials. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the special meeting. Your proxy will be disregarded as to any matter on which you vote in person.

The proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of CalAtlantic common stock entitled to vote on the proposal. The proposal to approve certain compensatory arrangements between CalAtlantic and its named executive officers requires the affirmative vote of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting at which a quorum is present and entitled to vote on the proposals, although such vote will not be binding on CalAtlantic or the CalAtlantic board of directors or any of its committees. A list of the names of CalAtlantic stockholders of record will be available for ten days prior to the CalAtlantic special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, at CalAtlantic’s headquarters, 1100 Wilson Boulevard, #2100, Arlington, Virginia 22209. The CalAtlantic stockholder list will also be available at the CalAtlantic special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by (1) logging onto http://www.proxyvote.com and following the prompts on your proxy card; (2) dialing 1-800-690-6903 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the CalAtlantic special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the Merger and the merger agreement as well as a description of the issuance of shares of common stock of Lennar or, at the election of CalAtlantic stockholders, cash to CalAtlantic stockholders pursuant to the Merger and a description of Lennar’s certificate of incorporation and bylaws. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies of this document or need help voting your shares of CalAtlantic common stock, please contact CalAtlantic’s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

CalAtlantic@georgeson.com

(877) 507-1756 (toll-free)

By Order of the Board of Directors of CalAtlantic,

John P. Babel

Executive Vice President, General Counsel and Secretary

Irvine, California

January 4, 2018

Lennar Corporation

700 Northwest 107th Avenue

Miami, Florida 33172

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 12, 2018

To the Stockholders of Lennar Corporation:

Notice is hereby given that a special meeting of stockholders of Lennar Corporation, which we refer to as “Lennar,” will be held on February 12, 2018, at 11:00 a.m., Eastern time, at Lennar’s offices at 700 Northwest 107th Avenue, Miami, Florida 33172, for the following purposes:

1.	Lennar Merger Proposal: To consider and vote on a proposal to approve the issuance of shares of Lennar’s Class A common stock and Class B common stock in connection with the merger of CalAtlantic Group, Inc. with a newly formed wholly-owned subsidiary of Lennar, as contemplated by an Agreement and Plan of Merger, dated as of October 29, 2017, by and among CalAtlantic Group, Inc., Lennar and Cheetah Cub Group Corp., a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

2.	Lennar Authorized Share Proposal: To consider and vote on a proposal to approve an amendment to Lennar’s certificate of incorporation increasing the number of authorized shares of Lennar’s Class A common stock from 300,000,000 shares to 400,000,000 shares; and

3.	Lennar Adjournment Proposal: To consider and vote on a proposal to approve the adjournment of the Lennar special meeting, if necessary in order to enable Lennar to solicit additional votes, if at the time of the stockholders meeting there are not sufficient votes to approve the Lennar Merger Proposal and the Lennar Authorized Share Proposal.

Lennar does not expect to transact any other business at the Lennar special meeting.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the Lennar special meeting.

The Lennar board of directors has set January 4, 2018 as the record date for the Lennar special meeting. Only Lennar stockholders of record at the close of business on the record date will be entitled to notice of or to vote at the Lennar special meeting or any adjournments of it.

The holders of the Class A common stock are entitled to one vote per share on all matters, including the separate vote of the holders of the Class A common stock regarding the Lennar Authorized Share Proposal. The holders of the Class B common stock are entitled to 10 votes per share with regard to all matters as to which they are entitled to vote.

Your vote is very important. The Lennar Merger Proposal requires the affirmative vote of a majority in voting power of the shares of Class A common stock and Class B common stock that are voted with regard to it at a meeting of Lennar stockholders at which a quorum is present (treating abstentions as votes against), voting together as though they were a single class. The Lennar Authorized Share Proposal requires the affirmative vote of both the holders of a majority in voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as though they were a single class, and the holders of a majority of the shares of Class A common stock that are voted with regard to the proposal at a meeting of Lennar stockholders at which a quorum is present. Failure to vote will have the same effect as voting against the Lennar Authorized Share Proposal (with respect to the combined vote of the Class A and Class B common stock).

To ensure your representation at the Lennar special meeting, please complete and return the enclosed proxy card, which you can do by mail, or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the Lennar special meeting. Submitting a proxy will not prevent you from being able to vote in person at the Lennar special meeting. Your proxy will be disregarded as to any matter on which you vote in person.

The Lennar board of directors unanimously recommends that stockholders vote all of their shares of Class A common stock and Class B common stock “FOR” the Lennar Merger Proposal, “FOR” the Lennar Authorized Share Proposal, and “FOR” the Lennar Adjournment Proposal.

By Order of the Board of Directors of Lennar Corporation,

Mark Sustana

General Counsel and Secretary

January 4, 2018

PLEASE SUBMIT YOUR PROXY PROMPTLY, FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT SUBMITTING A PROXY, PLEASE CALL MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885 (BANKS AND BROKERS CALL COLLECT AT (212) 929-5500).

JOINT PROXY STATEMENT/PROSPECTUS

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the “SEC,” by Lennar (File No. 333-221738), constitutes a prospectus of Lennar for purposes of Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of Lennar Class A common stock and Class B common stock to be issued to CalAtlantic stockholders pursuant to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (including provisions relating to CalAtlantic convertible debt securities, options, restricted stock units and stock appreciation rights). This document also constitutes a notice of meeting with respect to the special meeting of CalAtlantic stockholders and a notice of meeting with respect to the special meeting of Lennar stockholders, and a proxy statement for each of CalAtlantic and Lennar for purposes of Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 4, 2018. The information contained in this joint proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of that document, unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to CalAtlantic stockholders or Lennar stockholders nor the issuance by Lennar of Class A common stock and Class B common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus, including the documents incorporated by reference into it, contains statements of opinion or belief regarding market conditions and similar matters. In many instances those opinions and beliefs are based upon general observations by members of CalAtlantic’s or Lennar’s management, anecdotal evidence and their experience in the conduct of the respective companies’ businesses, without specific investigation or statistical analyses. Therefore, while they reflect the applicable company’s view of the industries and markets in which it is involved, they should not be viewed as reflecting verifiable views that are necessarily shared by all who are involved in those industries or markets.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

You should not construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. You should consult with your own legal, tax, financial or other professional advisors.

The information concerning CalAtlantic contained in this joint proxy statement/prospectus or incorporated by reference has been provided by CalAtlantic, and the information concerning Lennar contained in this joint proxy statement/prospectus or incorporated by reference has been provided by Lennar.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about CalAtlantic and Lennar from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 133.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them from CalAtlantic’s or Lennar’s proxy solicitor in writing or by telephone at the following addresses and telephone numbers:

If you are a CalAtlantic stockholder:	If you are a Lennar stockholder:

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 CalAtlantic@georgeson.com (877) 507-1756 (toll-free)	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 100016 proxy@mackenziepartners.com (800) 322-2885 (toll-free) (212) 929-5500 (banks and brokers only)

If you would like to request copies of any documents, please do so by February 2, 2018 in order to receive them before the special meetings.

You can also obtain copies of any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC website at www.sec.gov. In addition, you can obtain copies of documents filed by CalAtlantic with the SEC by accessing CalAtlantic’s website at www.calatlantichomes.com under the tab “Investors” and then under the heading “Financials” and the subheading “SEC Filings.” You can also obtain copies of documents filed by Lennar with the SEC by accessing Lennar’s website at www.lennar.com under the tab “Investor Relations” and then under the heading “Financials” and the subheading “SEC Filings.”

We are not incorporating the contents of the website of CalAtlantic, Lennar or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can access documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

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QUESTIONS AND ANSWERS

The following questions and answers briefly address some likely questions about Lennar’s and CalAtlantic’s special meetings. Lennar and CalAtlantic stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents to which this joint proxy statement/prospectus refers or which it incorporates by reference, because this section does not provide all the information that might be important to you. Also see “Where You Can Find More Information” beginning on page 133.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	CalAtlantic and Lennar have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus in Annex A.

In order to complete the Merger, among other things:

•	CalAtlantic stockholders must approve the adoption of the merger agreement; and

•	Lennar stockholders must approve the issuance of shares of Lennar’s Class A and Class B common stock in connection with the Merger and might have to approve an amendment to Lennar’s certificate of incorporation increasing the number of shares of Class A common stock that Lennar is authorized to issue.

CalAtlantic and Lennar will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its annexes, contains and incorporates by reference important information about CalAtlantic and Lennar, the Merger and the stockholders meetings of CalAtlantic and Lennar. You should read all the available information carefully and in its entirety.

Q:	What will happen in the Merger and what will CalAtlantic stockholders receive in the Merger?

A:	In the Merger, CalAtlantic will be merged into Merger Sub, a newly formed, wholly-owned subsidiary of Lennar, with Merger Sub surviving as a wholly-owned subsidiary of Lennar. At the effective time of the Merger, each share of CalAtlantic common stock will become the right to receive 0.885 shares of Lennar Class A common stock and 0.0177 shares of Lennar Class B common stock. CalAtlantic stockholders will have the option to receive cash in an amount equal to $48.26 per share of CalAtlantic common stock in lieu of receiving shares of Lennar Class A common stock and Class B common stock in the Merger, subject to proration to the extent cash to be paid to all such holders who elect to receive cash would exceed $1,162,250,000. No fractional shares of Lennar common stock will be issued in the Merger, and CalAtlantic stockholders will instead receive cash in lieu of fractional shares of Lennar common stock. The terms of the merger consideration are described in more detail in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Terms of the Merger” beginning on page 79.

Q:	Will CalAtlantic stockholders who receive shares of Lennar Class A common stock in the Merger receive a Lennar Class B common stock dividend?

A:	On October 29, 2017, the Lennar board of directors, which we refer to as the “Lennar board” or “Lennar board of directors,” declared a stock dividend of one share of Class B common stock for each 50 shares of Class A or Class B common stock held by Lennar stockholders, payable on November 27, 2017 to holders of record at the close of business on November 10, 2017, which we refer to as the “Class B dividend.” Pursuant to the merger agreement, to account for the Class B dividend, CalAtlantic stockholders entitled to receive Lennar Class A common stock as consideration in the Merger will also be entitled to receive 0.0177 shares of Lennar Class B common stock for each share of CalAtlantic common stock.

Under the terms of the merger agreement, except for the Class B dividend, Lennar is not permitted to pay any dividends or make any distributions with a record date after the date of the merger agreement and prior to completion of the Merger, other than regular quarterly cash dividends in amounts consistent with past practice. CalAtlantic stockholders will not be entitled to receive any cash dividends Lennar pays to holders of record on a date prior to the date of the Merger. After the closing of the Merger, as a holder of shares of Lennar common stock, you will receive the same dividends on Lennar shares that all other holders of Lennar shares might receive, provided that the dividend record date is after the Merger is completed.

Q:	If a CalAtlantic stockholder makes a valid cash election, is that stockholder guaranteed to receive all cash in the Merger?

A:	No. If a CalAtlantic stockholder elects to receive cash in the Merger, that stockholder is not guaranteed to receive cash for all the shares for which the stockholder makes a valid cash election. Under the merger agreement, the aggregate cash consideration payable in the Merger is capped at $1,162,250,000. If CalAtlantic stockholders elect to receive cash with respect to 24,083,092 or more shares of CalAtlantic common stock, the aggregate cash consideration such stockholders elect to receive would exceed $1,162,250,000, in which case the cash paid to CalAtlantic stockholders who validly elect to receive cash will be prorated so that the total cash that is paid will be $1,162,250,000, with the balance of the merger consideration payable to such stockholders being paid in the form of Lennar Class A and Class B common stock. Accordingly, for example:

•	if all the CalAtlantic stockholders elect to receive cash, each CalAtlantic stockholder will receive approximately 21.8% of its merger consideration in cash and the remaining 78.2% in the form of Lennar Class A and Class B common stock; and

•	if holders of 50% of the outstanding CalAtlantic common stock elect to receive cash, each CalAtlantic stockholder who elects to receive cash will receive approximately 43.6% of its merger consideration in cash and the remaining 56.4% in the form of Lennar Class A and Class B common stock, and each CalAtlantic stockholder who does not elect to receive cash will receive its entire merger consideration in the form of Lennar Class A and Class B common stock.

If no CalAtlantic stockholder elects to receive cash, all CalAtlantic stockholders, other than MP CA Homes LLC, which we refer to as “MP CA Homes,” will receive their entire merger consideration in the form of Lennar Class A and Class B common stock, and MP CA Homes, which owns approximately 24.4% of the outstanding CalAtlantic common stock, will be deemed to have elected to receive cash with respect to 24,083,091 of its 28,332,549 shares for an aggregate cash consideration of $1,162,250,000. See “The MP CA Homes Voting and Cash Election Agreement” beginning on page 99 of this joint proxy statement/prospectus.

Q:	How does a CalAtlantic stockholder make a cash election?

Lennar will cause an election form, which a CalAtlantic stockholder can use to make a cash election, to be sent to each CalAtlantic stockholder of record at least 20 business days before the deadline for electing to receive cash. The deadline for electing to receive cash will be 11:59 p.m., Eastern Time on the fifth business day before the scheduled date of the CalAtlantic special meeting. Lennar will also use commercially reasonable efforts to make the election form available to all persons who become record holders of CalAtlantic common stock after the record date for the mailing described above and prior to the election deadline.

An election will have been validly made only if Lennar’s distribution agent has received, by the election deadline, a validly completed and executed election form (that is not otherwise withdrawn), accompanied by (1) CalAtlantic stock certificates, if any, to which such election form relates, or (2) an agent’s message stating that such shares of CalAtlantic common stock have been transferred by book entry transfer to an account established by Lennar’s distribution agent for the purpose of receiving shares of CalAtlantic common stock. After the election deadline, cash elections will be irrevocable. For more information regarding the procedures for electing to receive cash, see the section titled, “The Merger Agreement—Cash Election” on page 83 of this joint proxy statement/prospectus.

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Q:	Can CalAtlantic stockholders change or revoke their cash elections once they have mailed their signed cash election forms?

A:	Yes. CalAtlantic stockholders can change or revoke their cash elections in writing at any time prior to the deadline for making cash elections, which will be 11:59 p.m., Eastern Time on the fifth business day before the scheduled date of the CalAtlantic special meeting. After such date, CalAtlantic stockholders cannot change or revoke their cash elections.

Q:	What happens if a CalAtlantic stockholder does not submit a validly completed cash election form and related materials or they are not received by Lennar’s distribution agent before the election deadline?

A:	For any shares of CalAtlantic common stock with respect to which the distribution agent does not receive a validly completed and timely election form and any related materials, the holder of those shares will be deemed not to have made a valid cash election. Under the merger agreement, the holders of such shares will receive shares of Lennar common stock in the Merger.

Q:	What happens if the market price of shares of Lennar common stock or CalAtlantic common stock changes before the closing of the Merger?

A:	No change will be made to the ratio of 0.885 shares of Class A common stock and 0.0177 shares of Class B common stock per share of CalAtlantic common stock, which is referred to as the “exchange ratio,” if the market price of shares of Lennar Class A or Class B common stock or CalAtlantic common stock changes before the Merger. Because the exchange ratio is fixed, the value of the stock consideration to be received in the Merger will fluctuate between the date of this joint proxy statement/prospectus and the completion of the Merger based upon the market value of Lennar’s Class A and Class B common stock. However, the value of the stock consideration to be received in the Merger will not be affected by fluctuations in the market price of CalAtlantic’s common stock.

Q:	What is the market value of the Lennar stock that CalAtlantic stockholders will receive in the Merger?

A:	The exact value of the shares of Lennar stock that CalAtlantic stockholders will receive in the Merger will depend on the price of shares of Lennar Class A and Class B common stock at the effective time of the Merger. The price at the effective time of the Merger will not be known at the deadline for submitting a cash election form, or at the time of the CalAtlantic special meeting. Based on the closing price of Lennar’s stock on the NYSE on October 27, 2017, the last full trading day before the public announcement of the Merger, of $58.01 for its Class A common stock, 0.885 shares of Lennar Class A common stock had a value of $51.34. Based on the closing price of Lennar’s stock on the NYSE on January 2, 2018, the latest practicable trading day before the date of this joint proxy statement/prospectus, of $64.84 for its Class A common stock and $52.61 for its Class B common stock, 0.885 shares of Lennar Class A common stock had a value of $57.38 and 0.0177 shares of Lennar Class B common stock had a value of $0.93. We urge you to obtain current market quotations for Lennar’s Class A and Class B common stock when you are ready to make a decision on whether or not to make a cash election and your voting decision.

Q:	How will Lennar stockholders be affected by the Merger and the issuance of shares of Lennar Class A and Class B common stock to CalAtlantic stockholders in the Merger?

A:

After the Merger, each Lennar stockholder will continue to hold the same number of shares of Lennar common stock of each class that the Lennar stockholder held immediately prior to the Merger. However, because Lennar will be issuing shares of Class A and Class B common stock to CalAtlantic stockholders in the Merger, each share of Lennar stock that is outstanding immediately prior to the Merger will, after the

Merger, represent a smaller percentage of the combined company’s stock than it did of Lennar’s stock before the Merger. Upon the completion of the Merger, based on the number of shares of Lennar Class A and Class B common stock and CalAtlantic common stock outstanding as of January 2, 2018, the latest practicable trading day before the date of this joint proxy statement/prospectus, continuing Lennar Class A stockholders and Class B stockholders together will own approximately 74% of the outstanding stock of the combined company, and former CalAtlantic stockholders will own approximately 26% of the outstanding stock of the combined company, assuming CalAtlantic stockholders will elect or will be deemed to elect to receive cash with regard to the number of shares that will cause the total cash consideration paid by Lennar in the Merger to be $1,162,250,000.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	CalAtlantic. CalAtlantic stockholders are being asked to vote on the following proposals:

•	CalAtlantic Merger Proposal: To consider and vote on the proposal to adopt the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	CalAtlantic Merger-Related Compensation Proposal: To consider and vote on the proposal to approve, on an advisory (non-binding) basis, specified compensatory arrangements between CalAtlantic and its named executive officers relating to the proposed Merger, as described in this joint proxy statement/prospectus; and

•	CalAtlantic Adjournment Proposal: To vote upon one or more proposals to adjourn the CalAtlantic special meeting, if necessary or appropriate, including any adjournment to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals.

CalAtlantic stockholders will also be asked to transact such other business as may validly come before the special meeting and any postponement or adjournment thereof. Approval of the CalAtlantic Merger Proposal by CalAtlantic stockholders is required for completion of the Merger.

Lennar. Lennar stockholders are being asked to consider and vote on the following proposals:

•	Lennar Merger Proposal: A proposal to approve the issuance of shares of Lennar’s Class A and Class B common stock in connection with the Merger as contemplated by the merger agreement;

•	Lennar Authorized Share Proposal: A proposal to approve an amendment to Lennar’s Certificate of Incorporation increasing the number of shares of Class A common stock that Lennar is authorized to issue from 300,000,000 shares to 400,000,000 shares; and

•	Lennar Adjournment Proposal: A proposal to approve the adjournment of the Lennar special meeting, if necessary in order to enable Lennar to solicit additional votes, if at the time of the stockholders meeting there are not sufficient votes to approve the Lennar Merger Proposal and the Lennar Authorized Share Proposal.

Approval of the Lennar Merger Proposal by Lennar is required for completion of the Merger. It is very likely that Lennar will be able to complete the Merger without approval of the Lennar Authorized Share Proposal. If the number of shares of Class A common stock that Lennar is required to issue in the Merger exceeds the number of shares of Class A common stock that Lennar currently is authorized to issue (which would be the case if no CalAtlantic stockholders exercise the cash election option under the merger agreement), approval of the Lennar Authorized Share Proposal would be required for completion of the Merger. However, there is an agreement with a major CalAtlantic stockholder assuring that the cash election will be exercised with respect to the maximum number of shares as to which it can be exercised, and therefore Lennar should be able to complete the Merger even if the Lennar Authorized Share Proposal is not approved. See “The MP CA Homes Voting and Cash Election Agreement.” If Lennar will have enough authorized shares of Class A common stock to complete the Merger even if the Lennar Authorized Share Proposal is not approved, Lennar will complete the Merger whether or not the Lennar Authorized Share Proposal is approved.

Q:	What vote is required to approve each proposal at the CalAtlantic special meeting?

A:	CalAtlantic Merger Proposal: The affirmative vote of holders of a majority of the outstanding shares of CalAtlantic common stock entitled to vote on the proposal.

CalAtlantic Merger-Related Compensation Proposal: The affirmative vote of holders of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting at which quorum is present and entitled to vote on the proposal, although such vote will not be binding on CalAtlantic or its board of directors or any of its committees.

CalAtlantic Adjournment Proposal: The affirmative vote of holders of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting and entitled to vote on the proposal.

Q:	What vote is required to approve each proposal at the Lennar special meeting?

A:	Lennar Merger Proposal: The affirmative vote of the holders of a majority in voting power of the shares of Lennar Class A common stock and Class B common stock that are voted with regard to the proposal at the Lennar special meeting at which a quorum is present (treating abstentions as votes against), voting together as though they were a single class.

Lennar Authorized Share Proposal: The affirmative vote of both (i) the holders of a majority in voting power of the outstanding shares of Lennar Class A common stock and Class B common stock, voting together as though they were a single class, and (ii) the holders of a majority of the shares of Lennar Class A common stock that are voted with regard to the proposal at the Lennar special meeting, in each case, at which a quorum is present.

Lennar Adjournment Proposal: The affirmative vote of the holders of a majority in voting power of the shares of Lennar Class A common stock and Class B common stock that are voted with regard to the proposal, voting together as though they were a single class.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	CalAtlantic. The record date for the CalAtlantic special meeting is January 4, 2018. Only holders of record of outstanding shares of CalAtlantic’s common stock as of the close of business on the record date are entitled to notice of, and to vote at, the CalAtlantic special meeting or any adjournment or postponement of the CalAtlantic special meeting.

Lennar. The record date for the Lennar special meeting is January 4, 2018. Only holders of record of outstanding shares of Lennar’s Class A and Class B common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Lennar special meeting or any adjournment or postponement of the Lennar special meeting.

Q:	How is voting power determined?

A:	CalAtlantic. Holders of CalAtlantic common stock are entitled to one vote for each share owned as of the close of business on the CalAtlantic record date. As of the close of business on the CalAtlantic record date, there were 116,190,785 shares of CalAtlantic common stock outstanding and entitled to vote at the CalAtlantic special meeting.

Lennar. Holders of Lennar Class A common stock are entitled to one vote for each share owned as of the close of business on the Lennar record date with regard to all matters. Holders of Lennar Class B common stock are entitled to 10 votes for each share owned as of the close of business on the Lennar record date with regard to all matters as to which they are entitled to vote. As of the close of business on the Lennar record date, there were 203,952,285 shares of Lennar Class A common stock and 36,007,774 shares of Lennar Class B common stock outstanding and entitled to vote at the Lennar special meeting.

Q:	What constitutes a quorum?

A:	CalAtlantic. Stockholders who are record holders of shares representing at least a majority in voting interest of the shares of CalAtlantic common stock entitled to vote at the CalAtlantic special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the CalAtlantic special meeting. Abstentions will be included in the calculation of the number of shares of CalAtlantic common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, failures to vote and broker non-votes will not be included in the calculation of the number of shares of CalAtlantic common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Lennar. The presence in person or by proxy of holders of a majority in voting power, and not less than one-third in number, of the shares entitled to vote at the Lennar stockholders meeting will be necessary, and will constitute a quorum, for the transaction of business at that meeting. Shares that are present but abstain from voting will be treated as present for the purposes of determining whether a quorum exists, even though they will not be voted (except that they will be treated as negative votes with regard to the Lennar Merger Proposal). Any shares that are not able to be voted, such as shares held by brokers or other fiduciaries who do not receive necessary voting instructions from beneficial owners (so-called broker non-votes) will not be counted as present for purposes of the quorum determination.

Q:	How does the CalAtlantic board of directors recommend that I vote?

A:	The CalAtlantic board of directors, which we refer to as the “CalAtlantic board” or the “CalAtlantic board of directors,” unanimously recommends that CalAtlantic stockholders vote “FOR” the CalAtlantic Merger Proposal, “FOR” the CalAtlantic Merger-Related Compensation Proposal and “FOR” the CalAtlantic Adjournment Proposal, if necessary.

Q:	How does the Lennar board of directors recommend that I vote?

A:	The Lennar board of directors unanimously recommends that Lennar stockholders vote “FOR” the Lennar Merger Proposal, “FOR” the Lennar Authorized Share Proposal and “FOR” the Lennar Adjournment Proposal, if necessary.

Q:	When do Lennar and CalAtlantic expect to complete the Merger?

A:	The Merger is expected to take place in the first quarter of 2018. However, it is possible the Merger will be delayed because of conditions beyond the control of either CalAtlantic or Lennar. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84.

Q:	What will happen if the Merger is not completed?

A:

If CalAtlantic or Lennar does not receive the requisite stockholder votes or if the Merger is not completed for any other reason, CalAtlantic stockholders will not receive any merger consideration and will continue to hold shares of CalAtlantic common stock. If the merger agreement is terminated because the CalAtlantic board of directors withdraws or negatively modifies its recommendation that CalAtlantic stockholders give the approval that is necessary for the Merger to take place, or if it is terminated by CalAtlantic in order to accept what its board of directors determines to be a superior proposal that Lennar will not at least match, CalAtlantic will be required to pay Lennar a termination fee of $178.7 million. Similarly, if the merger agreement is terminated because the Lennar board of directors withdraws or negatively modifies its recommendation that Lennar stockholders give the approval or approvals that are necessary for the Merger to take place, Lennar will be required to pay CalAtlantic a termination fee of $178.7 million. If the Merger does not take place because the stockholders of either CalAtlantic or Lennar fail to give the necessary stockholder approvals, the company whose stockholders do not give the necessary stockholder approvals will have to reimburse the other company for its Merger related expenses up to $30.0 million. See “The Merger Agreement—Effect of Termination” and “—Termination Fees; Expense Reimbursement” beginning on pages 96, respectively.

Q:	What do I need to do now? Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting and submitting a cash election form, if applicable?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit a proxy or voting instructions for your shares by following the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

If you are a CalAtlantic stockholder who does not make a valid cash election, shortly after the effective time of the Merger, you will receive instructions regarding submitting your CalAtlantic shares in order to receive the Lennar Class A and Class B common stock to which you are entitled as a result of the Merger. Please do not send your CalAtlantic stock certificates with your proxy card.

Q:	How do I vote?

A:	If you are a stockholder of record of CalAtlantic as of January 4, 2018 or if you are a stockholder of record of Lennar as of January 4, 2018, you may vote by proxy before the CalAtlantic or Lennar special meeting, as applicable, in one of the following ways:

•	By Telephone: By dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

•	Via the Internet: By accessing the website specified on the proxy card and following the instructions on the proxy card; or

•	By Mail: By completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

You may also cast your vote in person at the CalAtlantic or Lennar special meeting, as applicable.

If your shares are held in “street name” through a broker or other nominee, that institution will send you separate instructions describing the procedure that you must follow in order to have your shares voted.

Q:	When and where will the special stockholders meetings be held?

A:	CalAtlantic. The CalAtlantic special meeting will be held at CalAtlantic’s primary California office at 15360 Barranca Parkway, Irvine, CA 92618, on February 12, 2018 at 9:30 a.m., Pacific time.

Lennar. The Lennar special meeting will be held at Lennar’s offices at 700 Northwest 107th Avenue, Miami, Florida 33172 on February 12, 2018 at 11:00 a.m., Eastern time.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Not unless you instruct them to do so. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker, bank or other nominee should provide you with instructions as to how to do this.

Please note that you may not vote shares held in street name by returning a proxy card directly to CalAtlantic or Lennar, as applicable, or by voting in person at the CalAtlantic special meeting or the Lennar

x

special meeting, as applicable, unless you provide a “legal proxy” from your broker, bank or other nominee that authorizes you to vote.

If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. In this joint proxy statement/prospectus, we refer to a failure of a broker or other nominee to vote shares because it did not receive a voting instruction from the beneficial owner of the shares as a “broker non-vote.” Under the current NYSE rules, brokers do not have discretionary authority to vote on any of the proposals that will be voted on at the CalAtlantic or Lennar special meeting. A broker non-vote of a share of CalAtlantic common stock will have the same effect as a vote “AGAINST” the CalAtlantic Merger Proposal; it will have no effect on the outcome of the vote on the CalAtlantic Merger-Related Compensation Proposal and the CalAtlantic Adjournment Proposal. A broker non-vote of a share of Lennar stock will have the same effect as a vote “AGAINST” the Lennar Authorized Share Proposal with respect to the combined vote of the Class A and Class B common stock; it will have no effect on the outcome of the vote on the Lennar Merger Proposal, the Lennar Authorized Share Proposal with respect to the separate vote of holders of Class A common stock, or the Lennar Adjournment Proposal.

Q:	What happens if I abstain from voting with regard to a proposal?

A:	For purposes of the CalAtlantic or Lennar special meeting, an abstention occurs when a stockholder who has not submitted a proxy attends the special meeting in person but does not vote or a stockholder returns a proxy marked with an “abstain” designation. Please note that a proxy that is signed and returned but is not marked as to how it should be voted will be voted “FOR” the proposals that are voted upon at the applicable special meeting of stockholders.

CalAtlantic. If you are a CalAtlantic stockholder and you abstain from voting, that will have the same effect as a vote “AGAINST” the CalAtlantic Merger Proposal, the CalAtlantic Merger-Related Compensation Proposal and the CalAtlantic Adjournment Proposal.

Lennar. If you are a Lennar stockholder and you abstain from voting, that will have the same effect as a vote “AGAINST” the Lennar Merger Proposal and the Lennar Authorized Share Proposal with respect to the combined vote of the Class A and Class B common stock; it will have no effect on the outcome of the vote on the Lennar Authorized Share Proposal with respect to the separate vote of holders of Lennar’s Class A common stock and no effect on the outcome of the vote on the Lennar Adjournment Proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you validly complete, sign and return your proxy card without indicating how to vote on any particular proposal, the CalAtlantic common stock or the Lennar Class A or Class B common stock represented by your proxy will be voted as recommended by the CalAtlantic board or the Lennar board, as the case may be, with respect to that proposal. That means that a signed proxy card that does not indicate how to vote will be voted “FOR” all the proposals.

Q:	May I change or revoke my proxy after I have delivered it?

A:	Yes. You may revoke or change your proxy with regard to a matter any time before the matter is voted upon at the CalAtlantic or Lennar special meeting. You can do this by:

•	sending a written notice, which is received prior to your vote being cast with regard to the matter, if the matter will be voted upon at the CalAtlantic special meeting, to CalAtlantic Group, Inc., 15360 Barranca Parkway, Irvine, California 92618, Attention: Corporate Secretary, or if the matter will be voted upon at the Lennar special meeting, to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Corporate Secretary, in each case that bears a date later than the date of the prior proxy and states that you revoke your prior proxy with regard to the specified matter (or in its entirety);

•	submitting a valid, later-dated proxy by mail, telephone or via the Internet that is received prior to your vote being cast with regard to the matter at the CalAtlantic or Lennar special meeting, as the case may be (provided that any such submission must comply with the applicable instructions, including any cut-off times for when proxies can be submitted via the Internet); or

•	attending the CalAtlantic or Lennar special meeting, as the case may be, and voting by ballot in person with regard to the matter. Your attendance at the CalAtlantic or Lennar special meeting, as the case may be, will not, by itself, revoke any proxy that you have previously given.

If you hold your shares of CalAtlantic common stock or Lennar stock through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke or change your voting instructions.

Q:	What if I hold shares of capital stock in both CalAtlantic and Lennar?

A:	If you are a stockholder of both CalAtlantic and Lennar, you will receive two separate packages of proxy materials. A vote cast as a CalAtlantic stockholder will not count as a vote cast as a Lennar stockholder, and a vote cast as a Lennar stockholder will not count as a vote cast as a CalAtlantic stockholder. Therefore, please separately submit a proxy for each of your CalAtlantic and Lennar shares.

Q:	Where can I find the voting results of the CalAtlantic or Lennar special meeting?

A:	The preliminary voting results will be announced at each of the CalAtlantic special meeting and Lennar special meeting. In addition, within four business days after the date of the special meeting, each of CalAtlantic and Lennar intends to report the final voting results in a Current Report on Form 8-K filed with the SEC.

Q:	What happens if I sell my shares of CalAtlantic common stock or Lennar stock after the record date but before the CalAtlantic or Lennar special meeting, as the case may be?

A:	The record date for the CalAtlantic special meeting is earlier than the date of the CalAtlantic special meeting and the record date for the Lennar special meeting is earlier than the date of the Lennar special meeting, and, in each case, earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your shares of CalAtlantic common stock or Lennar stock after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at that special meeting. However, if you are a CalAtlantic stockholder, you will not have the right to receive the merger consideration to be received by CalAtlantic stockholders in the Merger. In order to receive the merger consideration, you must hold your shares of CalAtlantic common stock at the time of the completion of the Merger.

Q:	What does it mean if I receive more than one proxy card or vote instruction card?

A:	Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with CalAtlantic’s or Lennar’s transfer agent or with a brokerage firm, bank or other nominee. If you vote by mail, you will need to sign and return all the proxy cards or vote instruction cards to cause all of your shares of CalAtlantic common stock or Lennar Class A or Class B common stock, as applicable, to be voted. Each proxy card or vote instruction card relates to a distinct number of shares of CalAtlantic common stock or Lennar Class A or Class B common stock, and it is the only means by which those particular shares of CalAtlantic stock or Lennar stock can be voted by mail.

Q:	What are the tax consequences of the Merger?

A:	The Merger is intended to qualify as a reorganization pursuant to section 368(a) of the Code and, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, CalAtlantic has received an opinion from tax counsel concluding that it will so qualify. Based on that opinion, in the Merger, a CalAtlantic stockholder generally:

•	will not recognize gain or loss as a result of receiving solely Lennar common stock as merger consideration;

•	will recognize gain (but not loss) as a result of receiving partly cash and partly Lennar common stock with respect to the holder’s CalAtlantic common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of any cash received with respect to that stock (other than any cash received in lieu of a fractional share of Lennar common stock);

•	will recognize gain or loss as a result of receiving cash with respect to all the holder’s CalAtlantic common stock in an amount equal to the difference between the holder’s basis in the CalAtlantic common stock and the total amount of cash received as a result of the Merger; and

•	will recognize gain (or loss) to the extent any cash received in lieu of a fractional share of Lennar common stock exceeds (or is less than) the basis of the fractional share.

Tax matters are very complicated, and the tax consequences of the Merger to a particular CalAtlantic stockholder will depend on that stockholder’s circumstances. Accordingly, CalAtlantic and Lennar urge you to consult your tax advisor regarding the tax consequences of the Merger to you, including the applicability and effect of U.S. federal, state, local, and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see “Certain U.S. Federal Income Tax Considerations” beginning on page 75.

Q:	Am I entitled to dissenter or appraisal rights?

A:	No. Appraisal rights are statutory rights that, if applicable, enable stockholders to dissent from an extraordinary transaction, such as a merger, and demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration being paid or issued in connection with that extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the General Corporation Law of the State of Delaware, which we refer to as the “DGCL.” In the Merger, because CalAtlantic stockholders are not required to accept in the Merger any consideration in exchange for their shares of CalAtlantic common stock other than Lennar Class A common stock and Class B common stock, both of which are listed on the NYSE, and cash in lieu of fractional shares (if applicable), holders of CalAtlantic common stock will not be entitled to appraisal rights in connection with the Merger with respect to their shares of CalAtlantic common stock. For a more detailed description of the relevant provisions of the DGCL, see the section entitled “The Merger—No Appraisal Rights” beginning on page 68.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the Merger or the other matters to be voted upon at the CalAtlantic or Lennar special meeting, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Georgeson LLC, CalAtlantic’s proxy solicitor, toll-free at (877) 507-1756, if you are a CalAtlantic stockholder, or MacKenzie Partners, Inc., Lennar’s proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500), if you are a Lennar stockholder.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Lennar and CalAtlantic urge you to read this joint proxy statement/prospectus carefully in its entirety, including the annexes. Additionally, important information, which Lennar and CalAtlantic also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133. Unless the context indicates otherwise, all references in this joint proxy statement/prospectus to Lennar are to Lennar Corporation and its subsidiaries, all references to CalAtlantic are to CalAtlantic Group, Inc. and its subsidiaries, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of October 29, 2017, by and among Lennar Corporation, Cheetah Cub Group Corp. and CalAtlantic Group, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Information About Lennar (See Page 100)

Lennar is one of the nation’s largest homebuilders, a provider of real estate related financial services, a commercial real estate investment, investment management and finance company through its Rialto segment and a developer of multifamily rental properties in select U.S. markets primarily through the participation of its Multifamily segment in joint ventures and other unconsolidated entities.

Lennar’s homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which it has investments. Lennar conducts its homebuilding activities in various states, with its largest homebuilding operations being in Florida, Texas and California. During the nine months ended August 31, 2017, Lennar delivered 20,761 homes and recorded total revenues from sales of those homes of $7.74 billion.

Lennar also provides mortgage financing, title insurance and closing services for both buyers of its homes and others, and it has a real estate brokerage business in Florida. Substantially all of the residential mortgage loans that Lennar originates are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis. After the loans are sold, Lennar retains potential liability for possible claims by purchasers that it breached limited industry-standard representations and warranties in the loan sale agreements. Lennar’s financial services segment operates in almost all the states in which Lennar conducts homebuilding operations, as well as in other states.

Lennar’s Rialto segment engages in commercial real estate investment, investment management, and mortgage finance. Rialto’s primary focuses are managing third-party capital and originating commercial mortgage loans and selling them into securitizations. It also has invested its own capital in mortgage loans, properties and real estate related securities. Rialto currently is the sponsor of, manages and has investments in six investment funds that invest in real estate related assets.

Lennar’s Multifamily segment is actively involved, primarily through joint ventures and other unconsolidated entities, in the development, construction and property management of multifamily rental properties. It is focused on developing a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets.

Lennar also owns a substantial minority interest in Five Point Holdings, LLC and its subsidiary, Five Point Operating Company, LLC, which are engaged in three major master planned mixed use developments in California.

Lennar’s principal offices are located at 700 Northwest 107th Avenue, Miami, Florida 33172. Its principal telephone number at that address is (305) 559-4000.

Lennar has two classes of common stock, Class A common stock and Class B common stock. Both classes are listed on the NYSE, with the symbols LEN and LEN.B, respectively. The two classes are substantially identical in all respects, except that the holders of the Class A common stock, which we refer to as the “Lennar Class A stockholders,” are entitled to one vote per share and the holders of the Class B common stock, which we refer to as the “Lennar Class B stockholders,” and together with the Lennar Class A stockholders, the “Lennar stockholders,” are entitled to 10 votes per share. The trading price of the Class A common stock usually is higher than the trading price of the Class B common stock. Based on the outstanding shares of Lennar and CalAtlantic stock on January 4, 2018, the Lennar shares that are issued to CalAtlantic stockholders in the Merger will constitute approximately 26% of the Lennar shares of both classes that will be outstanding immediately following the Merger.

Information About CalAtlantic (See Page 103)

CalAtlantic Group, Inc., a Delaware corporation, is headquartered in Arlington, Virginia. CalAtlantic builds homes across the homebuilding spectrum, from entry level to luxury, in over 40 metropolitan statistical areas spanning 17 states. Also providing mortgage, title and escrow services, CalAtlantic is focused on providing an exceptional end-to-end home buying experience for its customers.

CalAtlantic’s executive offices are located at 1100 Wilson Boulevard, #2100, Arlington, Virginia 22209 and its telephone number is (240) 532-3806. Shares of CalAtlantic common stock are listed on the NYSE and trade under the symbol “CAA.”

This joint proxy statement/prospectus incorporates important business and financial information about CalAtlantic from other documents that are incorporated by reference; see the section entitled “Where You Can Find More Information” beginning on page 133.

Information About Merger Sub (See Page 105)

Cheetah Cub Group Corp., a wholly-owned subsidiary of Lennar, is a Delaware corporation formed for the purpose of being a party to the Merger. In the Merger, CalAtlantic will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and continuing to be a wholly-owned subsidiary of Lennar. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Merger (See Page 38)

Subject to the terms and conditions in the merger agreement, in the Merger, CalAtlantic will be merged with and into Merger Sub, which is the entity that will survive the Merger and will succeed to all the assets and liabilities, and all the rights and privileges, of CalAtlantic, will be renamed “CalAtlantic Group, Inc.” as a result of the Merger.

Terms of the Merger; Exchange and Payment Procedures (See Page 79, 80)

In the Merger, each share of CalAtlantic common stock that is issued and outstanding immediately prior to the effective time of the Merger (other than shares of CalAtlantic common stock held in the treasury of CalAtlantic or held by any direct or indirect wholly-owned subsidiary of CalAtlantic, and shares of CalAtlantic common stock held by Lennar or Merger Sub, immediately prior to the effective time of the Merger) will automatically be converted into the right to receive 0.885 shares of Class A common stock of Lennar and 0.0177 shares of Class B common stock of Lennar. CalAtlantic stockholders will have the option to elect to receive $48.26 per share in cash, without interest, for each share of CalAtlantic common stock in lieu of receiving Lennar

Class A and Class B common stock, subject to a maximum cash amount described below under “—Cash Election.” Any shares of CalAtlantic common stock owned directly or indirectly by CalAtlantic, Lennar or Merger Sub immediately prior to the effective time of the Merger (other than those held in a fiduciary capacity) will be cancelled and the holders of those shares will receive no merger consideration. No fractional shares of Lennar common stock will be issued in connection with the Merger. CalAtlantic stockholders will receive, in lieu of fractional shares of Lennar common stock, cash equal to the applicable fraction of the market value of a full share of the applicable Lennar common stock (based on the last sale price reported on the NYSE) on the last trading day before the date on which the Merger is effective. For a more complete description of the merger consideration, see “The Merger Agreement—Terms of the Merger” beginning on page 79.

Promptly after the effective time of the Merger (but in no event later than two business days after the date on which the effective time occurs), the distribution agent appointed by Lennar will mail or arrange for the electronic delivery to CalAtlantic stockholders of a letter of transmittal and instructions for use in effecting the surrender of CalAtlantic common stock (including stock certificates with regard to any stock held in certificated form) in order to receive Lennar stock as a result of the Merger. Not more than two business days after the date on which the effective time of the Merger occurs, Lennar will deliver the cash consideration to the distribution agent, and the distribution agent will promptly thereafter distribute the cash consideration to the holders of CalAtlantic common stock entitled to receive the cash consideration.

Cash Election (See Page 83)

Each person who is a record owner of CalAtlantic common stock at any time between the date of this joint proxy statement/prospectus and the fifth business day before the scheduled date of the CalAtlantic stockholders meeting will have the option to elect to receive $48.26 per CalAtlantic share in cash instead of Lennar Class A and Class B common stock with regard to some or all of the person’s CalAtlantic common stock. The number of CalAtlantic shares with regard to which Lennar will pay cash to a CalAtlantic stockholder who makes a cash election will be subject to proration to the extent the total amount of cash that Lennar would have to pay for all the CalAtlantic shares that are the subject of cash elections would exceed $1,162,250,000 (i.e., to the extent cash elections are made with regard to more than 24,083,091 shares of CalAtlantic’s common stock). MP CA Homes has agreed that if CalAtlantic stockholders (which may include MP CA Homes) do not elect to receive cash consideration with respect to the maximum number of shares as to which Lennar has agreed to pay cash, MP CA Homes will be deemed to have made a cash election with regard to the number of its CalAtlantic shares that would cause cash elections to be made with regard to that maximum number of CalAtlantic shares. For a more complete description of the MP CA Homes voting and cash election agreement, see “The MP CA Homes Voting and Cash Election Agreement—Provision Relating to Cash Election” beginning on page 99.

Lennar will cause the distribution agent to transmit a cash election form to each holder of record of CalAtlantic common stock as of the most recent practicable date prior to such mailing which will enable a record holder to specify the number of shares of CalAtlantic common stock, if any, as to which the record holder elects to exercise the cash election option. In order to properly exercise the cash election option, a record holder of CalAtlantic common stock must timely return a completed and signed cash election form, together with the stock certificate evidencing the shares of CalAtlantic common stock as to which the cash election option is being exercised or an agent’s message stating that such shares of common stock have been transferred by book entry transfer to an account established by the distribution agent. YOU WILL NOT BE ENTITLED TO PARTICIPATE IN THE CASH ELECTION UNLESS YOU PROPERLY COMPLETE AND RETURN, AND DO NOT WITHDRAW, A CASH ELECTION FORM IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE MERGER AGREEMENT AND IN THE CASH ELECTION FORM. YOU WILL RECEIVE LENNAR COMMON STOCK AS MERGER CONSIDERATION WITH RESPECT TO EACH SHARE OF CALATLANTIC STOCK FOR WHICH YOU DO NOT MAKE A VALID CASH ELECTION. A HOLDER OF SHARES OF CALATLANTIC COMMON STOCK WILL HAVE THE RIGHT TO CHANGE OR

WITHDRAW A CASH ELECTION AT ANY TIME BEFORE THE ELECTION DEADLINE, BUT NOT AFTER THE ELECTION DEADLINE, IN ACCORDANCE WITH PROCEDURES SET FORTH IN THE CASH ELECTION FORM. IF THE MERGER AGREEMENT IS TERMINATED WITHOUT THE MERGER TAKING PLACE, ALL CASH ELECTIONS WILL AUTOMATICALLY BE DEEMED REVOKED.

Financing Related to the Merger (See Page 83)

Although the Merger is not conditioned upon Lennar having received any financing, in anticipation of the payments Lennar will be making as a result of exercises of the cash election option, Lennar sold $300 million of 2.95% Senior Notes due 2020 and $900 million of 4.75% Senior Notes due 2027, in a private offering, which we refer to as the “Senior Notes Offering” that closed on November 29, 2017. Lennar intends to use the net proceeds from the Senior Notes Offering to fund the cash consideration payable to CalAtlantic stockholders who elect to receive cash in the Merger, to pay expenses related to the Merger and for general corporate purposes.

Treatment of CalAtlantic Equity Awards (See Page 81)

Treatment of Stock Options

At the effective time of the Merger, each outstanding option to purchase shares of CalAtlantic common stock will automatically convert into an option to acquire Lennar Class A and Class B common stock on the same terms and conditions as were applicable under such CalAtlantic option immediately prior to the consummation of the Merger as follows (i) the number of shares of CalAtlantic common stock to which the option related immediately prior to the effective time will be multiplied by (ii) 0.885 (rounded down, if necessary, to the nearest whole share of Lennar Class A common stock), plus one share of Lennar Class B common stock for each 50 shares of Class A common stock, subject to the terms of the option (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant CalAtlantic equity plans or applicable award agreement by reason of the transactions contemplated by the merger agreement). The exercise price of each outstanding option will be based on the exercise price of the CalAtlantic option per share of CalAtlantic common stock as of immediately prior to the effective time of the Merger, the exchange ratio of 0.885 shares of Lennar Class A common stock for each share of CalAtlantic common stock and equitable and proportionate adjustments taking into account a November 2017 Lennar Class B stock dividend. At or prior to the effective time of the Merger, Lennar will file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Lennar common stock subject to such options, and it will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

If the employment of a holder of a CalAtlantic stock option is terminated, other than for “cause,” on or prior to first anniversary of the effective time of the Merger, any assumed and outstanding stock options held by such individual will become fully vested upon such termination of employment.

Treatment of Restricted Stock Units and Performance Share Units.

At the effective time of the Merger, each time-based or performance-based restricted stock unit, or RSU, award granted under any of the CalAtlantic equity plans that is outstanding immediately prior to the effective time of the Merger will be converted into a right to receive shares of Lennar common stock, on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant CalAtlantic equity plans or applicable award agreement by reason of the transactions contemplated by the merger agreement) as were applicable under such RSUs as of immediately prior to the consummation of the Merger. The number of shares subject to the RSU will be equal to (i) the number of shares of CalAtlantic common stock subject to the restricted stock immediately prior to the effective time of the Merger multiplied by (ii) 0.885 (rounded down if necessary), plus one share of Lennar Class B common stock for each 50 shares of Class A common stock, subject to possible adjustment as provided in the merger agreement. All performance-based vesting criteria to which any outstanding CalAtlantic RSUs are subject for which the performance period is not completed as of the effective time of the Merger will be deemed achieved at the target performance level. At or prior to the effective time of the Merger, Lennar will file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Lennar common stock subject to such RSUs and performance share units, or PSUs, and it will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such RSUs remain outstanding.

If the employment of a holder of a CalAtlantic RSU is terminated, other than for “cause,” on or prior to first anniversary of the effective time, any assumed and outstanding RSUs held by such individual will become fully vested upon such termination of employment.

Treatment of Stock Appreciation Rights.

At the effective time of the Merger, each stock appreciation right, or SAR, based on shares of CalAtlantic common stock that is outstanding immediately prior to the effective time will automatically convert into a right based on the shares of Lennar Class A and Class B common stock, on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant CalAtlantic equity plans or applicable award agreement by reason of the transactions contemplated by the merger agreement) as were applicable as of immediately prior to the effective time, subject to adjustment as provided in the merger agreement. Each SAR will convert into (i) the number of shares of CalAtlantic common stock to which the SAR related immediately prior to the effective time multiplied by (ii) 0.885 (rounded down, if necessary, to the nearest whole share of Lennar Class A common stock), plus one share of Lennar Class B common stock for each 50 shares of Class A common stock. The exercise price of each outstanding SAR will be based on the exercise price per share of CalAtlantic common stock as of immediately prior to the effective time of the Merger, the exchange ratio of 0.885 shares of Lennar Class A common stock for each share of CalAtlantic common stock, and equitable and proportionate adjustments taking into account the Class B dividend. If the holders of SARs are entitled to receive shares of Lennar Class A common stock on exercise of the SARs, at or prior to the effective time of the Merger, Lennar will file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Lennar common stock subject to such SARs, and it will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the SARs remain outstanding.

If the employment of a holder of a CalAtlantic SAR is terminated, other than for “cause,” on or prior to first anniversary of the effective time of the Merger, any assumed and outstanding SARs held by such individual will become fully vested upon such termination of employment.

For a more complete discussion of the treatment of CalAtlantic equity-based awards, see “The Merger Agreement—Treatment of Equity Awards” beginning on page 81. For further discussion of the treatment of CalAtlantic equity-based awards held by certain CalAtlantic directors and executive officers, see “The Merger—Interests of CalAtlantic Directors and Executive Officers in the Merger” beginning on page 68.

Treatment of CalAtlantic Convertible Debt (See Page 81)

Upon conversion of CalAtlantic convertible debt after the Merger, the holder will be entitled to receive with regard to each share of CalAtlantic common stock the holder would have received if the conversion had taken place immediately before the effective time of the Merger, the same consideration per share that is received by CalAtlantic stockholders who elect to receive cash, which may be wholly or primarily cash of $48.26 per share.

However, Lennar intends to offer holders of CalAtlantic convertible debt for a limited period of time after the Merger takes place the option of electing to receive on conversion the same combination of Lennar Class A and Class B common stock and cash that is received in total by all holders of CalAtlantic stock. Based on the CalAtlantic common stock that was outstanding on January 4, 2018, this would be approximately 79% Lennar Class A and Class B common stock and 21% cash.

Board of Directors and Executive Officers After Completion of the Merger (See Page 67)

Upon completion of the Merger, the current members of the Lennar board of directors will continue to be directors of Lennar. They are Irving Bolotin, Steven L. Gerard, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Sidney Lapidus, Teri McClure, Stuart Miller, Armando Olivera, Donna Shalala and Jeffrey Sonnenfeld. Lennar has agreed that immediately following the effective time of the Merger, Scott Stowell, who currently is the Executive Chairman of CalAtlantic’s board of directors, will be elected to serve on the Lennar board of directors, assuming Mr. Stowell is able to serve.

For more information about the directors and executive officers of Lennar after the Merger, see “The Merger—Board of Directors and Executive Officers After Completion of the Merger” beginning on page 67.

CalAtlantic Board Recommendation and Its Reasons for the Merger (See Page 54)

After careful consideration, the CalAtlantic board of directors recommends that CalAtlantic stockholders vote “FOR” each proposal being submitted to a vote of CalAtlantic stockholders at the CalAtlantic special meeting.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the CalAtlantic board of directors considered a number of factors. For a more complete discussion of these factors, see “The Merger—CalAtlantic Board Recommendation and Its Reasons for the Merger” beginning on page 54.

Opinion of CalAtlantic’s Financial Advisor (See Page 57)

CalAtlantic retained J.P. Morgan Securities LLC, which we refer to as “J.P. Morgan,” to act as financial advisor to the CalAtlantic board of directors in connection with the proposed Merger. At the meeting of the CalAtlantic board of directors on October 29, 2017, J.P. Morgan rendered its oral opinion to the CalAtlantic board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the holders of the CalAtlantic common stock in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed this oral opinion by delivering its written opinion to the CalAtlantic board of directors, dated October 29, 2017.

The full text of the written opinion of J.P. Morgan dated October 29, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. CalAtlantic stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the CalAtlantic board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. The opinion does not constitute a recommendation to any stockholder of CalAtlantic as to how such stockholder should vote with respect to the proposed Merger or any other matter. For a description of the opinion that the CalAtlantic board of directors received from J.P. Morgan, see “The Merger—Opinion of CalAtlantic’s Financial Advisor” beginning on page 57 of this joint proxy statement/prospectus.

Interests of CalAtlantic Directors and Executive Officers in the Merger (See Page 68)

Directors and executive officers of CalAtlantic have certain interests in the Merger that may be different from or in addition to the general interests of CalAtlantic stockholders. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to their severance and change in control agreements, certain retention bonuses if they remain employed by CalAtlantic at the effective time of the Merger (subject to limited exceptions), and rights to ongoing indemnification and insurance coverage. The CalAtlantic board of directors was aware of and considered those interests, among other matters, in reaching its decision to (i) approve the Merger and the other transactions contemplated by the merger agreement, (ii) adopt, approve and declare advisable the merger agreement, and (iii) resolve to recommend the adoption of the merger agreement to CalAtlantic stockholders. See the section entitled “Interests of CalAtlantic’s Directors and Executive Officers in the Mergers” for a more detailed description of these interests.

At the close of business on January 4, 2018 (the record date for determining the CalAtlantic stockholders who are entitled to vote at the meeting), the number of outstanding CalAtlantic shares entitled to vote held by CalAtlantic’s directors, executive officers and their affiliates was 30,586,507 shares (including the shares held by MP CA Homes), which represented approximately 26.2% of the total voting power of the shares of CalAtlantic common stock outstanding on that date. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding CalAtlantic shares entitled to vote thereon.

Voting Agreements (See Pages 98 and 99)

MP CA Homes, which owns approximately 24.3% of the outstanding CalAtlantic common stock, has agreed to vote all those shares in favor of adopting the merger agreement and approving any other Merger-related matters presented for a vote of the CalAtlantic stockholders. MP CA Homes has also agreed to vote those shares, and any other shares of CalAtlantic common stock that MP CA Homes owns or has the power to vote, against any transaction that would prevent or materially delay the Merger or deprive Merger Sub or Lennar of the material benefits of the Merger.

Stuart Miller, certain entities owned by trusts of which Mr. Miller and members of his family are the beneficiaries, which entities and trusts are referred to as the “Miller entities” and which collectively own Lennar stock that entitles them to cast approximately 39.0% of the votes that can be cast by all the Lennar stockholders (but only 0.73% of the votes that can be cast by holders of Class A common stock voting as a separate class), have agreed to vote all the shares of Lennar stock that they own or have the power to vote in favor of both of the Merger-related proposals that will be presented to the Lennar stockholders. Mr. Miller and the Miller entities have also agreed to vote those shares against any transaction that would prevent or materially delay the Merger.

If the Lennar board of directors changes its recommendation that Lennar’s stockholders vote in favor of the two Merger-related proposals, Mr. Miller and the Miller entities will be required to vote all of their shares of Class A common stock, but will only be required to vote shares of Class B common stock representing 30% of the outstanding Class B common stock (and, therefore, approximately 19.2% in voting power of the Class A and Class B common stock voting together), in favor of the proposals. They will be free to vote the remainder of the shares in their discretion.

Certain U.S. Federal Income Tax Considerations (See Page 75)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, CalAtlantic’s tax counsel, Gibson, Dunn & Crutcher LLP, which we refer to as Gibson Dunn, has rendered its tax opinion to CalAtlantic. It is the opinion of Gibson Dunn that subject to the qualifications and assumptions described in the section captioned “Certain U.S. Federal Income Tax Considerations” below, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based on that opinion, in the Merger, a CalAtlantic stockholder generally:

•	will not recognize gain or loss as a result of receiving solely Lennar common stock as Merger consideration;

•	will recognize gain (but not loss) as a result of receiving partly cash and partly Lennar common stock with respect to the holder’s CalAtlantic common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of any cash received with respect to that stock (other than any cash received in lieu of a fractional share of Lennar common stock);

•	will recognize gain or loss as a result of receiving solely cash with respect to all the holder’s CalAtlantic common stock in an amount equal to the difference between the holder’s basis in the CalAtlantic common stock and the total amount of cash received as a result of the Merger; and

•	will recognize gain (or loss) to the extent any cash received in lieu of a fractional share of Lennar common stock exceeds (or is less than) the basis of the fractional share.

Accounting Treatment of the Merger (See Page 67)

The Merger will be accounted for as an acquisition of CalAtlantic by Lennar under the acquisition method of accounting according to U.S. generally accepted accounting principles, which we refer to as “GAAP.”

For a more complete description of the accounting treatment of the Merger, see “The Merger—Accounting Treatment of the Merger” beginning on page 67.

No Appraisal Rights (See Page 68)

Appraisal rights are statutory rights that, if applicable, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration being paid or issued to stockholders in connection with the extraordinary transaction. Under the DGCL, neither CalAtlantic stockholders nor Lennar stockholders will have appraisal or dissenters’ rights as a result of the Merger.

Regulatory Approvals Required for the Merger (See Page 67)

Lennar and CalAtlantic have determined that no authorizations, approvals or consents from regulatory authorities are required to enable them to complete the Merger. For a more complete discussion of regulatory matters relating to the Merger, see “The Merger—Regulatory Approvals Required for the Merger beginning on page 67.

Conditions to Completion of the Merger (See Page 84)

The parties expect to complete the Merger after all of the conditions in the merger agreement are satisfied or waived, including the receipt of stockholder approvals by CalAtlantic at the CalAtlantic special meeting and Lennar at the Lennar special meeting. However, it is possible that factors outside of either company’s control could prevent them from completing the Merger until a later time or not to complete the Merger at all.

The obligations of one or both of CalAtlantic and Lennar to consummate the Merger are conditioned upon the satisfaction (or waiver by the affected party) at or prior to the closing of the Merger of specified conditions, including the following:

•	the representations and warranties of the other party or parties are true and correct in all material respects on the closing date (with specified exceptions);

•	the other party will have fulfilled in all material respects all of its obligations under the merger agreement;

•	since the date of the merger agreement, nothing will have occurred, and no condition will have come into being, that has had or is reasonably expected to have a material adverse effect on the other party or parties (or on the surviving company after the Merger);

•	the CalAtlantic Merger Proposal is approved by the holders of a majority of the outstanding shares of CalAtlantic common stock;

•	the Lennar Merger Proposal is approved by the affirmative vote of the holders of a majority in voting power of the shares of Lennar Class A common stock and Class B common stock that are voted (treating abstentions as votes against), voting together as though they were a single class;

•	if approval of the Lennar Authorized Share Proposal is necessary to enable Lennar to issue all the shares of Class A common stock it will be required to issue as a result of the Merger (which approval will probably not be necessary), the Lennar Authorized Share Proposal is approved by the affirmative vote of (i) the holders of a majority in voting power of the outstanding shares of Lennar Class A and Class B common stock, voting together as though they were a single class, and (ii) a majority of the shares of Lennar Class A common stock that are voted with regard to the proposal;

•	no order of any court or other governmental authority will be in force that invalidates the merger agreement or restrains CalAtlantic, Lennar or Merger Sub from completing the Merger;

•	the registration statement of which this joint proxy statement/prospectus is a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened in writing by the SEC;

•	the shares of Lennar stock deliverable to CalAtlantic stockholders in the Merger will have been approved for listing on the NYSE; and

•	CalAtlantic will have received an opinion of its counsel, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

The conditions set forth in the merger agreement may be waived by Lennar or CalAtlantic, subject to applicable law and the agreement of the other party in certain circumstances. If approval of the Lennar Authorized Share Proposal is not required in order for Lennar to be able to issue all the shares it will be required to issue as a result of the Merger, including shares it may be required to issue as a result of conversions of CalAtlantic convertible debt and exercises of CalAtlantic options, restricted stock units and stock appreciation rights, Lennar will complete the Merger even if the Lennar Authorized Share Proposal is not approved. For a more complete discussion of the conditions to the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84.

No Solicitation; Notice of Proposals (See Page 90)

Subject to certain exceptions discussed below, CalAtlantic is required to:

•	terminate all ongoing discussions with third parties regarding alternative acquisition proposals or otherwise regarding possible acquisition transactions; and

•	not authorize or approve and to use its reasonable best efforts so that none of its subsidiaries’ officers, directors, employees, agents or other representatives will initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) any alternative acquisition proposal or any inquiry, proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving CalAtlantic, or (ii) any purchase of or tender or exchange offer for all or any significant portion of CalAtlantic’s equity securities, or (iii) any purchase of all or, except in the ordinary course of business, a significant portion of the assets of CalAtlantic and its subsidiaries on a consolidated basis.

Notwithstanding the above, in connection with any inquiry, proposal or offer with respect to a possible acquisition transaction that CalAtlantic receives despite complying in all material respects with the obligations listed immediately above, CalAtlantic, its subsidiaries and their respective representatives may:

•	interact with a potential acquiror solely to clarify the terms and conditions of any alternative acquisition proposal that the potential acquiror has made; and

•	furnish non-public information (after receipt of an appropriate confidentiality agreement) to, and enter into discussions and negotiations with, a potential acquiror in response to an alternative acquisition proposal which (i) CalAtlantic receives despite complying in all material respects with the prohibition against solicitation of proposals, and (ii) the CalAtlantic board of directors determines in good faith, after consultation with its independent financial advisor, constitutes or would be reasonably expected to be or result in a transaction that would be more favorable to the CalAtlantic stockholders than the Merger.

A “superior proposal” means an alternative acquisition proposal, which (v) is not subject to the outcome of due diligence or any other form of investigation, (w) is not subject to a financing contingency, (x) is from a potential acquiror which the CalAtlantic board reasonably determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction, (y) is not reasonably likely to be the subject of regulatory concerns that could prevent or materially delay completion of the transaction, and (z) the CalAtlantic board determines in good faith after consultation with its independent financial advisor, and taking account of, among other things, the value of the synergy benefits resulting from the proposed transaction with Lennar, to be more favorable to the CalAtlantic’s stockholders than the proposed transaction with Lennar.

If at any time, CalAtlantic receives an alternative acquisition proposal, request for non-public information in connection with such a proposal or an indication that a prospective acquiror intends to make such a proposal, then within two business days, CalAtlantic must inform Lennar of the proposal, request or indication, provide the identity of the third party from which the proposal, request or indication was received, and provide a reasonably detailed description of the material terms of the proposal, request or indication. Further, CalAtlantic must thereafter promptly provide Lennar with any additional material information CalAtlantic obtains regarding such proposal, request, indication or notification, and otherwise keep Lennar reasonably informed as to the status of the alternative acquisition proposal.

Termination of the Merger Agreement (See Page 94)

The merger agreement may be terminated prior to the effective time of the Merger, whether before or after approval of the Merger proposal by CalAtlantic stockholders, Lennar stockholders, or both (except as otherwise provided below), by the mutual written consent of CalAtlantic or Lennar, or by one or both of CalAtlantic and Lennar as follows:

by either CalAtlantic or Lennar (provided that such party is not in breach or such party’s breach is not the primary cause of such condition, as applicable):

•	if the closing date does not occur on or before May 31, 2018; provided, however, that if the closing does not occur on or before such date because of an order of a court or other governmental authority invalidating the merger agreement or restraining a party from completing the Merger, either CalAtlantic or Lennar may extend the outside date by three additional months until August 31, 2018 (we refer to such date, including if extended, as the “outside date”);

•	if (i) any law is in effect that would make the Merger unlawful, or (ii) any order of any governmental entity is entered permanently enjoining CalAtlantic, Lennar or Merger Sub from consummating the Merger and the order has become final and non-appealable;

•	if the special meeting of CalAtlantic stockholders is held, but the CalAtlantic stockholders do not give the required stockholder approval; or

•	if the special meeting of Lennar stockholders meeting is held, but the Lennar stockholders do not give the required stockholder approval or approvals.

by CalAtlantic (provided that CalAtlantic is not in breach or CalAtlantic’s breach is not the primary cause of the condition, as applicable):

•	if either Lennar or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of certain conditions to closing, and this breach is either incurable or not cured within 30 business days after Lennar’s receipt of written notice of such breach or one business day prior to the outside date;

•	if, prior to approval of the Merger proposal by CalAtlantic stockholders, CalAtlantic receives an alternative acquisition proposal that CalAtlantic’s board of directors determines is a superior proposal, after receipt of notice from CalAtlantic, Lennar does not agree to modify the terms of the merger agreement so that the CalAtlantic board of directors determines that the alternative acquisition proposal no longer is a superior proposal, and CalAtlantic pays Lennar a termination fee;

•	if all the conditions to Lennar’s and Merger Sub’s obligations to effect the Merger have been satisfied, but Lennar and Merger Sub have failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of Lennar and Merger Sub’s obligations under the merger agreement;

•	if, prior to approval of the Lennar Merger Proposal by the Lennar stockholders, the Lennar board of directors withdraws or modifies in an adverse manner its recommendation that Lennar stockholders vote “FOR” the Lennar Merger Proposal and the Lennar Authorized Shares Proposal; or

by Lennar (provided that neither Lennar nor Merger Sub is in breach or Lennar’s or Merger Sub’s breach is not the primary cause of the condition, as applicable):

•	if CalAtlantic has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of certain conditions to closing, and this breach is either incurable or not cured within 30 business days after CalAtlantic’s receipt of written notice of the breach from Lennar or one business day prior to the outside date;

•	if all the conditions to CalAtlantic’s obligations to effect the Merger have been satisfied, but CalAtlantic has failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of CalAtlantic’s obligations under the merger agreement;

•	if, prior to approval of the Merger proposal by CalAtlantic stockholders, (i) the CalAtlantic board of directors fails to reaffirm publicly its recommendation of the Merger within ten business days after an alternative acquisition proposal is first publicly announced, if Lennar requests such a reaffirmation, (ii) any person other than Lennar and its affiliates commences a tender or exchange offer for 50% or more of the outstanding CalAtlantic common stock, and (A) the CalAtlantic board of directors or a board committee recommends that the CalAtlantic stockholders tender all or a portion of their CalAtlantic stock in response to the offer, or (B) CalAtlantic does not within ten business days after the tender or exchange offer is commenced, file with the SEC a Statement on Schedule 14D-9 which contains a recommendation that CalAtlantic stockholders not tender their CalAtlantic common stock in response to the offer; or

•	if, prior to approval of the Merger proposal by CalAtlantic stockholders the CalAtlantic board of directors withdraws or modifies in an adverse manner its recommendation that CalAtlantic stockholders vote “FOR” approval of the Merger proposal.

Effect of Termination; Termination Fees; Expense Reimbursement (See Pages 96)

If the merger agreement is validly terminated, then, with certain exceptions, the merger agreement will be null and void and none of the parties will have any further rights or obligations under it. However, termination of the merger agreement will not relieve either party of liability for any knowing and intentional breach of any of its covenants and agreements in the merger agreement before the merger agreement is terminated.

CalAtlantic will be required to pay Lennar a termination fee of $178.7 million if:

•	CalAtlantic terminates the merger agreement to enter into a superior proposal;

•	CalAtlantic or Lennar terminates the merger agreement because the Merger has not closed by the outside date, and prior to the date of termination, a company acquisition proposal shall have been submitted by a potential acquiror and not rejected or withdrawn, and CalAtlantic completes an alternative transaction within 12 months after termination of the merger agreement with such potential acquiror;

•	CalAtlantic or Lennar terminates the merger agreement because the CalAtlantic stockholders do not approve the Merger proposal, and prior to the date of the stockholder meeting, a company acquisition proposal shall have been submitted and not rejected or withdrawn by a potential acquiror, and CalAtlantic completes an alternative transaction within 12 months after termination of the merger agreement with such potential acquiror;

•	Lennar terminates the merger agreement after the CalAtlantic board of directors withdraws or negatively modifies its recommendation that CalAtlantic stockholders vote to approve the Merger;

•	Lennar terminates the merger agreement because CalAtlantic has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of designated conditions to closing not being satisfied, and this breach is either incurable or not cured within 30 business days after CalAtlantic’s receipt of written notice of the breach from Lennar or one business day prior to the outside date;

•	Lennar terminates the merger agreement because all the conditions to CalAtlantic’s obligations to effect the Merger have been satisfied, but CalAtlantic has failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of CalAtlantic’s obligations under the merger agreement; or

•	Lennar terminates the merger agreement because prior to approval of the Merger proposal by CalAtlantic stockholders, (i) the CalAtlantic board of directors fails to reaffirm publicly its recommendation of the Merger within ten business days after an alternative acquisition proposal is first publicly announced, if Lennar requests such a reaffirmation, or (ii) any person other than Parent and its affiliates commences a tender or exchange offer for 50% or more of the outstanding CalAtlantic common stock, and (A) the CalAtlantic board of directors or a board committee recommends that the CalAtlantic stockholders tender all or a portion of their CalAtlantic stock in response to the offer, or (B) CalAtlantic does not within ten business days after the tender or exchange offer is commenced, file with the SEC a Statement on Schedule 14D-9 which contains a recommendation that CalAtlantic stockholders not tender their CalAtlantic common stock in response to the offer.

Lennar will be required to pay CalAtlantic a termination fee of $178.7 million if:

•	the merger agreement is terminated because the Merger does not take place by the outside date and (i) prior to the termination Lennar had received or communicated a proposal to acquire a homebuilding company that in the preceding year had delivered at least 14,000 homes that is not rejected or withdrawn and (ii) within 12 months after the merger agreement is terminated, Lennar acquires that homebuilding company;

•	CalAtlantic terminates the merger agreement after the Lennar board of directors withdraws or negatively modifies its recommendation that Lennar stockholders vote in favor of the Lennar Merger Proposal and the Lennar Authorized Share Proposal;

•	CalAtlantic terminates the merger agreement because Lennar or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of designated conditions to closing, and this breach is either incurable or not cured within 30 business days after Lennar’s receipt of written notice of such breach or one business day prior to the outside date; or

•	CalAtlantic terminates the merger agreement because all the conditions to Lennar’s and Merger Sub’s obligations to effect the Merger have been satisfied, but Lennar and Merger Sub have failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of Lennar and Merger Sub’s obligations under the merger agreement.

If the Lennar stockholders do not give the stockholder approval or approvals that are necessary for Lennar to consummate the Merger, Lennar will have to reimburse CalAtlantic for its reasonable out-of-pocket Merger related expenses, up to $30 million. If the CalAtlantic stockholders do not give the stockholder approval that is necessary for CalAtlantic to consummate the Merger, CalAtlantic will have to reimburse Lennar for its reasonable out-of-pocket Merger related expenses, up to $30 million.

Summary of Risk Factors Related to the Merger (See Page 26)

You should carefully consider all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the Merger are described under the section “Risk Factors—Risk Factors Relating to the Merger” beginning on page 26.

•	The exchange ratio and the cash consideration are fixed and will not be adjusted in the event of any change in the stock price for either CalAtlantic or Lennar.

•	CalAtlantic stockholders who elect to receive the cash consideration may nonetheless receive a prorated portion of their merger consideration in the form of Lennar stock if the maximum cash amount is exceeded.

•	CalAtlantic and Lennar will be subject to various uncertainties and contractual restrictions, including the risk of litigation, while the Merger is pending that may cause disruption from the transaction and may make it more difficult to maintain or develop relationships with employees, suppliers or customers.

•	Lennar may have difficulty integrating the CalAtlantic business and anticipated benefits of combining CalAtlantic and Lennar may not be realized.

•	Completion of the transactions may trigger assignment, change of control or other provisions in certain agreements to which CalAtlantic is a party.

•	Failure to complete the Merger could negatively impact the stock prices and the future business and financial results of CalAtlantic and Lennar.

•	The pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of Lennar’s financial condition or results of operations following the Merger.

•	The Merger is subject to certain conditions, including conditions that may not be satisfied or completed on a timely basis, if at all.

•	Any delay in completing the Merger may reduce the benefits expected to be achieved thereunder.

•	CalAtlantic’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of CalAtlantic stockholders generally.

•	The merger agreement contains provisions that could discourage a potential competing acquiror of either CalAtlantic or Lennar.

•	The shares of Lennar common stock that may be received by CalAtlantic stockholders as a result of the Merger will have different rights from the shares of CalAtlantic common stock.

•	CalAtlantic and Lennar stockholders do not have dissenters’ or appraisal rights in the Merger.

•	The fairness opinion obtained by the board of director of CalAtlantic from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the Merger.

•	CalAtlantic and Lennar may incur substantial unexpected transaction fees and merger-related costs in connection with the Merger.

•	The market price of Lennar Class A and Class B common stock after the Merger may be affected by factors different from those affecting the shares of CalAtlantic common stock currently.

•	If the Merger does not qualify as a reorganization under Section 368(a) of the Code, CalAtlantic and the stockholders of CalAtlantic may be required to pay substantial U.S. federal income taxes.

•	Holders of CalAtlantic and Lennar common stock will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

•	The Merger and related transactions will significantly increase the ratio of Lennar’s total debt to its total capital.

•	The Merger will add a substantial amount of goodwill to Lennar’s balance sheet.

Purpose of the CalAtlantic Special Meeting; Required Vote (See Pages 106 and 107)

At the CalAtlantic special meeting, CalAtlantic stockholders will be asked to consider and vote upon:

•	the CalAtlantic Merger Proposal;

•	the CalAtlantic Merger-Related Compensation Proposal; and

•	the CalAtlantic Adjournment Proposal.

Approval of the CalAtlantic Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of the CalAtlantic common stock entitled to vote on the proposal. Approval of the CalAtlantic Merger-Related Compensation Proposal requires the affirmative vote of holders of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting in which a quorum is present and entitled to vote on the proposal, although such vote will not be binding on CalAtlantic or its board of directors or any of its committees. Approval of the CalAtlantic Adjournment Proposal requires the affirmative vote of holders of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting and entitled to vote on the proposal.

Approval of the CalAtlantic Merger Proposal is required for completion of the Merger.

Ownership of CalAtlantic Shares by CalAtlantic Directors and Executive Officers (See Page 103)

As of January 4, 2018 (the record date for determining the CalAtlantic stockholders who are entitled to vote at the special meeting), CalAtlantic directors and executive officers and their affiliates owned and were entitled to vote 30,586,507 shares of CalAtlantic common stock, or approximately 26.2% of the total voting power of the shares of CalAtlantic common stock outstanding on that date.

Purpose of the Lennar Special Meeting; Required Vote (See Page 110)

At the Lennar special meeting, Lennar stockholders will be asked to consider and vote upon:

•	the Lennar Merger Proposal;

•	the Lennar Authorized Share Proposal; and

•	the Lennar Adjournment Proposal.

Approval of the Lennar Merger Proposal requires the affirmative vote of a majority in voting power of the shares of Class A common stock and Class B common stock that are voted with regard to the proposal at the Lennar special meeting at which a quorum is present (treating abstentions as votes against), voting together as though they were a single class. The Lennar Authorized Share Proposal requires the affirmative vote of both (i) the holders of a majority in voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as though they were a single class, and (ii) the holders of a majority of the shares of Class A common stock that are voted with regard to the proposal at the Lennar special meeting at which a quorum is present. The Lennar Adjournment Proposal requires the affirmative vote of a majority in voting power of the shares of Class A common stock and Class B common stock that are voted, voting together as though they were a single class.

Approval of the Lennar Merger Proposal is required for completion of the Merger. If the number of shares of Class A common stock that Lennar is required to issue in the Merger exceeds the number of shares of Class A common stock that Lennar currently is authorized to issue (which would be the case if no CalAtlantic stockholders exercise the cash election option under the merger agreement), approval of the Lennar Authorized Share Proposal would also be required for completion of the Merger. Lennar has an agreement with MP CA Homes assuring that the cash election will be exercised with respect to the maximum number of shares as to which it can be exercised, and therefore Lennar should be able to complete the Merger even if the Lennar Authorized Share Proposal is not approved. See “The MP CA Homes Voting and Cash Election Agreement.”

The Lennar board of directors unanimously recommends that Lennar stockholders vote “FOR” all the proposals set forth above, as more fully described in the section titled “Lennar Special Meeting—Purpose of the Lennar Special Meeting” beginning on page 110.

Ownership of Lennar Shares by Lennar Directors and Executive Officers (See Page 102)

As of the record date, Lennar directors and executive officers and their affiliates owned and were entitled to vote 4,581,782 shares of Lennar Class A common stock and 22,085,396 shares of Lennar Class B common stock, which gave them approximately 2.2% of the total voting power of Lennar Class A common stock outstanding on that date, and approximately 40.0% of the total voting power of Lennar Class A and Class B Stock outstanding on that date, voting together as though they were a single class.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LENNAR

The following table sets forth selected historical consolidated financial and operating information about Lennar at or for the nine months ended August 31, 2017 and August 31, 2016, and at or for the fiscal years ended November 30, 2012 through 2016. The information presented below is based upon Lennar’s historical consolidated financial statements. The selected historical consolidated financial data of Lennar for each of the years ended November 30, 2016, 2015 and 2014 and at November 30, 2016 and 2015 have been derived from Lennar’s audited consolidated financial statements contained in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The financial data for the nine month periods ended August 31, 2017 and 2016 and at August 31, 2017 are derived from Lennar’s unaudited condensed consolidated financial statements contained in Lennar’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data for the fiscal years ended November 30, 2013 and 2012 and at November 30, 2014, 2013 and 2012 have been derived from Lennar’s audited consolidated financial statements at or for the years ended on those dates, which have not been incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data at August 31, 2016 have been derived from Lennar’s unaudited interim consolidated financial statements and related notes thereto contained in Lennar’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2016, which has not been incorporated by reference into this joint proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Lennar, and you should read the following information together with (i) Lennar’s audited consolidated financial statements and the related notes, and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2016 and (ii) Lennar’s unaudited interim consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Lennar’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2017. For more information, see “Where You Can Find More Information” beginning on page 133.

	At or for the Nine Months Ended August 31,		At or for the Years Ended November 30,
	2017	2016	2016	2015	2014	2013	2012
(Dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Homebuilding	$7,789,630	6,734,335	9,741,337	8,466,945	7,025,130	5,354,947	3,581,232
Financial services	$571,462	491,340	687,255	620,527	454,381	427,342	384,618
Rialto	$207,804	152,434	233,966	221,923	230,521	138,060	138,856
Multifamily	$291,900	195,264	287,441	164,613	69,780	14,746	426

Total revenues	$8,860,796	7,573,373	10,949,999	9,474,008	7,779,812	5,935,095	4,105,132

Operating earnings (loss):
Homebuilding (1)	$790,194	908,216	1,344,932	1,271,641	1,033,721	733,075	258,985
Financial Services	$113,448	112,267	163,617	127,795	80,138	85,786	84,782
Rialto	$(10,497)	(16,533)	(16,692)	33,595	44,079	26,128	11,569
Multifamily	$34,816	29,774	71,174	(7,171)	(10,993)	(16,988)	(5,884)
Corporate general and administrative expenses	$200,333	164,634	232,562	216,244	177,161	146,060	127,338

Earnings before income taxes	$727,628	869,090	1,330,469	1,209,616	969,784	681,941	222,114

Net earnings attributable to Lennar (2)	$500,890	598,391	911,844	802,894	638,916	479,674	679,124
Earnings per common share:
Basic	$2.13	2.74	4.13	3.87	3.12	2.48	3.58
Diluted	$2.13	2.59	3.93	3.46	2.80	2.15	3.11

Financial Position:
Total assets	$16,939,373	14,998,720	15,361,781	14,419,509	12,923,151	11,239,885	10,323,177
Debt:
Homebuilding	$5,523,765	4,920,848	4,575,977	5,025,130	4,661,266	4,165,792	3,971,348
Rialto	$617,152	576,448	622,335	771,728	617,077	437,161	569,154
Financial services	$719,727	913,040	1,077,228	858,300	704,143	374,166	457,994
Multifamily	—	—	—	—	—	13,858	—
Stockholders’ equity	$7,554,260	6,545,535	7,026,042	5,648,944	4,827,020	4,168,901	3,414,764
Total equity	$7,659,460	6,762,906	7,211,567	5,950,072	5,251,302	4,627,470	4,001,208
Shares outstanding (000s)	235,264	227,803	234,475	211,146	205,039	204,412	191,548
Stockholders’ equity per share	$32.11	28.73	29.96	26.75	23.54	20.39	17.83
Homebuilding Data (including unconsolidated entities):
Number of homes delivered	20,761	18,335	26,563	24,292	21,003	18,290	13,802
New orders	22,991	20,774	27,372	25,106	22,029	19,043	15,684
Backlog of home sales contracts	10,212	9,253	7,623	6,646	5,832	4,806	4,053
Backlog dollar value	$4,069,906	3,444,243	2,891,538	2,477,751	1,974,328	1,619,601	1,160,385

(1)	Homebuilding operating earnings for the nine months ended August 31, 2017 includes loss due to litigation totaling $140 million.
(2)	Net earnings attributable to Lennar for the year ended November 30, 2013 included $177.0 million net tax provision, which included a tax benefit of $67.1 million for a valuation allowance reversal. Net earnings attributable to Lennar for the year ended November 30, 2012 included $435.2 million of benefit for income taxes, which included a reversal of the majority of our deferred tax asset valuation allowance of $491.5 million, partially offset by a tax provision for fiscal year 2012 pre-tax earnings.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CALATLANTIC

The following statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the balance sheet data as of December 31, 2016 and 2015 have been derived from the audited consolidated financial statements of CalAtlantic contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated into this document by reference. The statement of operations data for the years ended December 31, 2013 and 2012, and the balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from the audited consolidated financial statements of CalAtlantic for such periods, which have not been incorporated into this document by reference.

The summary selected historical financial data for the nine months ended September 30, 2017 and 2016, and as of September 30, 2017, have been derived from the unaudited interim consolidated financial statements of CalAtlantic contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated into this document by reference. The summary selected historical financial data as of September 30, 2016 have been derived from the unaudited interim consolidated financial statements of CalAtlantic contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which has not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of CalAtlantic’s management, contain all adjustments necessary to present fairly CalAtlantic’s financial position and results of operations for the periods indicated.

On October 1, 2015, Standard Pacific Corp. completed its merger with The Ryland Group, Inc., with Standard Pacific Corp. continuing as the surviving corporation and changing its name to CalAtlantic Group, Inc. Because the closing of the merger occurred during the year ended December 31, 2015, the financial information and operating data below for the years ended December 31, 2014, 2013 and 2012, includes only stand-alone data for predecessor Standard Pacific Corp., and the financial information and operating data below for the year ended December 31, 2015 include Ryland’s operations only from and after October 1, 2015. In connection with the Standard Pacific/Ryland merger, CalAtlantic completed a one-for-five reverse stock split. All prior period share and per share amounts have been restated to reflect such reverse stock split. Effective December 31, 2015, CalAtlantic early adopted ASU No. 201503, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 was retrospectively applied to the financial statements and as such, homebuilding other assets and homebuilding debt for all periods presented have been adjusted accordingly. Please see Note 2.w. of the CalAtlantic consolidated financial statements for the year ended December 31, 2015, set forth in CalAtlantic’s Annual Report on Form 10-K for the year ended December 31, 2015. See the section entitled “Where You Can Find More Information” beginning on page 133.

Historical results are not necessarily indicative of the results that may be expected for any future period. This selected consolidated financial data should be read in conjunction with CalAtlantic’s Annual Report on Form 10-K for the year ended December 31, 2016 and CalAtlantic’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, including the related notes and section captioned “Management’s

Discussion and Analysis of Financial Condition and Results of Operations.” See the section entitled “Where You Can Find More Information” beginning on page 133.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015 (1)	2014	2013	2012
	(Dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Homebuilding	$4,474,656	$4,435,003	$6,388,040	$3,496,411	$2,411,178	$1,914,609	$1,236,958
Financial services	$60,394	59,524	88,695	43,702	25,320	25,734	21,769

Total revenues	$4,535,050	$4,494,527	$6,476,735	$3,540,113	$2,436,498	$1,940,343	$1,258,727

Pretax income:
Homebuilding	$408,813	$480,678	$713,502	$325,550	$340,121	$246,269	$67,645
Financial Services	$23,475	24,889	39,614	16,939	9,843	11,429	10,542

Pretax income	$432,288	$505,567	$753,116	$342,489	$349,964	$257,698	$78,187

Net income (2)	$274,966	$317,769	$484,730	$213,509	$215,865	$188,715	$531,421
Income per common share:
Basic	$2.43	$2.66	$4.09	$2.51	$2.94	$2.59	$7.59
Diluted	$2.14	$2.34	$3.60	$2.26	$2.68	$2.36	$7.21
Cash dividends declared per common share	$0.12	$0.12	$0.16	$0.04	$—	$—	$—
Balance Sheet Data:
Total assets	$9,079,034	$8,632,461	$8,709,044	$8,429,402	$4,151,639	$3,637,552	$3,087,268
Homebuilding debt	$3,822,138	$3,580,729	$3,419,787	$3,487,699	$2,113,301	$1,815,042	$1,516,212
Financial services debt	$152,786	$161,898	$247,427	$303,422	$89,413	$100,867	$92,159
Stockholders’ equity	$4,329,211	4,134,435	4,207,586	3,861,436	1,676,688	1,468,960	1,255,816
Shares outstanding (000s)	110,217	117,348	114,429	121,286	72,591	73,086	72,212
Stockholders’ equity per share (3)	$39.28	35.23	36.77	31.84	30.47	26.46	29.45
Pro forma stockholders’ equity per common share (4)	$39.28	35.23	36.77	31.84	23.10	20.10	17.39
Homebuilding Data (including unconsolidated entities):
Number of homes delivered	10,045	9,891	14,229	7,237	4,956	4,602	3,291
New orders	11,798	11,587	14,435	7,163	4,967	4,898	4,014
Backlog of home sales contracts	7,570	7,307	5,817	5,611	1,711	1,700	1,404
Backlog dollar value	$3,708,701	3,314,883	2,663,851	2,572,092	916,376	800,494	515,469

(1)	2015 full year results include Ryland’s operations since October 1, 2015. Please see Note 3 of the consolidated financial statements contained in CalAtlantic’s Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Net income for 2012 includes a $454 million income tax benefit resulting from the reversal of a portion of the deferred tax asset valuation allowance.
(3)	At December 31, 2012, common shares outstanding exclude 29.6 million common equivalent shares issued during the year ended December 31, 2008 in the form of preferred stock to MP CA Homes. On May 20, 2013, MP CA Homes converted 36,600 shares of its preferred stock into 12 million shares of Standard Pacific Corp. common stock. As a result, at December 31, 2014 and 2013, common shares outstanding exclude 17.6 million common equivalent shares issuable upon conversion of preferred shares outstanding. In addition, on October 1, 2015, MP CA Homes converted their remaining 53,565 shares of their preferred stock into 17.6 million shares of common stock in connection with CalAtlantic’s merger with The Ryland Group, Inc., and no common equivalent shares issuable upon conversion of preferred shares were outstanding at December 31, 2015 or 2016.
(4)	At December 31, 2012, pro forma common shares outstanding include 29.6 million common equivalent shares issuable upon conversion of preferred shares outstanding. As a result of the conversion of preferred shares by MP CA Homes described above, at December 31, 2014 and 2013, pro forma common shares outstanding include 17.6 million common equivalent shares issuable upon conversion of preferred shares outstanding.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following summary pro forma financial information is based on the historical financial statements of Lennar as of August 31, 2017 and CalAtlantic as of September 30, 2017 and for the nine months then ended, and for the year ended November 30, 2016 for Lennar and for the year ended December 31, 2016 for CalAtlantic, each of which is incorporated by reference into this joint proxy statement/prospectus, adjusted to give effect to the Merger and related financing as described under “The Merger—Financing Related to the Merger” and “Unaudited Pro Forma Condensed Combined Financial Statements of Lennar and CalAtlantic” included in this joint proxy statement/prospectus. This pro forma financial information is being presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the results that may be expected following the Merger.

The following table presents selected unaudited pro forma combined financial information about Lennar’s consolidated balance sheet and statements of operations, after giving effect to the Merger. The information under “Statement of Operations Data” in the following table gives effect to the Merger as if it had been consummated on December 1, 2015, the beginning of the earliest period presented. The information under “Financial Position Data” in the following table assumes the Merger was consummated on August 31, 2017. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Lennar considered the acquirer of CalAtlantic.

In addition, the unaudited pro forma combined financial information includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and may not be indicative of financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Lennar and CalAtlantic, including the related notes, filed by each of them with the SEC, and incorporated by reference into this joint proxy statement/prospectus and with the pro forma condensed combined financial statements of Lennar and CalAtlantic, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 133 and “Unaudited Pro Forma Condensed Combined Financial Statements of Lennar and CalAtlantic” beginning on page F-1. The unaudited pro forma condensed combined financial data are presented for illustrative purposes only, and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Merger been completed on the dates indicated. Accordingly this information should not be relied upon for purposes of making any investment or other decisions.

The unaudited pro forma financial statements also give effect to the Senior Notes Offering as though it had occurred as of the same date as the Merger.

Lennar’s fiscal year ends on November 30, and CalAtlantic’s fiscal year ends on December 31. As a consequence of Lennar’s and CalAtlantic’s different fiscal year ends:

•	The unaudited pro forma condensed combined balance sheet as of August 31, 2017 combines Lennar’s historical unaudited condensed consolidated balance sheet as of August 31, 2017, which was the end of Lennar’s third fiscal quarter, and CalAtlantic’s historical unaudited consolidated balance sheet as of September 30, 2017, which was the end of CalAtlantic’s third fiscal quarter.

•

The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2017 combines Lennar’s historical unaudited condensed consolidated statement of operations for the nine months ended August 31, 2017, which were the first three quarters of Lennar’s current fiscal year, and CalAtlantic’s historical unaudited consolidated statement of operations for the nine months ended September 30, 2017, which were the first three quarters of CalAtlantic’s current fiscal year.

•	The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2016 combines Lennar’s historical audited condensed consolidated statement of operations for the year ended as of November 30, 2016, which was Lennar’s most recently completed fiscal year, and CalAtlantic’s historical audited consolidated statement of operations for the year ended December 31, 2016, which was CalAtlantic’s most recently completed fiscal year.

Summary Pro Forma Condensed Combined Financial Data

	Nine Months Ended August 31, 2017	Year Ended November 30, 2016
(In thousands, except per share amounts)
Statement of Operations Data:
Revenues
Homebuilding	$12,264,286	16,129,377
Financial services	$631,856	775,950
Rialto	$207,804	233,966
Multifamily	$291,900	287,441

Total revenues	$13,395,846	17,426,734

Operating earnings (loss):
Homebuilding	$1,240,491	2,112,716
Financial services	$136,923	203,231
Rialto	$(10,497)	(16,692)
Multifamily	$34,816	71,174
Corporate general and administrative expenses	$259,017	312,144

Earnings before income taxes	$1,142,716	2,058,285

Net earnings	763,624	1,379,037
Net earnings per common share
Basic	$2.40	4.54
Diluted	$2.40	4.36
Financial Position (Period End):
Total assets	$28,369,466
Debt:
Homebuilding	$10,841,955
Financial services	$872,513
Rialto	$617,152
Multifamily	—
Stockholders’ equity	$12,695,478
Total equity	$12,814,570
Shares outstanding (000s)	325,482
Stockholders’ equity per share	$39.01
Homebuilding Data (including unconsolidated entities):
Number of homes delivered	30,806
New orders	34,789
Backlog of home sales contracts	17,782
Backlog dollar value	$7,778,607

UNAUDITED COMPARATIVE PER SHARE DATA

The following table shows Lennar’s and CalAtlantic’s per share data on a historical and pro forma combined basis. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

Except for the historical information for the year ended November 30, 2016 for Lennar and December 31, 2016 for CalAtlantic, the information in the table is unaudited.

The following comparative per share data for Lennar and for CalAtlantic is derived from the respective historical consolidated financial statements of each of them included in their respective Annual Reports on Form 10-K for the years ended November 30, 2016 and December 31, 2016, respectively, and their respective Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2017 and September 30, 2017, respectively, all of which are incorporated by reference into this joint proxy statement/prospectus. The historical book value per share is computed by dividing the total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing the total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. This information should be read together with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Statements of Lennar and CalAtlantic” beginning on page F-1 of this joint proxy statement/prospectus.

	At or for the Nine Months Ended August 31, 2017	At or for the Year Ended November 30, 2016
Lennar Corporation—Historical
Earnings per share, basic	$2.13	$4.13
Earnings per share, diluted	$2.13	$3.93
Book value per share	$32.11	$29.96

	At or for the Nine Months Ended September 30, 2017	At or for the Year Ended December 31, 2016
CalAtlantic Group, Inc.—Historical
Earnings per share, basic	$2.43	$4.09
Earnings per share, diluted	$2.14	$3.60
Book value per share	$39.28	$36.77

	At or for the Nine Months Ended August 31, 2017	At or for the Year Ended November 30, 2016
Lennar Corporation — Unaudited Pro Forma Combined (1)
Earnings per share, basic	$2.40	$4.54
Earnings per share, diluted	$2.40	$4.36
Book value per share	$39.01	N/A

	At or for the Nine Months Ended September 30, 2017	At or for the Year Ended December 31, 2016
CalAtlantic Group, Inc.—Unaudited Pro Forma Equivalent Per Share Data (2)
Earnings per share, basic	$2.13	$4.02
Earnings per share, diluted	$2.13	$3.86
Book value per share	$34.52	N/A

(1)	Pro forma earnings per share on a pro forma basis reflects the effect of the additional shares of common stock outstanding as a result of the Merger.
(2)	Unaudited pro forma equivalent per share information is computed by multiplying the Lennar unaudited pro forma combined amounts by the exchange ratio (0.885 shares of Lennar Class A common stock for each share of CalAtlantic common stock) so that the per share amounts are equated to the respective values for one share of CalAtlantic common stock.

MARKET PRICES AND DIVIDENDS

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of CalAtlantic common stock, which trades on the NYSE under the symbol “CAA,” and Lennar Class A and Class B common stock, which trade on the NYSE under the symbol “LEN and “LEN.B,” respectively, as well as the quarterly cash dividends declared per share for the periods indicated. The stock prices prior to November 9, 2017 have not been adjusted for the Lennar Class B stock dividend distributed November 27, 2017.

	CalAtlantic Common Stock
	High	Low	Dividend
Year Ended December 31, 2015
First Quarter	$45.70	$32.60	—
Second Quarter	$45.95	$38.95	—
Third Quarter	$46.75	$38.95	—
Fourth Quarter	$43.24	$36.23	$0.04
Year Ended December 31, 2016
First Quarter	$37.51	$26.97	$0.04
Second Quarter	$38.41	$30.89	$0.04
Third Quarter	$40.94	$32.86	$0.04
Fourth Quarter	$43.24	$30.18	$0.04
Year Ended December 31, 2017
First Quarter	$38.37	$32.47	$0.04
Second Quarter	$38.58	$33.75	$0.04
Third Quarter	$38.63	$33.56	$0.04
Fourth Quarter	$57.50	$36.43	$0.04
Year Ending December 31, 2018
First Quarter (through January 2)	$57.91	$56.72

	Lennar Class A Common Stock
	High	Low	Dividend
Year Ended November 30, 2015
First Quarter	$51.51	$41.25	$0.04
Second Quarter	$53.67	$44.76	$0.04
Third Quarter	$56.04	$45.78	$0.04
Fourth Quarter	$54.23	$46.23	$0.04
Year Ended November 30, 2016
First Quarter	$52.49	$37.14	$0.04
Second Quarter	$48.96	$42.37	$0.04
Third Quarter	$49.60	$43.11	$0.04
Fourth Quarter	$47.60	$39.68	$0.04
Year Ended November 30, 2017
First Quarter	$49.00	$41.83	$0.04
Second Quarter	$53.79	$49.09	$0.04
Third Quarter	$55.75	$50.43	$0.04
Fourth Quarter	$63.15	$48.69	$0.04
Year Ending November 30, 2018
First Quarter (through January 2)	$64.85	$60.67

	Lennar Class B Common Stock
	High	Low	Dividend
Year Ended November 30, 2015
First Quarter	$41.21	$32.75	$0.04
Second Quarter	$42.59	$36.14	$0.04
Third Quarter	$46.55	$37.61	$0.04
Fourth Quarter	$45.69	$38.23	$0.04
Year Ended November 30, 2016
First Quarter	$42.70	$30.04	$0.04
Second Quarter	$39.30	$33.71	$0.04
Third Quarter	$39.93	$34.68	$0.04
Fourth Quarter	$38.17	$32.09	$0.04
Year Ended November 30, 2017
First Quarter	$39.60	$33.39	$0.04
Second Quarter	$44.47	$39.68	$0.04
Third Quarter	$47.45	$41.83	$0.04
Fourth Quarter	$51.90	$40.59	$0.04
Year Ending November 30, 2018
First Quarter (through January 2)	$52.61	$48.44

The following table presents the closing prices of CalAtlantic common stock and Lennar Class A and Class B common stock on October 27, 2017, the last full trading day prior to the public announcement of the Merger, and January 2, 2018, the most recent practicable trading day before the date of this joint proxy statement/prospectus.

	CalAtlantic Common Stock	Lennar Class A Common Stock	Lennar Class B Common Stock
October 27, 2017	$40.45	$58.01	$49.62
January 2, 2018	$57.86	$64.84	$52.61

CalAtlantic stockholders are advised to obtain current market quotations for CalAtlantic common stock and Lennar Class A and Class B common stock. The market price of Lennar Class A and Class B common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the Merger. No assurance can be given concerning the market price of CalAtlantic common stock before the effective date of the Merger. No assurance can be given concerning the market price of Lennar Class A or Class B common stock before or after the effective date of the Merger.

Since December 30, 2015, the CalAtlantic board has declared quarterly cash dividends of $0.04 per share. Under the merger agreement, CalAtlantic has agreed not to declare or pay any dividends, or make any other distributions, to its stockholders other than payments of quarterly cash dividends in the ordinary course in amounts per share no greater than the quarterly cash dividends paid in the prior quarters of fiscal year 2017. In addition, on October 30, 2017, the CalAtlantic board of directors declared a cash dividend of $0.04 per share of CalAtlantic common stock, payable on December 30, 2017 to the holders of record at the close of business on December 15, 2017.

Since October 2008, the Lennar board of directors has declared quarterly cash dividends of $0.04 per share for both its Class A and its Class B common stock. However, each quarter the Lennar board of directors evaluates the decision whether to declare a dividend and the amount of the dividend. Lennar’s debt instruments include provisions that could under some circumstances affect its ability to pay dividends, but none of them is likely to affect Lennar’s ability to continue paying dividends at the current rate. In addition, on October 29, 2017, the Lennar board of directors declared a stock dividend of one share of Class B common stock for each 50 shares of Class A common stock or Class B common stock outstanding, payable on November 27, 2017 to holders of record at the close of business on November 10, 2017.

RISK FACTORS

In addition to the other information included or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36, you should carefully consider the following risks before deciding how to vote, or if a CalAtlantic stockholder, whether or not to make a cash election. In addition, you should read and carefully consider the risks associated with each of Lennar and CalAtlantic and their respective businesses. Descriptions of these risks can be found in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2017, and CalAtlantic’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see “Where You Can Find More Information” beginning on page 133. Realization of any of the risks described below, any of the events described in the section titled “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Lennar’s, CalAtlantic’s or the combined company’s businesses, financial conditions, cash flows and results of operations and could result in a decline in the trading prices of Lennar’s Class A and Class  B common stock.

Risks Relating to the Merger

The exchange ratio and the cash consideration are fixed and will not be adjusted in the event of any change in the stock price for either CalAtlantic or Lennar.

At the effective time of the Merger, each share of CalAtlantic common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of CalAtlantic common stock held in CalAtlantic’s treasury or held by any direct or indirect wholly-owned subsidiary of CalAtlantic, and shares of CalAtlantic common stock held by Lennar or Merger Sub, immediately before the effective time of the Merger) will be converted into and become the right to receive 0.885 shares of Lennar Class A common stock and 0.0177 shares of Lennar Class B common stock, which is referred to as the “equity consideration.” In lieu of receiving the equity consideration, holders of CalAtlantic common stock will have the option to elect to receive cash in the amount of $48.26 per share, without interest, in the Merger, which is referred to as the “cash consideration,” subject to proration to the extent the aggregate cash to be paid to all holders electing to receive cash consideration would exceed $1,162,250,000, which is referred to as the “maximum cash amount.”

Changes in the price of Lennar common stock prior to the Merger will affect the value of the equity consideration that CalAtlantic stockholders may receive on the date of the Merger. The exchange ratio would be adjusted appropriately to fully reflect the effect of any stock dividend (other than the Class B dividend), subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either CalAtlantic common stock or Lennar common stock prior to the closing of the Merger, if there were such an event.

The prices of Lennar Class A and Class B common stock at the closing of the Merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the closing price of Lennar’s stock on the NYSE on October 27, 2017, the last trading day before public announcement of the Merger, of $58.01 for its Class A common stock and $48.65 for its Class B common stock, 0.885 shares of Lennar Class A common stock had a value of $51.34 and 0.0177 shares of Lennar Class B common stock had a value of $0.86 and, based on the closing price of Lennar’s stock on NYSE on January 2, 2018, the latest practicable trading date before the date of this joint proxy statement/prospectus, of $64.84 for its Class A common stock and $52.61 for its Class B common stock, 0.885 shares of Lennar Class A common stock had a value of $57.38 and 0.0177 shares of Lennar Class B common stock had a value of $0.93. In addition, the per share price of Lennar Class A and Class B common stock and CalAtlantic common stock also could fluctuate after the deadline to make or withdraw cash elections passes, so that the market value of those securities moves from higher to lower, or from lower to higher, than the $48.26 per share that would be paid as cash consideration. These variations could result from changes in the business, operations or prospects of CalAtlantic or Lennar prior to or following the Merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of CalAtlantic or Lennar.

The Merger will not be completed until at least five business days after the deadline for making cash elections. Therefore, at the cash election deadline, CalAtlantic stockholders will not know with certainty the value of the equity consideration that they will receive upon completion of the Merger if they do not elect to receive cash or if the cash election is subject to proration.

CalAtlantic stockholders who elect to receive the cash consideration may nonetheless receive a prorated portion of their merger consideration in the form of Lennar stock if the maximum cash amount is exceeded.

Elections to receive the cash consideration by CalAtlantic stockholders will be subject to the proration procedures set forth in the merger agreement to the extent necessary so that CalAtlantic stockholders who elect cash will receive in the aggregate no more than the maximum cash amount in the Merger. Depending on the elections made by all the CalAtlantic stockholders, valid elections for more than the maximum cash amount may be received, in which case CalAtlantic stockholders who validly elected to receive the cash consideration in the Merger will receive a portion of their merger consideration in the form of cash and the remainder in the form of the equity consideration. Stockholders who receive the equity consideration will be subject to a number of risks relating to Lennar and its common stock discussed elsewhere in this “Risk Factors” section and in Lennar’s SEC filings that are incorporated by reference into this joint proxy statement/prospectus.

CalAtlantic and Lennar are subject to various uncertainties and contractual restrictions, including the risk of litigation, while the Merger is pending that may cause disruption from the transaction and may make it more difficult to maintain or develop relationships with current or potential employees, suppliers or customers.

Uncertainty about the effect of the Merger on employees, suppliers and customers may have an adverse effect on CalAtlantic and Lennar. These uncertainties may impair CalAtlantic’s and Lennar’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with CalAtlantic and Lennar to seek to change existing or potential business relationships with them.

Employee retention and recruitment may be particularly challenging for CalAtlantic prior to the completion of the Merger, as employees and prospective employees may experience uncertainty about their future roles with Lennar. If key employees depart or prospective key employees fail to accept employment with either company because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Lennar, CalAtlantic’s and Lennar’s financial results could be adversely affected. Furthermore, Lennar’s operational and financial performance following the Merger could be adversely affected if it is unable to retain key employees and skilled workers of CalAtlantic or Lennar. The loss of the services of key employees and skilled workers and their experience and knowledge regarding CalAtlantic’s or Lennar’s businesses could adversely affect Lennar’s future operating results and its successful ongoing operation of the combined business.

The pursuit of the Merger and the preparation for the integration may place a significant burden on each company’s management and internal resources. The diversion of management attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could adversely affect CalAtlantic’s and Lennar’s financial results.

In addition, the merger agreement restricts CalAtlantic, without Lennar’s consent, from making certain acquisitions and taking other specified actions until the Merger occurs or the merger agreement terminates. These restrictions may prevent CalAtlantic from pursuing otherwise attractive business opportunities and making other changes to its business prior to completion of the Merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 87 of this joint proxy statement/prospectus.

Lennar may have difficulty integrating the CalAtlantic business and anticipated benefits of combining CalAtlantic and Lennar may not be realized.

CalAtlantic and Lennar entered into the merger agreement with the expectation that the Merger will result in various benefits, including, among other matters, operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether the businesses of CalAtlantic and Lennar can be integrated in an efficient and effective manner.

CalAtlantic is much larger than any company that Lennar has ever previously acquired. In order to benefit from the cost savings and other potential benefits of the Merger, Lennar will have to integrate many aspects of CalAtlantic’s activities into Lennar. This will be a major task. It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect Lennar’s ability to achieve the anticipated benefits of the Merger. Lennar’s results of operations could also be adversely affected by occurrences or events at CalAtlantic or Lennar before the effective time of the Merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected net income and could adversely affect Lennar’s future business, financial condition, operating results and prospects.

Completion of the transactions may trigger assignment, change of control or other provisions in certain agreements or licenses to which CalAtlantic is a party.

The completion of the transactions may trigger assignment, change of control or other provisions in certain agreements or licenses to which CalAtlantic is a party. If CalAtlantic and Lennar are unable to negotiate waivers of those provisions in CalAtlantic’s agreements or licenses, the counterparties may exercise their rights and remedies under the agreements, possibly terminating the agreements or licenses or seeking monetary damages. Even if CalAtlantic and Lennar are able to negotiate waivers, the counterparties may require fees for such waivers or seek to renegotiate the agreements and licenses on terms less favorable to Lennar or the surviving corporation.

Failure to complete the Merger could negatively impact the stock prices and the future business and financial results of CalAtlantic and Lennar.

If the Merger is not completed, the ongoing businesses of CalAtlantic and/or Lennar may be adversely affected, and CalAtlantic and Lennar will be subject to a number of risks, including the following:

•	being required to pay a termination fee or expense reimbursement to the other party under certain circumstances provided in the merger agreement;

•	having to pay certain costs relating to the Merger, such as legal, accounting, financial advisor and printing fees;

•	declines in the stock prices of CalAtlantic common stock and Lennar common stock to the extent that the current market prices reflect a market assumption that the Merger will be completed; and

•	results of having the focus of each company’s management on the Merger, which may divert management’s attention and potentially cause such company not to pursue other opportunities that could have been beneficial to such company.

If the Merger is not completed, CalAtlantic and Lennar cannot assure their stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of CalAtlantic or Lennar.

The pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of Lennar’s financial condition or results of operations following the Merger.

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only. They are based on historical results of Lennar and CalAtlantic, not on anticipated post-Merger results. They include various adjustments, assumptions and preliminary estimates and may not be an indication of what the combined financial condition or results of operations of the two companies would have been if they had been a single company throughout the periods to which the pro forma financial statements relate. See the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 18 of this joint proxy statement/prospectus. The actual financial condition and results of operations of Lennar following the Merger may not be consistent with, or evident from, these pro forma financial statements.

The Merger is subject to certain conditions, including conditions that may not be satisfied or completed on a timely basis, or at all.

Consummation of the Merger is subject to certain closing conditions which make the closing and timing of the Merger uncertain. The conditions include, among others, obtaining the requisite stockholder approvals from the CalAtlantic and Lennar stockholders, the effectiveness of the registration statement to which this joint proxy statement/prospectus relates, the authorization and approval for listing on the NYSE of the shares of Lennar common stock to be issued in the Merger subject to official notice of issuance, and the other conditions set forth in the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84.

Although Lennar and CalAtlantic have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite approvals and consents, there can be no assurance that these approvals and consents will be obtained. Even if obtained, these approvals and consents may be obtained later than anticipated. Lennar and CalAtlantic will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Any delay in completing the Merger may reduce the benefits expected to be achieved thereunder.

The Merger is subject to a number of conditions beyond CalAtlantic’s and Lennar’s control that may prevent, delay or otherwise materially adversely affect its completion. CalAtlantic and Lennar cannot predict whether and when these conditions will be satisfied. Any delay in completing the Merger could cause Lennar not to realize some of the synergies that CalAtlantic and Lennar expect to achieve if the Merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84.

CalAtlantic’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of CalAtlantic stockholders generally.

CalAtlantic’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of CalAtlantic stockholders generally. CalAtlantic’s executive officers negotiated the terms of the merger agreement. The executive officers of CalAtlantic have arrangements with CalAtlantic that provide for a cash retention bonus if the Merger is consummated and severance benefits if their employment is terminated under certain circumstances following the completion of the Merger. CalAtlantic’s executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the Merger.

The CalAtlantic board of directors was aware of these interests at the time it approved the Merger and the transactions contemplated by the merger agreement. These interests may cause CalAtlantic’s directors and executive officers to view the CalAtlantic Merger Proposal differently and more favorably than you may view it. See “The Merger—Interests of CalAtlantic Directors and Executive Officers in the Merger” beginning on page 68 of this joint proxy statement/prospectus, for more information.

The merger agreement contains provisions that could discourage a potential competing acquiror of CalAtlantic.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict CalAtlantic’s ability to solicit, initiate, or knowingly encourage or knowingly facilitate competing third-party proposals for the acquisition of CalAtlantic’s stock or assets. In addition, Lennar generally has an opportunity to agree to modify the terms of the merger agreement in response to any competing acquisition proposals that the CalAtlantic board of directors determines to be superior to the Merger. If CalAtlantic terminates the merger agreement in order to enter into a superior transaction, it will have to pay Lennar a termination fee of $178.7 million. See “The Merger Agreement—No Solicitation; Notice of Proposals” beginning on page 90 of this joint proxy statement/prospectus and “The Merger Agreement—Effect of Termination; Termination Fees” beginning on page 96 of this joint proxy statement/prospectus.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of CalAtlantic from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger. In particular, CalAtlantic’s need to pay a termination fee might reduce the amount a potential third-party acquiror would be willing to pay to acquire CalAtlantic because of the added expense of the termination fee that may become payable.

If the merger agreement is terminated and CalAtlantic determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.

The shares of Lennar common stock that may be received by CalAtlantic stockholders as a result of the Merger will have different rights from the shares of CalAtlantic common stock.

Upon completion of the Merger, holders of most of the shares of CalAtlantic common stock will become holders of shares of Lennar common stock and their rights as stockholders will be governed by Lennar’s certificate of incorporation and bylaws, as well as Delaware law. The rights of holders of shares of Lennar’s common stock differ from those of CalAtlantic in important respects and, accordingly, the holders’ ability to benefit from results of Lennar’s operations may be different from their pre-Merger ability to benefit from results of CalAtlantic’s operations. See the section entitled “Comparison of Rights of Stockholders of CalAtlantic and Lennar” beginning on page 123 of this joint proxy statement/prospectus.

CalAtlantic and Lennar stockholders do not have dissenters’ or appraisal rights in the Merger.

Dissenters’ rights are statutory rights that, if applicable, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration being paid or issued to stockholders in connection with the extraordinary transaction. Under the DGCL, a stockholder does not have the right to dissent from a merger as to shares that are listed on a national securities exchange unless the stockholders are required to receive in exchange for their shares of stock something other than shares of stock of a company that is publicly listed on a securities exchange or held by more than 2,000 holders of record and cash in lieu of fractional shares. Because CalAtlantic stockholders will receive Lennar stock that is listed on the NYSE unless they elect to receive cash, they will not be entitled to exercise dissenters rights or otherwise to receive the appraised value of their CalAtlantic stock.

The fairness opinion obtained by the board of director of CalAtlantic from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the Merger.

The fairness opinion that the CalAtlantic board of directors received from J.P. Morgan, CalAtlantic’s financial advisor, was dated October 29, 2017, and speaks as of that date. The CalAtlantic board of directors has not obtained or arranged to obtain an updated fairness opinion as of the date of this joint proxy statement/prospectus or as of the effective time of the Merger. Changes in the operations and prospects of CalAtlantic or Lennar, general market and economic conditions and other factors that may be beyond the control of CalAtlantic and Lennar, and on which the fairness opinion was based, may change, and that may alter the value of CalAtlantic or Lennar or the prices of shares of CalAtlantic common stock or Lennar common stock by the effective time of the Merger. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the opinion. Because CalAtlantic does not anticipate asking J.P. Morgan to update its opinion, the October 29, 2017 opinion does not address the fairness of the exchange ratio or the cash consideration, from a financial point of view, at the time the Merger will be completed. The opinion is included as Annex C to this joint proxy statement/prospectus. For a description of the opinion that the CalAtlantic board of directors received from J.P. Morgan and a summary of the material financial analyses they provided to the CalAtlantic board of directors in connection with rendering such opinion, please refer to “The Merger—Opinion of CalAtlantic’s Financial Advisor” beginning on page 57 of this joint proxy statement/prospectus. For a description of the other factors considered by the board of directors of CalAtlantic in determining to approve the merger agreement and the Merger, please refer to “The Merger—CalAtlantic Board Recommendation and Its Reasons for the Merger” beginning on page 54 of this joint proxy statement/prospectus.

CalAtlantic and Lennar may incur substantial unexpected transaction fees and merger-related costs in connection with the Merger.

CalAtlantic and Lennar expect to incur a number of non-recurring expenses, totaling approximately $70 million, associated with completing the Merger, including investment banking and legal fees, and the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus. Substantial additional costs will be incurred in the integration of the businesses of CalAtlantic and Lennar. Although it is expected that the elimination of certain duplicative costs and other cost savings, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the transaction and merger-related costs over time, this net benefit may not be achieved as rapidly as expected, or at all. Further, if the Merger is not completed, CalAtlantic and Lennar would have to recognize many of these expenses without realizing the expected benefits of the Merger.

The market price of Lennar Class A and Class B common stock after the Merger may be affected by factors different from those affecting the shares of CalAtlantic common stock currently.

Upon completion of the Merger, except for holders receiving the cash consideration for all their CalAtlantic shares, holders of shares of CalAtlantic common stock will become holders of shares of Lennar Class A and Class B common stock. The shares of Lennar common stock differ from those of CalAtlantic common stock in important respects and, accordingly, the results of operations of Lennar and the market price of its shares of Class A and Class B common stock following the Merger may be affected by factors different from those currently affecting the independent results of operations of CalAtlantic. See “Comparison of Rights of Stockholders of CalAtlantic and Lennar” beginning on page 123 of this joint proxy statement/prospectus.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, CalAtlantic and the stockholders of CalAtlantic may be required to pay substantial U.S. federal income taxes.

It is a condition to CalAtlantic’s completion of the Merger that Gibson Dunn, tax counsel to CalAtlantic, will have delivered an opinion to CalAtlantic, dated as of the closing date of the Merger, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based on certain assumptions and representations as to factual matters from CalAtlantic and Lennar, as well as certain covenants and undertakings by CalAtlantic and Lennar. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in its opinion would be jeopardized. Additionally, an opinion of counsel is not binding on the Internal Revenue Service, which we refer to as the “IRS,” or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court will not sustain such a challenge. If the IRS or a court determines that the Merger should not be treated as a “reorganization,” a holder of CalAtlantic common stock that is a U.S. holder (as defined in the section entitled “Certain U.S. Federal Income Tax Considerations” beginning on page 75 of this joint proxy statement/prospectus ) would generally recognize gain or loss upon the exchange of CalAtlantic common stock for Lennar Class A and Class B common stock pursuant to the Merger. In addition, if the Merger is not treated as a “reorganization,” CalAtlantic (and Lennar, as its parent) would recognize gain, measured generally by the excess of the fair market value of its assets over its adjusted tax basis in such assets.

Holders of CalAtlantic and Lennar common stock will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Holders of CalAtlantic common stock and Lennar Class A and Class B common stock currently have the right to vote in the election of the board of directors and on other matters affecting CalAtlantic and Lennar, respectively. Upon the completion of the Merger, each CalAtlantic stockholder who receives shares of Lennar common stock will become a stockholder of Lennar with a percentage ownership of Lennar that is smaller than the stockholder’s percentage ownership of CalAtlantic. It is currently expected that the former stockholders of CalAtlantic as a group will receive shares in the Merger constituting approximately 26% of the shares of Lennar common stock on a fully-diluted basis immediately after the Merger, assuming the aggregate cash consideration to be paid to CalAtlantic stockholders equals the maximum cash amount. As a result, current stockholders of Lennar as a group will own approximately 74% of the shares of Lennar common stock on a fully-diluted basis immediately after the Merger. Because of this, individual CalAtlantic and Lennar stockholders may have less influence on the management and policies of Lennar following the Merger than they now have on the management and policies of CalAtlantic and Lennar, respectively.

The Merger will significantly increase the ratio of Lennar’s homebuilding debt to its total capital, net of cash.

Lennar will incur or become subject to a substantial amount of additional debt as a result of the Merger. It has sold $1.2 billion of debt securities primarily to finance the more than $1.16 billion it will pay to CalAtlantic stockholders who exercise (or are deemed to exercise) the cash election. See “The Merger—Financing Related to the Merger.” In addition, the surviving corporation, which will be a wholly-owned subsidiary of Lennar, will become subject to CalAtlantic’s homebuilding debt, which at September 30, 2017 totaled $3.8 billion. Lennar estimates that the Merger will increase the ratio of its consolidated homebuilding debt to total capital, net of cash from its August 31, 2017 level of 39.6% to a pro forma level of 45.5%. To the extent cash flows of the merged companies are less than anticipated, Lennar may not be able to reduce the ratio of its consolidated homebuilding debt to total capital, net of cash until well after the end of fiscal year 2019, if it is ever able to do that.

The Merger will add a substantial amount of goodwill to Lennar’s balance sheet.

Because the price Lennar will be deemed to pay for the net assets of CalAtlantic for accounting purposes will depend on the value of the Class A and Class B common stock when the Merger takes place, and neither those stock prices nor the value of the CalAtlantic assets Lennar will acquire in the Merger will be known until the Merger takes place, Lennar will not know until after the Merger takes place the amount by which for accounting purposes the amount Lennar pays will exceed the net value of the assets Merger Sub receives and the liabilities Merger Sub assumes in the Merger (i.e., the portion of the deemed purchase price that will be treated as purchasing goodwill). However, Lennar estimates that if the value of the Class A common stock at the time of the Merger is $62.36 per share and the value of the Class B common stock at the time of the Merger is $49.47, the respective prices of such shares at the close of trading on December 18, 2017, the Merger would result in Lennar’s adding approximately $3.4 billion to the goodwill carried on its balance sheet. If it is determined in the future that the profits generated by the assets acquired in the Merger are not sufficient to justify that goodwill, Lennar will have to write off some or all of it, and to charge the amount written off against its earnings.

The amount of the merger consideration Lennar agreed to pay in the Merger was influenced by its assumption that it will be able to achieve significant cost savings as a result of the Merger.

Lennar’s willingness to agree to the equity consideration and cash consideration reflected in the merger agreement was based in substantial part on an analysis by Lennar’s management which concluded, among other things, that Lennar would be able to accomplish substantial annual savings in selling, general and administrative costs and in operating costs following the Merger. Although Lennar’s management was previously able to achieve its anticipated cost savings with regard to homebuilding activities of WCI Communities, Inc., which Lennar acquired in February 2017, CalAtlantic is much larger than WCI Communities, Inc. or any other company Lennar has ever acquired. If Lennar is not able to accomplish significant cost savings with regard to development of the CalAtlantic properties, and with regard to some of the properties or companies Lennar already owns, Lennar may not be able to generate sufficient Merger-related revenues to justify the cost of the Merger to Lennar.

Risks Regarding an Investment in Lennar

All of Lennar’s businesses are subject to risks.

Lennar is engaged in several businesses. Although the principal source of its revenues and income are its homebuilding business, Lennar is also engaged in mortgage lending, originating commercial mortgage loans for sale into securitizations, and other real estate related services, managing and advising funds and entities that invest in real estate related assets, developing multifamily residential projects and investing in multi-use real estate developments, as well as a number of businesses related to those activities. Each of Lennar’s businesses is subject to risks and uncertainties, most, but not all, of which affect many companies engaged in the businesses in which Lennar is engaged. These risks are discussed in detail in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2016, which is incorporated by reference into this joint proxy statement/prospectus.

Lennar has a class of common stock that entitles holders to ten votes per share.

The stock Lennar has agreed to issue to CalAtlantic stockholders in the Merger is primarily Class A common stock. The Class A common stock entitles the holders to one vote per share. Lennar also has outstanding Class B common stock, which is substantially identical to the Class A common stock, except that the Class B common stock entitles the holders to ten votes per share. Although Lennar has almost six times as many shares of Class A common stock outstanding as it has outstanding shares of Class B common stock, the ten votes per share give the Lennar Class B stockholders voting control of Lennar.

Lennar has a stockholder who can exercise significant influence over matters that are brought to a vote of its stockholders.

Stuart Miller, Lennar’s Chief Executive Officer and a director, has voting control, through personal holdings and holdings by family-owned entities, of Lennar Class B stock and, to a lesser extent, Lennar Class A common stock, that, based on the shares of Lennar stock that are expected to be outstanding as of November 30, 2017, enables Mr. Miller to cast 39.0% of the votes that can be cast by the holders of both classes of Lennar common stock combined (33.0% after the anticipated issuance of shares in connection with the Merger). That effectively gives Mr. Miller the power to control the election of Lennar directors and the approval of most matters that are presented to its stockholders. Mr. Miller’s voting power might discourage someone from seeking to acquire Lennar or from making a significant equity investment in Lennar, even if Lennar needed the investment to meet its obligations or to operate its businesses. Also, because of his voting power, Mr. Miller could potentially cause Lennar common stockholders to approve actions that are contrary to the desires of most of Lennar’s other stockholders.

Lennar has a substantial amount of indebtedness, and will incur or become subject to substantial additional debt as a result of the Merger. This may have an adverse effect on its businesses or limit its ability to take advantage of business, strategic or financing opportunities.

As of August 31, 2017, Lennar’s consolidated debt, net of debt issuance costs and excluding amounts outstanding under its credit facilities, was approximately $5.5 billion. It has incurred approximately $1.2 billion of debt in connection with the Merger and will become subject to approximately $3.8 billion of pre-Merger CalAtlantic homebuilding debt. Neither the indentures governing Lennar’s senior notes nor the indentures governing the CalAtlantic debt securities restrict Lennar’s future incurrence of additional secured or unsecured debt, and the agreement governing Lennar’s principal credit facility allows it to incur a substantial amount of future unsecured debt. Lennar’s reliance on debt to help support its operations exposes it to a number of risks, including:

•	it may be particularly vulnerable to adverse general economic or homebuilding industry conditions;

•	it may find it difficult, or may be unable, to obtain financing to fund future working capital, capital expenditures and other requirements that would be in its best long-term interests;

•	its need to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on its debt reduces the cash flow available to fund operations and investments or for dividends or share repurchases;

•	it may be put at a competitive disadvantage relative to other companies engaged in similar businesses that are less leveraged; and

•	it may have to sell debt or equity securities or to sell some of its important assets, possibly on unfavorable terms, in order to meet its debt repayment obligations.

The Lennar board can at any time cause Lennar to stop paying dividends

For a number of years, Lennar has paid dividends of $0.16 per share per year with regard to its Class A and Class B common stock. However, the Lennar board may at any time cause Lennar to reduce the dividend or stop paying dividends.

Risks Relating to the Combined Company Following the Merger

If completed, the Merger may not achieve its intended results, and Lennar and CalAtlantic may have difficulty integrating their operations.

Lennar and CalAtlantic entered into the merger agreement with the expectation that the Merger will result in various benefits, including, among other things, expanding Lennar’s asset base and creating synergies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether the businesses of Lennar and CalAtlantic can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees and the disruption of CalAtlantic’s ongoing businesses or that inconsistencies in business methods could adversely affect Lennar’s ability to achieve the anticipated benefits of the Merger. Lennar’s future results of operations could also be adversely affected by issues attributable to CalAtlantic’s operations that result from events or actions that occur prior to the Merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, that they will be realized within the anticipated time. Failure to achieve these anticipated benefits could result in increased costs or decreases in the revenues from CalAtlantic’s business from those expected and could adversely affect the combined company’s future business or operating results.

The market price of the shares of the combined company and the results of operations of the combined company after the Merger may be affected by factors different from those affecting CalAtlantic or Lennar currently.

The businesses of Lennar and CalAtlantic differ in some respects and, accordingly, Lennar’s results of operations and the market price of its Class A common stock and Class B common stock following the Merger may be affected by factors different from those currently affecting the independent results of operations and market prices of Lennar and CalAtlantic. For a discussion of the businesses of Lennar and CalAtlantic and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to in “Where You Can Find More Information” beginning on page 133.

The combined company is expected to incur expenses related to the integration of Lennar and CalAtlantic.

Lennar is expected to incur expenses in connection with the integration of CalAtlantic into Lennar. There are a large number of processes, policies, procedures, operations, technologies and systems that must be converted, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and employee benefits. While Lennar and CalAtlantic have assumed that a certain level of expenses will be incurred, there are factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent they exceed what is currently anticipated, that could adversely affect Lennar’s operating results for periods following completion of the Merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into it include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The statements contained in this joint proxy statement/prospectus that are not historical facts are forward-looking statements. They represent Lennar and CalAtlantic management’s beliefs and assumptions based on currently available information. These statements may be made directly in this joint proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for periods after completion of the Merger. The forward-looking statements relate to, among other things, outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the effect of legal, or regulatory matters on business, results of operations or financial condition, and include, among others:

•	statements about the expected benefits of the proposed Merger, including expected future financial and operating benefits;

•	statements about Lennar’s and CalAtlantic’s plans, objectives, expectations and intentions, and the expected timing of completion of the Merger; and

•	other statements that are not historical facts, which can be identified by the use of forward-looking terminology such as the words “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “forecast,” “predict,” “potential,” “pursue,” “target” or “continue,” the negative of such terms or variations thereon, or other comparable terminology, or by discussions of strategy or trends.

These forward-looking statements represent Lennar’s and CalAtlantic’s current intentions, plans, expectations, assumptions and beliefs about future events, but they are subject to risks and uncertainties. Many of these factors are outside the control of Lennar and CalAtlantic and could cause actual results to differ materially from the expected results expressed or implied by the forward-looking statements. Some factors, risks and uncertainties related to the Merger that could cause actual results to differ include:

•	the need to obtain certain CalAtlantic and Lennar stockholder approvals in order to complete the Merger;

•	the risk that a condition to closing of the Merger may not be satisfied or waived;

•	the risk of delay in consummating the Merger and the risk that the Merger may involve unexpected costs or liabilities;

•	the risk that CalAtlantic’s or Lennar’s business may suffer as a result of the uncertainty surrounding the Merger;

•	the risk that CalAtlantic or Lennar may lose management personnel and other key employees due to the Merger and be unable to attract and retain such personnel and employees;

•	the risk that the restrictions in the merger agreement on CalAtlantic’s business and operations may prevent CalAtlantic from pursuing otherwise attractive business opportunities and making other changes to its business;

•	the costs and outcome of any legal proceedings relating to the Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that the businesses will not be integrated successfully;

•	the risk that cost savings and any other synergies expected from the Merger may not be fully realized or may take longer to realize than expected;

•	the effect of the announcement or pendency of the transactions contemplated by the merger agreement on CalAtlantic’s or Lennar’s ability to develop or maintain relationships with its customers, suppliers and others with whom it does business;

•	risks related to the diversion of management’s attention from CalAtlantic’s or Lennar’s ongoing business operations;

•	other risks to consummation of the Merger;

•	risks inherent in Lennar’s and CalAtlantic’s businesses that are discussed in Lennar’s and CalAtlantic’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively, and in other Lennar and CalAtlantic reports on file with the SEC, which discussions are incorporated by reference into this joint proxy statement/prospectus;

•	factors discussed in Lennar’s and CalAtlantic’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in other Lennar and CalAtlantic reports on file with the SEC, that could cause actual results to differ materially from those anticipated by forward looking statements in those reports, which discussions are incorporated by reference into this joint proxy statement/prospectus; and

•	risks set forth in the section titled “Risk Factors” beginning on page 26.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Lennar nor CalAtlantic undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date that they were made or to reflect the occurrence of unanticipated events.

Additional factors, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Lennar and CalAtlantic. See “Where You Can Find More Information” beginning on page 133 for a list of the documents incorporated by reference.

THE MERGER

The following is a discussion of the Merger and the material terms of the merger agreement. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background to the Merger

The CalAtlantic board of directors and senior management regularly review and consider CalAtlantic’s business, performance and strategic plan, with the goal of enhancing value for CalAtlantic stockholders. As part of these reviews, the CalAtlantic board and senior management from time to time consider strategic opportunities with third parties, including possible acquisitions, joint ventures and divestitures, and the potential benefits and risks of these transactions. In addition, for a number of years the CalAtlantic board and its predecessors and senior management have held the view that industry consolidation among U.S. homebuilders would benefit U.S. homebuilders in general and, on the right terms, the parties to such consolidation in particular.

On June 14, 2017, MP CA Homes, an affiliate of MatlinPatterson Global Advisers LLC and CalAtlantic’s largest stockholder, completed a sale of shares of CalAtlantic common stock in an underwritten public offering and a concurrent sale to CalAtlantic of shares of CalAtlantic common stock.

On June 16, 2017, David Matlin, the Chief Executive Officer of MatlinPatterson Global Advisers LLC and a director of CalAtlantic, received an unsolicited telephonic call from a representative of Citigroup, Inc., which we refer to as “Citi”, requesting a meeting with Mr. Matlin. The Citi representative did not specify an agenda for the meeting; however, Mr. Matlin frequently met with the Citi representative in the ordinary course of business concerning investments of the investment funds and other affiliates controlled by Mr. Matlin. Mr. Matlin subsequently met in-person with the Citi representative on June 20, 2017. At that meeting the Citi representative asked Mr. Matlin if he might be interested in meeting with the senior management of Lennar the following day because they were in New York City for an industry conference.

On June 21, 2017, Mr. Matlin and another representative of MP CA Homes met in-person with the Citi representative, Stuart Miller, the Chief Executive Officer of Lennar, and Rick Beckwitt, the President of Lennar. At this meeting, Messrs. Miller and Beckwitt and the Citi representative provided their thoughts on the strategic merits for a combination of Lennar and CalAtlantic. Mr. Matlin responded that MP CA Homes was subject to a Stockholders Agreement with CalAtlantic and that any proposal to combine the companies was a matter to be presented to and discussed with the CalAtlantic board, and not with MP CA Homes. However, he indicated that MP CA Homes would be supportive of such a combination if the CalAtlantic board decided to pursue one. After the meeting, Mr. Matlin contacted Larry T. Nicholson, CalAtlantic’s Chief Executive Officer and President and a member of the CalAtlantic board, to notify him of the discussions.

On June 21, 2017, following the meeting with MP CA Homes, Mr. Beckwitt contacted Mr. Nicholson and proposed a dinner meeting. Later that day, Messrs. Miller and Beckwitt and the Citi representative met with Mr. Nicholson, and at the meeting Messrs. Miller and Beckwitt communicated Lennar’s interest in a potential business combination between Lennar and CalAtlantic, including Lennar’s views on the strategic merits of such a combination. They said that Lennar was prepared to do a mostly stock transaction at a premium to the market price of CalAtlantic’s stock. However, they said that Lennar would want discussions of a strategic combination to be exclusively between CalAtlantic and Lennar, that is, that Lennar would not proceed with discussions if CalAtlantic decided to conduct an auction or other sales process. Mr. Nicholson reported this discussion to Scott D. Stowell, CalAtlantic’s Executive Chairman of the board, William L. Jews, CalAtlantic’s Lead Independent Director, and Jeff J. McCall, CalAtlantic’s Executive Vice President and Chief Financial Officer.

On June 22, 2017, Mr. Nicholson told the representative of Citi that CalAtlantic would have an interest depending on the price and that the CalAtlantic board would evaluate the proposal.

Later on June 22, 2017, Mr. Nicholson received a telephone call from Mr. Beckwitt during which Mr. Beckwitt submitted a verbal proposal for Lennar to enter into a business combination transaction with CalAtlantic in a primarily stock transaction at a purchase price of $39.50 per share of CalAtlantic common stock. He discussed the benefits that Lennar believed supported a strategic combination (including the potential size of the combined company, possible synergies from the transaction and each party’s leading market positions). Mr. Nicholson understood from the conversation that Lennar anticipated that there would be no role for CalAtlantic’s senior management team with the combined company. Mr. Beckwitt said that Lennar was prepared to sign a confidentiality agreement and was prepared to move quickly, but again reiterated that Lennar would only proceed on an exclusive basis. Mr. Nicholson informed Mr. Beckwitt that the CalAtlantic board believed that CalAtlantic’s standalone strategy presented significant opportunities to create value for the stockholders, but that he would report the proposal to the CalAtlantic board. Lennar’s proposal represented an approximately 12.4% premium to the closing price per share of CalAtlantic common stock of $35.14 on June 21, 2017, the last full trading day prior to Lennar’s proposal.

On June 27, 2017, the CalAtlantic board held a telephonic meeting to discuss Lennar’s proposal, with an additional member of CalAtlantic senior management attending. After reviewing and considering Lennar’s proposal and certain financial information and other materials, including preliminary materials prepared by J.P. Morgan, at the request of Mr. McCall, which provided a general overview of the homebuilding industry and recent M&A and capital market activity in the industry, matters on which J.P. Morgan was consulted from time to time by the CalAtlantic board, the CalAtlantic board concluded that Lennar’s proposal was inadequate and that continuing to implement CalAtlantic’s standalone strategy was expected to be in the best interests of the stockholders. Also at this meeting, the CalAtlantic board formed an informal exploratory committee (the “Exploratory Committee”), for convenience and expediency in order to assist the CalAtlantic board in managing any future interactions with Lennar and to interface with senior management of CalAtlantic—on behalf of the CalAtlantic board. Bruce A. Choate, Mr. Jews, Mr. Matlin and Norman J. Metcalfe, were appointed to the Exploratory Committee.

On June 30, 2017, Mr. Beckwitt told Mr. Nicholson in a telephone conversation that the Lennar board is supportive of a transaction, and that Lennar had room to move with regard to price if CalAtlantic would engage in negotiations. Mr. Nicholson informed Mr. Beckwitt that there had been a CalAtlantic board call on June 27, 2017, but the board had not decided to hire an investment banker. He said the CalAtlantic board believed that the $39.50 was inadequate, and that it would wait to hear whether Lennar would be interested at a higher price.

On July 6, 2017, Jon Jaffe, the Chief Operating Officer of Lennar, met with Mr. Stowell, and they discussed the benefits to both companies by combining. Mr. Stowell said the CalAtlantic board understood the merits of a combination, but believed that the price that Lennar was proposing was inadequate.

On July 10, 2017, Mr. Beckwitt submitted to Mr. Nicholson a revised verbal proposal for Lennar to enter into a business combination transaction with CalAtlantic in a primarily stock transaction at a purchase price of $40.50 per share of CalAtlantic common stock. Lennar’s revised proposal represented an approximately 13% premium to the closing price per share of CalAtlantic common stock of $35.89 on July 7, 2017, the last full trading day prior to Lennar’s revised proposal.

On July 11, 2017, the Exploratory Committee held a telephonic meeting to discuss Lennar’s revised proposal. After reviewing and discussing Lennar’s proposal, the Exploratory Committee concluded that Lennar’s proposal was inadequate. The Exploratory Committee communicated its decision to Mr. Nicholson.

On July 12, 2017, Mr. Nicholson called Mr. Beckwitt and informed him that the Exploratory Committee had determined that the revised proposal of $40.50 per share was inadequate.

On July 13, 2017, Mr. Beckwitt submitted to Mr. Nicholson a further revised verbal proposal for Lennar to enter into a business combination transaction with CalAtlantic in a primarily stock transaction at a purchase price of $42.00 per share of CalAtlantic common stock. Lennar’s proposal represented an approximately 15% premium to the closing price per share of CalAtlantic common stock on July 12, 2017, the last full trading day prior to Lennar’s proposal.

On July 14, 2017, the Exploratory Committee held a telephonic meeting to discuss Lennar’s revised proposal and how to respond to Lennar, with members of CalAtlantic senior management attending. After reviewing and discussing the revised proposal, the Exploratory Committee determined to hold another meeting to further discuss Lennar’s proposal and whether to further engage.

On July 14, 2017, Mr. Nicholson informed Mr. Beckwitt that he would not be able to get back to Mr. Beckwitt on the revised proposal until the following week.

On July 17, 2017, the Exploratory Committee held a further telephonic meeting to discuss Lennar’s revised proposal and how to respond to Lennar, with members of CalAtlantic senior management attending. After such discussion, the Exploratory Committee determined that while no decision had been made with respect to a transaction with Lennar and Lennar’s current proposal was viewed as inadequate, additional information was required to better understand Lennar’s proposals, the extent to which Lennar might be willing to raise its price and whether to engage further. The Exploratory Committee authorized CalAtlantic’s senior management to meet with the senior management of Lennar to discuss Lennar’s proposal regarding a potential business combination with CalAtlantic, including potentially sharing recent field budgets, although preliminary, with Lennar.

On July 18, 2017, Mr. Nicholson called Mr. Beckwitt and said that at a meeting the previous day, the Exploratory Committee had authorized CalAtlantic’s senior management to meet with Lennar senior management to review CalAtlantic’s preliminary five year field budgets at a high level in order to show Lennar why its proposed price was inadequate, if Lennar wanted such a meeting.

On July 20, 2017, certain members of CalAtlantic’s senior management met with certain members of Lennar’s senior management to discuss CalAtlantic’s operations and strategy in light of Lennar’s recent proposals. No determination or commitment with respect to a business combination transaction between CalAtlantic and Lennar was made at this meeting.

On July 24, 2017, Mr. Beckwitt called Mr. Nicholson and presented a further revised proposal for Lennar to enter into a business combination transaction with CalAtlantic in a primarily stock transaction at a purchase price of $44.00 per share of CalAtlantic common stock (the “July 24 Proposal”). The July 24 Proposal represented an approximately 16.0% premium to the closing price per share of CalAtlantic common stock of $37.93 on July 21, 2017, the last full trading day prior to Lennar’s submission of the July 24 Proposal. The July 24 Proposal represented an implied exchange ratio of 0.825 shares of Lennar Class A common stock for each share of CalAtlantic stock, based on the $53.33 closing price of Lennar Class A common stock on July 21, 2017.

On July 25, 2017, the CalAtlantic board held a regularly scheduled telephonic meeting, with members of CalAtlantic senior management attending. Members of CalAtlantic senior management provided an update on the July 20, 2017 meeting that they had with members of Lennar’s senior management and the interactions with Lennar to date. The CalAtlantic board discussed the July 24 Proposal and confirmed that it was not embarking on a process to engage in a business combination transaction with Lennar at that time. The CalAtlantic board nonetheless concluded, that in light of Lennar’s further increased proposal, it would be advisable to take additional time and receive input from a financial advisor and legal counsel to evaluate the July 24 Proposal. Also at this meeting, the CalAtlantic board established an advisory committee (the “Advisory Committee”), for convenience and in order to assist the CalAtlantic board in managing any future interactions with Lennar, and if any further proposals were made by Lennar, to assess such proposals and make a recommendation to the CalAtlantic board with respect to such proposals by, and engagement with, Lennar. Messrs. Choate, Jews, Metcalfe and Robert E. Mellor, each of whom was determined to be independent and disinterested, were appointed to the Advisory Committee, and Mr. Choate was selected as Chair of the Advisory Committee. The

Advisory Committee replaced the previously formed Exploratory Committee. The CalAtlantic board authorized the Advisory Committee to engage a financial advisor and legal counsel to assist the Advisory Committee and the CalAtlantic board to assess the July 24 Proposal. The CalAtlantic board further instructed members of CalAtlantic senior management to inform Mr. Beckwitt that the CalAtlantic board was evaluating the July 24 Proposal and had determined to engage financial and legal advisors to assist in such evaluation.

Following the CalAtlantic board meeting, the Advisory Committee considered potential financial advisors, including J.P. Morgan, for possible engagement to assist the Advisory Committee and the CalAtlantic board in the review of the Lennar proposal and related matters, and requested that CalAtlantic’s management collect information on each of the financial advisors. In addition, the Advisory Committee determined to engage Gibson, Dunn & Crutcher LLP, which we refer to as Gibson Dunn, one of CalAtlantic’s regular outside legal advisors, to assist in the evaluation of the Lennar proposal and related matters.

On July 26, 2017, Mr. Nicholson left a message for Mr. Beckwitt in which he said that the CalAtlantic board had determined that it needed more time to review the July 24 Proposal.

On July 27, 2017, CalAtlantic announced its results for the second quarter ended June 30, 2017.

On July 28, 2017, Mr. Nicholson called Mr. Beckwitt and told him that the Advisory Committee had asked CalAtlantic’s senior management to assist them in evaluating CalAtlantic’s standalone value and review of the preliminary field budgets.

On August 1, 2017, the Advisory Committee held a telephonic meeting, with John P. Babel, CalAtlantic’s Executive Vice President, General Counsel and Secretary, and representatives of Gibson Dunn attending. A representative of Gibson Dunn reviewed the fiduciary duties of the Board in light of a potential business combination transaction with Lennar. The Advisory Committee discussed the potential engagement of J.P. Morgan, and various aspects of the July 24 Proposal and the scope of work to be performed by CalAtlantic’s financial advisor. After consideration, the Advisory Committee determined that J.P. Morgan would be selected to perform a preliminary valuation analysis of CalAtlantic and to assist the Advisory Committee and the CalAtlantic board with assessing the July 24 Proposal. J.P. Morgan was selected based on, among other factors, its qualifications, expertise and reputation, including its industry experience advising homebuilding companies on strategic transactions (including Standard Pacific Corp. in its merger with The Ryland Group, Inc.), and its familiarity with CalAtlantic’s affairs, business and operations (including advising CalAtlantic on certain capital markets transactions), and after consideration of its prior relationships with CalAtlantic, MP CA Homes and Lennar. J.P. Morgan was formally engaged by CalAtlantic on September 15, 2017.

On August 2, 2017, Mr. Beckwitt called Mr. Nicholson and said Lennar was still interested in pursuing a combination.

On August 2, 2017, Messrs. Stowell and Nicholson informed Mr. Beckwitt and the representative of Citi, at the instruction of the CalAtlantic board and the Advisory Committee, that CalAtlantic had engaged J.P. Morgan to perform a preliminary valuation analysis of CalAtlantic in light of the July 24 Proposal, and that the July 24 Proposal remained under consideration by the CalAtlantic board. They said that CalAtlantic was not ready to sign a confidentiality agreement. Mr. Beckwitt told Messrs. Stowell and Nicholson that Lennar would not participate if CalAtlantic commenced a sales process.

On August 3, 2017, representatives of Citi contacted representatives of J.P. Morgan and discussed Lennar’s interest in a business combination with CalAtlantic, as well as the strategic benefits of such combination and the conversations that had been had to date between the Lennar management team and the CalAtlantic management team.

Over the month of August, 2017, the Advisory Committee met three additional times to consider, with the assistance of representatives of J.P. Morgan and Gibson Dunn, a potential business combination transaction with

Lennar, the July 24 Proposal and CalAtlantic’s standalone strategy. In the course of these meetings, the Advisory Committee reviewed and assessed, among other factors, CalAtlantic’s internal financial projections prepared by CalAtlantic management (which are summarized in the section entitled “Unaudited Prospective Financial Information—CalAtlantic Management’s Unaudited Prospective Standalone Financial Information and the Synergies” beginning on page 63), CalAtlantic’s operating metrics relative to those of other comparable companies in the U.S. homebuilding industry, CalAtlantic’s quarterly and annual earnings per share results relative to estimated results, Lennar’s historical and prospective operating and financial performance, and illustrative valuation analyses for CalAtlantic and Lennar.

On August 14, 2017, Messrs. Nicholson and Stowell told Mr. Beckwitt and the representative of Citi that CalAtlantic was working with J.P. Morgan and Gibson Dunn to evaluate the Lennar offer against a standalone strategy. They said that CalAtlantic’s management was in the process of reviewing the preliminary field budgets they had previously discussed with Lennar senior management.

On August 17, 2017, the CalAtlantic board held a telephonic meeting, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. Messrs. Stowell and Nicholson summarized for the CalAtlantic board the interactions they had had with representatives of Lennar to date. At this meeting, the CalAtlantic board received an update on the Advisory Committee’s process to date and the Advisory Committee noted that it would soon reach a recommendation with respect to the July 24 Proposal. During this meeting, at the request of the CalAtlantic board, representatives of J.P. Morgan provided an overview of, among other matters, J.P. Morgan’s preliminary valuation analysis of each of CalAtlantic and Lennar on a standalone basis, and a preliminary combination analysis based on Lennar’s proposal, taking into account, among other matters, the internal financial projections and discussions with CalAtlantic senior management. A substantially identical presentation by representatives of J.P. Morgan had been presented to and considered by the Advisory Committee at a telephonic meeting of the Advisory Committee held on August 10, 2017, with members of CalAtlantic senior management attending for a portion of the meeting, including a portion of J.P. Morgan’s presentation, and representatives of Gibson Dunn also attending. A portion of J.P. Morgan’s presentation was made during executive session, without Messrs. Stowell and Nicholson or members of management present, during which the CalAtlantic board reviewed the preliminary financial analysis presented by representatives of J.P. Morgan.

On August 19, 2017, the Advisory Committee held a telephonic meeting, with representatives of Gibson Dunn attending, and Mr. Stowell attending for a portion of the meeting. The Advisory Committee discussed, among other matters, the preliminary analysis previously presented by representatives of J.P. Morgan on CalAtlantic’s standalone strategy, including management’s financial projections, and CalAtlantic’s historical and projected performance and the value and risks associated with the standalone strategy and the July 24 Proposal. During executive session without Mr. Stowell present, after discussion and consideration of the information received by it, the Advisory Committee determined that they believed, based on the information presented, that it was in the best interests of CalAtlantic and its stockholders for CalAtlantic to continue to implement its standalone strategy, and therefore to recommend to the CalAtlantic board that CalAtlantic should focus on successfully executing its standalone strategy and take steps to mitigate risks to achieve management’s financial projections, rather than engaging with Lennar at that time regarding a proposed business combination transaction.

On August 20, 2017, Mr. Choate, as Chair of the Advisory Committee, communicated the Advisory Committee’s recommendation to the members of the CalAtlantic board. Mr. Choate’s message noted that the recommendation would be discussed at a previously scheduled in-person meeting of the CalAtlantic board to be held on August 22, 2017.

On August 22, 2017, the CalAtlantic board held an in-person meeting, with members of CalAtlantic senior management and representatives of Gibson Dunn attending in-person, and representatives of J.P. Morgan attending telephonically. During executive session without members of CalAtlantic senior management, and with representatives of J.P. Morgan present telephonically, the CalAtlantic board discussed the recommendation of, and the matters considered by, the Advisory Committee. Representatives of J.P. Morgan reviewed again its preliminary valuation analysis of each of CalAtlantic and Lennar on a standalone basis, and a preliminary combination analysis based on the July 24 Proposal. During executive session without members of CalAtlantic senior management or representatives of J.P. Morgan attending, the CalAtlantic board deliberated on, among other matters, J.P. Morgan’s preliminary financial analysis, the potential value provided by the July 24 Proposal, the achievability of the internal financial projections and steps that may be taken to de-risk the achievement of the internal financial projections and successfully execute its standalone strategy. The CalAtlantic board also discussed the fact that, at that point in time, Lennar had not provided non-public information to CalAtlantic or provided its internal projections and accordingly, while the valuation analysis of CalAtlantic was informed by internal financial projections, the valuation analysis of Lennar was informed solely by publicly available information. After extensive discussion, the CalAtlantic board determined that, while it had made no decision with respect to a potential business combination transaction with Lennar, it was in the best interests of CalAtlantic stockholders for the CalAtlantic board to obtain additional information from Lennar so that the CalAtlantic board, with the assistance of J.P. Morgan and Gibson Dunn, could better evaluate Lennar’s stock-for-stock proposal. The CalAtlantic board instructed representatives of J.P. Morgan to obtain additional business and financial information from Lennar, to include members of CalAtlantic’s management who could also assess the information in any meeting, and to report back to the CalAtlantic board.

Following the August 22, 2017 meeting of the CalAtlantic board, Mr. Nicholson informed Mr. Beckwitt, at the instruction of the CalAtlantic board, that a final determination with respect to Lennar’s proposal had not been reached by the CalAtlantic board, and that additional information was required for the CalAtlantic board to make a fully informed decision with respect to the July 24 Proposal.

On August 28, 2017, in response to the CalAtlantic board’s request for additional information from Lennar, members of CalAtlantic senior management and representatives of J.P. Morgan had a telephonic meeting with members of Lennar senior management and representatives of Citi, to discuss and review Lennar’s non-public management plan.

On September 3, 2017, the CalAtlantic board held a telephonic meeting to discuss the July 24 Proposal and the non-public information provided by Lennar, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. Representatives of J.P. Morgan provided a preliminary combination analysis based on, among other matters, the Lennar management plan and the CalAtlantic internal financial projections. Also during this meeting, members of CalAtlantic senior management reviewed CalAtlantic’s internal financial projections. The CalAtlantic board also discussed other potential strategic transaction partners for CalAtlantic, and the ability of such potential partners to consummate a transaction. During executive session without members of CalAtlantic senior management or representatives of J.P. Morgan present, the CalAtlantic board discussed a potential business combination transaction with Lennar in light of, among other matters, CalAtlantic’s standalone strategy and prospects. An extensive discussion followed on strategic considerations, including whether providing a counterproposal to Lennar’s current proposal may result in a further increase in per share price, and the nature and value of such a counterproposal. Representatives of Gibson Dunn also reviewed the directors’ fiduciary duties in light of a potential business combination transaction with Lennar. After a thorough review and discussion of Lennar’s proposal, the CalAtlantic board determined that it was in the best interests of CalAtlantic stockholders to continue to evaluate Lennar’s proposal and to engage with Lennar with a view towards evaluating the potential terms upon which a business combination transaction may be agreed. The CalAtlantic board further concluded that, having determined to engage with Lennar at that time, the Advisory Committee was no longer necessary and that it would be more efficient and timely for the entire CalAtlantic board to evaluate any business combination transaction with Lennar.

On September 4, 2017, representatives of Gibson Dunn provided an update to representatives of J.P. Morgan on the CalAtlantic board’s proposed response to Lennar. On September 5, 2017, representatives of J.P. Morgan had a discussion with Mr. Stowell and certain members of the CalAtlantic board regarding potential strategies for responding to Lennar, and the participants on the call agreed, subject to confirmation from the other members of the CalAtlantic board, to submit a counterproposal to Lennar for a purchase price of $48.00 per share of CalAtlantic common stock. Mr. Stowell discussed this proposal with other members of the CalAtlantic board, and after such discussions and confirmation from other members of the CalAtlantic board, Mr. Stowell instructed representatives of J.P. Morgan to contact Citi to submit the counterproposal to Lennar.

Later in the day on September 5, 2017, representatives of J.P. Morgan contacted representatives of Citi to communicate the CalAtlantic counterproposal of $48.00 per share of CalAtlantic common stock. CalAtlantic’s counterproposal represented an approximately 37.5% premium to the closing price per share of CalAtlantic common stock of $34.91 on September 1, 2017, the last full trading day prior to CalAtlantic’s counterproposal. Based on the closing price of the Lennar Class A common stock of $51.76 on September 1, 2017, the $48.00 counterproposal represented an implied exchange ratio of 0.927 shares of Lennar Class A common stock for each share of CalAtlantic stock.

On September 6, 2017, representatives of Citi informed representatives of J.P. Morgan that while Lennar continued to recognize the strategic merits of a business combination transaction with CalAtlantic, Lennar did not accept the CalAtlantic counterproposal and that instead Lennar had reiterated the July 24 Proposal of $44.00 per share of CalAtlantic common stock.

On September 7, 2017, the CalAtlantic board held a telephonic meeting, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. The CalAtlantic board discussed, among other matters, the recent interactions with Lennar and Lennar’s proposal, including the exchange ratio of shares of Lennar common stock to be received for each share of CalAtlantic common stock, as implied by Lennar’s proposal for a primarily stock transaction at a purchase price of $44.00 per share of CalAtlantic common stock. Because all members of the CalAtlantic board were not able to attend the meeting, the CalAtlantic board determined that it would reconvene prior to making a determination with respect to Lennar’s proposal.

On September 9, 2017, the CalAtlantic board convened another telephonic meeting, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. The CalAtlantic board reviewed those matters previously discussed at the September 7, 2017 meeting. The CalAtlantic board also discussed, with the assistance of the representatives of J.P. Morgan, an evaluation of a business combination with Lennar focused on obtaining a fixed exchange ratio that would be beneficial to the stockholders of CalAtlantic and permit CalAtlantic stockholders to have meaningful participation in the benefits of a combined company, in light of Lennar’s proposal being a primarily stock transaction. Representatives of Gibson Dunn provided an overview of the directors’ fiduciary duties in the context of a primarily stock transaction. After further discussion, the CalAtlantic board determined that the appropriate measure for evaluating Lennar’s stock-for-stock proposal was an exchange ratio and consideration of the pro forma ownership of the combined company that would be held by CalAtlantic stockholders, rather than a nominal price, and further determined to submit a counterproposal to Lennar at a fixed exchange ratio of 0.91 shares of Lennar common stock to be received for each share of CalAtlantic common stock, with an implied pro forma ownership for CalAtlantic stockholders of over 31.0%.

On September 11, 2017, representatives of J.P. Morgan communicated to representatives of Citi, CalAtlantic’s counterproposal of a fixed exchange ratio of 0.91 shares of Lennar common stock per share of CalAtlantic common stock. The closing price per share of CalAtlantic common stock and Lennar Class A common stock on September 8, 2017, the last full trading day prior to CalAtlantic’s counterproposal, was $34.60 and $50.54, respectively. As of such date, the fixed exchange ratio of 0.91 represented an implied price per share of CalAtlantic common stock of approximately $45.99 and a premium of approximately 32.9% to the closing price per share of CalAtlantic common stock on September 8, 2017.

On September 12, 2017, representatives of Citi communicated to representatives of J.P. Morgan that while Lennar remained interested in a business combination transaction with CalAtlantic, Lennar did not accept the

CalAtlantic counterproposal and that instead Lennar reiterated its prior proposal of $44.00 per share of CalAtlantic common stock, which they believed fully valued CalAtlantic common stock. They also communicated that they were considering a stock transaction, but would provide an ability for some cash election. At the request of Mr. Stowell, representatives of J.P. Morgan communicated Lennar’s response to the members of the CalAtlantic board.

From September 12, 2017 to September 14, 2017, members of the CalAtlantic board, along with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, considered potential responses to Lennar’s rejection of CalAtlantic’s counterproposal and the rationale for structuring a primarily stock transaction, even with a cash election, based on a fixed exchange ratio – rather than nominal price – to ensure the extent to which stockholders of CalAtlantic would be able to participate in the benefits of a combined company. After consideration of these matters and the matters previously presented to and discussed by the CalAtlantic board, the CalAtlantic board instructed representatives of J.P. Morgan to inform Citi that the CalAtlantic board desired a fixed exchange ratio proposal from Lennar before determining whether to proceed with further discussions regarding a business combination transaction.

On September 14, 2017, representatives of J.P. Morgan contacted representatives of Citi to communicate the CalAtlantic board’s desire that Lennar submit a proposal for a potential business combination transaction based on a fixed exchange ratio.

On September 15, 2017, representatives of J.P. Morgan met with representatives of Citi to further clarify Lennar’s proposal and CalAtlantic’s desire that Lennar submit a proposal for a potential business combination transaction based on a fixed exchange ratio.

On September 16, 2017, representatives of Citi contacted representatives of J.P. Morgan to communicate a revised proposal from Lennar. The revised proposal was for mixed consideration consisting of approximately 76 percent Lennar Class A common stock and approximately 24 percent cash, with stock consideration of 0.856 shares of Lennar Class A common stock for each share of CalAtlantic common stock and cash consideration of $41.80 per share of CalAtlantic common stock. Lennar said it wanted to have the right to purchase for cash either the approximately 25.4% of the outstanding CalAtlantic shares owned by MP CA Homes or the Lennar shares that would be issued as consideration for those CalAtlantic shares. Representatives of Citi also noted that on the basis of its revised proposal, Lennar would be amenable to each company performing due diligence on the other in an effort to reach a mutually agreed business combination transaction. Closing prices of CalAtlantic and Lennar common stock on September 15, 2017, were $34.95 and $51.31, respectively. As of such date, the stock consideration of 0.856 shares represented an implied price per share of CalAtlantic common stock of approximately $43.92 and a premium of approximately 25.7% to the price per share of CalAtlantic common stock, and the cash consideration of $41.80 represented a premium of approximately 19.6% to the price per share of CalAtlantic common stock.

On September 17, 2017, the CalAtlantic board held a telephonic meeting to review Lennar’s revised proposal, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. Representatives of J.P. Morgan provided an overview of Lennar’s revised proposal and a preliminary comparison to Lennar’s prior proposal of $44.00 per share of CalAtlantic common stock. The CalAtlantic board discussed with representatives of J.P. Morgan and Gibson Dunn that the revised proposal represented a lower implied value per share of CalAtlantic common stock than Lennar’s prior proposal. The CalAtlantic board considered, among other matters, the implied value of Lennar’s revised proposal, the CalAtlantic board’s prior counterproposal of a 0.91 exchange ratio, and the risks and benefits associated with certain responses to Lennar. After further discussion, the CalAtlantic board concluded that Lennar’s revised proposal was inadequate. The CalAtlantic board decided that in view of Lennar’s inadequate proposal, it was in the best interests of CalAtlantic stockholders for CalAtlantic to cease engagement with Lennar at such time regarding a business combination transaction, and to instead continue executing on its standalone strategy. The CalAtlantic board instructed representatives of J.P. Morgan to communicate its decisions to Citi. During a subsequent executive session, without members of CalAtlantic senior management or representatives of J.P. Morgan present, the CalAtlantic board discussed what steps, if any, were needed to improve CalAtlantic’s ability to execute its standalone strategy. The CalAtlantic board determined to hold a subsequent meeting to review and assess CalAtlantic’s standalone strategy. Mr. Jews was asked to communicate the CalAtlantic board’s desire to have a meeting with management to review the company’s standalone strategy.

Following the telephonic CalAtlantic board meeting, representatives of J.P. Morgan contacted representatives of Citi to communicate the CalAtlantic board’s decision to cease engagement with Lennar regarding a business combination transaction, and to instead continue executing on its standalone strategy.

On September 18, 2017, Mr. Beckwitt contacted a representative of J.P. Morgan and engaged in a general discussion regarding the reasons for the CalAtlantic board’s rejection of Lennar’s revised proposal and its decision to continue executing on its standalone strategy.

After such communication, no further communications were received from Lennar or its representatives until September 24, 2017.

On September 24, 2017, a representative of Citi called Mr. Matlin asking if MP CA Homes would support a business combination transaction between CalAtlantic and Lennar. Mr. Matlin informed the representative of Citi that MP CA Homes would support a transaction at the right price, and only if approved by the CalAtlantic board. Mr. Matlin contacted Mr. Stowell to notify him of the inquiry.

On September 25, 2017, representatives of Citi contacted representatives of J.P. Morgan to inquire whether CalAtlantic would be receptive to an all-stock business combination transaction at an exchange ratio of 0.89 shares of Lennar common stock per share of CalAtlantic common stock. In addition, they communicated that Lennar desired to have discussions with representatives of MP CA Homes to explore creating an option to purchase CalAtlantic shares held by MP CA Homes between the signing and closing of a definitive agreement. The representatives of J.P. Morgan referred the representatives of Citi to the CalAtlantic board’s previous responses to Lennar’s prior proposals and the CalAtlantic board’s decision to terminate discussions with Lennar. Later that day, representatives of Citi contacted representatives of J.P. Morgan to provide a revised proposal on behalf of Lennar for an all-stock business combination transaction at an exchange ratio of 0.91 shares of Lennar common stock per share of CalAtlantic common stock. At the request of Mr. Stowell, representatives of J.P. Morgan communicated Lennar’s proposal to the members of the CalAtlantic board.

On September 26, 2017, Mr. Beckwitt submitted a non-binding indication of interest letter to CalAtlantic and representatives of J.P. Morgan, proposing a business combination transaction at a 0.91 exchange ratio (the “September 26 Proposal”), and indicating an expectation of, among other matters, entering into a mutually satisfactory merger agreement, subject to completion of due diligence and other customary conditions, and assurances of support for the transaction from MP CA Homes and a lock-up agreement. The closing price per share of CalAtlantic common stock and Lennar Class A common stock on September 25, 2017, the last full trading day prior to Lennar’s submission of the September 26 Proposal, was $35.65 and $50.53, respectively. As of such date, the exchange ratio of 0.91 represented an implied price per share of CalAtlantic common stock of approximately $45.98 and a premium of approximately 29.0% to the price per share of CalAtlantic common stock.

On September 27, 2017, the CalAtlantic board held an in-person meeting to review the September 26 Proposal, with members of CalAtlantic senior management and representatives of J.P. Morgan attending in-person and representatives of Gibson Dunn attending telephonically. Representatives of J.P. Morgan provided an overview of the September 26 Proposal, including as compared to Lennar’s previous proposals and to J.P. Morgan’s preliminary analysis of the historical implied exchange ratios based on the relative trading prices of CalAtlantic common stock and Lennar common stock. Representatives of J.P. Morgan also reviewed preliminary analyses of CalAtlantic’s competitive position relative to that of Lennar and other companies in the U.S. homebuilding industry, and the potential value creation and risks associated with the September 26 Proposal based on, among other factors, CalAtlantic management’s financial projections and synergy estimates. The CalAtlantic board also discussed with representatives of J.P. Morgan other potential strategic transaction partners for the company. Members of CalAtlantic senior management also provided their views on the September 26 Proposal in light of CalAtlantic’s standalone strategy. During executive session, without members of CalAtlantic senior management or representatives of J.P. Morgan present, the CalAtlantic board engaged in extensive discussion regarding the September 26 Proposal including, among other matters, the execution risks associated with a potential business combination transaction and CalAtlantic’s standalone plan and strategy. Also during executive session, the CalAtlantic board discussed the possibility of CalAtlantic providing transaction-related payments to one or more members of CalAtlantic senior management who were members of the pre-CalAtlantic Standard Pacific management team, if CalAtlantic were to proceed with and complete a business combination transaction with Lennar, due to a perceived inequity with the change in control payments that would be received by the members of CalAtlantic senior management who were members of the pre-CalAtlantic Ryland management team, because of legacy change in control arrangements. Representatives of Gibson Dunn provided an overview of the process for negotiating and announcing entry into definitive transaction documentation, including certain terms typically found in merger agreements involving public companies, and the terms proposed by the September 26 Proposal letter. After further discussion, the CalAtlantic board determined, on the basis of the September 26 Proposal, to engage in negotiating a potential business combination transaction with Lennar. Members of the CalAtlantic senior management and representatives of J.P. Morgan then re-joined the meeting and the CalAtlantic board instructed members of the CalAtlantic senior management and representatives of J.P. Morgan and Gibson Dunn to engage in negotiating a potential business combination transaction with Lennar.

On the evening of September 27, 2017, representatives of J.P. Morgan contacted representatives of Citi to communicate the CalAtlantic board’s decision to proceed with mutual due diligence and with negotiating a potential business combination transaction with Lennar based upon the terms of the September 26 Proposal. Also on September 27, 2017, Gibson Dunn distributed an initial draft of a confidentiality agreement, which contained a customary mutual standstill provision, to Lennar’s legal advisor Goodwin Procter LLP, which we refer to as “Goodwin.”

Over the course of the next several days, members of CalAtlantic senior management and representatives of J.P. Morgan and Gibson Dunn engaged in discussions with members of Lennar senior management and representatives of Citi and Goodwin to determine the process for due diligence and negotiations.

On September 30, 2017, Mr. Beckwitt and Mr. Stowell discussed the draft confidentiality agreement and discussed Lennar’s desire to enter into an agreement with MP CA Homes in which MP CA Homes would agree to vote for a business combination if one was approved by the CalAtlantic board and would give Lennar an option to purchase MP CA Homes’ CalAtlantic shares for cash, which would enable Lennar to prevent the shares of Lennar Class A common stock that MP CA Homes would receive in the business combination from creating an overhang on the market for Lennar Class A common stock.

On October 1, 2017, a telephonic meeting was held with members of CalAtlantic senior management and representatives of J.P. Morgan and Gibson Dunn and members of Lennar senior management and representatives of Citi and Goodwin, to discuss certain key components of a potential transaction. Among the matters discussed on the call was Lennar’s desire to have a cash component to the proposed transaction and potential mechanisms for Lennar to acquire the shares of CalAtlantic common stock owned by MP CA Homes for cash in order to effectuate this cash component. In response to a statement by representatives of CalAtlantic that they did not want diligence to begin until an agreement between Lennar and MP CA Homes was finalized, if such an agreement was a requirement for Lennar to proceed with a transaction, the representatives from Lennar stated that while Lennar would like to enter into an agreement with MP CA Homes under which it would agree to receive cash consideration, this was not a requirement to proceeding with a business combination transaction. The participants also discussed the possibility that Lennar would issue a dividend of its Class B common stock in connection with the transaction. The discussions were reported to MP CA Homes by CalAtlantic.

On October 2, 2017, CalAtlantic and Lennar entered into a customary confidentiality agreement, which contained a customary mutual standstill provision. Also on October 2, 2017, Goodwin distributed an initial draft of the merger agreement to Gibson Dunn.

During the following weeks, representatives of CalAtlantic and Lennar, and representatives of J.P. Morgan, Citi, Gibson Dunn and Goodwin, held a series of calls and meetings in the course of performing due diligence on CalAtlantic and Lennar, respectively.

On October 10, 2017, Gibson Dunn distributed a revised draft of the merger agreement to Goodwin, which included, among other provisions, a “go-shop” provision for the benefit of CalAtlantic with customary terms, an obligation of Lennar to pay a termination fee to CalAtlantic and reimburse CalAtlantic for certain reasonable out-of-pocket fees and expenses incurred by CalAtlantic, in each case upon termination of the merger agreement under certain specified circumstances, and an agreement for an unspecified number of members of the CalAtlantic board to serve on the Lennar board of directors upon closing of the Merger. The revised draft also included significant revisions to the provisions providing the CalAtlantic board with the ability to exercise its fiduciary duties in assessing alternative and superior proposals and changing its recommendation to stockholders with respect to the Merger, including adding a right to do so upon the occurrence of certain intervening events.

On October 11 and 12, 2017, in-person due diligence meetings were held for CalAtlantic and Lennar to perform mutual due diligence, with representatives of CalAtlantic management and Lennar management, and representatives of J.P. Morgan and Citi, attending. During these meetings, Mr. Beckwitt informed Mr. Stowell that senior members of CalAtlantic management should expect their employment to terminate as of the closing date.

On October 13, 2017, Mr. Matlin and another representative of MP CA Homes had an in-person meeting with Messrs. Miller and Beckwitt and a representative of Citi to discuss proposed terms of a voting and election agreement between MP CA Homes and Lennar, including a requirement that MP CA Homes vote in support of the transaction, the terms of its post-closing lockup with regard to the Lennar shares that MP CA Homes would receive as a result of a business combination between Lennar and CalAtlantic , and the terms under which MP CA Homes would be amenable to accepting cash consideration for its shares of CalAtlantic common stock in the potential business combination transaction. Mr. Matlin communicated that MP CA Homes was amenable to accepting cash consideration, on the right terms, but only if the cash component was available on the same terms to all CalAtlantic stockholders. The parties agreed to consider the terms of the voting and election agreement and discuss again the following week.

On October 16, 2017, Goodwin distributed a revised draft of the merger agreement to Gibson Dunn, which, among other matters, did not include a “go-shop” provision or a provision providing for members of the CalAtlantic board to serve on the Lennar board of directors, but which did include an obligation of Lennar to pay a termination fee to CalAtlantic and to reimburse CalAtlantic for certain fees and expenses under some circumstances, in addition to a reciprocal obligation of CalAtlantic to reimburse Lennar for certain fees and expenses.

On October 18, 2017, Mr. Matlin and another representative of MP CA Homes, Mr. Beckwitt and a representative of Citi met in New York to discuss terms under which MP CA Homes would be amenable to accepting cash consideration for its shares of CalAtlantic common stock in connection with a potential business combination transaction. Mr. Matlin communicated that MP CA Homes was amenable to accepting cash consideration for all of its shares of CalAtlantic common stock at a 5% discount to the implied price per share of CalAtlantic common stock calculated the day prior to announcement of the transaction based on a 0.91 exchange ratio. Lennar agreed to consider terms of the cash election component of the merger consideration and to come back to MP CA Homes with a definitive proposal.

On October 20, 2017, Goodwin distributed to Gibson Dunn an initial draft of a voting agreement under which Mr. Miller and affiliated entities would agree to vote all the Lennar stock they owned or had the power to vote in favor of the proposed business combination with CalAtlantic. At the time, the shares Mr. Miller had the power to vote entitled the holders to cast approximately 41.7% of the total number of votes that could be cast by Lennar stockholders.

On October 21, 2017, Gibson Dunn sent a revised draft of the merger agreement to Goodwin. This revised draft proposed, among other matters, a “go-shop” provision, termination fees payable by CalAtlantic to Lennar equal to 1.25 percent and 2.25 percent of the equity value of CalAtlantic if the merger agreement was terminated under certain circumstances during the go-shop period and thereafter, respectively, and a termination fee payable by Lennar to CalAtlantic equal to 4.0 percent of the equity value of CalAtlantic.

On October 22, 2017, Goodwin provided Gibson Dunn with Lennar’s list of open items on the merger agreement. This included a proposal for one member of the CalAtlantic board to join the Lennar board of directors upon consummation of the transaction, elimination of the go shop right, three matching rights in the event of a superior proposal, an obligation of the CalAtlantic board to provide an irrevocable termination notice before Lennar would negotiate amending the terms of the merger agreement in the event of a superior proposal and a termination fee of 4.0 percent for each party.

On October 23, 2017, Mr. Stowell held a telephonic discussion with Mr. Beckwitt to discuss the status of negotiations, unresolved issues in the draft merger agreement and potential terms for the cash consideration in the transaction. During this discussion, Mr. Beckwitt indicated that due to recent changes in the price per share of Lennar Class A common stock relative to the price per share of CalAtlantic common stock, Lennar could no longer agree to a transaction at an exchange ratio of 0.91 shares of Lennar Class A common stock for each share of CalAtlantic stock, and that Lennar was instead prepared to agree to an exchange ratio of 0.87. Mr. Beckwitt stated that Lennar had satisfactorily completed its due diligence on CalAtlantic, and the decrease in proposed price was not a result of any diligence findings. Mr. Stowell stated that he would take any revised proposal to the CalAtlantic board, but that he expected an exchange ratio of 0.87 would not be well received by the CalAtlantic board, particularly if due diligence supported Lennar’s prior assumptions on the contributions of CalAtlantic’s business to the combined company. The closing price per share of CalAtlantic common stock and the Lennar Class A common stock on October 20, 2017, the last full trading day prior to Lennar’s revised proposal, was $38.91 and $57.50, respectively. As of such date, an exchange ratio of 0.87 represented an implied price per share of CalAtlantic common stock of approximately $50.02 and a premium of approximately 28.6% to the price per share of CalAtlantic common stock.

Also on October 23, 2017, representatives of Gibson Dunn had a telephonic meeting with representatives of Goodwin to discuss the draft merger agreement.

Also on October 23, 2017, there was a conversation among Mr. Matlin, Mr. Beckwitt and a representative of Citi regarding the voting and cash election agreement.

On October 24, 2017, Goodwin sent a revised draft of the merger agreement to Gibson Dunn, which included, among other provisions, a cash election mechanism permitting stockholders of CalAtlantic to elect, prior to the stockholder meetings, to receive cash consideration in the Merger in lieu of shares of Lennar common stock, subject to a cap and proration as set forth in the draft merger agreement, the appointment of a member of the CalAtlantic board to the Lennar board of directors upon consummation of the Merger, to be selected by the Lennar board of directors, and termination fees payable by each of CalAtlantic and Lennar to the other equal to 4.0 percent of CalAtlantic equity value, without a “go-shop” provision.

On October 24, 2017 and October 25, 2017, there were a number of conversations between Mr. Beckwitt and Mr. Stowell regarding various provisions of the proposed merger agreement, including provisions relating to deal protections, acceleration of equity awards to CalAtlantic employees whose employment is terminated by Lennar, and cash election features of the proposed merger consideration.

During the period from September 27, 2017 through October 24, 2017, members of the CalAtlantic compensation committee discussed the proposed retention agreements, including the advisability of retention agreements, which members of management would receive retention agreements, the amount of the change in control payment expected to be received by each such officer under such officer’s then current change in control arrangements, and the proposed amount of retention bonuses for each of Messrs. Stowell, McCall and Babel and Ms. Marlett, to eliminate any perceived pay inequity.

On October 25, 2017 there was a meeting in New York among Mr. Matlin and another representative of MP CA Homes and Mr. Beckwitt and a representative of Citi regarding the price Lennar would pay for shares it purchased from MP CA Homes.

On October 25, 2017, Mr. Stowell and Mr. Beckwitt had several conversations regarding the exchange ratio. Mr. Stowell told Mr. Beckwitt that the CalAtlantic board of directors would not move forward on the basis of a 0.87 exchange ratio, but that he believed that the CalAtlantic board would support a 0.90 exchange ratio. After extensive conversations, Mr. Stowell and Mr. Beckwitt tentatively agreed to present to their respective boards of directors an exchange ratio of 0.885 shares of Lennar Class A common stock for each share of CalAtlantic common stock.

On October 25, 2017, the compensation committee of the CalAtlantic board met to consider and approve certain matters, including retention letter agreements to be entered into by certain members of CalAtlantic senior management and CalAtlantic, and payments to the members of the Advisory Committee for their service on the Advisory Committee. See the section entitled “The Merger—Interests of CalAtlantic Directors and Executive Officers in the Merger” beginning on page 68 for a description of the retention letter agreements.

Also on October 25, 2017, the CalAtlantic board held a regularly scheduled telephonic meeting, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. During this meeting, Mr. Stowell provided an update on the status of negotiations with Lennar regarding a potential business combination transaction, including Lennar’s recently revised proposal for a transaction at an exchange ratio of 0.885. Mr. Matlin also provided an update on discussions between Lennar and MP CA Homes with respect to proposed arrangements in which MP CA Homes would agree to backstop a cash election for CalAtlantic stockholders in a transaction. Representatives of J.P. Morgan provided a preliminary analysis of Lennar’s revised proposal, including as compared to Lennar’s prior proposal for a transaction at an exchange ratio of 0.91. Representatives of J.P. Morgan also noted certain updates to their preliminary financial analysis including an increase in estimated synergies as provided by CalAtlantic management based on further due diligence, Lennar’s proposed cash election to be supported by MP CA homes, as well as changes in market prices for the stock of both CalAtlantic and Lennar. Representatives of J.P. Morgan further noted that their preliminary valuation analysis of Lennar on a standalone and combined basis now incorporated prospective financial estimates provided by Lennar to CalAtlantic which were reviewed and adjusted by CalAtlantic management and provided to J.P. Morgan. Also during this meeting, representatives of Gibson Dunn provided an overview of key terms of, and unresolved issues in, the draft merger agreement, including regarding the “go-shop” provision, the magnitude of termination fees and the circumstances under which these fees would paid and the ability of the CalAtlantic board to designate a director to serve on the Lennar board of directors upon closing of the Merger. Representatives of Gibson Dunn also provided an overview of the proposed terms of the contemplated voting agreements to be entered into by Mr. Miller and affiliated entities, and MP CA Homes, respectively. The CalAtlantic board determined that Mr. Stowell should serve on the Lennar board of directors upon consummation of the Merger, in part because he would be able to provide continuity and an understanding of the CalAtlantic business that would support a successful integration. The CalAtlantic board further determined, with the assistance of representatives of J.P. Morgan and Gibson Dunn, certain parameters for the magnitude of termination fees that would be acceptable, provided that CalAtlantic’s financial and legal advisors negotiate to ensure the definitive merger agreement contained provisions relating to termination which were more customary than those being proposed by Lennar at that time. The CalAtlantic board discussed proposing a termination fee of 2.25% for both parties. After extensive discussion, the CalAtlantic board determined that it was in the best interests of the stockholders of CalAtlantic to continue working with Lennar to reach a mutually agreed business combination transaction at an exchange ratio of 0.885, with a cash election component, provided that certain other terms of the transaction be resolved favorably to CalAtlantic and that definitive documentation be executed in the coming days. The CalAtlantic board also discussed with representatives of J.P. Morgan and Gibson Dunn the advisability and mechanics of a partial downside protection mechanism based on Lennar’s stock price. After the J.P. Morgan representatives left the meeting, the CalAtlantic board received and considered, among other matters, a report from the compensation committee of the CalAtlantic board regarding the matters approved by the compensation committee at its October 25, 2017 meeting described above.

On October 26, 2017, Mr. Stowell had a telephonic discussion with Mr. Beckwitt, to communicate the position of the CalAtlantic board and to discuss certain open items with respect to a potential business combination transaction. Mr. Stowell told Mr. Beckwitt that the CalAtlantic board would agree to a 0.885 exchange ratio, but wanted to include a ratcheting of the exchange ratio from 0.885 to 0.91 if the price of Lennar Class A common stock declined below $57.94 down to $56.35, where the 0.91 exchange ratio would be locked. Mr. Beckwitt noted, among other matters, that Lennar would not agree to a “go-shop” provision in the merger agreement or a termination fee of 2.25%.

Also on October 26, 2017, Gibson Dunn sent a revised draft of the merger agreement to Goodwin, which included, among other provisions, a termination fee payable by CalAtlantic to Lennar equal to 1.5% of the equity value of CalAtlantic if the merger agreement were terminated within thirty days of the signing date, and equal to 4.0% of the equity value of CalAtlantic if the merger agreement were terminated thereafter. The revised draft did not include a “go-shop” provision.

Also on October 26, 2017, Goodwin sent a draft of a voting and cash election agreement, to be entered into by Lennar and MP CA Homes, to MP CA Home’s legal advisor Ropes & Gray LLP, which we refer to as “Ropes.”

On October 27, 2017, Mr. Beckwitt told Mr. Stowell Lennar would not agree to the downside protection of the 0.885 exchange ratio, and they tentatively settled on a 0.885 exchange ratio, subject to the approval of their respective boards of directors. They also tentatively agreed that the termination fee would be 3% of the equity value of the Merger on the day the agreement was signed. Mr. Stowell told Mr. Beckwitt that he understood that MP CA Homes would not agree to a discount of more than 5% to the price per share of CalAtlantic stock implied by the 0.885 exchange ratio immediately before the transaction is announced and that it did not want the cash option to apply to all its shares.

On October 28, 2017, representatives of Gibson Dunn had a telephonic meeting with representatives of Goodwin to discuss the draft merger agreement. During October 28 and 29, 2019, Gibson Dunn and Goodwin exchanged revised drafts of, and had several discussions regarding, the merger agreement.

Also on October 28, 2017, Mr. Matlin and Mr. Beckwitt had a telephonic meeting to discuss the terms on which MP CA Homes would make a cash election. Following that call, Mr. Beckwitt told Mr. Stowell that unless MP CA Homes would agree to backstop a cash election option at a discount of 6%, Lennar would not agree to a transaction. On October 29, 2017, there were a number of conversations among some or all of Mr. Beckwitt, Mr. Matlin and Mr. Stowell, which resulted in agreement that the termination fee would be 2.95% of the equity value of the transaction, the cash election option would be at $48.26 per share, which was 6% below the value of 0.885 shares of Lennar Class A based upon its most recent trading price, and that provided that the terms of the merger agreement were acceptable to the CalAtlantic board, MP CA Homes would backstop that cash for up to 85 percent of the shares of CalAtlantic held by MP CA Homes.

On the morning of October 29, 2017, the CalAtlantic board held a telephonic meeting, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. Mr. Stowell provided an update on negotiations with Lennar, noting that while the proposed exchange ratio remained 0.885, certain other key terms of the merger agreement were resolved in favor of CalAtlantic. Representatives of Gibson Dunn noted for the CalAtlantic board its fiduciary duties. Representatives of Gibson Dunn also provided an overview of key terms of the draft merger agreement, a draft of which had been provided to the CalAtlantic board, including the terms relating to the ability of the CalAtlantic board to exercise its fiduciary duties in assessing alternative and superior proposals and changing its recommendation to stockholders with respect to the Merger, and the proposed termination fee equal to 2.95 percent of CalAtlantic equity value payable by each of CalAtlantic and Lennar to the other if the merger agreement were terminated under certain specified circumstances. Representatives of Gibson Dunn also noted how such key terms had changed since being previously presented to the CalAtlantic board. Mr. Matlin summarized the terms upon which MP CA Homes had agreed to backstop the cash election in the proposed transaction. The CalAtlantic board determined to reconvene at a later time that day to further review the proposed transaction.

During the afternoon of October 29, 2017, Ropes and Goodwin exchanged drafts of the MP CA Homes’ voting and cash election agreement and negotiated the final terms of such agreement.

Later on October 29, 2017, the CalAtlantic board reconvened and held a telephonic meeting, with members of CalAtlantic senior management, and representatives of J.P. Morgan and Gibson Dunn, attending. Representatives of J.P. Morgan summarized the interactions with Lennar to date. Representatives of J.P. Morgan also presented their financial analysis of the proposed transaction at an exchange ratio of 0.885 shares of Lennar common stock for each share of CalAtlantic common stock, subject to a cash election mechanism such that approximately 20 percent of the aggregate consideration could be in cash. J.P. Morgan then delivered to the CalAtlantic board its oral opinion, which was confirmed by delivery of a written opinion dated October 29, 2017, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the holders of CalAtlantic common stock in the Merger, was fair, from a financial point of view, to such stockholders, as more fully described below in the section “The Merger—Opinion of CalAtlantic’s Financial Advisor” beginning on page 57 of this joint proxy statement/prospectus. The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C hereto. Following discussion of the presentation by representatives of J.P. Morgan, J.P. Morgan’s delivery of its oral opinion and review of proposed resolutions by Mr. Babel, and after deliberation and inquiry by the CalAtlantic board, the CalAtlantic board unanimously determined, among other matters, that the Merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of, CalAtlantic’s stockholders, and the CalAtlantic board adopted and approved the merger agreement, the Merger and the other transactions contemplated by the merger agreement and recommended that the stockholders of CalAtlantic adopt the merger agreement and approve the Merger.

Later on October 29, 2017, CalAtlantic and Lennar executed the definitive merger agreement. Mr. Miller and certain affiliated entities executed a voting agreement with CalAtlantic. MP CA Homes executed a voting and cash election agreement with Lennar.

The transaction was announced pursuant to a joint press release issued by Lennar and CalAtlantic prior to market open on October 30, 2017.

The merger agreement provides that CalAtlantic and its representatives may interact with third parties that have submitted an alternative acquisition proposal to clarify the terms and conditions of such proposal, and that CalAtlantic may furnish non-public information to third parties that have submitted an alternative acquisition proposal that the CalAtlantic board determines in good faith constitutes, or is reasonably expected to result in, a transaction that would be more favorable to CalAtlantic stockholders than the Merger, as described further under “The Merger Agreement – Termination of the merger agreement.” As of the date of this joint proxy statement/prospectus, no person has made an alternative acquisition proposal to acquire CalAtlantic.

Lennar Board Recommendation and Its Reasons for Approving the Merger

The Lennar board of directors has unanimously recommended that Lennar’s stockholders vote in favor of the Lennar Merger Proposal, the Lennar Authorized Share Proposal and, if necessary, the Lennar Adjournment Proposal. In evaluating the Merger, the Lennar board of directors received presentations from Lennar’s senior management and consulted with Lennar’s outside counsel, Goodwin Procter, LLP, and Lennar’s financial adviser, Citigroup Global Markets. It considered a number of expected benefits of the Merger to Lennar and some negative aspects of the Merger. The factors that Lennar’s board of directors considered included the following:

Expected Benefits of the Merger

•	The merged companies would create a better platform for enhanced shareholder value.

•	The Merger is expected to be accretive to Lennar’s earnings per share by approximately $0.04 per share in fiscal year 2018, without taking account of transaction costs, and to be accretive by approximately $0.68 per share to the earnings per share Lennar anticipated generating in fiscal 2019 under a base plan that would have included effects of share repurchases.

•	The Merger will give Lennar significant concentrated local market share, with a top three market share position in 26 of the 30 fastest growing metropolitan statistical areas, which will enable Lennar to have greater access to land and labor, leading to greater efficiencies and opportunities.

•	The Merger will increase the areas where Lennar can become the builder of choice for subcontractors and suppliers, with resulting reductions in cycle times, increases in inventory turns, and better access to skilled labor.

•	Acquiring homebuilding operations in markets where we have local market and product knowledge will assist with a smooth integration.

•	The Merger is expected to result in approximately $100 million of cost savings in fiscal year 2018 and $365 million per year of cost savings in fiscal year 2019 and subsequent years, as a result of reduced general and administrative costs and reduced homebuilding costs. The ability to achieve these cost savings will result in part from the fact that Lennar and CalAtlantic have compatible product strategies.

•	Acquiring existing communities with known absorption rates provides a foundation for growth in land constrained markets.

•	The Merger will expand synergies with non-homebuilding aspects of Lennar’s activities, such as residential mortgages and other financial services and technology related partnerships and initiatives.

•	Although the Merger will require Lennar to incur or assume a substantial amount of additional debt, cash flow expected to be generated by the combined company is anticipated to enable Lennar by the end of fiscal year 2019 to reduce its indebtedness to the point where the ratio of its debt to total capital and the ratio of its net debt to total capital will be 36.0% and 33.3%, respectively, compared with 40.0% and 37.3%, respectively, which were expected to be the ratios at November 30, 2017 (which was before giving effect to the Merger or indebtedness incurred in anticipation of the Merger).

•	Cash flow expected to be generated by the combined company will, in addition to enabling Lennar substantially to reduce its debt, enable Lennar to engage in a stock repurchase program, with a resulting increase in earnings per share.

•	Lennar’s management demonstrated following the February 2017 acquisition of WCI Communities, Inc., and has demonstrated after other acquisitions, that applying Lennar’s homebuilding techniques to properties accumulated by other homebuilders can accomplish cost savings and increase gross margins. The combined company is expected to have the type of above average gross margins that have been consistently achieved by Lennar for a number of years.

•	Acquiring an existing homebuilding company gives Lennar access to already entitled land that can be developed without the delay involved in obtaining entitlements.

Negative Aspects of the Merger

•	Partially because of transaction costs and integration costs, the Merger is expected to have only a small accretive effect on Lennar’s fiscal year 2018 earnings per share.

•	Lennar will have to incur substantial indebtedness in connection with the Merger and to redeem or repay certain CalAtlantic debt shortly after the Merger. Because of this, the Merger will significantly increase Lennar’s ratios of debt to total capital and net debt to total capital for fiscal year 2018.

•	Because of the substantial amount of Lennar stock that will be issued in connection with the Merger, the return on Lennar’s equity and the return on its capital will be lower during fiscal year 2018 and fiscal year 2019 than if Lennar did not do the Merger.

•	The Merger will result in a substantial amount of goodwill being recorded on Lennar’s balance sheet (the exact amount will depend on the market price of Lennar’s stock and the fair value of CalAtlantic’s assets when the Merger is consummated).

•	Much of the expected benefit of the Merger depends on the ability of Lennar’s management to apply Lennar cost saving techniques to the CalAtlantic operations.

Each director gave the various positive and negative considerations described above the relative weightings he or she believed appropriate. Therefore, no particular considerations were given general priority over any other considerations.

Based upon the directors’ individual views of the Merger and related matters, the Lennar board of directors unanimously voted to recommend that Lennar stockholders vote “FOR” the Lennar Merger Proposal, “FOR” the Lennar Authorized Share Proposal and “FOR” the Lennar Adjournment Proposal, if necessary, including to solicit additional proxies if there are not sufficient votes to adopt the proposals at the time of the Lennar special meeting.

CalAtlantic Board Recommendation and Its Reasons for the Merger

At its meeting on October 29, 2017, the CalAtlantic board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the Merger. The CalAtlantic board of directors unanimously recommends that CalAtlantic stockholders vote “FOR” each of the proposals being submitted to a vote of the CalAtlantic stockholders at the CalAtlantic special meeting.

The CalAtlantic board of directors considered many reasons in making its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated thereby. In arriving at its decision, the CalAtlantic board of directors consulted with CalAtlantic’s senior management, and legal and financial advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the proposed Merger is likely to result in significant strategic and financial benefits to CalAtlantic and its stockholders.

Strategic and Financial Benefits of Merger

In evaluating the Merger, the CalAtlantic board of directors considered a number of positive factors, including the following (not in any relative order of importance):

•	a combination of CalAtlantic with Lennar would provide the long-term strategic benefit of creating a more diversified company, with increased scope and scale of homebuilding activities, that would become the largest homebuilder in the United States by revenues;

•	that CalAtlantic stockholders would own approximately 25% of Lennar following completion of the Merger, and that the transaction consideration, comprised of Lennar common stock, with the ability to elect cash up to the maximum cash amount, provides immediate value to the CalAtlantic stockholders and also provides the CalAtlantic stockholders with the opportunity to participate in the appreciation in value that the CalAtlantic board of directors believes will be created as a result of the Merger;

•	the potential opportunities for greater operational efficiencies and synergies through conducting CalAtlantic’s and Lennar’s respective operations as part of a single enterprise and the expectation that the CalAtlantic stockholders would benefit from such efficiencies and synergies, including as a result of enhanced national and local market purchasing power as a result of increased scale;

•	the belief of the CalAtlantic board of directors that the consideration to be received by the CalAtlantic stockholders in the Merger was an attractive offer in light of the recent and historical per share price performance of CalAtlantic common stock as compared to that of other companies in the United States homebuilding industry including Lennar;

•	the expectation that combining the operations of CalAtlantic with Lennar would promote increased earnings per share (in comparison to CalAtlantic on a stand-alone basis) through realization of synergies, cost savings and continuation of Lennar’s track-record of positive performance; see the section entitled “Unaudited Prospective Financial Information—CalAtlantic Management’s Unaudited Prospective Standalone Financial Information and the Synergies” beginning on page 63 for a description of such synergies and cost savings considered by the CalAtlantic board;

•	the belief of the CalAtlantic board of directors that the strategic alternatives available to CalAtlantic, including the alternative of remaining a standalone company, were less favorable to the CalAtlantic stockholders than the Merger given Lennar’s historical performance in the U.S. homebuilding industry, and the potential risks, likely value creation, uncertainties and timing associated with these alternatives;

•	the prospects for Lennar following completion of the Merger given the CalAtlantic board of directors’ knowledge of each of CalAtlantic’s and Lennar’s business, operations, financial condition, and earnings, taking into account Lennar’s publicly filed information and the results of CalAtlantic’s due diligence review of Lennar;

•	the fact that Mr. Stowell, the current executive chairman of the CalAtlantic board of directors, would be expected to serve on the Lennar board of directors upon completion of the Merger; and

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of CalAtlantic common stock or Lennar common stock between the date of the merger agreement and the date of the completion of the Merger.

Uncertainties, Risks and Potentially Negative Factors

In the course of its deliberations, the CalAtlantic board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the transaction, including the following (not in any relative order of importance):

•	the potential negative effects on CalAtlantic’s business related to the announcement and pendency of the Merger, including the impact on CalAtlantic’s employees and the potential for increased employee attrition and increased difficulty with employee recruitment;

•	the restrictions on the conduct of CalAtlantic’s business during the period between the execution of the merger agreement and the completion of the Merger;

•	the costs associated with the completion of the Merger and the realization of the benefits expected to be obtained in connection with the Merger, including management’s time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the Merger, including potential termination fees, impact on CalAtlantic’s business and stockholder and market reactions;

•	the challenges inherent in the integration of two businesses of the size and complexity of CalAtlantic and Lennar;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies as a result of the Merger and the risk that other anticipated benefits might not be realized;

•	the difficulties of combining the businesses and workforces of CalAtlantic and Lennar based on, among other things, differences in the cultures of the two companies;

•	the right of the Lennar board of directors to withdraw or modify in a manner adverse to CalAtlantic its recommendation to the Lennar stockholders regarding the Merger, subject to Lennar paying CalAtlantic a termination fee of $178.7 million in the event that CalAtlantic elects to terminate the merger agreement as a result;

•	the limited circumstances under which Lennar is required to pay CalAtlantic a termination fee of $178.7 million if the merger agreement is terminated;

•	the risk that CalAtlantic stockholders or Lennar stockholders may object to and challenge the Merger and take actions that may prevent or delay the consummation of the Merger, including to vote down the proposals at the CalAtlantic or Lennar special meetings;

•	the possibility, given trends in public merger transactions, of potential stockholder litigation, and the attendant costs, delays and diversion of attention of management;

•	the fact that the merger agreement contains certain provisions that may have the effect of discouraging proposals for alternative acquisition transactions involving CalAtlantic, including: (i) the restriction on CalAtlantic’s ability to solicit proposals for alternative transactions, (ii) the limitations on the CalAtlantic board of directors’ ability to change its recommendation to CalAtlantic stockholders regarding the Merger, (iii) the requirement that CalAtlantic notify Lennar of alternative acquisition proposals, and (iv) the requirement that CalAtlantic pay a termination fee of $178.7 million to Lennar in certain circumstances following termination of the merger agreement;

•	the risk that CalAtlantic could be required to reimburse up to $30.0 million of Lennar’s reasonable, out-of-pocket transaction related fees and expenses in the event that CalAtlantic stockholders do not adopt the merger agreement and approve the Merger;

•	the potential that the fixed exchange ratio under the merger agreement could result in Lennar delivering less value to the CalAtlantic stockholders than had been anticipated by the CalAtlantic board of directors should the value of the shares of Lennar common stock decrease from the date of the execution of the merger agreement; and

•	risks of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 26 and 36, respectively.

Further, the CalAtlantic board of directors considered that some members of the CalAtlantic board of directors and certain CalAtlantic executive officers have interests in the proposed Merger as individuals that are in addition to, and that may be different from, the interest of the CalAtlantic stockholders generally, as described under “The Merger—Interests of CalAtlantic Directors and Executive Officers in the Merger” beginning on page 68.

For the reasons set forth above and other reasons considered, the CalAtlantic board of directors unanimously determined that the Merger and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of CalAtlantic and its stockholders, and unanimously adopted and approved, and declared advisable, the merger agreement. The CalAtlantic board of directors unanimously recommends that the CalAtlantic stockholders vote “FOR” each of the proposals being submitted to a vote of the CalAtlantic stockholders at the CalAtlantic special meeting.

The foregoing discussion of the information and reasons considered by the CalAtlantic board of directors is not exhaustive but is intended to reflect the material reasons considered by the CalAtlantic board of directors in its consideration of the Merger. In view of the complexity, and the large number, of the reasons considered, the CalAtlantic board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various reasons. Rather, the CalAtlantic board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the CalAtlantic board of directors may have given different weight to different reasons.

The foregoing discussion of the information and reasons considered by the CalAtlantic board of directors is forward-looking in nature. This information should be read in light of the reasons described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36.

Based upon the directors’ individual views of the Merger and related matters, the CalAtlantic board of directors unanimously voted to recommend that CalAtlantic stockholders vote “FOR” the CalAtlantic Merger Proposal, “FOR” the CalAtlantic Merger-Related Compensation Proposal, and “FOR” the CalAtlantic Adjournment Proposal, if necessary, including adjournments to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the CalAtlantic special meeting.

Opinion of CalAtlantic’s Financial Advisor

Pursuant to an engagement letter dated September 15, 2017, CalAtlantic retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of the CalAtlantic board on October 29, 2017, J.P. Morgan rendered its oral opinion to the CalAtlantic board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the holders of CalAtlantic common stock in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its October 29, 2017 oral opinion by delivering its written opinion to the CalAtlantic board, dated October 29, 2017, that, as of such date, the consideration to be paid to the holders of CalAtlantic common stock in the proposed Merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated October 29, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. CalAtlantic stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the CalAtlantic board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of CalAtlantic or as to the underlying decision by CalAtlantic to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of CalAtlantic as to how such stockholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning CalAtlantic and Lennar and the industries in which they operate;

•	compared the financial and operating performance of CalAtlantic and Lennar with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of CalAtlantic common stock and Lennar Class A common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of CalAtlantic and certain internal financial estimates prepared by the management of Lennar relating to their respective businesses as described in the section titled, “Unaudited Prospective Financial Information” in this joint proxy statement/prospectus, as well as adjustments and extrapolations made by the management of CalAtlantic to such projections or estimates of both businesses;

•	reviewed estimates of amounts and timing of the cost savings and related expenses and synergies expected to result from the proposed Merger, which we refer to as the “Synergies,” as provided by the management of CalAtlantic based on their discussions with the management of Lennar; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of CalAtlantic and Lennar with respect to certain aspects of the proposed Merger, and the past and current business operations of CalAtlantic and Lennar, the financial condition and future prospects and operations of CalAtlantic and Lennar, the effects of the Merger on the financial condition and future prospects of CalAtlantic and Lennar, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by CalAtlantic and Lennar or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with CalAtlantic, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of CalAtlantic or Lennar under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of CalAtlantic and Lennar to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by CalAtlantic and Lennar in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to CalAtlantic with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any adverse effect on CalAtlantic or Lennar or on the contemplated benefits of the proposed Merger.

The projections furnished to J.P. Morgan for CalAtlantic were prepared by CalAtlantic management, and the estimates for Lennar were prepared by Lennar management and provided to CalAtlantic management, which subsequently reviewed, adjusted and approved such estimates prior to providing them to J.P. Morgan. Neither CalAtlantic nor Lennar publicly discloses internal management projections or estimates of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections or estimates were not prepared with a view toward public disclosure. These projections and estimates were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections or estimates. For more information regarding the use of such projections or estimates, please refer to the section entitled “Unaudited Prospective Financial Information” beginning on page 63 of this joint proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of CalAtlantic common stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of CalAtlantic or the underlying decision by CalAtlantic to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the consideration to be paid to the holders of CalAtlantic common stock in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which CalAtlantic common stock or Lennar Class A common stock will trade at any future time.

The terms of the merger agreement were determined through arm’s length negotiations between CalAtlantic and Lennar, and the decision to enter into the merger agreement was solely that of the CalAtlantic board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the CalAtlantic board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the CalAtlantic board or CalAtlantic management with respect to the proposed Merger or the consideration to be paid to the holders of CalAtlantic common stock in the proposed Merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the CalAtlantic board on October 29, 2017 and in the presentation delivered to the CalAtlantic board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the CalAtlantic board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of CalAtlantic and Lennar with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of CalAtlantic and Lennar or aspects thereof.

For CalAtlantic, the companies selected by J.P. Morgan were as follows:

•	D.R. Horton, Inc.

•	Lennar Corporation

•	PulteGroup, Inc.

•	Toll Brothers, Inc.

•	Taylor Morrison Home Corporation

•	TRI Pointe Group, Inc.

•	Meritage Homes Corporation

For Lennar, the companies selected by J.P. Morgan were as follows:

•	D.R. Horton, Inc.

•	PulteGroup, Inc.

•	Toll Brothers, Inc.

None of the selected companies reviewed is identical to CalAtlantic or Lennar. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of CalAtlantic and Lennar. However, certain of these companies may have characteristics that are materially different from those of CalAtlantic and Lennar. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect CalAtlantic or Lennar.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company’s stock price to the respective company’s latest available tangible book value (including book value of in-the-money convertible debt securities) divided by the number of diluted shares, which we refer to as the “Price/Tangible Book Value,” and the ratio of the company’s stock price to the mean consensus equity research analyst estimate for earnings per share for 2018, which we refer to as the “Price/2018E EPS”.

Based on the results of this analysis, J.P. Morgan selected multiple reference ranges for Price/Tangible Book Value of 1.3x – 1.8x for CalAtlantic and 1.6x – 2.3x for Lennar and multiple reference ranges for Price/2018E EPS of 9.5x – 12.5x for CalAtlantic and 11.0x – 14.0x for Lennar.

After applying such ranges to the respective tangible book value per share provided by management, the mean consensus research analyst estimate for earnings per share for 2018 and the estimated management earnings per share for 2018, in each case, with respect to CalAtlantic and Lennar, the analysis indicated the following implied per share equity value ranges for CalAtlantic common stock and Lennar Class A common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
CalAtlantic
Price/Tangible Book Value	$39.00	$53.75
Price/2018E EPS (Consensus)	$38.25	$50.50
Price/2018E EPS (CalAtlantic Management)	$46.25	$60.75
Lennar
Price/Tangible Book Value	$50.50	$72.50
Price/2018E EPS (Consensus)	$53.25	$68.00
Price/2018E EPS (Lennar Management)	$56.00	$71.25

The ranges of implied per share equity values for CalAtlantic common stock were compared to CalAtlantic’s closing share price of $40.45 on October 27, 2017, the proposed cash consideration of $48.26 per share of CalAtlantic common stock and the implied offer price of $51.34 per share of CalAtlantic common stock at the proposed stock consideration exchange ratio of 0.885 per share based on Lennar’s closing share price of $58.01 on October 27, 2017.

The ranges of implied per share equity values for Lennar Class A common stock were compared to Lennar’s closing share price of $58.01 on October 27, 2017.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for CalAtlantic common stock and Lennar Class A common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the periods indicated above.

J.P. Morgan calculated the unlevered free cash flows that each of CalAtlantic and Lennar is expected to generate during the period from the fourth quarter of fiscal year 2017 through the end of 2022 based upon financial projections and extrapolations without Synergies prepared by CalAtlantic management and financial estimates without Synergies prepared by Lennar management and provided to CalAtlantic management, which subsequently reviewed, adjusted and approved such projections or estimates. In particular, for the purposes of developing the discounted cash flow valuation, terminal year projections or estimates for both CalAtlantic and Lennar were developed, reviewed and approved by CalAtlantic management. J.P. Morgan also calculated a range of terminal values of each of CalAtlantic and Lennar at the end of the 5.25-year period ending 2022 by applying a perpetual growth rate ranging from 0.5% to 1.5% to the unlevered free cash flow of each company during the terminal period. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2017 for CalAtlantic and August 31, 2017 for Lennar using a range of discount rates from 7.75% to 8.75%. This discount rate range was based upon J.P. Morgan’s analysis of the weighted-average cost of capital of each of CalAtlantic and Lennar.

Based on the foregoing, this analysis indicated the following implied per share equity value range, rounded to the nearest $0.25, for CalAtlantic common stock and Lennar Class A common stock:

	Implied Per Share Equity Value
	Low	High
CalAtlantic
Discounted Cash Flow Analysis	$45.75	$59.75
Lennar
Discounted Cash Flow Analysis	$55.75	$68.75

The range of implied per share equity values for CalAtlantic common stock was compared to CalAtlantic’s closing share price of $40.45 on October 27, 2017, the proposed cash consideration of $48.26 per share of CalAtlantic common stock and the implied offer price of $51.34 per share of CalAtlantic common stock at the proposed stock consideration exchange ratio of 0.885 per share based on Lennar’s closing share price of $58.01 on October 27, 2017.

The range of implied per share equity values for Lennar Class A common stock was compared to Lennar’s closing share price of $58.01 on October 27, 2017.

Relative Value Analysis. Based upon the implied valuations for each of CalAtlantic and Lennar as derived above under “Public Trading Multiples Analysis” and “Discounted Cash Flow Analysis,” J.P. Morgan calculated a range of implied exchange ratios of a share of CalAtlantic common stock to a share of Lennar Class A common stock, and then compared that range of implied exchange ratios to the proposed stock consideration exchange ratio.

For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each range of implied equity values of CalAtlantic by the high end of each range of implied equity values of

Lennar. J.P. Morgan also calculated the ratio implied by dividing the high end of each range of implied equity values of CalAtlantic by the low end of each range of implied equity values of Lennar.

In each case, the implied exchange ratios were compared to the proposed stock consideration exchange ratio of 0.885x and did not include any Synergies. This analysis indicated the following implied exchange ratios:

Range of Implied Exchange Ratios
	Low	High
Trading Multiples Analysis
Price/Tangible Book Value	0.538x	1.064x
2018E Price/EPS (Consensus)	0.563x	0.948x
2018E Price/EPS (Management)	0.649x	1.085x
Discounted Cash Flow Analysis	0.665x	1.072x

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of CalAtlantic or Lennar. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to CalAtlantic or Lennar. The companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of CalAtlantic and Lennar. However, certain of these companies may have characteristics that are materially different from those of CalAtlantic and Lennar. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CalAtlantic and Lennar.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise CalAtlantic with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with CalAtlantic, Lennar and the industries in which they operate.

CalAtlantic has agreed to pay J.P. Morgan a fee of $40.0 million, $0.3 million of which became payable to J.P. Morgan for advisory services rendered up until the time J.P. Morgan delivered its opinion, $4.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed Merger. In addition, CalAtlantic has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of this letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with CalAtlantic and Lennar, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on CalAtlantic’s credit facility in October 2015, as lead-left bookrunner on an offering of debt securities by CalAtlantic in May 2016, as active bookrunner on a sale of equity securities of CalAtlantic in June 2017 (representing MP CA Homes), and as joint bookrunner on an offering of debt securities by CalAtlantic in June 2017; as joint bookrunner on offerings of debt securities by Lennar in October 2015, February 2016 and April 2017, as lead left bookrunner on an offering of debt securities by Lennar in January 2017, and as sole bookrunner and joint lead arranger on Lennar’s credit facility in June 2016 and May 2017. In addition, during such period, J.P. Morgan and its affiliates have provided loan syndication, and debt and equity underwriting services to portfolio companies of MatlinPatterson Global Advisers LLC, which portfolio companies are unrelated to the proposed Transaction. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of CalAtlantic, Lennar and such portfolio companies as are referred to in the preceding sentence, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of CalAtlantic and Lennar. During the two year period ending on September 30, 2017, the aggregate fees received by J.P. Morgan from CalAtlantic were approximately $7 million and from Lennar were approximately $7 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments of CalAtlantic or Lennar for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Unaudited Prospective Financial Information

CalAtlantic Management’s Unaudited Prospective Standalone Financial Information and the Synergies

CalAtlantic does not, as a matter of course, publicly disclose financial forecasts, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with CalAtlantic’s consideration and negotiation of a potential transaction with Lennar, in August 2017, CalAtlantic management prepared certain non-public, unaudited internal financial forecasts for CalAtlantic on a standalone basis, for fiscal years 2017 through 2019 regarding CalAtlantic’s revenue, gross margin percent, net income, and earnings per share which we refer to as “EPS.” We refer to these financial forecasts collectively as the “CalAtlantic Financial Forecasts.” In addition, CalAtlantic management extrapolated the CalAtlantic Financial Forecasts (other than EPS) for fiscal years 2020 through 2022 based on CalAtlantic management’s assumptions regarding industry growth and stage of the homebuilding cycle expected during such period. We refer to such extrapolated financial forecasts as the “CalAtlantic Extrapolations,” and we refer to the CalAtlantic Financial Forecasts and the CalAtlantic Extrapolations together as the “CalAtlantic Projections.” CalAtlantic management also prepared the Synergies. The Synergies are calculated as cost savings from synergies, net of related synergy implementation costs, and were prepared based on discussions with Lennar management assuming a phase-in of such synergies through fiscal year 2019. The CalAtlantic Projections were prepared based on a stand-alone capital plan for CalAtlantic, including assumptions regarding CalAtlantic’s plans for future share repurchases, debt financings and dividend policies. CalAtlantic provided the CalAtlantic Projections and the Synergies to J.P. Morgan and the CalAtlantic board of directors. As a result, CalAtlantic has included below a summary of the CalAtlantic Projections and the Synergies to provide its stockholders access to certain formerly non-public information that was considered by the CalAtlantic board of directors and J.P. Morgan in connection with its financial analysis. In connection with the due diligence review of CalAtlantic by Lennar, CalAtlantic’s management also provided certain of the CalAtlantic Projections for fiscal years 2017 through 2019 to Lennar and its financial advisor.

The CalAtlantic Projections include revenue, gross margin, net income, and EPS for CalAtlantic on a standalone basis. Unlevered free cash flow was also calculated based on the CalAtlantic Projections. Unlevered free cash flow refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs.

A summary of the CalAtlantic Projections discussed above, which includes both the CalAtlantic Financial Forecasts for fiscal years 2017 through 2019 and the CalAtlantic Extrapolations for fiscal years 2020 through 2022, is presented below:

	Year Ending December 31, ($ in millions, except EPS)
	2017E	2018E	2019E	2020E	2021E	2022E
Homebuilding Revenue	$6,682	$8,092	$8,722	$8,985	$9,166	$9,350
Homebuilding Gross Margin, %	20.1%	20.9%	21.0%	21.0%	21.0%	21.0%
Net Income (1)	448	575	639	658	672	685
Unlevered Free Cash Flow (2)(3)	355	491	677	570	648	661
EPS		4.86	5.72

(1)	Includes income from homebuilding, financial services, land sales and other income.
(2)	The estimated terminal unlevered free cash flow of CalAtlantic (not presented in the table above) was $733 million. Unlevered Free Cash Flow (including such estimated terminal unlevered free cash flow) was calculated by J.P. Morgan based on the CalAtlantic Projections for purposes of J.P. Morgan’s discounted cash flow analysis in connection with its opinion delivered to the CalAtlantic board of directors on October 29, 2017. J.P. Morgan’s Unlevered Free Cash Flow calculation was provided to CalAtlantic management, which subsequently reviewed and approved such projections. These Unlevered Free Cash Flow calculations were not provided to Lennar.

(3)	Unlevered Free Cash Flow for 2017 is solely for CalAtlantic’s 2017 fiscal fourth quarter.

Summary of the Synergies

A summary of the Synergies discussed above for fiscal years 2017 through 2022 is presented below:

	Year Ending December 31, ($ in millions)
	2017E	2018E	2019E	2020E	2021E	2022E
Total Post-Tax Synergies (1)	$0	$83	$247	$250	$252	$255

(1)	The Synergies consist of net cost synergies and are presented on a post-tax basis, assuming a phase-in through fiscal year 2019.

Summary of CalAtlantic’s Adjustments to Lennar Standalone Financial Estimates

Lennar has never prepared multi-year projections. The only projections Lennar prepares in the ordinary course are projections for the forthcoming fiscal year, prepared at the beginning of that fiscal year, which are not disclosed to the public. With regard to 2018, by the time the merger agreement was signed, Lennar had not completed its budgeting process for 2018, and therefore did not yet have fiscal 2018 projections. However, at the request of CalAtlantic, Lennar provided to CalAtlantic, for use in the course of its due diligence, non-public estimates by Lennar personnel of future operating results and financial condition based on preliminary divisional business plans for fiscal years 2017 through 2022, which we refer to as the “Lennar Financial Estimates.” The Lennar Financial Estimates did not constitute projections and were not subject to the type of detailed analysis that would be involved in the preparation of projections. Also, the Lennar Financial Estimates were prepared before Hurricanes Harvey and Irma, and did not reflect resulting deferrals of home deliveries which had been expected in fiscal 2017. CalAtlantic management reviewed the Lennar Financial Estimates in connection with its diligence, but for purposes of providing the estimates to J.P. Morgan for use in its financial analyses, rather than using the Lennar Financial Estimates for fiscal years 2020 through 2022, CalAtlantic’s management extrapolated Lennar’s estimates for fiscal years 2018 and 2019 to prepare forecasts for fiscal years 2020 through 2022, with such extrapolations based on the same assumptions used by CalAtlantic’s management in preparing the CalAtlantic Extrapolations regarding the industry’s long term average growth. We refer to the Lennar Financial Estimates, as adjusted by CalAtlantic’s management, as the “Adjusted Lennar Financial Estimates.” The Adjusted Lennar Financial Estimates were provided to J.P. Morgan and the CalAtlantic board of directors.

The following sets forth the EPS estimates, provided by Lennar for fiscal years 2018 and 2019, and the unlevered free cash flow prepared based on the Adjusted Lennar Financial Estimates as described above. The unlevered free cash flow calculation includes financials for Lennar’s Homebuilding and Financial Services segments only, and excludes Lennar’s ownership of Rialto and Multifamily businesses, as well as unconsolidated joint ventures. Such businesses and investments were valued separately. The following unlevered free cash flow calculations are based on the unadjusted Lennar Financial Estimates for fiscal years 2018 and 2019 and the Adjusted Lennar Financial Estimates for fiscal years 2020 through 2022:

	Year Ending November 30, ($ in millions, except EPS)
	2017E	2018E	2019E	2020E	2021E	2022E
Unlevered Free Cash Flow (1)		$877	$1,117	$1,032	$1,138	$1,151
EPS		5.08	5.86

(1)	The estimated terminal unlevered free cash flow of Lennar was $1,306 million. Unlevered Free Cash Flow (including such estimated terminal unlevered free cash flow) was calculated by J.P. Morgan based on the Adjusted Lennar Financial Estimates for purposes of J.P. Morgan’s discounted cash flow analysis in connection with its opinion delivered to the CalAtlantic board of directors on October 29, 2017. J.P. Morgan’s Unlevered Free Cash Flow calculation was provided to CalAtlantic management, which subsequently reviewed and approved such projections.

The CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions, matters specific to CalAtlantic’s and Lennar’s businesses, and the effects of the Merger as they relate to the Synergies including the factors set forth in the section titled “Risk Factors” beginning on page 26, all of which are difficult to predict and many of which are beyond CalAtlantic’s or Lennar’s control. CalAtlantic cannot provide any assurance that the assumptions underlying the CalAtlantic Projections, the Adjusted Lennar Financial Estimates or the Synergies will be realized.

Many of the assumptions reflected in the CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies are subject to change and such projections and estimates do not reflect revised prospects for CalAtlantic’s or Lennar’s business as a result of the Merger, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Important factors that may affect actual results or the achievability of the projections or estimates include, but are not limited to, those risks and uncertainties described in CalAtlantic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Lennar’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016, as well as those set forth in the section titled “Risk Factors” in this joint proxy statement/prospectus beginning on page 26. CalAtlantic has not updated and does not intend to update or otherwise revise the CalAtlantic Projections, the Adjusted Lennar Financial Estimates or the Synergies. There can be no assurance that the results reflected in any of the CalAtlantic Projections, the Adjusted Lennar Financial Estimates or the Synergies will be realized or that actual results will not materially differ from such projections and estimates. In addition, the CalAtlantic Projections and the Synergies cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the CalAtlantic Projections and the Synergies included in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

CalAtlantic stockholders and Lennar stockholders are urged to review CalAtlantic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Lennar’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016 and CalAtlantic’s and Lennar’s subsequently filed reports with the SEC for descriptions of risk factors with respect to CalAtlantic’s and Lennar’s businesses. You should read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36, “Risk Factors” beginning on page 26, and “Where You Can Find More Information” beginning on page 133 for additional information regarding the risks inherent in forward-looking information such as the CalAtlantic Projections and the Adjusted Lennar Financial Estimates.

The CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies were not prepared with a view toward public disclosure but rather for the purpose of evaluating the proposed transaction between CalAtlantic and Lennar. Accordingly, the CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies do not comply with GAAP (including because certain metrics are non-GAAP measures, and such projections and estimates do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies have been prepared by, and are the responsibility of CalAtlantic’s management. Neither CalAtlantic’s nor Lennar’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined, reviewed or performed any agreed-upon procedures with respect to the CalAtlantic Projections, the Adjusted Lennar Financial Estimates or the Synergies, nor have they expressed any opinion or any other form of assurance on such projections or estimates or the achievability of the results reflected in such projections or estimates, and they assume no responsibility for, and disclaim any association with, such projections or estimates. The report of CalAtlantic’s independent registered public accounting firm incorporated by reference into this joint proxy statement/prospectus relates only to CalAtlantic’s historical financial information and no such report extends to the prospective financial information or should be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies may not be comparable to similarly titled amounts used by other companies or persons. The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the CalAtlantic Projections, the Adjusted Lennar Financial Estimates and the Synergies. Neither CalAtlantic nor Lennar has made any representation to the other in the merger agreement concerning any such projections or estimates.

The CalAtlantic Projections and the Adjusted Lennar Financial Estimates do not give effect to the Merger and the other transactions contemplated by the merger agreement or any changes to Lennar’s operations or strategy that may be implemented after the completion of the Merger, including any potential synergies expected to be realized as a result of the Merger and the other transactions contemplated by the merger agreement, to any disruption to CalAtlantic’s or Lennar’s business caused by the announcement of the Merger, or to any costs related to, or that may arise in connection with, the Merger and the other transactions contemplated by the merger agreement, including the effect of any failure of the Merger to occur.

CALATLANTIC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS, ADJUSTED ESTIMATES OR SYNERGIES TO REFLECT CIRCUMSTANCES

EXISTING AFTER THE DATE WHEN MADE, INCLUDING EVENTS OR CIRCUMSTANCES THAT MAY HAVE OCCURRED DURING THE PERIOD BETWEEN THAT DATE AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT BEING REALIZED.

Board of Directors and Executive Officers of Lennar After Completion of the Merger

The persons who currently are the Lennar directors and executive officers are expected to continue as Lennar directors and executive officers after the Merger. The current members of the Lennar board are Irving Bolotin, Steven L. Gerard, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Sidney Lapidus, Teri McClure, Stuart Miller, Armando Olivera, Donna Shalala and Jeffrey Sonnenfeld. The merger agreement provides that effective at the time of the Merger, Scott D. Stowell, who currently is the Executive Chairman of CalAtlantic, will be added to the Lennar board.

Information about Lennar’s current directors and executive officers is contained in Lennar’s Report on Form 10-K for the year ended November 30, 2016 and the proxy statement dated March 7, 2017 relating to Lennar’s 2017 Annual Meeting of Stockholders. Information about Scott Stowell is contained in CalAtlantic’s proxy statement dated March 31, 2017 relating to CalAtlantic’s 2017 Annual Meeting of Stockholders. The Lennar Report on Form 10-K and the Lennar and CalAtlantic proxy statements all are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133.

Accounting Treatment of the Merger

In accordance with GAAP, Lennar will account for the Merger using the acquisition method of accounting, with Lennar being considered the acquiror of CalAtlantic for accounting purposes. This means that Lennar will allocate the purchase price to the fair value of CalAtlantic’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals Required for the Merger

Lennar and CalAtlantic have determined that the Merger is not subject to the filing requirements of the HSR Act, and no other filings, approvals or consents from federal or state antitrust authorities are required in order to consummate the Merger. The Merger may require that notifications be given to governmental agencies that have issued licenses that are held by CalAtlantic and its subsidiaries and other governmental agencies.

The shares of Lennar Class A and Class B common stock that will be issued to CalAtlantic stockholders as a result of the Merger must be approved for listing on the NYSE, subject to official notice of issuance.

Restrictions on Sales of Shares of Lennar Class A and Class B Common Stock Received in the Merger

Except as set forth below, all shares of Lennar Class A and Class B common stock received by CalAtlantic stockholders as a result of the Merger will be freely tradable for purposes of the Securities Act and the Exchange Act unless CalAtlantic stockholders to whom shares are issued are “affiliates” of Lennar, which Lennar does not believe will be the case, except possibly with regard to Scott Stowell, who will become a director of Lennar. If any CalAtlantic stockholder is an affiliate of Lennar, this joint proxy statement/prospectus does not cover resales of shares received as a result of the Merger.

MP CA Homes has agreed in a Voting and Cash Election Agreement, dated October 29, 2017 between MP CA Homes and Lennar, which we refer to as the “MP CA Homes Agreement,” that if as a result of the Merger, it receives 5% or more of the Lennar Class A common stock that will be outstanding immediately after the Merger, until 90 days after the Merger becomes effective, MP CA Homes will not sell or otherwise transfer any shares of Lennar Class A common stock. After that, there will be no restriction under the MP CA Homes Agreement against MP CA Homes’ selling or otherwise transferring Lennar common stock.

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration being paid or issued to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders are required to receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because CalAtlantic stockholders are not required to accept in the Merger any consideration in exchange for their shares of CalAtlantic common stock other than Lennar Class A common stock and Class B common stock, both of which are listed on the NYSE, and cash in lieu of fractional shares (if applicable), holders of CalAtlantic common stock will not be entitled to any appraisal rights in connection with the Merger with respect to their shares of CalAtlantic common stock.

NYSE Listing of Lennar Stock; Delisting and Deregistration of CalAtlantic Common Stock

It is a condition to the obligations of each party to complete the Merger that the shares of Lennar stock to be issued in the Merger have been approved for listing on the NYSE, subject to notice of issuance. Lennar is required to use its reasonable best efforts to cause all the conditions to the parties’ obligations (which includes the condition regarding approval for listing on the NYSE) to be fulfilled.

If the Merger is completed, CalAtlantic’s common stock will cease to be listed on the NYSE and its registration under the Exchange Act will be terminated.

Interests of CalAtlantic Directors and Executive Officers in the Merger

In considering the recommendation of the CalAtlantic board of directors that you vote to adopt the merger agreement, you should be aware that CalAtlantic’s executive officers and directors have economic interests in the Merger that are different from, or in addition to, those of CalAtlantic’s stockholders generally. CalAtlantic’s board of directors was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the Merger and the other transactions contemplated by the merger agreement, (ii) adopt, approve and declare advisable the merger agreement, and (iii) resolve to recommend the approval of the merger agreement to CalAtlantic stockholders. The transactions contemplated by the merger agreement will be a “change in control” for purposes of the CalAtlantic executive compensation arrangements described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The value of the per share merger consideration is $49.13 for each CalAtlantic share based on the average closing price per CalAtlantic share over the five business days following the first public announcement of the transaction on October 30, 2017.

•	The effective time is November 1, 2017, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section.

•	Each executive officer of CalAtlantic was terminated by CalAtlantic without “cause” or resigned for “good reason” (as such terms are defined in the relevant agreements) in connection with the Merger, in either case immediately following the assumed effective time of November 1, 2017.

Change in Control and Severance Arrangements

Following is a description of the severance and change in control arrangements between CalAtlantic and each named executive officer.

Change of Control Arrangements with Mr. Nicholson.

Mr. Nicholson, CalAtlantic’s Chief Executive Officer and President, has entered into two severance agreements with CalAtlantic, an executive severance agreement and a CEO severance agreement. Severance payments to Mr. Nicholson in connection with a qualifying termination within a “change of control period” may be made pursuant to either the CEO severance agreement or the executive severance agreement, whichever would convey the greater economic benefit to Mr. Nicholson, but not both.

Pursuant to the executive severance agreement, during a “change of control period,” if Mr. Nicholson’s employment is terminated without “cause” or if Mr. Nicholson resigns for “good reason,” Mr. Nicholson will have the right to receive: (i) a pro rata bonus through the date of termination based on the target annual bonus for the year in which termination occurs or in the absence of a specified target annual bonus for that year, the highest bonus he earned in any of the three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to him for any of the three years prior to termination, (ii) acceleration and payment of any outstanding equity and incentive awards, (iii) participation in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which he currently participates at the sole cost of CalAtlantic for a period of two years following his termination of employment, (iv) a lump sum cash payment for two years of continued participation in the personal health and services allowance provided to him prior to the change of control, (v) reimbursement for the costs of relocating in order to pursue professional or career opportunities within two years after termination, including taxes payable on the reimbursement, any costs or commissions related to selling his home, and all moving expenses and any other benefits provided by CalAtlantic under its relocation program, and (vi) reimbursement for outplacement services used within two years of the date of termination of up to 25% of his annual compensation for the calendar year prior to the date of termination or, in lieu of such reimbursement, a lump sum cash payment equal to 10% of his “annual compensation” for the calendar year immediately preceding termination of employment. “Annual compensation” means the sum of Mr. Nicholson’s annual base salary and bonus paid or earned (even if paid in a subsequent year), and all amounts credited to him, vested and unvested, under any incentive compensation or other benefit or compensation plan, including long-term and equity incentive award plans during the year.

Pursuant to the CEO severance agreement, if Mr. Nicholson’s employment is terminated without “cause,” Mr. Nicholson will have the right to receive: (i) a pro rata share of his annual bonus incentive payment for the year in which the termination occurs and payment of all benefits to which he has a vested right at the time of termination, (ii) a lump sum cash payment equal to the aggregate amount of 24 months of his annual base salary as in effect prior to the date of notice of termination, (iii) a lump sum cash payment equal to two times the highest amount of annual bonus incentive payment paid or payable in the three previous years prior to the year of termination, (iv) an equity award equal to the highest restricted stock unit award granted during the three previous years (or a lump sum cash payment in an amount equal to the fair market value of such shares if such award cannot be made), (v) acceleration and payment of any outstanding equity and incentive awards, (vi) continued participation in the life, medical, dental, vision, AD&D, prescription drug, and long-term disability programs in which he participates prior to termination for a period of two years following termination of employment or equivalent benefits for the same period, and (vii) a lump sum cash payment equal to the value of coverage under the executive life insurance program as well as the value of the personal health services allowance for a period of 24 months.

Change in Control Protection Agreement with Mr. Stowell.

Mr. Stowell, CalAtlantic’s Executive Chairman, is a party to a severance and change in control protection agreement with CalAtlantic. Under this agreement, if his employment with CalAtlantic is terminated without “cause” (cause generally consisting of various bad acts described more particularly in the agreement) or by Mr. Stowell for “good reason” (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) in connection with a change in control (i.e., “double-trigger” required for payouts), he is entitled to receive a lump sum payment equal to three times the sum of his current base salary plus his target bonus for the year of termination, COBRA paid by CalAtlantic for three years and an additional pro-rata bonus. The amount of the pro-rata bonus is determined by multiplying his target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365. In addition, all unvested equity awards will vest as of the date of termination.

Change of Control and Severance Arrangement with Mr. Skelly. Mr. Skelly has entered into an executive severance agreement with CalAtlantic. Pursuant to this agreement, in the event that his employment is terminated by CalAtlantic without “cause” or Mr. Skelly resigns for “good reason” during a “change of control period,” Mr. Skelly will have the right to receive a lump sum cash payment equal to a pro rata bonus through the date of termination based on the target annual bonus for the year in which termination occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by him in any of the last three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to him for any of the three years prior to termination. In addition to these benefits, upon a qualifying termination, he will have the right to receive (i) acceleration and payment of any outstanding equity and incentive awards, (ii) participation in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which he then participates at the sole cost of CalAtlantic for a period of two years following termination of employment, (iii) a lump sum cash payment for two years of continued participation in the personal health and services allowance provided to him prior to the change of control, (iv) reimbursement for the costs of relocating in order to pursue professional or career opportunities within two years after termination, including taxes payable on the reimbursement, any costs or commissions related to selling his home, and all moving expenses and any other benefits provided by CalAtlantic under its relocation program, and (v) the right to receive reimbursement for outplacement services used within two years of the date of termination of up to 25% of his “annual compensation” for the calendar year prior to the date of termination or, in lieu of such reimbursement, a lump sum cash payment equal to 10% of his “annual compensation” for the calendar year immediately preceding termination of employment. Concurrently with the execution of the merger agreement, CalAtlantic entered into an amendment of this executive severance agreement with Mr. Skelly to provide that, in the event that Mr. Skelly’s employment is terminated in a manner entitling him to outplacement benefits, in lieu of such benefits Mr. Skelly will be entitled to receive a lump sum cash payment equal to the maximum amount he could have been reimbursed for under the executive severance agreement. This amendment is contingent upon the Merger having been consummated prior to December 31, 2018, and will be null and void if the Merger is not consummated by that date.

The “change of control period” for Mr. Skelly’s executive severance agreement begins on the date CalAtlantic (or a successor) becomes aware of or enters into discussions or negotiations that could involve a “change of control” and ends on the earlier of two years after the effective date of a “change of control” or the date on which a “change of control” is no longer discussed or proposed to occur. For purposes of his executive severance agreement, “annual compensation” means the sum of Mr. Skelly’s annual base salary and bonus paid or earned (even if paid in a subsequent year), and all amounts credited to him, vested and unvested, under any incentive compensation or other benefit or compensation plan, including long-term and equity incentive award plans during the year.

Change in Control and Severance Protection Agreement with Jeff McCall, Wendy Marlett and John P. Babel. Jeff J. McCall, Wendy L. Marlett and John P. Babel have entered into change in control and severance protection agreements. The agreements have a two year term with a rolling one year extension.

If the executive’s employment with CalAtlantic is terminated by CalAtlantic without “cause” or by the executive for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) in connection with a change in control (i.e., “double-trigger” required for payouts), the executive is entitled to receive a lump sum payment equal to two times the sum of his or her current base salary plus his or her target bonus for the year of termination, COBRA paid by CalAtlantic for two years, an outplacement benefit, and an additional pro-rata bonus. The amount of the pro-rata bonus is determined by multiplying his or her target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365. In addition, all unvested equity awards will vest as of the date of termination.

Retention Arrangements

Concurrently with the execution of the merger agreement, CalAtlantic entered into retention letter agreements with each of Scott D. Stowell, Jeff J. McCall, Wendy L. Marlett, and John P. Babel (the “Retention Agreements”). The Retention Agreements provide for the payment to each executive of the following lump sum cash retention bonus on the date the Merger is consummated so long as the executive either remains employed with CalAtlantic through the consummation of the Merger, or is terminated prior to the consummation of the Merger by CalAtlantic without “cause” at the request of Lennar: Scott D. Stowell: $8,250,000, Jeff J. McCall: $3,050,000, Wendy L. Marlett: $2,000,000, and John P. Babel: $2,250,000. The bonuses under the Retention Agreements are in addition to, and not in lieu of, other payments due and payable under CalAtlantic’s employee benefit plans and/or any other agreement between each executive and CalAtlantic. Payment under the Retention Agreements is contingent upon the completion of the Merger prior to December 31, 2018, and will be null and void if the Merger is not consummated by that date.

Equity Compensation

At the effective time, the outstanding CalAtlantic options, restricted stock units and SARs held by CalAtlantic’s executive officers that convert into equity awards with respect to Lennar shares in the manner described above will remain subject to the same service-based vesting conditions; provided, however, that if an executive officer’s employment is terminated, other than for “cause,” on or prior to the first anniversary of the effective time, the assumed outstanding equity awards will fully vest upon such termination. Other than such accelerated vesting and the vesting provided for under the severance and change in control protection agreements described above, there will not be any acceleration or vesting of any equity awards outstanding under CalAtlantic’s equity incentive plans as a result of the Merger.

Indemnification; Directors’ and Officers’ Insurance

In the merger agreement, Lennar and Merger Sub have agreed that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of persons who are at the effective time of the Merger are current or former directors, officers and employees of CalAtlantic and its subsidiaries that are provided in CalAtlantic’s certificate of incorporation and bylaws or similar organizational documents of any subsidiary of CalAtlantic or under any indemnification, employment or other similar agreements between any indemnified party and CalAtlantic or any subsidiary of CalAtlantic, in each case as in effect on the date of the merger agreement will, with respect to matters occurring at or prior to the effective time of the Merger, survive the Merger and continue in full force and effect in accordance with their respective terms.

In the merger agreement, Lennar and Merger Sub have also agreed to cause the certificate of incorporation and the bylaws of the company that survives the Merger to contain provisions no less favorable with respect to exculpation, indemnification and advances of expenses of indemnified parties for periods at or prior to the effective time than are set forth in the certificate of incorporation and the bylaws of CalAtlantic as of the date of the merger agreement.

In the merger agreement, Lennar has guaranteed the indemnification and expense advancement obligations of CalAtlantic and its subsidiaries that survive the Merger under those provisions of CalAtlantic’s certificate of incorporation or bylaws. Lennar will, or will cause the company that survives the Merger to, maintain in effect for not less than six years after the effective time of the Merger, with respect to occurrences at or prior to the effective time of the Merger, CalAtlantic’s policies of directors’ and officers’ liability insurance that were in effect on the date of the merger agreement (notwithstanding any provisions of those policies that they will terminate as a result of the Merger), or substantially similar insurance, which in each case will cover each person covered by CalAtlantic’s current directors’ and officers’ liability insurance, to the extent that insurance is available at an annual cost not exceeding 200% of the annual cost of the policies of directors and officers liability insurance that were in effect at the date of the merger agreement. To the extent that insurance is not available at an annual cost that will not exceed that amount, Lennar will, or will cause the company that survives the Merger to, maintain in effect for that period the maximum amount of insurance coverage that can be obtained for that maximum annual cost.

Quantification of Potential Payments and Benefits to CalAtlantic’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of CalAtlantic that is based on, or otherwise relates to, the Merger, which is referred to as the merger-related compensation. For additional details regarding the terms of the payments and benefits described below, see the section entitled “Interests of CalAtlantic’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. For purposes of calculating such amounts, the following assumptions were used:

•	the value of the per share merger consideration is $49.13 for each CalAtlantic share based on the average closing price per CalAtlantic share over the five business days following the first public announcement of the transaction on October 30, 2017.

•	The effective time is November 1, 2017, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section.

•	Each executive officer of CalAtlantic was terminated by CalAtlantic without “cause” or resigned for “good reason” (as such terms are defined in the relevant agreements) in connection with the Merger, in either case immediately following the assumed effective time of November 1, 2017.

As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash (1)	Equity (2)	Pension/NQDC (3)	Perquisites/Benefits (4)	Total
Larry T. Nicholson	19,975,819	15,726,906	—	1,160,663	36,863,388
Scott D. Stowell	19,880,137	12,757,013	—	52,893	32,690,043
Peter G. Skelly	7,493,987	5,502,953	—	1,057,681	14,054,621
Jeff J. McCall	6,676,712	4,858,449	—	99,515	11,634,676
Wendy L. Marlett	4,476,027	2,224,365	—	66,217	6,766,609

(1) Cash.

Mr. Nicholson. The amount set forth for Mr. Nicholson includes the following: (i) $2,089,041 representing a pro rata bonus through the assumed effective time of November 1, 2017 based on his target annual bonus for 2017, plus (ii) $17,886,778 representing an amount equal to two times the highest “annual compensation” (as described above) paid to him for any of the three years prior to termination.

Mr. Stowell. The amount set forth for Mr. Stowell includes the following: (i) $9,750,000 representing three times the sum of his current base salary plus his target bonus for 2017, (ii) $1,880,137 representing a pro-rata bonus, determined by multiplying his target bonus for 2017 by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365, and (iii) $8,250,000 pursuant to his retention agreement described above.

Mr. Skelly. The amount set forth for Mr. Skelly includes the following: (i) $647,603 representing a pro rata bonus through the date of termination based on his target annual bonus for 2017, plus (ii) $6,846,384 representing an amount equal to two times the highest “annual compensation” (as described above) paid to him for any of the three years prior to termination.

Mr. McCall. The amount set forth for Mr. McCall includes the following: (i) $3,000,000 representing two times the sum of his current base salary plus his target bonus for 2017, (ii) $626,712 representing an additional pro-rata, determined by multiplying his target bonus for 2017 by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365, and (iii) $3,050,000 pursuant to his retention agreement described above.

Ms. Marlett. The amount set forth for Ms. Marlett includes the following: (i) $2,100,000 representing two times the sum of her current base salary plus her target bonus for 2017, (ii) $376,027 representing an additional pro-rata, determined by multiplying her target bonus for 2017 by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365, and (iii) $2,000,000 pursuant to her retention agreement described above.

(2) Equity.

Pursuant to the terms of the severance and change in control protection agreements described above, each named executive officer would be entitled to accelerated vesting of his or her outstanding equity awards upon a “double trigger” qualifying termination. We have assumed that the named executive officers will experience a qualifying termination in connection with the Merger. The value of the unvested and accelerated stock options and stock appreciation rights is the difference between the value of $49.13 per share and the exercise price of the stock option or stock appreciation right (as applicable), multiplied by the number of unvested shares as of November 1, 2017 and the value of the unvested and accelerated RSUs is equal to $49.13 multiplied by the number of unvested RSUs as of November 1, 2017 (assuming that RSUs subject to performance-based vesting criteria vest at the target performance level), in each case, consistent with the methodology applied under SEC Regulation S-K Item 402(t)(2). The amounts in this column for the unvested and accelerated stock options, stock appreciation rights and RSUs do not reflect any taxes payable by the named executive officers. For further details regarding the treatment of CalAtlantic equity awards in connection with the Merger, see the section entitled “Interests of CalAtlantic’s Directors and Executive Officers in the Merger—Equity Compensation.” The value of each such benefit is shown in the following table:

Name	Value of Unvested Stock Option	Value of Unvested SARs	Value of Unvested RSUs	Value of Unvested PSUs
Larry T. Nicholson	—	—	4,826,040	10,900,866
Scott D. Stowell	—	460,314	4,195,751	8,100,948
Peter G. Skelly	—	—	1,777,229	3,725,724
Jeff J. McCall	—	184,122	1,607,141	3,067,186
Wendy L. Marlett	—	75,615	739,308	1,409,442

(3) Pension/NQDC.

None of the named executive officers will receive any increased pension or non-qualified deferred compensation benefits in connection with the Merger.

(4) Perquisites/Benefits.

Mr. Nicholson. The amount set forth for Mr. Nicholson includes the following: (i) $76,324 representing participation in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which he currently participates at the sole cost of CalAtlantic for a period of two years following his termination of employment, (ii) $190,000 representing a lump sum cash payment for two years of continued participation in the personal health and services allowance provided to him prior to the Merger, and (iii) $894,339 for outplacement services representing an amount equal to 10% of his “annual compensation” (as described above) for the calendar year immediately preceding termination of employment.

Mr. Stowell. The amount set forth for Mr. Stowell represents COBRA paid by CalAtlantic for three years following a qualifying termination in connection with the Merger.

Mr. Skelly. The amount set forth for Mr. Skelly includes the following: (i) $54,633 representing participation in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which he then participates at the sole cost of CalAtlantic for a period of two years following termination of employment, (ii) $147,250 representing a lump sum cash payment for two years of continued participation in the personal health and services allowance provided to him prior to the change of control, and (iii) $855,798 representing the maximum amount Mr. Skelly would be eligible to receive for outplacement services under his executive severance agreement.

Mr. McCall and Ms. Marlett. The amounts set forth for Mr. McCall and Ms. Marlett includes the following: (i) $49,515 and $16,217, respectively, representing COBRA paid by CalAtlantic for two years and (ii) $50,000 each, representing the maximum amount each would be eligible to receive for outplacement services under their respective change in control protection agreements.

The CalAtlantic board of directors unanimously recommends that you vote “FOR” approval of the CalAtlantic Merger Proposal. Proxies will be voted “FOR” the CalAtlantic Merger Proposal unless otherwise specified.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to a U.S. holder (as defined below) of CalAtlantic common stock who exchange shares of CalAtlantic common stock for cash, shares of Lennar common stock, or cash and shares of Lennar common stock in the Merger. For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity subject to tax as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Holders of CalAtlantic common stock who are not U.S. holders as defined above may have different tax consequences than those described below and are urged to consult their own tax advisors about the tax treatment to them under U.S. and non-U.S. tax laws.

This discussion applies only to U.S. holders of CalAtlantic common stock who hold shares of such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to U.S. holders of CalAtlantic common stock in light of their particular circumstances or to U.S. holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, S corporations, financial institutions, insurance companies, broker-dealers, regulated investment companies, real estate investment trusts, U.S. expatriates, persons who hold CalAtlantic shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of CalAtlantic shares and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, and persons who acquired CalAtlantic shares in compensatory transactions. Further, this discussion does not address any aspect of state, local, or foreign taxation.

If a partnership (or other entity classified as a partnership or pass-through entity for U.S. federal tax purposes) is a beneficial owner of CalAtlantic shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. CalAtlantic stockholders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

This discussion is based on the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the IRS and other applicable authorities, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SHARES OF LENNAR COMMON STOCK RECEIVED IN THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Opinion

Lennar and CalAtlantic intend that the Merger will constitute a “reorganization” within the meaning of section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, CalAtlantic’s tax counsel, Gibson Dunn has rendered its tax opinion to CalAtlantic. It is the opinion of Gibson Dunn that, subject to the qualifications and assumptions described below, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the material U.S. federal income tax consequences of the Merger will be as described below. In addition, the obligation of CalAtlantic to complete the Merger is conditioned on, among other matters, CalAtlantic’s receipt of an opinion from Gibson Dunn, dated as of the closing date of the Merger, that for U.S. federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinion may be waived by CalAtlantic. CalAtlantic does not currently intend to waive the condition related to its receipt of the closing tax opinion.

The opinion of Gibson Dunn, counsel to CalAtlantic, referred to above is based on U.S. federal income tax law in effect as of the date of the opinion. In rendering the opinion, Gibson Dunn relied on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the Merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus is a part. The opinion also relied on certain representations and covenants of the management of Lennar and CalAtlantic, assumed that the representations are true, correct, and complete and assumed that the covenants will be complied with. If any of the assumptions or representations are inaccurate, or if any of the covenants are not complied with, the conclusions set forth in the opinion may be invalid. The opinion is not binding on the IRS or any court. In addition, no ruling from the IRS has been or will be requested regarding the U.S. federal income tax consequences of the Merger. Accordingly, the IRS could disagree with or challenge any of the conclusions set forth in the opinion, and any such disagreement or challenge could be sustained by a court.

Based on the Gibson Dunn opinion, the following tax consequences will follow from the Merger:

Tax Consequences of the Merger to CalAtlantic Stockholders

The Merger

The Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code; accordingly, the United States federal income tax consequences of the Merger to a U.S. holder of CalAtlantic common stock will depend on whether a holder exchanges its CalAtlantic common stock in any part for cash.

Exchange Solely for Lennar Common Stock

If, pursuant to the Merger, a U.S. holder of CalAtlantic common stock exchanges such shares solely for Lennar common shares, such holder will not recognize any gain or loss on such exchange except in respect of cash received in lieu of a fractional share of Lennar common stock (as discussed below). The aggregate adjusted tax basis of the Lennar common shares received in the Merger (including fractional shares received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of CalAtlantic common stock surrendered for the Lennar common shares, and the holding period of the Lennar common shares (including fractional shares deemed received and redeemed as described below) will include the period during which the CalAtlantic common stock was held.

Exchange for Cash or Exchange for Lennar Common Stock and Cash

If, pursuant to the Merger, a U.S. holder of CalAtlantic common stock exchanges its CalAtlantic common stock for cash and shares of Lennar common stock, then such holder generally will recognize gain (but not loss) in an amount equal to the lesser of:

•	any gain realized with respect to such stock; or

•	the amount of any cash received with respect to such stock (other than any cash received instead of a fractional share of Lennar common stock). A holder’s gain realized will equal the difference between the fair market value of the Lennar common stock and cash received and such holder’s tax basis in the CalAtlantic common stock surrendered.

If, pursuant to the Merger, a U.S. holder of CalAtlantic common stock exchanges its CalAtlantic common stock solely for cash, then such holder generally will recognize gain or loss in an amount equal to the difference between the cash received and such holder’s tax basis in the CalAtlantic common stock surrendered.

For these purposes, a U.S. holder of CalAtlantic common stock must calculate gain (or, to the extent relevant, loss) separately for each identifiable block (that is, stock acquired at the same time for the same price) of CalAtlantic common stock exchanged in the Merger. Except to the extent that any cash received is treated as a dividend as discussed below, a holder’s recognized gain (or loss) generally will be capital gain (or loss) and will be long-term capital gain (or loss) if the holder held the exchanged CalAtlantic common stock for more than one year. The deductibility of capital losses is subject to limitations.

If the receipt of cash in the Merger by a U.S. holder of CalAtlantic common stock has the effect of a distribution of a dividend, the cash received will be treated as dividend income to the extent of the stockholder’s ratable share of CalAtlantic’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the Merger will be deemed to reduce the holder’s percentage ownership of Lennar following the Merger. For purposes of that determination, a U.S. holder of CalAtlantic common stock will be treated as if the stockholder first exchanged all of the stockholder’s CalAtlantic shares solely for Lennar shares, and then a portion of the Lennar shares was immediately redeemed by Lennar for the cash that the stockholder actually received in the Merger. Gain recognized in the deemed redemption generally will be treated as a dividend to the extent of the stockholder’s ratable share of the undistributed accumulated earnings and profits of CalAtlantic, unless the deemed redemption results in a “meaningful reduction” in the stockholder’s deemed stock ownership of Lennar.

In making this determination of whether there is a “meaningful reduction” in the U.S. holder’s deemed ownership of Lennar, the U.S. holder will, under certain constructive ownership rules contained in the Code, be deemed to own not only the Lennar shares actually owned, but also Lennar shares that are owned by certain related persons and entities or that the stockholder or such persons or entities have the right to acquire pursuant to an option. The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs generally is considered to have a “meaningful reduction” if that stockholder has any reduction in the stockholder’s percentage stock ownership under the above analysis. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder of CalAtlantic common stock. Each U.S. holder of CalAtlantic common stock should consult his, her, or its tax advisor as to the application of these rules to the stockholder’s particular situation.

A U.S. holder of CalAtlantic common stock will have an aggregate tax basis in the Lennar shares received in the Merger (including any fractional shares of Lennar common stock deemed received by the CalAtlantic stockholder) equal to the stockholder’s aggregate adjusted tax basis in the CalAtlantic shares surrendered in the Merger:

•	reduced by the amount of cash received in the Merger by the stockholder for those CalAtlantic shares (excluding any cash received in lieu of a fractional share of Lennar common stock); and

•	increased by the amount of gain (including the portion of this gain that is treated as a dividend as described above) recognized by the stockholder in the Merger (excluding any gain recognized as a result of cash received in lieu of a fractional share of Lennar common stock).

The holding period in the Lennar shares received in the Merger by a U.S. holder of CalAtlantic common stock will include the stockholder’s holding period in the CalAtlantic shares surrendered in exchange for those Lennar shares, if those CalAtlantic shares are held as capital assets as of the effective time of the Merger.

U.S. holders of CalAtlantic common stock who hold CalAtlantic shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular Lennar shares received in the Merger.

Certain non-corporate U.S. holders of CalAtlantic common stock whose income exceeds certain thresholds may also be subject to a 3.8 % tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in the Merger will be includable in the holder’s net investment income for purposes of this tax. Non-corporate U.S. holders of CalAtlantic common stock should consult their own tax advisors regarding the possible effect of this tax.

Cash Received in Lieu of Fractional Shares

Cash payments received by a U.S. holder of CalAtlantic common stock in lieu of fractional shares of Lennar common stock will be treated as if such Lennar shares were issued in the Merger and then redeemed by Lennar. In that event, subject to the discussion above regarding possible dividend treatment, the stockholder generally will recognize capital gain or loss equal to the difference between the cash received in lieu of those fractional shares and the portion of the stockholder’s adjusted tax basis in the CalAtlantic common stock surrendered that is allocable to those fractional shares. The capital gain or loss will be long-term capital gain or loss if the holding period for the CalAtlantic share or shares exchanged for cash in lieu of the fractional share or shares of Lennar common stock is more than one year as of the date of the Merger. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the Merger by a U.S. holder of CalAtlantic common stock may, under certain circumstances, be subject to information reporting and backup withholding on the cash payable to the holder, unless the stockholder provides proof of an applicable exemption or furnishes its taxpayer identification number (in the case of individuals, their social security numbers), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules do not represent additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

If a U.S. holder of CalAtlantic common stock who receives Lennar shares in the Merger is considered a “significant holder,” such stockholder will be required (i) to file a statement with the stockholder’s U.S. federal income tax return providing certain facts pertinent to the Merger, including the tax basis in the CalAtlantic shares surrendered and the fair market value of the Lennar shares received in the Merger, and (ii) to retain permanent records of these facts relating to the Merger. A “significant holder” for this purpose is any U.S. holder of CalAtlantic common stock who, immediately before the Merger, (i) owns at least 5% (by vote or value) of CalAtlantic common stock or (ii) owns CalAtlantic securities with a tax basis of $1 million or more.

The foregoing discussion is for general information only and is not intended to be legal or tax advice to any particular U.S. holder of CalAtlantic common stock. Tax matters regarding the Merger are very complicated, and the tax consequences of the Merger to any particular U.S. holder of CalAtlantic common stock will depend on that stockholder’s particular situation. All holders of CalAtlantic common stock should consult their own tax advisors to determine the specific tax consequences of the Merger, including tax return reporting requirements, the applicability of U.S. federal, state, local, and foreign tax laws, and the effect of any proposed change in the tax laws to them.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the merger agreement because it is the legal document that governs the Merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Lennar, CalAtlantic or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the merger agreement and described in this summary. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement, as of a specific date. These representations were made solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed upon or understood by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from those generally applicable to reports filed with the SEC or from what may be viewed as material by investors. The representations and warranties in the merger agreement do not survive completion of the Merger. For the foregoing reasons, one should not read the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of CalAtlantic or Lennar.

Terms of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with the Delaware General Corporation Law, (i) at the effective time of the Merger, CalAtlantic will merge with and into Merger Sub, the separate existence of CalAtlantic will terminate, and Merger Sub will continue as the corporation surviving the Merger and a wholly-owned subsidiary of Lennar. At the effective time of the Merger, each share of CalAtlantic common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of CalAtlantic common stock held in the treasury of CalAtlantic or held by any direct or indirect wholly-owned subsidiary of CalAtlantic, and shares of CalAtlantic common stock held by Lennar or Merger Sub, immediately prior to the effective time of the Merger) will be automatically converted into and become the right to receive either 0.885 shares of Lennar Class A common stock and 0.0177 shares of Lennar Class B common stock by virtue of the Merger and without any action by the holder, and cash in lieu of fractional shares of Lennar common stock. However, a holder of CalAtlantic common stock will have the option to elect to receive, with regard to some or all of the holder’s shares, $48.26 per share in cash instead of receiving Lennar stock. The aggregate amount that Lennar will pay to all CalAtlantic stockholders as a result of cash elections will be limited to $1,162,250,000. To the extent exercises of the cash election option would require Lennar to pay more than that amount in the Merger, holders who exercise the cash election option will receive cash for a prorated portion of the shares as to which they exercised the cash option and will receive Lennar Class A and Class B common stock with respect to the remainder of those shares. Lennar will not issue fractional shares of common stock in the Merger. Instead, all fractional shares of Lennar common stock that a single holder of CalAtlantic common stock would be entitled to receive shall be aggregated, and any holder of CalAtlantic common stock who would be entitled to receive a fractional share will receive cash equal to the market value of a share of the applicable class of Lennar common stock multiplied by that fraction. The market value will be the last sale price reported on the NYSE on the last NYSE trading day before the effective date of the Merger.

Exchange and Payment Procedures

Promptly after the effective time of the Merger (but in no event later than two business days after the date on which the effective time occurs), if you are a CalAtlantic stockholder and are the record holder of CalAtlantic common stock at the effective time of the Merger who did not make a cash election, Lennar’s distribution agent will mail or arrange for the electronic delivery of a letter of transmittal and instructions to you for use in effecting the surrender of your CalAtlantic common stock (including any stock certificates if you hold shares in certificated form) in exchange for Lennar stock. When you surrender the certificates for cancellation together with letters of transmittal and any other documents (including in respect of book-entry shares), you will be entitled to receive the merger consideration, including cash payable in lieu of any fractional shares of Lennar common stock.

UNLESS YOU ARE EXERCISING THE CASH ELECTION OPTION (DISCUSSED BELOW), PLEASE DO NOT SUBMIT YOUR CALATLANTIC STOCK CERTIFICATES IN ORDER TO RECEIVE THE MERGER CONSIDERATION UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE DISTRIBUTION AGENT.

At the effective time of the Merger, your CalAtlantic shares will automatically be converted into the right to receive Lennar Class A and Class B common stock. However, the Lennar stock will not be issued to you until the distribution agent designated by Merger Sub receives either (i) the certificate representing your CalAtlantic shares together with an executed letter of transmittal (in a form that will be mailed to record holders within two business days after the day on which the Merger becomes effective) and any documents required by it, or (ii) an Agent’s Notice from The Depositary Trust Company stating that your shares have been transferred by book entry into an account established by the distribution agent for the purpose of receiving CalAtlantic common stock. If the distribution agent or Lennar determines that the distribution agent is required under any applicable tax law to withhold merger consideration issuable to any person, the distribution agent will make the required withholding.

If your CalAtlantic shares are represented by a stock certificate registered in your name and that stock certificate has been lost, stolen or destroyed, you will have to provide an affidavit to that fact and, if required by Lennar, post an indemnity against any claim that may be made against it in respect of the stock certificate, in order for you to receive your merger consideration from the distribution agent with regard to your lost, stolen or destroyed stock certificate.

At any time after more than six months following the effective time of the Merger, Lennar may require the distribution agent to return to Lennar any merger consideration which was provided to the distribution agent but not disbursed to former CalAtlantic stockholders, in which case you must look to Lennar to receive the merger consideration.

Treatment of Preferred Share Purchase Rights; Convertible Debt

Preferred Share Purchase Rights. At the effective time of the Merger, the preferred share purchase rights issued under the Amended and Restated Rights Agreement, dated as of December 20, 2011, between CalAtlantic and Mellon Investor Services LLC, as amended, if it still remains in effect, will be cancelled and will cease to exist, and no additional merger consideration or any other consideration will be issued or paid with regard to these preferred share rights. Such Amended and Restated Rights Agreement currently expires pursuant to its terms on December 31, 2017, after which time no preferred share repurchase rights will be outstanding.

Convertible Debt. The merger agreement provides that at the effective time of the Merger, all outstanding convertible debt of CalAtlantic which, by its terms, is convertible into CalAtlantic common stock, will remain outstanding and unaffected by the Merger, except that the holder of such debt will receive, on conversion of the convertible debt, the number of shares of Lennar Class A common stock equal to (a) the number of shares of CalAtlantic common stock the holder would have received if the Merger had not taken place multiplied by

(b) 0.885, plus the number of shares of Lennar Class B common stock equal to (x) the number of shares of CalAtlantic common stock the holder would have received if the Merger had not taken place multiplied by (y) 0.0177; unless the indenture relating to a particular issue of convertible debt provides otherwise, in which case the holder of convertible debt of that issue will receive what is provided in the indenture.

The Supplemental Indenture relating to each of the currently outstanding issues of CalAtlantic convertible notes provides that if Notes are converted after a merger, holders of the Notes will be entitled to receive upon conversion what they would have received in the merger if they had converted their Notes immediately before the merger. Each of the Supplemental Indentures goes on to say that in the case of a merger or other transaction in which holders of common stock can elect more than one type of consideration, what the holders of common stock receive, and therefore what the holders of Notes will receive on conversion, “will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election.” Because the only CalAtlantic stockholders who make an affirmative election will be CalAtlantic stockholders who elect to receive cash, the Supplemental Indenture provision would result in holders of notes that are converted after the effective time of the Merger receiving the same consideration per CalAtlantic share that is received by holders of CalAtlantic stock who elect to receive cash. Unless holders of more than 24,083,091 shares elect to receive cash, holders who elect to receive cash will receive 100% of their merger consideration in the form of cash of $48.26 per CalAtlantic share. Even if holders of more than 24,083,091 shares elect to receive cash, and therefore the cash they receive will be prorated, it is likely they will receive a substantial portion of their merger consideration in the form of cash.

Based on the CalAtlantic stock that was outstanding on January 4, 2018, all the CalAtlantic stockholders together will receive a total of approximately 79.27% Lennar stock (at the rate of 0.885 shares of Lennar Class A common stock and 0.0177 shares of Lennar Class B common stock per full CalAtlantic share) and 20.73% cash (at $48.26 per full CalAtlantic share). Based on the trading prices of Lennar’s Class A and Class B common stock on the last NYSE trading day before the date of this joint proxy Statement/prospectus, the value of 79.27% Lennar stock and 20.73% cash will substantially exceed $48.26 per CalAtlantic share. In order to enable holders of CalAtlantic convertible debt (and, in particular, holders of its 0.25% Convertible Senior Notes due 2019) to avoid receiving entirely or primarily cash on conversion after the Merger takes place, Lennar intends to offer holders of CalAtlantic convertible debt for a limited period of time after the Merger takes place the option of electing to receive on conversion the same combination of Lennar Class A and B common stock and cash that is received in total by the holders of CalAtlantic common stock.

Treatment of Equity Awards

Options. At the effective time of the Merger, each outstanding option to purchase shares of CalAtlantic common stock will automatically convert into an option to acquire the number of shares of Lennar Class A common stock equal to (i) the number of shares of CalAtlantic common stock to which the option related immediately prior to the effective time multiplied by (ii) 0.885 (rounded down, if necessary, to the nearest whole share of Lennar Class A common stock), plus one share of Lennar Class B common stock for each 50 shares of Class A common stock, on the same terms and conditions as were applicable under such CalAtlantic option immediately prior to the consummation of the Merger. The exercise price of each outstanding option will be based on the exercise price of the CalAtlantic option per share of CalAtlantic common stock as of immediately prior to the effective time of the Merger, the exchange ratio of 0.885 shares of Lennar Class A common stock for each share of CalAtlantic common stock and equitable and proportionate adjustments taking into account the Class B dividend. after the effective time of the Merger, Lennar will file a registration statement under the Securities Act on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Lennar common stock subject to such options, and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

Restricted Stock Units and Performance Share Units. At the effective time of the Merger, each time-based or performance-based RSU award granted under any of the CalAtlantic equity plans that is outstanding immediately prior to the effective time of the Merger will be converted into a right to receive shares of Lennar

Class A and Class B common stock, on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant CalAtlantic equity plans or applicable award agreement by reason of the transactions contemplated hereby) as are applicable immediately prior to the consummation of the Merger. The number of shares subject to the RSU will be equal to (i) the number of shares of CalAtlantic common stock subject to the restricted stock immediately prior to the effective time of the Merger multiplied by (ii) 0.885 (rounded down, if necessary, to the nearest whole share of Lennar Class A common stock), plus one share of Lennar Class B common stock for each 50 shares of Class A common stock. All performance-based vesting criteria to which any outstanding CalAtlantic RSUs are subject for which the performance period is not completed as of the effective time of the Merger will be deemed achieved at the target performance level. As soon as practicable after the effective time of the Merger, Lennar will file a registration statement under the Securities Act on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Lennar common stock subject to such RSUs and PSUs, and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any such RSUs or PSUs remain outstanding.

Stock Appreciation Rights. At the effective time of the Merger, each SAR based on shares of CalAtlantic common stock that is outstanding immediately prior to the effective time will automatically convert into a right based on the shares of Lennar common stock, on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant CalAtlantic equity plans or applicable award agreement by reason of the transactions contemplated hereby) as are applicable immediately prior to the effective time of the Merger. Each SAR will convert into (i) the number of shares of CalAtlantic common stock to which the SAR related immediately prior to the effective time multiplied by (ii) 0.885 (rounded down, if necessary, to the nearest whole share of Lennar Class A common stock), plus one share of Lennar Class B common stock for each 50 shares of Class A common stock. The exercise price of each outstanding SAR will be based on the exercise price of the CalAtlantic option per share of CalAtlantic common stock as of immediately prior to the effective time of the Merger, the exchange ratio of 0.885 shares of Lennar Class A common stock and equitable and proportionate adjustments taking into account the Class B dividend. If the holders of SARs are entitled to receive shares of Lennar Class A common stock on exercise of the SARs, as soon as practicable after the effective time of the Merger, Lennar will file a registration statement under the Securities Act on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Lennar common stock subject to such SARs, and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any such SARs remain outstanding.

Adjustments; Dividends

If between October 29, 2017 and the effective time of the Merger, the outstanding shares of CalAtlantic common stock or any or all classes of Lennar stock are changed into a different number of shares or a different type of securities (by reason of a reclassification, recapitalization, split, combination, exchange of shares, conversion or similar event), the exchange ratio will be adjusted so that the Merger will have the same economic effect on the holders of CalAtlantic common stock as that contemplated by the merger agreement, as if there had been no such event. Except for the previously declared Lennar Class B common stock dividend described below, if any dividend payable in stock or other securities is declared with regard to the CalAtlantic common stock or the Lennar stock with a record date between October 29, 2017 and the effective time of the Merger, the exchange ratio will be adjusted so that the Merger will have the same economic effect on the holders of CalAtlantic common stock as that contemplated by the merger agreement, as if there had been no such dividend. If Lennar issues shares of its Class B common stock as a dividend with regard to the Lennar stock, that is payable to holders of record thereof on a date between October 29, 2017 and the effective time of the Merger, the merger consideration will include, in addition to the Lennar Class A common stock described above in “Terms of the Merger,” the number of shares of Lennar Class B common stock that would have been issued as a dividend on the Lennar Class A common stock to be paid as merger consideration if it had been outstanding on the record date for the dividend, and each reference to the exchange ratio in the merger agreement will be deemed to include the shares of Lennar Class B common stock that are issuable, except where such deemed substitution would not be practical, such as in adjustments to the exercise price of CalAtlantic options, in which case there will be another equitable and proportionate adjustment in such exercise price to take into account the Class B dividend. On October 29, 2017, Lennar declared a stock dividend of one share of Class B common stock for each 50 shares of its Class A common stock or Class B common stock outstanding, payable on November 27, 2017 to holders of record at the close of business on November 10, 2017. Because of that, the merger consideration will include one share of Class B common stock for each 50 shares of Class A common stock included in the merger consideration (equal to 0.0177 shares of Class B common stock per share of CalAtlantic common stock based on the exchange ratio of 0.885 shares of Lennar common stock for each share of CalAtlantic common stock).

Cash Election

Each person who is a record holder of CalAtlantic common stock at any time between the date of this joint proxy statement/prospectus and the Election Deadline (defined below), will have the option to elect to receive $48.26 in cash, without interest, per share of CalAtlantic common stock, in lieu of receiving Lennar common stock in the Merger, subject to possible proration as described below. The option to make a Cash Election will expire at 11:59 p.m. Eastern Time on the fifth business day before the day on which the CalAtlantic stockholder meeting is scheduled to be held, which we refer to as the “Election Deadline.” Lennar will cause the distribution agent to transmit a cash election form to each holder of record of CalAtlantic common stock, which will enable a record holder to specify the number of shares of CalAtlantic common stock, if any, as to which the record holder elects to exercise the cash election option. In order to properly exercise the cash election option, a record holder of CalAtlantic common stock must timely return a completed and signed cash election form, together with the stock certificate evidencing the shares of CalAtlantic common stock as to which the cash election option is being exercised or an Agent’s Notice stating that such shares of common stock have been transferred by book entry transfer to an account established by the distribution agent. A holder of shares of CalAtlantic common stock will have the right to change or withdraw a cash election at any time before the Election Deadline, but not after the Election Deadline, in accordance with procedures set forth in the instructions to the cash election form. If the merger agreement is terminated without the Merger taking place, all cash elections will automatically be deemed revoked.

The aggregate amount Lennar will pay as a result of cash elections will be limited to $1,162,250,000. If the total amount of cash consideration Lennar would be required to pay would exceed $1,162,250,000, each holder of CalAtlantic common stock who makes a valid cash election that is not withdrawn will receive $48.26 for a prorated number of the shares as to which a cash election is made and will receive Lennar Class A and Class B common stock for the remaining shares of CalAtlantic common stock. Not more than two business days after the day on which the effective time of the Merger occurs, Lennar will deliver $1,162,250,000 in cash to the distribution agent.

Any holder of CalAtlantic stock who does not properly exercise the cash election option will receive Lennar common stock in the Merger.

Financing Related to the Merger

Although the Merger is not conditioned upon Lennar having received any financing, in anticipation of the cash payments Lennar may make to CalAtlantic stockholders in connection with Merger, Lennar sold $1.2 billion of senior notes in a private offering that closed on November 29, 2017. Lennar intends to use the net proceeds from that senior notes offering primarily to fund the cash consideration payable to CalAtlantic stockholders who elect to receive cash in the Merger, to pay expenses related to the Merger and for general corporate purposes.

Governance Matters

Unless otherwise agreed by the parties before the Merger is completed, Scott D. Stowell will be elected to the Lennar board of directors as of immediately after the Merger becomes effective. If Mr. Stowell is unable or unwilling to serve as a director of Lennar, the CalAtlantic board of directors may select another individual to serve on the Lennar board of directors, such person to be reasonably acceptable to Lennar’s Nominating and Corporate Governance Committee.

Lennar did not prior to the time when the merger agreement was signed discuss with any director or officer of CalAtlantic the possibility of that person’s being employed by CalAtlantic or Lennar after the Merger. Since the merger agreement was signed, Lennar has discussed with some current officers of CalAtlantic possible roles they might play as employees of CalAtlantic or Lennar after the Merger.

Completion of the Merger

Unless CalAtlantic and Lennar agree otherwise, the closing of the Merger will take place at 9:00 a.m., Eastern time, on the first business day after the later of the day on which the necessary approvals of CalAtlantic or Lennar stockholders are obtained, subject to the satisfaction or waiver of the closing conditions described under “—Conditions to Completion of the Merger” below, and the date on which all closing conditions to completion of the Merger are satisfied or waived (in each case, other than those conditions that by their nature are to be satisfied at closing). The Merger will become effective at 11:59 p.m. Eastern time on the day on which a certificate of merger is filed with the Secretary of State of Delaware or at such other time as the CalAtlantic and Lennar may specify in the certificate.

Conditions to Completion of the Merger

Each party’s obligation to consummate the Merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the Merger of each of the following:

•	approval of the Lennar Merger Proposal by the affirmative vote of the holders of a majority in voting power of the shares of Lennar Class A common stock and Class B common stock that are voted with regard to it, voting together as though they were a single class;

•	if approval of the Authorized Share Proposal is necessary to enable Lennar to issue all the shares of Class A common stock it will be required to issue as a result of the Merger (which it probably will not be), approval of the Authorized Share Proposal by the affirmative vote of both the holders of a majority in voting power of the outstanding shares of Lennar Class A common stock and Class B common stock, voting together as though they were a single class, and the affirmative vote of the holders of a majority of the shares of Lennar Class A common stock that are voted with regard to the proposal;

•	(i) the representations and warranties of the other party with respect to organization, authorization, capitalization and absence of undisclosed brokers’ fees in connection with the transaction must be true and correct in all material respects on the date of closing of the Merger with the same effect as though made on the closing date, and (ii) all other representations and warranties of the other party (without giving effect to any “materiality” or “material adverse effect” qualifications in those representations and warranties) must be true and correct in all respects on the closing date of the Merger, as though made on the closing date, except where the failure of such representations and warranties to be true and correct, in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on such party;

•	absence of any law, order, judgment, injunction or any other restrict or prohibition by any governmental entity prohibiting consummation of the Merger or invalidating the merger agreement;

•	fulfillment, in all material respects, of all obligations of the other party required to be fulfilled by such other party on or before the closing date;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part under the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened in writing by the SEC; and

•	authorization and approval of the shares of Lennar stock deliverable to CalAtlantic stockholders for listing on the NYSE.

In addition, CalAtlantic’s obligation to consummate the Merger is conditioned upon the satisfaction (or waiver by CalAtlantic) at or prior to the closing of the Merger of each of the following additional conditions:

•	approval of the CalAtlantic Merger Proposal by vote of the holders of a majority of outstanding shares of CalAtlantic common stock;

•	filing and effectiveness of the amendment to the Lennar certificate of incorporation increasing the number of shares of Class A common stock it is authorized to issue; and

•	receipt of a legal opinion of CalAtlantic’s counsel, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Representations and Warranties

Each of Lennar and Merger Sub, on the one hand, and CalAtlantic, on the other hand, has made customary representations and warranties with respect to itself and its subsidiaries, subject to certain exceptions in the merger agreement and each party’s disclosure letter that accompanied the merger agreement, regarding, among other things:

•	organization, valid existence, and good standing;

•	corporate power and authority necessary to enable it to enter into and perform the transactions contemplated by the merger agreement (other than, in the case of CalAtlantic (i) obtaining stockholder approval of the Merger and (ii) filing the necessary Merger documentation, and, in the case of Lennar (i) obtaining stockholder approval of the issuance of Class A common stock in the Merger, (ii) the filing of the certificate of amendment to increase the number of authorized shares of Lennar Class A common stock and (iii) filing the necessary Merger documentation);

•	enforceability of the merger agreement (subject to the enforceability exceptions contained in the merger agreement) and approval of the merger agreement by each party’s board of directors;

•	absence of conflicts with or defaults under organizational documents, any agreement or instrument to which such party or any subsidiary of such party is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or other governmental agency or any other regulatory or quasi-regulatory organization having jurisdiction over such party or any of its subsidiaries, except violations, breaches or defaults that, individually or in aggregate, have not had and would not reasonably be expected to have a material adverse effect upon such a party;

•	no consents or approvals necessary, other than the termination or expiration of waiting periods under the HSR Act, if any;

•	capitalization;

•	SEC filings since January 1, 2014, including financial statements contained in the filings;

•	establishment and maintenance of internal controls and procedures;

•	absence of undisclosed liabilities;

•	conduct of the business and absence of certain changes since June 30, 2017, in the case of CalAtlantic, and August 31, 2017, in the case of Lennar, except as contemplated by the merger agreement, including that there has been no event, change, development, condition, or occurrence that has had or would reasonably be expected to have a material adverse effect on the party making the representation;

•	compliance with applicable laws;

•	compliance with applicable building codes and similar codes, absence of certain vendor recalls and absence of recalls or recall notices from any product safety commissions, except as has not had and would not reasonably be expected to have a material adverse effect;

•	equity interests in other entities;

•	title to real properties;

•	the absence of pending or threatened investigations or litigation;

•	validity of permits;

•	intellectual property and information technology matters;

•	matters with respect to material contracts;

•	certain labor and other employment matters, including benefit plans;

•	tax matters;

•	insurance matters;

•	environmental matters;

•	compliance with anti-money laundering and anti-terrorism statutes;

•	absence of prohibited payments;

•	neither party nor any of their respective subsidiaries being required to register as an investment company;

•	neither party nor any of their respective “affiliates” or “associates,” being or in the past three years having been an “interested stockholder” of the other party, as defined in Section 203 of the DGCL;

•	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus; and

•	the absence of undisclosed brokers’ fees and expenses.

The merger agreement also contains representations and warranties made only by CalAtlantic regarding, among other things:

•	that neither the execution of the merger agreement nor any other transaction that is the subject of the merger agreement will give any holder of preferred share rights any right to exercise those preferred stock rights or any other rights with regard to the preferred share rights;

•	opinion of the financial advisor; and

•	sufficiency of the assets of CalAtlantic and its subsidiaries to carry out their businesses as they are being conducted at the date of the merger agreement.

Additionally, the merger agreement contains representations and warranties made only by Lennar and Merger Sub regarding, among other things:

•	the Lennar stock that may be issued in connection with the Merger;

•	ownership of, and sole purpose of and lack of business activities by, Merger Sub; and

•	the compliance of this joint proxy statement/prospectus with applicable securities laws.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would be material or would reasonably be expected to have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, when used with respect to a party to the merger agreement, a material adverse effect upon the consolidated financial position, results of operations, assets, business or operations of such party and its subsidiaries, taken as a whole; provided, however, that the following will not constitute, either individually or in combination, a “material adverse effect” or be taken into account when determining whether a “material adverse effect” has occurred or would reasonably be expected to occur:

•	changes in the economy or financial, credit or capital markets in the United States in general, including changes in interest rates and availability and cost of borrowings or other costs of financing;

•	changes generally affecting the industry or industries in which such party or its subsidiaries conduct their businesses;

•	changes in applicable law;

•	changes in generally accepted accounting principles or interpretations of them;

•	changes in global or national political conditions or any natural disaster;

•	changes attributable to the execution, public disclosure or performance of the merger agreement or the announcement, pendency or consummation of the transactions contemplated by the merger agreement, including the institution of litigation relating to or arising from the Merger, and the impact of the execution, disclosure or performance of the merger agreement on relationships, contractual or otherwise, with suppliers, customers, employees, governmental authorities, business partners or similar relationships;

•	the performance by either party of its obligations under the merger agreement;

•	any action taken with the consent of the other party or required by the merger agreement;

•	any failure to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance (but not the reasons for the failure);

•	any change, in and of itself, in the trading price or trading volume of CalAtlantic common stock on the NYSE, or the trading price or trading volume of either class of Lennar common stock on the NYSE; or

•	any item set forth in a disclosure letter delivered by CalAtlantic to Lennar, or by Lennar to CalAtlantic, in connection with the signing of the merger agreement;

except to the extent that the effect of excluded general changes materially disproportionately adversely affects CalAtlantic or Lennar compared to other companies engaged in similar businesses, and then only to the extent of such disproportionality.

Conduct of Business Prior to Closing

Each of CalAtlantic and Lennar has undertaken customary covenants in the merger agreement relating to the conduct of its business between the date of the merger agreement and the completion of the Merger.

In general, each of CalAtlantic and Lennar has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business consistent with past practice, (ii) maintain all of its assets in good repair and condition (except to the extent of reasonable wear and use or of damage by fire or other unavoidable casualty), (iii) maintain its books and records in the usual manner in accordance with GAAP, except as required by a change in GAAP (or interpretations of it) and (iv) take all commercially reasonable steps to maintain the goodwill of its businesses and the continued employment of its executives and other employees (other than any loss of employees attributable to the announcement, pendency or consummation of the merger agreement or the transactions contemplated by it).

CalAtlantic has agreed that between the date of the merger agreement and the earlier of the effective time of the Merger or the termination of the merger agreement, CalAtlantic will not, among other things, without

Lennar’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) and except as disclosed in CalAtlantic’s disclosure letter that accompanied the merger agreement:

•	make any borrowings other than (i) borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the financial statements included in CalAtlantic’s most recent Form 10-K or its most recent Form 10-Q, and (ii) issuances of new notes, term loans or other borrowings to refinance, repay or replace any outstanding senior notes of CalAtlantic with a maturity date on or before August 31, 2018 (provided that the amount of such borrowing is not materially greater than the amount paid in connection with the maturity, repurchase or repayment);

•	enter into any material contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case (i) in the ordinary course of business or (ii) purchases or sales of property or assets in accordance with contracts entered into before the date of the merger agreement as they are in effect on October 29, 2017, or as amended in the ordinary course of business without changing the material terms of CalAtlantic’s purchase or sale obligations, (iii) purchases of real property for use in their homebuilding business listed in the CalAtlantic disclosure letter, (iv) certain purchases of real property for use in their homebuilding business not listed in the CalAtlantic disclosure letter, subject to the conditions set forth in the merger agreement, (v) bulk land sales (A) in accordance with the Land Disposition Plan (described in the CalAtlantic disclosure letter), or (B) that do not have a sale price as to any single sale or group of related sales of more than $2,000,000, and (vi) sales of homes or lots, mortgage lending and other activities in the ordinary course of business consistent with past practice;

•	redeem or purchase any of its stock or declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders other than (i) payments by subsidiaries of CalAtlantic to CalAtlantic or to wholly-owned subsidiaries of CalAtlantic, (ii) payments of quarterly cash dividends in the ordinary course in amounts per share no greater than those paid in the prior quarters of fiscal 2017, and (iii) any repurchases of CalAtlantic convertible notes in connection with permitted refinancings;

•	make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to stockholders, directors, officers or employees;

•	make any material change to its methods of accounting in effect as of the date of the merger agreement, except as required by a change in GAAP (or any interpretation thereof) or in applicable law, or make any change with respect to accounting policies, unless required by GAAP or the SEC;

•	purchase, sell, dispose of or encumber any material property or assets, or engage in any material activities or transactions, except as described in clauses (i) – (vi) in the second bulleted paragraph above;

•	become engaged in any lines of business in which it is not actively engaged on the date of the merger agreement or discontinue any line of business in which it is actively engaged on the date of the merger agreement;

•	(i) enter into or amend any employment, bonus, incentive, severance or similar agreements or arrangements with any employees with an annual base salary greater than $250,000, (ii) make any awards under bonus, incentive or severance plans other than bonus awards in the ordinary course of business consistent with past practice (and, with regard to bonuses relating to the year in which the Merger is completed, limited to the prorated portion of the full year bonus applicable to the fraction of that year before the effective time of the Merger), or (iii) adopt, become an employer with regard to, or materially amend any employee benefit or post-employment benefit plan or arrangement, whether or not it is an “employee benefit plan” within the meaning of Section 3(3) of ERISA) except (A) as required by applicable law or regulation, (B) as required by any employee plan sponsored by CalAtlantic or any of its subsidiaries for the benefit of any current or former employees, as in effect as of October 29, 2017, or (C) as set forth in the CalAtlantic disclosure letter;

•	amend its certificate of incorporation or bylaws;

•	(i) issue or sell any of its stock (except upon (A) exercise of CalAtlantic options or vesting of CalAtlantic RSUs, SARs or other awards granted under CalAtlantic’s equity plans that, in each case, were outstanding on the date of the merger agreement, (B) conversion of CalAtlantic’s convertible senior notes that were outstanding on the date of the merger agreement, or (C) the occurrence of any event specified in its Rights Agreement, other than the Merger or another transaction involving Lennar or a subsidiary, resulting in the exercise of any preferred share rights, or any warrants or convertible or exchangeable securities that may entitle holders to acquire its stock) (ii) split, combine or reclassify its outstanding stock;

•	enter into an agreement to modify in any material respect the nature or limits (including retention amounts) of insurance coverage that it or its subsidiaries maintain;

•	make, change or revoke any material elections under the Code or any state, local or foreign tax laws, (ii) change any annual tax accounting period, (iii) materially amend any tax return relating to a material amount of taxes, (iv) adopt or change an accounting method in respect of taxes except as required by applicable law, (v) consent to any extension or waiver of the limitation period applicable to a tax return relating to a material amount of taxes, (vi) request a tax ruling, (vii) engage in any transaction that will give rise to a material deferred gain or loss, (viii) enter into a tax sharing, tax indemnity or tax allocation agreement (other than as part of arrangements entered into in the ordinary course of business or in connection with transactions not primarily related to taxes), (ix) surrender any right to request a material refund of taxes or (x) settle or otherwise agree to a resolution of any material claim or assessment relating to taxes;

•	authorize or enter into any agreement to take any of the prohibited actions described above; or

•	take any action, other than terminating the merger agreement, if it is entitled to do so, which prevents its stockholders from voting on the CalAtlantic Merger Proposal.

Lennar has agreed that between the date of the merger agreement and the earlier of the closing of the Merger or the termination of the merger agreement, Lennar will not, among other things, without CalAtlantic’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned):

•	take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

•	take any action or fail to take any action that would reasonably be expected to cause any of the conditions to the obligations of CalAtlantic or Lennar to close not to be timely satisfied;

•	redeem or purchase any of its stock or declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than (i) payments by subsidiaries of Lennar to Lennar or to wholly-owned subsidiaries of Lennar, (ii) the Lennar Class B dividend, provided it was declared and paid prior to the thirtieth day following the date of the merger agreement, and (iii) payments of quarterly cash dividends in the ordinary course in amounts per share no greater than those paid in the prior quarters of fiscal 2017);

•	amend its certificate of incorporation or bylaws (except for the amendment to increase the number of authorized shares of Lennar Class A common stock);

•	(i) issue or sell any of its stock, except (A) upon exercise or conversion of options, convertible securities or other securities outstanding as of the date of the merger agreement, (B) issuances of shares to employees or directors under incentive plans or other compensation arrangements consistent with past practice, (C) issuances of Lennar Class B common stock in the Lennar Class B dividend, or (D) issuances of Lennar stock in connection with the Merger, or (ii) split, combine, or reclassify its outstanding stock;

•	authorize or enter into any agreement to take any of the prohibited actions described above; or

•	take any action which prevents its stockholders from voting on the Lennar Merger Proposal, and if required in connection with the Merger, the Lennar Authorized Shares Proposal.

No Solicitation; Notice of Proposals

Subject to certain exceptions discussed below, CalAtlantic must:

•	terminate all ongoing discussions with third parties regarding alternative acquisition proposals or otherwise regarding possible acquisition transactions; and

•	not authorize or approve and use its reasonable best efforts to prevent any of its or its subsidiaries’ officers, directors, employees, agents or other representatives to initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) the making of any alternative acquisition proposal or any inquiry, proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving CalAtlantic, (ii) any purchase of or tender or exchange offer for all or any significant portion of CalAtlantic’s equity securities, or (iii) any purchase of all or, except in the ordinary course of business, a significant portion of the assets of CalAtlantic and its subsidiaries on a consolidated basis;

except that CalAtlantic may interact with a potential acquiror solely to clarify the terms and condition of an acquisition proposal the potential acquiror has made.

Notwithstanding the above, in connection with any inquiry, proposal or offer with respect to a possible acquisition transaction that (i) CalAtlantic receives despite complying in all material respects with the obligations described above and (ii) which the CalAtlantic board of directors determines in good faith, after consultation with its financial advisor, constitutes or would be reasonably expected to result in a transaction which would be more favorable to CalAtlantic’s stockholders than the Merger, CalAtlantic, its subsidiaries and their respective representatives may furnish non-public information (after receipt of an appropriate confidentiality agreement) to the potential acquiror and enter into discussions and negotiations with the potential acquiror in response to an alternative acquisition proposal from such potential acquiror.

If at any time, CalAtlantic receives an alternative acquisition proposal, request for non-public information in connection with such a proposal or an indication that a prospective acquiror intends to make such a proposal, then within two business days, CalAtlantic must inform Lennar, provide the identity of the third party from which the proposal, request or indication was received, and provide a reasonably detailed description of the material terms of the proposal, request or indication. Further, CalAtlantic must thereafter promptly provide Lennar with any additional material information CalAtlantic obtains regarding the proposal, request or notification, and otherwise keep Lennar reasonably informed as to the status of the alternative acquisition proposal.

Efforts to Obtain Required Stockholder Approvals

Each of CalAtlantic and Lennar has agreed to convene a special meeting of its stockholders as soon as practicable after the registration statement of which this joint proxy statement/prospectus is a part becomes effective for the purpose of obtaining necessary stockholder approvals, and will use reasonable best efforts to convene those stockholder meetings within 45 days after that registration statement becomes effective. Either CalAtlantic or Lennar may, without the consent of the other, adjourn or postpone its respective special stockholder meeting for up to 30 days (or for such longer period as required by law) for certain reasons, including to solicit additional proxies if CalAtlantic or Lennar, as the case may be, reasonably determines it is advisable to do so in order to obtain necessary stockholder approvals. Each of CalAtlantic and Lennar is required to use its reasonable best efforts to solicit from its stockholders proxies or votes giving the necessary stockholder approvals, subject to a permitted change of recommendation of the CalAtlantic board of directors or the Lennar board of directors, under some circumstances.

Board Recommendations; Fiduciary Out

The CalAtlantic board of directors has unanimously recommended that CalAtlantic’s stockholders adopt the merger agreement and approve the Merger. The CalAtlantic board of directors may not (i) withdraw that recommendation or modify it in a manner adverse to Lennar or the Merger or publicly propose to do so, (ii) publicly propose to approve an alternative acquisition proposal, or (iii) authorize CalAtlantic to enter into a binding agreement with respect to an alternate acquisition proposal before the merger agreement is terminated, except that the CalAtlantic board of directors may change its recommendation, which we refer to as a “change of recommendation,” if the CalAtlantic board of directors determines, in good faith after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, provided:

•	CalAtlantic gives Lennar at least five business days’ prior written notice of its intention to change its recommendation if the change of recommendation is because of an event or circumstance that was not known to, or reasonably foreseeable by, the board of directors prior to execution of the merger agreement, or of which the consequences were not known or reasonably foreseeable, of which the board of directors becomes aware before its stockholders meeting, which materially increases the value of such company and its subsidiaries, with certain listed exceptions, which we refer to as an “Intervening Event”;

•	if the change of recommendation is because of an Intervening Event, and if Lennar asks CalAtlantic to do so, CalAtlantic engages in good faith discussions with Lennar about possible changes to the terms of the merger agreement that would cause the CalAtlantic board of directors not to make a change of recommendation;

•	if the change of recommendation is in order to accept a superior proposal, (i) if Lennar asks it to do so, CalAtlantic engages in good faith discussions with Lennar during a three NYSE trading day period (or in some instances, a shorter period) about possible changes to the terms of the merger agreement that would cause the CalAtlantic board of directors to determine that the alternative acquisition proposal described in the notice to Lennar no longer is a superior proposal and (ii) Lennar fails to give CalAtlantic by the third NYSE trading day after it receives the notice (or, in some instances, an earlier date) notice that it will amend the terms of the merger agreement, or if such notice is delivered, the CalAtlantic board of directors in good faith determines after consultation with its financial advisor and consideration of the changes proposed by Lennar, that the superior proposal continues to be a superior proposal; or

•	if the alternative acquisition proposal is amended after Lennar has delivered notice that it will amend the terms of the merger agreement, CalAtlantic is required on up to two additional occasions to provide Lennar with notice of the amended alternative acquisition proposal and provide Lennar with an opportunity to further amend the terms of the merger agreement.

A “superior proposal” means an alternative acquisition proposal, which (v) is not subject to the outcome of due diligence or any other form of investigation, (w) is not subject to a financing contingency, (x) is from a potential acquiror which the CalAtlantic board of directors reasonably determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction, (y) is not reasonably likely to be the subject of regulatory concerns that could prevent or materially delay completion of the transaction, and (z) the CalAtlantic board of directors determines in good faith after consultation with its independent financial advisor, and taking account of, among other things, the value of the synergy benefits resulting from the Merger to be more favorable to the CalAtlantic’s stockholders than the Merger.

The Lennar board of directors has unanimously recommended that Lennar’s stockholders approve the Lennar Merger Proposal and the Lennar Authorized Shares Proposal. The Lennar board of directors may not withdraw that recommendation or modify it in a manner adverse to CalAtlantic or the Merger or publicly propose to do so, except that the Lennar board of directors may make a change of recommendation if it determines, in good faith after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties¸ the Lennar board of directors may change its recommendation because of an Intervening Event, provided:

•	Lennar gives CalAtlantic at least five business days’ prior notice of its intention to change its recommendation; and

•	if CalAtlantic requests that it do so, Lennar engages in good faith discussions with CalAtlantic about possible changes to the terms of the merger agreement that would cause the Lennar board of directors not to change its recommendation.

CalAtlantic Cooperation

CalAtlantic is required to, at Lennar’s expense, cooperate in all reasonable respects with the efforts of Lennar to arrange any financing that Lennar expects to use in connection with the Merger or after the Merger. However, the obligations of Lennar and Merger Sub to carry out the Merger are not conditioned on any such financing being arranged.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of Lennar, Merger Sub and CalAtlantic is required (subject to certain conditions) to use their reasonable best efforts to cause all the conditions to the Merger to be fulfilled as promptly as practicable and to consummate the Merger.

Employee Benefits Matters

From the effective time of the Merger until November 30, 2018, Lennar will provide to each employee of CalAtlantic or its subsidiaries who continues to be employed by Lennar or any subsidiary, which we refer to as a “continuing employee,” at Lennar’s election, either (i) compensation (including, without limitation, base salary or wage rate, bonus or commission opportunity, cash incentive compensation opportunity and, if the continuing employee received equity compensation from CalAtlantic, equity-based compensation opportunity) that is not less favorable in aggregate to the continuing employee than the compensation the continuing employee was receiving as an employee of CalAtlantic immediately before the effective time of the Merger or (ii) the same compensation as that provided by Lennar and its subsidiaries to their similarly-situated employees (taking account of duties, geographical location and any other relevant factors).

From and after the effective time of the Merger, Lennar will, or will cause Merger Sub to:

•	credit for all service with CalAtlantic or its subsidiaries as if such service were with Lennar and its subsidiaries for purposes of determining eligibility, vesting, levels of benefits and benefit accrual under the employee benefit and compensation plans in which the continuing employee participates after the effective time of the Merger to the same extent that that service was credited under a comparable plan of CalAtlantic or its subsidiaries;

•	carry over unused vacation days accrued by continuing employees under the plans and policies of CalAtlantic and its subsidiaries;

•	ensure that no pre-existing condition limitations or eligibility waiting periods shall apply with respect to the continuing employees under applicable Lennar benefit plans to the extent such limitation would have been waived or satisfied under CalAtlantic benefit plans immediately prior to the effective time of the Merger;

•	honor, in accordance with its terms, (i) each change in control agreement and severance agreement that is in effect as of the date of the merger agreement between CalAtlantic or any of its subsidiaries and current or former employees or directors of CalAtlantic or any of its subsidiaries, and (ii) the parameters related to severance set forth in the CalAtlantic disclosure letter;

•	give to any continuing employees who participated in 401(k), health and welfare plans (which, for avoidance of doubt, include medical, dental, vision, prescription drug, life insurance, AD&D, disability insurance and flex spending) the opportunity to participate in the most nearly comparable plans maintained by Lennar through the end of the calendar year in which the effective time of the Merger occurs; and

•	with regard to the annual cash bonuses relating to calendar year 2017: (i) if the effective time of the Merger occurs after February 28, 2018, CalAtlantic will pay such bonuses no later than February 28, 2018, and (ii) if the effective time of the Merger occurs on or before February 28, 2018, CalAtlantic will pay such bonuses immediately prior to closing. Such bonuses for each applicable employee shall be paid consistent with the terms set forth in the CalAtlantic disclosure letter.

Nothing in the merger agreement will confer on any continuing employee any right to continue to be employed by Lennar or any subsidiary, including the company that survives the Merger, or will be construed to establish a compensation policy or to amend, or to prevent amendments of, any benefit plan or similar arrangement established, sponsored or maintained by Lennar or any affiliate.

Other Covenants and Agreements

The merger agreement contains additional agreements relating to, among other matters:

Access to Information; Confidentiality

Until the effective time of the Merger or termination of the merger agreement, CalAtlantic will, subject to some limitations, give representatives of Lennar or of any potential lenders or other sources of financing to Lennar for financing to be used by Lennar in connection with the Merger or after the Merger, reasonable access during normal business hours to all of its and its subsidiaries properties, books and records and to personnel who are knowledgeable about the various aspects of the business of CalAtlantic and its subsidiaries. Until the closing, Lennar will, and will cause its representatives to (in each case with certain exceptions), hold all information they receive as a result of their access to the properties, books, records and personnel of CalAtlantic in confidence in accordance with the confidentiality agreement previously entered into by CalAtlantic and Lennar. If the merger agreement is terminated before the effective time of the Merger, Lennar and Merger Sub each will have the same obligations under such confidentiality agreement with regard to handling and disposition of such confidential information as they had under the agreement before entry into the merger agreement.

Indemnification and Insurance

Lennar and Merger Sub have agreed that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors, officers, agents and employees of CalAtlantic or its subsidiaries as provided in CalAtlantic’s certificate of incorporation and bylaws or similar organizational documents of any subsidiary of CalAtlantic or under any indemnification or other agreement or arrangement, in each case as in effect on the date of the merger agreement with respect to matters occurring at or prior to the effective time of the Merger, will survive the Merger and continue in full force and effect in accordance with their respective terms.

Lennar also will maintain in effect for not less than six years after the effective time of the Merger, with respect to occurrences on or prior to the effective time of the Merger, CalAtlantic’s policies of directors’ and officers’ liability insurance that were in effect on the date of the merger agreement, or substantially similar insurance, to the extent that insurance is available at an annual cost not exceeding 200% of the annual cost of the policies of directors and officers liability insurance that were in effect at the date of the merger agreement. To the extent that insurance is not available at that cost, Lennar will maintain in effect for that period the maximum amount of insurance coverage that can be obtained for that maximum annual cost.

Certain Tax Matters

The parties to the merger agreement have agreed that they intend that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Lennar and CalAtlantic will be a “party to a reorganization” within the meaning of Section 368(b) of the Code and the Treasury Regulations

promulgated under it, and (iii) the merger agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party will do all things that are commercially reasonable to cause the Merger to qualify for that treatment.

Press Releases

Unless and until the board of directors of either CalAtlantic or Lennar makes an adverse change of recommendation, the two companies will consult with each other before issuing any press releases or otherwise making any public statements with respect to the merger agreement, the Merger or the transactions contemplated by the merger agreement, or making any filings with any third party or any governmental agency with regard to any of those subjects, provided that any party or any affiliate of a party may (i) make any statement or announcement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded, or (ii) make any press release or public statement without such consultation that is consistent with any press release or public statement to which the parties previously agreed.

Communications to CalAtlantic Employees

CalAtlantic has agreed to provide Lennar reasonable opportunity to review and comment on the form of any written statements to CalAtlantic employees and its subsidiaries informing them about the Merger prior to any distribution of such statements.

Defense Against Litigation

If litigation is commenced against CalAtlantic, Lennar, or Merger Sub, seeking to prevent the Merger or obtain damages if the Merger takes place, whichever of them is a defendant in the litigation will notify the others of them about the commencement of the litigation and keep the others of them informed about material developments in the litigation or efforts to resolve it, and each of them will cooperate, at its own cost, with the efforts by the other or others of them to cause the litigation to be dismissed or otherwise resolved on a basis that does not interfere with the ability of the Merger to take place when and as contemplated in the merger agreement or result in an award of damages against any of CalAtlantic, Lennar or Merger Sub. CalAtlantic may not settle any such litigation on a basis that requires a payment of money (including payment of fees or other sums to plaintiffs’ counsel) without Lennar’s consent, which will not be unreasonably withheld, conditioned or delayed.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing of the Merger, whether before or after approval of the Merger by the CalAtlantic stockholders, the Lennar stockholders or both (except as otherwise provided below), by the mutual written consent of CalAtlantic and Lennar, or by one or both of CalAtlantic and Lennar as follows:

•	by either CalAtlantic or Lennar (provided that such party is not in breach or such party’s breach is not the primary cause of such condition, as applicable):

•	if the closing date does not occur on or before May 31, 2018; provided, however, that if closing does not occur on or before such date because of an order of a court or other governmental authority invalidating the merger agreement or restraining a party from completing the Merger, either CalAtlantic or Lennar may extend the outside date by three additional months until August 31, 2018 (we refer to such date, including if extended, the “outside date”);

•	if (i) any law is in effect that would make the Merger unlawful, or (ii) any order of any governmental entity is entered permanently enjoining CalAtlantic, Lennar or Merger Sub from consummating the Merger and the order has become final and non-appealable;

•	if the special meeting of CalAtlantic stockholders is held, but the CalAtlantic stockholders do not give the required stockholder approval; or

•	if the special meeting of Lennar stockholders meeting is held, but the Lennar stockholders do not give the required stockholder approval or approvals.

•	by CalAtlantic (provided that CalAtlantic is not in breach or CalAtlantic’s breach is not the primary cause of the condition, as applicable):

•	if either Lennar or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of a condition to closing, and this breach is either incurable or not cured within 30 business days after Lennar’s receipt of written notice of such breach or one business day prior to the outside date;

•	if, prior to approval of the Merger proposal by the CalAtlantic stockholders, CalAtlantic receives an alternative acquisition proposal that CalAtlantic’s board of directors determines is a superior proposal, and after receipt of notice from CalAtlantic, Lennar does not agree to modify the terms of the merger agreement so that the CalAtlantic board of directors determines that the alternative acquisition proposal no longer is a superior proposal, and CalAtlantic pays Lennar a termination fee;

•	if all the conditions to Lennar’s and Merger Sub’s obligations to effect the Merger have been satisfied, but Lennar and Merger Sub have failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of Lennar’s and Merger Sub’s obligations under the merger agreement;

•	if, prior to approval of the Lennar Merger Proposal by the Lennar stockholders, the Lennar board of directors withdraws or modifies in an adverse manner its recommendation that Lennar stockholders vote “FOR” the Lennar Merger Proposal and the Lennar Authorized Shares Proposal; or

•	by Lennar (provided that neither Lennar nor Merger Sub is in breach or Lennar’s or Merger Sub’s breach is not the primary cause of the condition, as applicable):

•	if CalAtlantic has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of a condition to closing not being satisfied, and this breach is either incurable or not cured within 30 business days after CalAtlantic’s receipt of written notice of the breach from Lennar or one business day prior to the outside date;

•	if all the conditions to CalAtlantic’s obligations to effect the Merger have been satisfied, but CalAtlantic has failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of CalAtlantic’s obligations under the merger agreement;

•	if, prior to approval of the Merger proposal by CalAtlantic stockholders, (i) the CalAtlantic board of directors fails to reaffirm publicly its recommendation of the Merger within ten business days after an alternative acquisition proposal is first publicly announced, if Lennar requests such a reaffirmation, or (ii) any person other than Lennar and its affiliates commences a tender or exchange offer for 50% or more of the outstanding CalAtlantic common stock, and (A) the CalAtlantic board of directors or a board committee recommends that the CalAtlantic stockholders tender all or a portion of their CalAtlantic stock in response to the offer, or (B) CalAtlantic does not within ten business days after the tender or exchange offer is commenced, file with the SEC a Statement on Schedule 14D-9 which contains a recommendation that CalAtlantic stockholders not tender their CalAtlantic common stock in response to the offer; or

•	the CalAtlantic board of directors changes its recommendation that CalAtlantic stockholders vote “FOR” approval of the Merger proposal.

Effect of Termination

If the merger agreement is validly terminated, then, with certain exceptions, the merger agreement will be null and void and none of the parties will have any further rights or obligations under it. However, termination of the merger agreement will not relieve a party of liability for any knowing and intentional breach of its covenants and agreements in the merger agreement that occurs before the merger agreement is terminated.

Termination Fees; Expense Reimbursement

CalAtlantic will be required to pay Lennar a termination fee of $178.7 million if:

•	CalAtlantic terminates the merger agreement to enter into a superior proposal;

•	CalAtlantic or Lennar terminates the merger agreement because the Merger has not closed by the outside date, and prior to the date of termination, a company acquisition proposal shall have been submitted by a potential acquiror and not rejected or withdrawn, and CalAtlantic completes an alternative transaction within 12 months after termination of the merger agreement with such potential acquiror;

•	CalAtlantic or Lennar terminates the merger agreement because the CalAtlantic stockholders do not approve the Merger proposal, and prior to the date of the stockholder meeting, a company acquisition proposal shall have been submitted by a potential acquiror and not rejected or withdrawn and CalAtlantic completes an alternative transaction within 12 months after termination of the merger agreement with such potential acquiror;

•	Lennar terminates the merger agreement after the CalAtlantic board of directors withdraws or modifies its recommendation that CalAtlantic stockholders vote to approve the Merger;

•	Lennar terminates the merger agreement because CalAtlantic has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of designated conditions to closing not being satisfied, and this breach is either incurable or not cured within 30 business days after CalAtlantic’s receipt of written notice of the breach from Lennar or one business day prior to the outside date;

•	Lennar terminates the merger agreement because all the conditions to CalAtlantic’s obligations to effect the Merger have been satisfied, but CalAtlantic has failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of CalAtlantic’s obligations under the merger agreement; or

•	Lennar terminates the merger agreement because prior to approval of the Merger proposal by CalAtlantic stockholders, (i) the CalAtlantic board of directors fails to reaffirm publicly its recommendation of the Merger within ten business days after an alternative acquisition proposal is first publicly announced, if Lennar requests such a reaffirmation, (ii) any person other than Parent and its affiliates commences a tender or exchange offer for 50% or more of the outstanding CalAtlantic common stock, and (A) the CalAtlantic board of directors or a board committee recommends that the CalAtlantic stockholders tender all or a portion of their CalAtlantic stock in response to the offer, or (B) CalAtlantic does not within ten business days after the tender or exchange offer is commenced, file with the SEC a Statement on Schedule 14D-9 which contains a recommendation that CalAtlantic stockholders not tender their CalAtlantic common stock in response to the offer.

Lennar will be required to pay CalAtlantic a termination fee of $178.7 million if:

•	the merger agreement is terminated because the Merger does not take place by the outside date and (i) prior to the termination Lennar had received or communicated a proposal to acquire a homebuilding company that in the preceding year had delivered at least 14,000 homes that is not rejected or withdrawn and (ii) within 12 months after the merger agreement is terminated, Lennar acquires that homebuilding company;

•	CalAtlantic terminates the merger agreement because Lennar or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement in a way that would give rise to failure of designated conditions to closing, and this breach is either incurable or not cured within 30 business days after Lennar’s receipt of written notice of such breach or one business day prior to the outside date; or

•	CalAtlantic terminates the merger agreement because all the conditions to Lennar’s and Merger Sub’s obligations to effect the Merger have been satisfied, but Lennar and Merger Sub have failed to consummate the Merger by the time the closing should have occurred pursuant to the merger agreement, which failure is a breach of Lennar and Merger Sub’s obligations under the merger agreement.

If the Lennar stockholders do not give the stockholder approval or approvals that are necessary for Lennar to consummate the Merger, and one of the parties terminates the merger agreement as a result of such failure Lennar will have to reimburse CalAtlantic for its reasonable out-of-pocket Merger related expenses, up to $30 million. If the CalAtlantic stockholders do not give the stockholder approval that is necessary for CalAtlantic to consummate the Merger and one of the parties terminates the merger agreement as a result of such failure, CalAtlantic will have to reimburse Lennar for its reasonable out-of-pocket Merger related expenses, up to $30 million.

Amendment and Waiver

Amendment. The merger agreement may be amended at any time before the Merger becomes effective by an instrument signed by CalAtlantic and Lennar.

Extension and Waiver. At any time prior to the effective time of the Merger, the parties may to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to it, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement; but after the CalAtlantic stockholders approve the Merger or the Lennar stockholders approve the Lennar stockholder proposals, no extension or waiver that, by law, requires further approval by the stockholders of either company, as applicable, may be made without the approval of such stockholders.

Assignment

Neither the merger agreement nor any right, interest or obligation of any party under it may be assigned (by operation of law or otherwise) without the prior written consent of the other parties. However, nothing will prevent Lennar from transferring ownership of Merger Sub to a direct or indirect wholly-owned subsidiary of Lennar.

Specific Performance

The parties have agreed that in addition to any other remedy to which a party may be entitled, any party will be entitled to obtain an order compelling specific performance of another party’s obligations under the merger agreement, without any requirement that it post a bond, and if any proceeding is brought in equity to compel performance of any provision of the merger agreement, no party may raise the defense that there is an adequate remedy at law.

Governing Law

The merger agreement is governed by, and construed under, the laws of the State of Delaware.

MILLER VOTING AGREEMENT

As inducement to CalAtlantic to enter into the merger agreement, at the same time the merger agreement was signed, Stuart Miller and the Miller entities entered into a voting agreement with CalAtlantic, which we refer to as the “Miller Voting Agreement.”

Pursuant to the Miller Voting Agreement, Stuart Miller and the Miller entities (i.e., entities owned by trusts for Mr. Miller and members of his family), which together own Lennar stock that entitles them to cast collectively approximately 39.0% of the votes that can be cast by all the Lennar stockholders, have agreed to vote all the shares of Lennar stock that they own or have the power to vote in favor of both the proposal to amend Lennar’s certificate of incorporation to increase the number of shares of Class A common stock that Lennar is authorized to issue and the proposal to approve the issuance of Lennar Class A and Class B common stock in connection with the Merger. Mr. Miller and the Miller entities have also agreed to vote those shares against any transaction that could reasonably be expected to impede the Merger from taking place or materially delay or postpone the time when it will take place.

If Lennar’s board of directors withdraws its recommendation that Lennar’s stockholders vote in favor of the two proposals, the entity that holds most of the Class B common stock held by Mr. Miller and the Miller entities will only be required to vote its shares in favor of the two proposals such that Mr. Miller and the Miller entities together will vote shares representing 30% of the aggregate voting power of the Class B common stock (and therefore, approximately 19.2% of the total voting power of Lennar’s Class A and Class B common stock voting together) in favor of the two proposals. That Miller entity will be free to vote the remainder of its shares in its discretion.

Stuart Miller and the Miller entities have also agreed that until the effective time of the Merger, or until the merger agreement is terminated without the Merger becoming effective, they will not transfer any of their Lennar shares, except that Stuart Miller may sell Class A common stock to obtain funds with which to pay taxes resulting from vesting of restricted shares of Class A common stock and may make gifts totaling up to 1,000 shares of Class A common stock.

THE MP CA HOMES VOTING AND CASH ELECTION AGREEMENT

As an inducement to Lennar to enter into the merger agreement, at the same time the merger agreement was signed, MP CA Homes entered into the MP CA Homes Agreement with Lennar.

Provision Relating to Voting

MP CA Homes, which as of January 4, 2018, owned approximately 24.3% of the outstanding CalAtlantic common stock, agreed to vote all those shares in favor of adopting the merger agreement and approving any other Merger related matters presented for a vote of the CalAtlantic stockholders, and in favor of any other matter contemplated by the merger agreement that is presented by CalAtlantic for approval by its stockholders. MP CA Homes also agreed to vote those shares, and any other shares of CalAtlantic common stock that MP CA Homes owns or has the power to vote, against any transaction that would prevent or materially delay the Merger, prevent Merger Sub from owning and having the right to use all the real and personal property, and possessing all the rights, privileges, powers and franchises, owned by CalAtlantic immediately before the Merger, or deprive Lennar from obtaining the material anticipated benefits of the Merger.

Provision Relating to Cash Election

MP CA Homes is permitted to exercise or not exercise the option to elect to receive cash consideration instead of equity consideration as a result of the Merger, except that to the extent that the CalAtlantic stockholders do not elect to receive cash consideration with regard to the maximum number of CalAtlantic shares as to which cash elections can be made, MP CA Homes will be deemed to have made a cash election with regard to the number of its CalAtlantic shares that would cause cash elections to be made with regard to that maximum number of CalAtlantic shares.

Other Provisions

Until the effective time of the Merger, or until the merger agreement is terminated without the Merger becoming effective, MP CA Homes may not sell or otherwise transfer any of the CalAtlantic shares it owned when it signed the MP CA Homes Agreement, give anybody else the right to vote those shares, or do anything else that will prevent MP CA Homes from voting those shares.

Until the cash election option in the merger agreement expires (which will happen on the fifth business day before the scheduled date of the CalAtlantic stockholders meeting), MP CA Homes will not transfer any of the shares it owned when it signed the MP CA Homes Agreement or do anything else that will prevent or delay MP CA Homes’ deemed exercise of the option to elect to receive cash instead of Lennar shares, except that MP CA Homes can transfer shares to any of four affiliated entities if they agree in writing to be bound by all the obligations of MP CA Homes under the MP CA Homes Agreement.

If as a result of the Merger, MP CA Homes receives 5% or more of the Lennar Class A common stock that will be outstanding immediately after the Merger, until 90 days after the Merger becomes effective, MP CA Homes has agreed not to sell or otherwise transfer any shares of Lennar Class A common stock. After that, there will be no restriction under the MP CA Homes Agreement against MP CA Homes’ selling or otherwise transferring Lennar Class A common stock.

INFORMATION ABOUT LENNAR

Business

The following is a brief description of the business activities conducted by Lennar. More detailed information is contained in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2016 and other documents that are incorporated by reference into this joint proxy statement/prospectus. Both CalAtlantic and Lennar stockholders are urged to refer to those documents for additional information about Lennar. See “Where You Can Find More Information” beginning on page 133.

Lennar is one of the nation’s largest homebuilders, a provider of real estate related financial services, a commercial real estate, investment management and finance company through its Rialto segment and a developer of multifamily rental properties in select U.S. markets primarily through unconsolidated entities.

Lennar’s homebuilding operations are the most substantial part of its business, resulting in $9.74 billion in revenues, or approximately 89% of consolidated revenues, in fiscal year 2016, and $7.79 billion, or approximately 88%, of consolidated revenues in the first nine months of fiscal year 2017. Lennar currently groups its homebuilding activities into three reportable segments, which it refers to as Homebuilding East, Homebuilding Central and Homebuilding West, based primarily upon similar economic characteristics, geography and product type. It groups information about its homebuilding activities in states in which its homebuilding activities are not economically similar to those in other states in the same geographic area under “Homebuilding Other.” As of August 31, 2017, Lennar’s reportable homebuilding segments and Homebuilding Other had operations located in:

East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia

Central: Arizona, Colorado and Texas

West: California and Nevada

Other: Illinois, Minnesota, Oregon, Tennessee and Washington

Lennar’s other reportable segments are Lennar Financial Services, Rialto and Lennar Multifamily.

Homebuilding Operations

Lennar’s homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which it has investments. It primarily sells single-family attached and detached homes in communities targeted to first-time, move-up and active adult homebuyers. It operates primarily under the Lennar brand name.

Lennar is involved in all phases of planning and building in its residential communities, including land acquisition, site planning, preparation and improvement of land and design, construction and marketing of homes. It uses independent subcontractors for most aspects of home construction. At August 31, 2017, it was actively building and marketing homes in 758 communities, including 5 communities being constructed by unconsolidated joint ventures.

Lennar generally supervises and controls the development of land and the design and building of its residential communities with a relatively small labor force. It hires subcontractors for site improvements and virtually all of the work involved in the construction of homes. Lennar generally does not own heavy construction equipment. It finances construction and land development activities primarily with cash generated from operations and proceeds of debt issuances.

Lennar sells its homes primarily from models that it has designed and constructed. It employs new home consultants who are paid salaries, commissions or both to conduct on-site sales of its homes. It also sells homes through independent realtors. Lennar’s marketing strategy is increasingly focused on advertising through various digital channels including paid search, display advertising, social media and e-mail marketing, all of which drive traffic to Lennar’s website, www.lennar.com. However, Lennar also continues to advertise through more traditional media, including newspapers, radio advertisements and other local and regional publications and on billboards where appropriate. Information included on Lennar’s website is not incorporated by reference into this joint proxy statement/prospectus.

Financial Services Operations

Lennar offers conventional, Federal Housing Administration (FHA)-insured and Veterans Affairs (VA)-guaranteed residential mortgage loan products and other products to buyers of Lennar’s homes and others through its financial services subsidiary, Eagle Home Mortgage, LLC, from locations in most of the states in which Lennar has homebuilding operations, as well as some other states. It also operates a real estate brokerage business in Florida. During the nine months ended August 31, 2017, Lennar’s financial services subsidiaries provided loans to 80% of its homebuyers who obtained mortgage financing in areas where it offered financing. Because of the availability of mortgage loans from its financial services subsidiaries, as well as from independent mortgage lenders, Lennar believes almost all creditworthy purchasers of its homes have access to financing.

Lennar also provides title insurance and closing services to its homebuyers and others. During the nine months ended August 31, 2017, it provided title and closing services for approximately 81,500 real estate transactions, and issued approximately 239,400 title insurance policies through its underwriter, North American Title Insurance Company. Title and closing services are provided in 35 states and title insurance services are provided in 40 states.

Rialto Operations

Operations of the Rialto segment include raising, investing and managing third-party capital, originating and securitizing commercial mortgage loans, as well as investing its own capital in real estate related mortgage loans, properties and related securities. Rialto utilizes its vertically-integrated investment and operating platform to underwrite, diligence, acquire, manage, workout and add value to diverse portfolios of real estate loans, properties and real estate related securities as well as providing strategic real estate capital. A Rialto subsidiary, Rialto Mortgage Finance, originates and sells into securitizations five, seven and ten year commercial first mortgage loans, which are secured by income producing properties. Rialto’s operating earnings consist of revenues generated primarily from gains from securitization transactions and interest income from the Rialto Mortgage Finance business, interest income associated with portfolios of real estate loans acquired and other portfolios of real estate loans and assets acquired, asset management, due diligence and underwriting fees derived from the real estate investment funds managed by the Rialto segment, fees for sub-advisory services, and Rialto’s net equity in earnings (loss) from unconsolidated entities, less the costs incurred by the segment for managing portfolios, costs related to RMF and other general and administrative expenses.

Lennar Multifamily Operations

Lennar is engaged, primarily through unconsolidated joint ventures, in the development, construction and property management of multifamily rental properties. The Lennar Multifamily segment focuses on developing a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets. Currently, it primarily uses third-party management companies to rent the apartments, although it anticipates renting apartments through its own entities in the future. Revenues of the Lennar Multifamily segment are generated by sales of land, construction activities, management fees from joint ventures and equity in earnings (loss) from unconsolidated entities, less the cost of sales of land, expenses related to construction activities and general and administrative expenses.

Directors and Executive Officers

Directors

The persons who currently are the Lennar directors and executive officers are expected to continue as Lennar directors and executive officers after the Merger. The current members of the Lennar board of directors are Irving Bolotin, Steven L. Gerard, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Sidney Lapidus, Teri McClure, Stuart Miller, Armando Olivera, Donna Shalala and Jeffrey Sonnenfeld. The merger agreement provides that effective at the time of the Merger, Scott D. Stowell, who currently is the Executive Chairman of CalAtlantic, will be added to the Lennar board of directors.

Information about Lennar’s current directors and executive officers is contained in Lennar’s Report on Form 10-K for the year ended November 30, 2016 and the proxy statement dated March 7, 2017 relating to Lennar’s 2017 Annual Meeting of Stockholders. Information about Scott Stowell is contained in CalAtlantic’s proxy statement dated March 31, 2017 relating to CalAtlantic’s 2017 Annual Meeting of Stockholders. The Lennar Report on Form 10-K and the Lennar and CalAtlantic proxy statements all are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133.

INFORMATION ABOUT CALATLANTIC

Business

CalAtlantic, a Delaware corporation, is headquartered in Arlington, Virginia. CalAtlantic builds homes across the homebuilding spectrum, from entry level to luxury, in over 40 metropolitan statistical areas spanning 19 states. Also providing mortgage, title and escrow services, CalAtlantic is focused on providing an exceptional end-to-end home buying experience for its customers. For the years ended December 31, 2016, 2015 and 2014 Homebuilding Revenue (consisting of home and land sales revenues) accounted for over 98% of CalAtlantic’s consolidated total revenue.

CalAtlantic’s executive offices are located at 1100 Wilson Boulevard, #2100, Arlington, Virginia 22209 and its telephone number is (240) 532-3806. Shares of CalAtlantic common stock are listed on the NYSE and trade under the symbol “CAA.”

This joint proxy statement/prospectus incorporates important business and financial information about CalAtlantic from other documents that are incorporated by reference; see the section entitled “Where You Can Find More Information” beginning on page 133.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of January 4, 2018 (except as noted otherwise) regarding ownership of the shares of CalAtlantic by (1) each director of CalAtlantic, (2) each executive officer of CalAtlantic named in the summary compensation table, (3) all directors and executive officers of CalAtlantic as a group, and (4) each person known by CalAtlantic to be the beneficial owner of more than 5% of any class of the shares of CalAtlantic. This table is based on information supplied to CalAtlantic by the CalAtlantic executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission. Except as noted below, the address of the named beneficial owner is c/o CalAtlantic Group, Inc., 1100 Wilson Boulevard, #2100, Arlington, Virginia 22209.

	Common Stock
Name of Beneficial Owner	Shares (1)	Percent of Class**
Directors and Executive Officers
Larry T. Nicholson	608,866	*
Jeff J. McCall	331,848	*
Scott D. Stowell	656,296	*
Peter G. Skelly	153,777	*
Wendy L. Marlett	106,915	*
Bruce A. Choate	48,574	*
Douglas C. Jacobs	32,636	*
William L. Jews	42,681	*
David J. Matlin (2)	28,332,549	24.3
Robert E. Mellor (3)	80,359	*
Norman J. Metcalfe	82,671	*
Peter Schoels (2)	28,332,549	24.3
Charlotte St. Martin	45,041	*
Directors and Executive Officers as a Group (14 persons)	30,586,507	26.2
5% Beneficial Owners
MP CA Homes LLC (4)	28,332,549	24.3
FMR, LLC (5)	11,049,708	9.5
BlackRock, Inc. (6)	6,623,247	5.7

*	Less than one percent.
**	Applicable percentage of ownership is based on 116,190,785 shares of CalAtlantic common stock outstanding as of January 4, 2018. To CalAtlantic’s knowledge, none of such shares have been pledged as security by any of CalAtlantic’s directors or executive officers.
(1)	The total number of shares listed in the “Shares” column for certain named executive officers includes the following number of shares subject to stock options and stock appreciation rights held by such named executive officer which are exercisable within 60 days after January 4, 2018: Mr. McCall 218,329, Mr. Stowell 255,163, Ms. Marlett 42,759 and all directors and executive officers as a group 543,201.
(2)	As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, each of Mr. Matlin and Mr. Schoels may be deemed to be the beneficial owner of all of the shares of CalAtlantic common stock held by MP CA Homes, over which they may be deemed to have shared voting and dispositive power. Please see footnote 4 below.
(3)	Mr. Mellor disclaims beneficial ownership as to 2,038 shares of CalAtlantic common stock held by his wife.
(4)	MP CA Homes, an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of 28,332,549 shares of CalAtlantic common stock, with respect to which it has shared dispositive and voting power. The address of MP CA Homes is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213.
(5)	FMR LLC beneficially owns 11,049,708 shares of CalAtlantic common stock, over which it has sole voting power with respect to 261,865 shares, no shared voting power, and sole dispositive power with respect to 11,049,708 shares. FMR LLC’s address is 245 Summer Street, Boston, Massachusetts 02210. This information is based solely on Schedule 13G filed on August 10, 2017.
(6)	BlackRock, Inc. beneficially owns 6,623,247 shares of CalAtlantic’s common stock, over which it has sole voting power for 6,353,359 of these shares, no shared voting power, and sole dispositive power for 6,623,247 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. This information is based solely on Schedule 13G/A filed on January 23, 2017.

INFORMATION ABOUT MERGER SUB

Merger Sub

Cheetah Cub Group Corp., a wholly-owned subsidiary of Lennar, is a Delaware corporation formed on October 25, 2017, for the purpose of being a party to the merger agreement. In the Merger, CalAtlantic will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and continuing to be a wholly-owned subsidiary of Lennar.

Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of any applicable regulatory filings in connection with the Merger.

LITIGATION

Since the Registration Statement of which this joint proxy Statement/prospectus is a part was filed with the SEC, two lawsuits have been brought in the United States District Court for the Eastern District of Virginia against CalAtlantic and all its directors claiming that the Proxy Statement omits material information with respect to the Merger. One was filed on December 7, 2017, by The Vladimir Gusinsky Rev. Trust, Case No. 1:17-CV-01395. The other was filed on December 11, 2017, by Jeweltex Manufacturing Inc. Retirement Plan, Case No. 1:17-CV-01416. Each of the suits claims to be brought as a class action on behalf of the plaintiff and all others similarly situated. The Gusinsky suit claims that the Proxy Statement omitted material information regarding CalAtlantic’s financial projections and financial analyses performed by J.P. Morgan, potential conflicts of interest of J.P. Morgan and potential conflicts of interest of CalAtlantic’s officers and directors. The Jeweltex suit alleges that the description of J.P. Morgan’s fairness opinion and analyses fails to include key inputs and assumptions underlying these analyses, and that the Proxy Statement fails to disclose material information concerning potential conflicts of interest faced by CalAtlantic insiders and J.P. Morgan. Each suit seeks an injunction against consummating the Merger, or if the Merger is consummated, rescission of the Merger or award of rescissory damages, and the award to the plaintiff of the costs of the action, including reasonable allowance for plaintiffs’ attorneys’ and experts’ fees. Lennar is not named as a defendant in either suit. Both CalAtlantic and Lennar believe the suits are without merit and CalAtlantic intends to defend vigorously against them. It is possible that there will be additional suits regarding the Merger.

CALATLANTIC SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of CalAtlantic as part of a solicitation of proxies by the CalAtlantic board of directors for use at the CalAtlantic special meeting to be held at the time and place specified below, and at any validly convened meeting following an adjournment or postponement thereof.

Date, Time and Place

The special meeting of CalAtlantic stockholders will be held at CalAtlantic’s West coast office, 15360 Barranca Parkway, Irvine, CA 92618, on February 12, 2018 at 9:30 a.m., Pacific time.

Purpose of the CalAtlantic Special Meeting

At the CalAtlantic special meeting, CalAtlantic stockholders will be asked to consider and vote on:

•	CalAtlantic Merger Proposal: To consider and vote on the proposal to adopt the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	CalAtlantic Merger-Related Compensation Proposal: To consider and vote on the proposal to approve, on an advisory (non-binding) basis, specified compensatory arrangements between CalAtlantic and its named executive officers relating to the proposed Merger with Lennar, as described in this joint proxy statement/prospectus; and

•	CalAtlantic Adjournment Proposal: To vote upon one or more proposals to adjourn the CalAtlantic special meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are not sufficient votes for the approval of any of the foregoing proposals.

Recommendation of the Board of Directors of CalAtlantic

The CalAtlantic board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the Merger, are advisable and in the best interests of CalAtlantic and its stockholders.

The CalAtlantic board of directors unanimously recommends that CalAtlantic stockholders vote “FOR” each proposal being submitted to a vote of the CalAtlantic stockholders at the CalAtlantic special meeting.

CalAtlantic Record Date; Stockholders Entitled to Vote

Only CalAtlantic stockholders of record at the close of business on January 4, 2018 the CalAtlantic record date for the CalAtlantic special meeting, are entitled to notice of, and to vote at, the CalAtlantic special meeting or any adjournments or postponements thereof.

At the close of business on the CalAtlantic record date, there were 116,190,785 shares of CalAtlantic common stock issued and outstanding. Holders of common stock as of the record date are entitled to receive notice of and to vote at the CalAtlantic special meeting.

Voting by CalAtlantic’s Directors and Executive Officers

Directors and executive officers of CalAtlantic and their affiliates are entitled to vote 30,586,507 shares of CalAtlantic common stock, or approximately 26.2% of the shares of CalAtlantic common stock outstanding on January 4, 2018. CalAtlantic currently expects that such directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the CalAtlantic stockholders at the CalAtlantic special meeting, although none of them has entered into any agreement obligating them to do so, except, pursuant to the MP CA Homes Agreement, MP CA Homes, which owns approximately 24.3% of the outstanding CalAtlantic shares that are outstanding on Januay 4, 2018, has agreed to vote all of its shares in favor of each proposal.

Quorum

The presence, either in person or represented by proxy, of the holders of record of a majority in voting interest of shares of CalAtlantic common stock entitled to vote at the CalAtlantic special meeting is necessary to constitute a quorum for the transaction of business at the CalAtlantic special meeting. The holders of record of a majority in voting interest of shares of CalAtlantic common stock entitled to vote and present in person or represented by proxy at any meeting of CalAtlantic stockholders, or any officer entitled to preside at, or to act as secretary of, such meeting, whether or not a quorum is present, may adjourn such meeting to another time and place (subject to the conditions set forth in the merger agreement). At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given, if the time and place, if any, of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of CalAtlantic common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, failures to vote and broker non-votes will not be included in the calculation of the number of shares of CalAtlantic common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The CalAtlantic Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of CalAtlantic common stock entitled to vote on the proposal.

The CalAtlantic Merger-Related Compensation Proposal requires the affirmative vote of holders of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting at which a quorum is present and entitled to vote on the proposal.

The CalAtlantic Adjournment Proposal requires the affirmative vote of holders of a majority in voting interest of CalAtlantic stockholders present in person or represented by proxy and entitled to vote on the proposal.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the NYSE, banks, brokers, trusts or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of CalAtlantic common stock in “street name” for their customers but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposal to adopt the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the merger agreement.

Your failure to vote, or failure to instruct your broker, bank or other nominee on how to vote, and abstentions are treated as follows:

•	With respect to the CalAtlantic Merger Proposal, failure to vote, broker non-votes and abstentions will have the same effect as votes against the proposal.

•	With respect to the CalAtlantic Merger-Related Compensation Proposal, failure to vote and broker non-votes will have no effect on the proposal while abstentions will have the same effect as votes against the proposal.

•	With respect to the CalAtlantic Adjournment Proposal, failure to vote and broker non-votes will have no effect on the proposal while abstentions will have the same effect as votes against the proposal.

Voting at the Special Meeting

Whether or not you plan to attend the CalAtlantic special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with Computershare Trust Company, N.A., CalAtlantic’s transfer agent and registrar, you may vote in person at the special meeting or represented by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

Voting in Person

If you plan to attend the CalAtlantic special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. CalAtlantic requests that you submit a proxy via Internet by logging onto http://www.proxyvote.com and following the instructions on your proxy card or by telephone by dialing 1-800-690-6903 and listening for further directions or by signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend the CalAtlantic special meeting. You can always change your vote at the CalAtlantic special meeting. Stockholders of CalAtlantic of record may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre addressed, postage-paid envelope. To be valid, a returned proxy card must be signed, dated and received before the CalAtlantic special meeting. If you hold your shares of CalAtlantic capital stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., Eastern time, on February 11, 2018.

How Proxies are Counted

All shares represented by validly executed proxies received in time for the CalAtlantic special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Validly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. Broker non-votes, if any, will have the same effect as votes against the proposal to adopt the merger agreement. Broker non-votes, if any, will have no effect on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between CalAtlantic and its named executive officers relating to the proposed Merger.

Revocation of Proxies

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of CalAtlantic, by voting again via mail, telephone or the Internet, or by attending the CalAtlantic special meeting and casting his or her vote in person. A stockholder’s last timely vote will be the vote that is counted.

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Tabulation of Votes

CalAtlantic has appointed Broadridge to serve as the Inspector of Election for the CalAtlantic special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

CalAtlantic is soliciting proxies for its special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by CalAtlantic. CalAtlantic may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of CalAtlantic, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

CalAtlantic has retained the services of Georgeson LLC to assist in the solicitation of proxies for an estimated fee of $10,000, plus reimbursement of out-of-pocket expenses. CalAtlantic will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them.

Adjournments

Any adjournment of the CalAtlantic special meeting may be made from time to time by approval of the holders of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting, whether or not a quorum exists, and entitled to vote thereat, without further notice other than by an announcement made at the adjourned CalAtlantic special meeting. If a quorum is not present at the CalAtlantic special meeting, or if a quorum is present at the adjourned CalAtlantic special meeting but there are not sufficient votes at the time of the CalAtlantic special meeting to approve the proposal to adopt the merger agreement, then CalAtlantic stockholders may be asked to vote on a proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

LENNAR SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of Lennar as part of a solicitation of proxies by the Lennar board of directors for use at the Lennar special meeting to be held at the time and place specified below, and at any validly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides stockholders of Lennar with the information they need to know to be able to vote or instruct their vote to be cast at the Lennar special meeting.

Date, Time and Place

The Lennar stockholders meeting will be held on February 12, 2018, at 11:00 a.m., Eastern time, at Lennar’s offices, 700 Northwest 107th Avenue, Miami, Florida 33172.

Purpose of the Meeting

At the stockholders meeting, Lennar stockholders will be asked to vote on three proposals:

•	Lennar Merger Proposal: To approve the issuance of shares of Lennar Class A and Class B common stock in connection with the Merger as contemplated by the merger agreement;

•	Lennar Authorized Share Proposal: To approve an amendment to Lennar’s certificate of incorporation increasing the number of shares of Class A common stock that Lennar is authorized to issue to 400,000,000 shares.

•	Lennar Adjournment Proposal: To approve an adjournment of the Lennar special meeting, if necessary, in order to enable Lennar to solicit additional votes if at the time of the stockholders meeting there are not sufficient votes to approve the Lennar Merger Proposal and the Lennar Authorized Share Proposal.

Quorum

The presence in person or by proxy of holders of a majority in voting power, and not less than one-third in number, of the shares entitled to vote at the Lennar stockholders meeting will be necessary, and will constitute a quorum, for the transaction of business at that meeting. Shares that are present but abstain from voting will be treated as present for the purposes of determining whether a quorum exists, even though they will not be voted (except that they will be treated as negative votes with regard to the Lennar Merger Proposal). Any shares that are not able to be voted, such as shares held by brokers or other fiduciaries who do not receive necessary voting instructions from beneficial owners (so-called broker non-votes) will not be counted as present for purposes of the quorum determination. After a quorum has been established at any stockholders’ meeting, the subsequent withdrawal of stockholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Required Vote

The Lennar Merger Proposal.

The Lennar Merger Proposal will be approved if it receives the affirmative vote of a majority in voting power of the shares of Class A common stock and the shares of Class B common stock that are voted with regard to the proposal at the Lennar special meeting at which a quorum is present (treating abstentions as votes against), voting together as though they were a single class.

Stuart Miller, Lennar’s Chief Executive Officer and director, and the entities owned by family trusts, which together have the right to cast 39.0% of the total number of votes that can be cast by the holders of the Class A and Class B common stock voting as a single class (but only 0.73% of the votes that can be cast by holders of the Class A common stock voting separately), have agreed that unless the Lennar board of directors changes its recommendation, they will vote all the Lennar shares they own or otherwise have the power to vote in favor of the Lennar Merger Proposal and the Lennar Authorized Share Proposal. If the Lennar board of directors ceases to recommend that Lennar’s stockholders vote in favor of the Lennar Merger Proposal and the Lennar Authorized Share Proposal (if it is necessary to carry out the Merger), Mr. Miller and the Miller entities will only be required to vote shares representing 30% of the outstanding Class B common stock (which would equal 19.2% of the combined voting power of the Class A and Class B common stock voting together) in favor of the Lennar Merger Proposal and the Lennar Authorized Share Proposal.

The Lennar Authorized Share Proposal.

The Lennar Authorized Share Proposal will be approved if it receives the affirmative vote of both:

•	holders of a majority in voting power of the outstanding shares of Class A common stock and the shares of Class B common stock, voting together as though they were a single class; and

•	holders of a majority of the shares of Class A common stock that are voted with regard to the proposal at the Lennar special meeting at which a quorum is present.

The holders of the Class A common stock are entitled to one vote per share on all matters, including the separate vote of the holders of the Class A common stock regarding the Lennar Authorized Share Proposal. The holders of the Class B common stock are entitled to 10 votes per share with regard to all matters as to which they are entitled to vote. At January 4, 2018, there were 203,952,285 shares of Class A common stock and 36,007,774 shares of Class B common stock outstanding. The holders of the Class B common stock, as well as the holders of the Class A common stock, will be entitled to vote on all matters that come before the Lennar stockholders meeting, other than the separate vote of the holders of the Class A common stock regarding the Lennar Authorized Share Proposal.

Failure to vote with regard to the Lennar Merger Proposal and the Lennar Authorized Share Proposal with respect to the combined vote of the Class A and Class B common stock has the same effect as a vote against that proposal. Further, under certain circumstances, approval of the Lennar Authorized Share Proposal may be a condition to CalAtlantic’s (or Lennar’s) obligation to carry out the Merger. Therefore, failing to vote in favor of the Lennar Authorized Share Proposal may have the same effect as voting against the Merger. You are urged to vote with regard to all proposals.

Recommendation of Lennar Board of Directors

The Lennar board of directors unanimously recommends that stockholders vote all of their shares of Class A common stock and Class B common stock “FOR” the Lennar Merger Proposal, “FOR” the Lennar Authorized Share Proposal, and “FOR” the Lennar Adjournment Proposal. If there is any change in that recommendation before the stockholders meeting, the holders of Lennar stock of both classes will be notified of the change.

Who Can Vote

Holders of record of Lennar Class A common stock or Lennar Class B common stock at the close of business on January 4, 2018 will be entitled to vote at the Lennar stockholders meeting or any adjournments of it (unless the Lennar board of directors selects a later record date for an adjourned meeting). Nobody other than holders of record of Lennar stock at that time will be entitled to vote at the Lennar stockholders meeting.

Voting of Proxies

A proxy given by a record holder authorizes the persons named on the proxy card to vote the holder’s shares at the Lennar stockholders meeting as instructed. A Lennar stockholder may vote by proxy or in person at the

Lennar stockholders meeting. If your shares of Lennar common stock are registered in your name (rather than in the name of a broker or other fiduciary) you may submit a proxy:

•	By Telephone, by dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

•	Via the Internet, by accessing the website specified on the proxy card and following the instructions on the proxy card; or

•	By Mail, by completing the proxy card and returning it in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Lennar requests that all stockholders submit their proxies as soon as possible. If a properly executed proxy is returned, the shares of Lennar stock represented by it will be voted at the Lennar stockholders meeting in accordance with the instructions on the proxy card.

If any proxy is returned without an indication as to how the shares to which it relates are to be voted with regard to a proposal, the Lennar stock to which the proxy relates will be voted FOR that proposal. Unless a stockholder checks the box on a proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any matters that come before the Lennar stockholders meeting in addition to the three proposals listed on the proxy card.

Shares Held in Street Name; Broker Non-Votes

If your Lennar shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee how to vote your shares by following the instructions that the broker or other nominee provides with this joint proxy statement/prospectus. Most brokers make it possible for stockholders to submit voting instructions by mail (by completing a voting instruction card provided by the broker), by telephone or via the Internet.

If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Under current NYSE rules, brokers do not have discretionary authority to vote on any of the proposals that will be voted upon at the Lennar stockholders meeting. Therefore, failure to give an instruction will result in a broker non-vote, which will have the same effect as a vote “AGAINST” the Lennar Authorized Share Proposal with respect to the combined vote of the Class A and Class B common stock. If the number of shares of Class A common stock that Lennar is required to issue in the Merger exceeds the number of shares of Class A common stock that Lennar currently is authorized to issue (which would be the case if no CalAtlantic stockholders exercise the cash election option under the merger agreement), approval of the Lennar Authorized Share Proposal would be required for completion of the Merger.

Revocability of Proxies and Changes to a Stockholder’s Vote

You may revoke your proxy or change your vote with regard to a matter at any time before your shares are voted with regard to that matter at the Lennar stockholders meeting. You may do that by:

•	sending a written notice, which is received prior to your vote being cast at the Lennar stockholders meeting, to Lennar Corporation, 700 N.W. 107th Avenue, Miami, Florida 33176, Attention: Corporate Secretary, that bears a date later than the date of your most recent prior proxy and states that you revoke that proxy;

•	submitting a valid, later-dated proxy by mail, telephone or via the Internet that is received prior to your vote being cast with regard to a matter at the Lennar stockholders meeting; or

•	attending the Lennar stockholders meeting and voting by ballot in person with regard to a matter (your attendance at the meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your Lennar shares through a broker or other nominee, you must follow the directions you receive from the broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Lennar board of directors. Lennar is bearing all costs and expenses in connection with this solicitation of proxies (CalAtlantic is bearing the costs of a meeting of its stockholders at which they are being asked to vote on a proposal to adopt the merger agreement and approve the Merger). Lennar has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the meeting. Lennar will pay MacKenzie Partners, Inc. a fee for these services which it estimates will be approximately $10,000, plus reimbursement of expenses.

In addition to the solicitation of proxies by mail, proxies may be solicited by Lennar officers, directors and regular employees, without additional remuneration, in person, by telephone or by some other means of communication. Lennar will reimburse brokerage houses, custodians, nominees and fiduciaries for the reasonable expenses they incur in forwarding proxy solicitation materials to beneficial owners of Lennar common stock.

Voting by Lennar Directors and Executive Officers

On January 4, 2018, the record date for determining the Lennar stockholders who will be entitled to vote at the Lennar stockholders meeting, Lennar directors and executive officers and their affiliates owned and were entitled to vote 4,581,782 shares of Class A common stock and 22,085,396 shares of Class B common stock. That gave them the power to cast approximately 40.0% of the votes that may be cast with regard to proposals at the Lennar stockholders meeting, except that they only have the power to cast approximately 2.2% of the votes that can be cast in the separate vote of the holders of Class A common stock regarding the Lennar Authorized Share Proposal. It is currently expected that the Lennar directors and executive officers will vote their shares of Lennar common stock of both classes in favor of each of the proposals to be considered at the Lennar stockholders meeting. However, except as described above with regard to Stuart Miller and entities owned by trusts for members of his family, none of the directors or executive officers has entered into any agreements regarding how they will vote.

Attending the Lennar Stockholders Meeting

Subject to space availability, all record owners of Lennar stock as of the record date, or their duly appointed proxies, may attend the Lennar stockholders meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m., Eastern time.

If your Lennar stock is registered in your name, please bring a valid picture identification.

If your shares of Lennar stock are registered in the name of a broker or other nominee and you want to attend the Lennar stockholders meeting, you must bring a proxy from the broker or other nominee, and evidence of your stock ownership, such as your most recent brokerage or other account statement. You also must bring a valid picture identification.

No Other Business

Lennar is not aware of any matters other than the three proposals described above that are expected to come before the Lennar stockholders meeting. If any other matters are presented to the meeting, the proxies will vote in their discretion with regard to them.

CALATLANTIC PROPOSALS

Item 1. The CalAtlantic Merger Proposal

As discussed throughout this joint proxy statement/prospectus, CalAtlantic is asking its stockholders to approve the proposal to adopt the merger agreement and approve the Merger. Holders of shares of CalAtlantic common stock should read carefully this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the Merger. In particular, holders of shares of CalAtlantic common stock are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The affirmative vote of a majority of holders of the outstanding shares of CalAtlantic common stock entitled to vote is required to approve the CalAtlantic Merger Proposal.

The CalAtlantic board of directors recommends a vote “FOR” the CalAtlantic Merger Proposal.

Item 2. The CalAtlantic Merger-Related Compensation Proposal

In accordance with Section 14(A)(b) of the Exchange Act, CalAtlantic is providing its stockholders with the opportunity to cast a non-binding, advisory vote at the CalAtlantic special meeting to approve the compensation that may be paid or become payable to CalAtlantic’s named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or has become payable in connection with the Merger, as disclosed under “The Merger—Quantification of Potential Payments to CalAtlantic’s Named Executive Officers in Connection with the Merger” This non-binding advisory proposal relates only to the contractual obligations of CalAtlantic that exist as of the completion of the Merger (including arrangements that will only become effective if the Merger is consummated) that may result in a payment to CalAtlantic’s named executive officers in connection with the consummation of the Merger (regardless of the timing of payment) and does not relate to any new compensation or other arrangements following the Merger.

As required by those rules, CalAtlantic is asking its stockholders to vote on the approval, on a non-binding, advisory basis of the specified compensatory arrangements between CalAtlantic and its named executive officers related to the Merger.

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Accordingly, CalAtlantic stockholders may vote to approve the compensation that may be paid or become payable to CalAtlantic’s named executive officers in connection with the Merger and vote to not approve the Merger and vice versa. The affirmative vote of holders of a majority in voting interest of the CalAtlantic stockholders present in person or represented by proxy at the CalAtlantic special meeting at which a quorum is present and entitled to vote on such proposal is required to approve such compensation arrangements, but because the vote is advisory in nature only, it will not be binding on CalAtlantic or the Surviving Corporation. Accordingly, if the Merger is consummated, CalAtlantic will be contractually obligated to pay the compensation payable under such arrangements, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The Merger is not conditioned on the approval of this proposal.

The CalAtlantic board of directors recommends a vote “FOR” the CalAtlantic Merger-Related Compensation Proposal.

Item 3. The CalAtlantic Adjournment Proposal

The CalAtlantic special meeting may be adjourned to another time or place, if CalAtlantic determines it is necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the CalAtlantic Merger Proposal.

If, at the CalAtlantic special meeting, the number of shares of CalAtlantic common stock present or represented and voting in favor of any of the proposals is insufficient to approve such proposal, CalAtlantic intends to move to adjourn the CalAtlantic special meeting in order to enable the CalAtlantic board of directors to solicit additional proxies for approval of the CalAtlantic Merger Proposal.

In the CalAtlantic Adjournment Proposal, CalAtlantic is asking its stockholders to authorize the holder of any proxy solicited by the CalAtlantic board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the CalAtlantic special meeting to another time and place, including for the purpose of soliciting additional proxies. If the CalAtlantic stockholders approve the proposal to adjourn the special meeting, CalAtlantic could adjourn the CalAtlantic special meeting and any adjourned session of the CalAtlantic special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from CalAtlantic stockholders who have previously voted.

The holders of a majority in voting interests of the CalAtlantic stockholders present in person or represented by proxy at any meeting of CalAtlantic stockholders may adjourn such meeting to another time and place (subject to the conditions set forth in the merger agreement).

The CalAtlantic board of directors recommends a vote “FOR” the CalAtlantic Adjournment Proposal.

LENNAR PROPOSALS

Item 1. The Lennar Merger Proposal

As discussed above in this joint proxy statement/prospectus, Lennar has entered into the merger agreement and agreed to the Merger. This joint proxy statement/prospectus contains extensive information about the Merger, including a description of the reasons Lennar’s board approved Lennar’s entering into the merger agreement. Because the Merger will be between CalAtlantic and a wholly-owned subsidiary of Lennar, and after the Merger Lennar’s stockholders will continue to own the same Lennar shares they own immediately before the Merger, Delaware law does not require that Lennar’s stockholders approve its entering into the merger agreement. However, because in the Merger Lennar will issue more than 20% of the number of shares of its Class A and Class B common stock that are outstanding immediately before the Merger, the rules of the NYSE require that Lennar’s stockholders approve the issuance of Class A common stock in the Merger. The Lennar Merger Proposal seeks that approval.

The shares that Lennar will issue as merger consideration with regard to a share of CalAtlantic common stock will consist of 0.885 shares of Lennar Class A common stock and 0.0177 shares of Lennar Class B common stock. The Class B common stock is to take into account a stock dividend of one share of Class B common stock for each 50 shares of Class A or Class B common stock that was distributed on November 27, 2017 to holders of record of Lennar stock on November 10, 2017. The Lennar Merger Proposal seeks approval of the issuance of both Class A and Class B common stock as a result of the Merger.

The Lennar board unanimously recommends a vote “FOR” the Lennar Merger Proposal.

Item 2. The Lennar Authorized Share Proposal

Lennar’s certificate of incorporation authorizes it to issue 490,500,000 shares of common stock, of which 300,000,000 million shares are classified as Class A common stock, par value $.10 per share, 90,000,000 shares are classified as Class B common stock, par value $.10 per share, 100,000,000 shares are classified as participating preferred stock, par value $.10 per share, and 500,000 shares are classified as preferred stock, par value $10.00 per share. At October 31, 2017, there were 203,956,720 shares of Lennar Class A common stock outstanding, and there were options that would entitle the holders to purchase an additional 20,575 shares of Class A common stock. Therefore, Lennar had only 96,022,705 shares of Class A common stock that it was authorized to issue that were not outstanding or subject to options. At that date, there were also 31,303,195 shares of Class B common stock outstanding, and there was no participating preferred stock or preferred stock outstanding. On October 29, 2017, the Lennar board of directors declared a stock dividend of one share of Class B common stock for each 50 shares of Class A or Class B common stock, payable on November 27, 2017 to holders of record at the close of business on November 10, 2017. Lennar will distribute approximately 4,705,205 shares of Class B common stock as a result of that dividend, which would increase the outstanding Class B common stock to 36,008,400 shares.

At the time the merger agreement was signed, CalAtlantic had approximately 110,400,000 shares outstanding and had outstanding convertible debt securities, options and other securities that could require it to issue up to 12.9 million additional shares of its common stock. Therefore, it was possible that Lennar would have to issue as many as 109.1 million shares of Class A common stock as a result of the Merger. Lennar could not do that without an increase in the number of shares of Class A common stock it is authorized to issue. Therefore, the merger agreement contemplates that Lennar will ask its stockholders to authorize and approve an amendment to Lennar’s certificate of incorporation increasing the number of shares of Class A common stock that Lennar is authorized to issue under its certificate of incorporation to a number at least sufficient to enable Lennar to issue all the shares of Class A common stock that will constitute merger consideration or are otherwise required under the merger agreement. Approval of that amendment by the Lennar stockholders, if required, is a condition to the obligations of each of Lennar and CalAtlantic to carry out the Merger.

The merger agreement gives CalAtlantic stockholders the right to elect to receive cash consideration, instead of Lennar Class A and Class B common stock, with regard to up to 24,083,091 shares of CalAtlantic common stock. As described under “The MP CA Homes Voting Agreement and Cash Election Agreement,” MP CA Homes has agreed that to the extent the number of shares that are the subject of elections to take cash consideration is less than that maximum number, MP CA Homes LLC will be deemed to have elected to receive the cash consideration with respect to a number of shares such that elections to take cash consideration will be made with regard to all 24,083,091 shares. That will reduce the number of shares of Class A common stock Lennar will issue in the Merger to approximately 81.5 million shares plus however many shares it is required to issue in or after the Merger with regard to conversions of debt securities or exercises of options or similar rights.

Therefore, it is very likely that Lennar could complete the Merger without being required to issue more than the number of unissued shares of Class A common stock it currently is authorized to issue. However, even if that is the case, it would leave Lennar with virtually no shares of Class A common stock that it could issue as part of its normal employee incentive programs or for any other purposes. Therefore, Lennar’s board of directors recommends that, even if it is not necessary to enable Lennar to complete the Merger, the stockholders of Lennar approve an amendment to Lennar’s certificate of incorporation increasing the number of shares of stock it is authorized to issue to 590,500,000 shares, of which 400,000,000 shares are classified as Class A common stock, 90,000,000 shares are classified as Class B common stock, 100,000,000 shares are classified as participating preferred stock and 500,000 shares are classified as preferred stock. The complete text of the amendment to Lennar’s certificate of incorporation is attached to this joint proxy statement/prospectus as Annex B.

Under Delaware law and Lennar’s certificate of incorporation, the amendment to Lennar’s certificate of incorporation must be approved by the holders of a majority in voting power of Lennar’s outstanding Class A common stock and Class B common stock entitled to vote on it voting together without regard to class. In addition, under Lennar’s certificate of incorporation, an amendment changing the number of authorized shares of Class A common stock must be approved by the holders of a majority of the shares of Class A common stock (and participating preferred stock, if any were outstanding) which are voted with regard to the amendment.

The Lennar board unanimously recommends a vote “FOR” the Lennar Authorized Share Proposal.

Item 3. The Lennar Adjournment Proposal

If the number of shares of Lennar common stock present or represented by proxy at the Lennar stockholders meeting and voting in favor of the Lennar Merger Proposal or the Lennar Authorized Share Proposal is not sufficient to approve that proposal, Lennar expects that the chairman of the meeting will propose to adjourn the Lennar stockholders meeting in order to enable Lennar’s board of directors and management to solicit additional proxies for approval of the proposals. In that event, at the stockholders meeting, Lennar will ask its stockholders to vote only upon the Lennar Adjournment Proposal, and not upon any other proposal. It will ask stockholders to vote on the other proposals at the adjourned stockholders meeting.

In the Lennar Adjournment Proposal, Lennar is asking its stockholders to grant the holder of any proxy solicited by Lennar or its board of directors discretionary authority to vote in favor of a proposal to adjourn the Lennar stockholders meeting to another time and place for the purpose of soliciting additional proxies, if such a proposal is made.

The Lennar board unanimously recommends a vote “FOR” the Lennar Adjournment Proposal.

Obligation to Reimburse CalAtlantic Expenses

If Lennar’s stockholders do not approve the Lennar Merger Proposal, and possibly if Lennar’s stockholders do not approve the Lennar Authorized Share Proposal (depending on whether the Class A common stock Lennar is authorized to issue without amending its certificate of incorporation is sufficient to enable Lennar to issue all the shares of Class A common stock that will constitute merger consideration or otherwise will be required to be issued under the merger agreement), either CalAtlantic or Lennar will have the right to terminate the merger agreement. If either CalAtlantic or Lennar exercises that right, Lennar will be required to reimburse CalAtlantic for all reasonable out-of-pocket fees and expenses incurred or paid by CalAtlantic in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed $30 million.

DESCRIPTION OF LENNAR CAPITAL STOCK

This section of the joint proxy statement/prospectus describes the material terms of Lennar’s capital stock, including the Class A common stock and Class B common stock that will be part of the merger consideration.

General

At the date of this joint proxy statement/prospectus, Lennar is authorized to issue up to 300,000,000 shares of Class A common stock, $0.10 par value, 90,000,000 shares of Class B common stock, $0.10 par value, 100,000,000 shares of participating preferred stock, $0.10 par value, and 500,000 shares of preferred stock, $10.00 par value. On October 31, 2017, 203,956,720 shares of its Class A common stock, 31,303,195 shares of its Class B common stock and no shares of participating preferred stock or preferred stock were outstanding. Lennar’s Class A common stock is listed on the NYSE under the symbol “LEN” and its Class B common stock is listed on the NYSE under the symbol “LEN.B.”

Description of Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock or participating preferred stock that Lennar may issue in the future, the Lennar Class A stockholders and Lennar Class B stockholders are entitled to share equally, on a per share basis, in any dividends that the Lennar board may declare from time to time. If a dividend is paid in the form of shares of Class A common stock or Class B common stock, the Lennar board may determine that the Lennar Class A stockholders will receive Class A common stock, and the Lennar Class B stockholders will receive Class B common stock.

Voting Rights

Lennar’s Class B common stock is identical in every respect with its Class A common stock, except that (a) each share of Class B common stock entitles the holder to ten votes on each matter submitted to the vote of the common stockholders, while each share of Class A common stock entitles the holder to only one vote, (b) amendments to provisions of Lennar’s certificate of incorporation relating to the Class A common stock, Class B common stock or the participating preferred stock require the approval of a majority of the shares of participating preferred stock and Class A common stock, voting together, which are voted with regard to the amendments (as well as approval of a majority in voting power of all the outstanding Class A common stock, Class B common stock and participating preferred stock voting together) and (c) under the DGCL, certain matters affecting the rights of Lennar Class B stockholders may require approval of the Lennar Class B stockholders voting as a separate class. The Lennar stockholders do not have cumulative voting rights.

As of January 4, 2018, Stuart Miller, Lennar’s Chief Executive Officer, had voting control, through his interests in the Miller entities and personal holdings, of Class A and Class B common stock which would entitle Mr. Miller to 39.0% of the combined votes that could be cast by the Lennar Class A stockholders and Lennar Class B stockholders combined (which will be reduced to 33.0% by the anticipated issuance of shares in connection with the Merger, assuming CalAtlantic stockholders elect to receive cash consideration in the Merger with respect to the maximum possible number of shares of CalAtlantic common stock). That gives significant influence to Mr. Miller in electing Lennar directors and approving matters that are presented to its stockholders. Mr. Miller’s voting power might discourage someone from making a significant equity investment in Lennar, even if Lennar needed the investment to meet its obligations or to operate its businesses. Mr. Miller has voting power with regard to only 0.73% of the Class A common stock voting separately.

Liquidation Rights

In the event of the dissolution or liquidation of Lennar, after satisfaction of all of its debts and liabilities, holders of preferred stock, which we refer to as the “Lennar preferred stockholders,” will be entitled to the payment of liquidating distributions in the amounts to which they are preferentially entitled before any liquidating distributions are made to the holders of participating preferred stock, which we refer to as the “Lennar participating preferred stockholders,” or the Lennar stockholders. Thereafter, if any Lennar participating preferred stock is outstanding, liquidating distributions totaling $10.00 per share will be paid to Lennar participating preferred stockholders before any liquidating distributions are made to the holders of the Class A or Class B common stock. Next, the Lennar Class A and Class B stockholders will be entitled to liquidating distributions totaling $10.00 per share before any additional liquidating distributions are made with regard to the Lennar participating preferred stockholders. Any liquidating distributions in excess of $10.00 per share will be made on an equal per share basis to the holders of any outstanding participating preferred stock and the holders of the Class A and Class B common stock.

Termination of Class B common stock

If at any time (i) the number of outstanding shares of Lennar’s Class B common stock is less than 10% of the number of outstanding shares of Class A common stock and Class B common stock taken together, or (ii) the holders of a majority of the outstanding shares of Class B common stock vote to cause all the Class B common stock to be converted into Class A common stock, the Class B common stock will automatically be converted into, and become for all purposes, shares of Class A common stock, and Lennar will no longer be authorized to issue Class B common stock.

No Other Rights

Lennar stockholders are not entitled to preemptive, redemption, subscription or conversion rights other than as described above. The rights, preferences and privileges of Lennar stockholders could be subject to, and may be adversely affected by, the rights of Lennar preferred stockholders or Lennar participating preferred stockholders that may exist in the future.

Description of Preferred Stock

Lennar may issue preferred stock in series with any rights and preferences that are specified by the Lennar board with regard to the particular series. Currently there is no preferred stock outstanding. The rights and preferences of a series may (or may not) include:

•	preferential rights to receive distributions if Lennar is liquidated;

•	the right to require Lennar to redeem shares at specified dates, upon the occurrence of specified events, or at the option of the holder at any time;

•	preferential voting rights, including, possibly, the right to elect by separate vote directors to the Lennar board;

•	the right to receive specified dividends before any dividends can be paid on the common stock or on junior series of preferred stock (which preferential dividend right may be fixed or may participate with dividends on other classes or series of stock and may be cumulative or may apply separately to individual dividends);

•	the right to convert shares into another class or series of Lennar stock or other securities, and provisions intended to prevent dilution of those conversion rights;

•	provisions requiring Lennar to make payments into a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series; or

•	any other rights or preferences the Lennar board deems appropriate.

Lennar preferred stockholders will not have preemptive rights under Lennar’s certificate of incorporation or under the DGCL, but the terms of particular series of preferred stock, or agreements into which Lennar enters when it sells shares of preferred stock, may give rights that are similar to preemptive rights.

Description of Participating Preferred Stock

Lennar may issue participating preferred stock which will have rights and preferences identical to those of the Class A common stock in every way, except that (a) no cash dividends may be paid with regard to the Class A or Class B common stock in a calendar year until the Lennar participating preferred stockholders have received cash dividends totaling $0.0125 per share, and after such cash dividends are paid, then no further cash dividends may be paid in that year with regard to the participating preferred stock until the Lennar Class A stockholders have received cash dividends totaling $0.0125 per share, after which any additional cash dividends in the year will be paid on an equal per share basis on the outstanding participating preferred stock and the outstanding Class A and Class B common stock, (b) if Lennar is liquidated, none of its assets may be distributed to the Lennar Class A or Class B common stockholders until the Lennar participating preferred stockholders have received distributions totaling $10.00 per share, and after those liquidating distributions are made, then no further assets may be distributed to the Lennar participating preferred stockholders until the Lennar Class A stockholders and Lennar Class B stockholders have received distributions totaling $10.00 per share, after which any liquidating distributions in excess of $10.00 per share will be made to the participating preferred stockholders and the Lennar Class A stockholders and Lennar Class B stockholders on an equal per share basis without regard to class, and (c) Lennar participating preferred stockholders will vote together with Lennar Class A stockholders and Lennar Class B stockholders, except that the Lennar participating preferred stockholders will vote separately on corporate actions which would change the participating preferred stock or would cause the Lennar participating preferred stockholders to receive per share consideration in a merger or similar transaction which is different from the per share consideration received by the Lennar Class  A stockholders. Currently there is no participating preferred stock outstanding.

Anti-Takeover Effects of Lennar’s Certificate of Incorporation and Bylaws

Lennar’s certificate of incorporation and bylaws have provisions, in addition to the multiple voting rights of the Class B common stock, that may have the effect of making takeovers of Lennar more difficult. They include the following:

Advance Notice Requirements. Lennar’s bylaws contain a requirement that stockholders give advance notice of their intention to nominate candidates for election as directors or to bring other business before an annual or special meeting of stockholders. These bylaw provisions may prevent some matters from being voted upon at a meeting. They may prevent or deter a potential acquiror from soliciting proxies to elect a slate of directors selected by the potential acquiror or otherwise attempting to obtain control of Lennar.

Lennar’s bylaws also provide that its stockholders must meet requirements set forth in the bylaws to be able to request that the Lennar board set a record date for action to be taken by written consent of stockholders. This provision may discourage or limit the ability of a potential acquiror to cause the stockholders to act by written consent in order to make it easier for the potential acquiror to advance a takeover proposal.

Calling of Special Meetings of Stockholders. Lennar’s bylaws provide that special meetings of its stockholders may be called by stockholders only by notice given by Lennar’s president or secretary upon the written request of the holders of at least a majority of all the outstanding shares of any class entitled to vote on the action proposed to be taken. These provisions may impede a stockholder’s ability to bring matters before a special meeting of stockholders.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for the Lennar board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire Lennar. These and other provisions may have the effect of deterring or preventing hostile takeovers or delaying or preventing changes in control or management of Lennar.

Board Authority to Amend Bylaws. Under Lennar’s bylaws, the Lennar board has the authority to adopt, amend or repeal bylaws without the approval of its stockholders.

Delaware Anti-Takeover Statute

Lennar is subject to Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder of the corporation for a period of three years following the time the person became an interested stockholder unless:

•	prior to the time that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in response to a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203 of the DGCL, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who owns 15% or more of a corporation’s outstanding voting securities or is an affiliate or associate of the corporation and, within three years prior to the determination of interested stockholder status, owned 15% or more of the corporation’s outstanding voting securities, as well as affiliates and associates of such a person. The existence of this provision may have an antitakeover effect with respect to transactions the Lennar board does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price of shares of Lennar’s capital stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock and Class B common stock is Computershare Trust Company, N.A. of Canton, Massachusetts.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CALATLANTIC AND LENNAR

Both Lennar and CalAtlantic are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each of them are governed by the DGCL. The combined company will continue to be a Delaware corporation following completion of the Merger and will be governed by the DGCL.

Upon completion of the Merger, CalAtlantic stockholders will become Lennar stockholders (except for CalAtlantic stockholders who elected and receive only cash). The rights of the former CalAtlantic stockholders and the Lennar stockholders will therefore be governed by the DGCL and by the certificate of incorporation and the bylaws of Lennar, each as amended from time to time.

The following description summarizes the material differences that may affect the rights of the stockholders of Lennar and CalAtlantic, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. CalAtlantic stockholders should read carefully the relevant provisions of the DGCL, the section of this joint proxy statement/prospectus titled “Description of Lennar Capital Stock” beginning on page 119 and the respective certificates of incorporation and bylaws of Lennar and CalAtlantic. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 133.

	Rights of CalAtlantic stockholders	Rights of Lennar stockholders
Authorized Capital Stock	The authorized capital stock of CalAtlantic consists of 600,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per shares, of which 1,000,000 shares have been designated Series A Junior Participating Cumulative Preferred Stock.

The authorized capital stock of Lennar is 490,500,000 shares. Of these, 300,000,000 shares are classified as Class A common stock, par value $0.10 per share, 90,000,000 shares are classified as Class B common stock, par value $0.10 per share, 100,000,000 shares are classified as participating preferred stock, par value $0.10 per share, and 500,000 shares are classified as preferred stock, par value $10.00 per share.

If the Lennar Authorized Share Proposal is approved, the total number of shares Lennar is authorized to issue will be increased to 590,500,000 shares and the number of authorized shares classified as Class A common stock will be increased to 400,000,000 shares.

Outstanding Capital Stock

CalAtlantic has outstanding only one class of common stock. CalAtlantic stockholders are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and CalAtlantic’s certificate of incorporation and bylaws.

As of January 4, 2018, 116,190,785 shares of common stock were outstanding. No shares of CalAtlantic preferred stock were outstanding and CalAtlantic has no present

Lennar has outstanding two classes of common stock: Class A common stock and Class B common stock. The two classes are substantially identical, except that the Class A common stock entitles holders to one vote per share and the Class B common stock entitles holders to 10 votes per share.

As of January 4, 2018, 203,952,285 shares of Class A common stock and 36,007,774 shares of Class B common stock were outstanding.

	Rights of CalAtlantic stockholders	Rights of Lennar stockholders
	plans to issue any shares of CalAtlantic preferred stock.	No shares of preferred stock or participating preferred stock were outstanding, and Lennar has no present plans to issue any shares of preferred stock or participating preferred stock.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	CalAtlantic’s certificate of incorporation provides that special meetings of the stockholders may be called at any time by a majority of the board of directors or by a committee of the board of directors to which the board has granted authority to call such meetings. In addition, CalAtlantic’s Secretary must call a special meeting if holders of record of a majority of outstanding CalAtlantic common stock request that a special meeting be called and otherwise comply with the procedures for calling a meeting set forth in CalAtlantic’s bylaws.	Lennar’s bylaws provide that a special meeting of stockholders may be called by the Lennar board of directors or by Lennar’s chief executive officer. Lennar’s bylaws also provide that a special meeting of stockholders must be called by the president or the secretary upon the written request of a majority of the Lennar board of directors or upon the written request of the holders of a majority of all the outstanding shares of any class entitled to vote on the action proposed to be taken.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

CalAtlantic’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the CalAtlantic board.

Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to CalAtlantic’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received at CalAtlantic’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received no earlier than the 120th day prior to the annual meeting, and no later than the later of the 90th day before the meeting or the 7th day following the day on which

Lennar’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Lennar board of directors.

Such proposals and nominations, however, may only be made by a stockholder who has given timely notice in proper written form to Lennar’s secretary prior to the meeting and who, at the time of giving such notice and at the time of the meeting, owns, and for at least one year has owned, of record and beneficially (or is acting on behalf of a beneficial owner who owns and for at least one year has owned beneficially) at least $2,000 in market value or 1% of the outstanding common stock of Lennar of both classes combined.

In connection with an annual meeting, to be timely, notice of nominations or proposals and nominations must be received by Lennar’s secretary not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary

	Rights of CalAtlantic stockholders	Rights of Lennar stockholders

public disclosure of the date of the annual meeting is first made.

If the CalAtlantic board determines that directors are to be elected at a special meeting, notice for nominations must be received at CalAtlantic’s principal executive offices no later than the later of the 60th day prior to such meeting or the 7th day following the day on which public disclosure of the date of such special meeting is first made.

of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice by the stockholder must be received no earlier than the 120th day prior to the annual meeting and not later than the later of (x) the 90th day prior to the annual meeting and the (y) 10th day following the day on which public announcement of the date of such annual meeting is first made.

If the Lennar board of directors determines that directors are to be elected at a special meeting, notice of nominations must be received by Lennar’s secretary not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting, or the 10th day following the date of the first public announcement of the date of the special meeting and the nominees proposed by the Lennar board of directors to be elected at the special meeting.

Stockholder Action by Written Consent	The DGCL allows action by written consent to be taken by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless this right to act by written consent is denied in the certificate of incorporation.

	CalAtlantic’s certificate of incorporation provides that, subject to any rights of the holders of any series of Preferred Stock to act by written consent as set forth in the applicable certificate of designations, the stockholders may act by written consent if the consent is unanimous and each stockholder that is entitled to notice of the stockholders’ meeting but not entitled to vote at it provides a written waiver of any right to dissent.	Lennar’s bylaws provide that the stockholders may act by written consent if the action is consented to by the holders of shares on a record date fixed by the Lennar board of directors having at least the minimum number of votes that would be required to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

	CalAtlantic’s bylaws provide that the number of directors constituting the entire CalAtlantic board of directors will not be	Lennar’s certificate of incorporation and bylaws provide that the number of directors constituting the entire Lennar

	Rights of CalAtlantic stockholders	Rights of Lennar stockholders
	less than seven and not more than 12, the exact number to be determined from time to time solely by the affirmative vote of a majority of the entire CalAtlantic board, except that during the Specified Period (as defined in the bylaws), the board of directors will be comprised of ten members, including five Continuing Ryland Directors (as defined in the bylaws) and five Continuing Standard Pacific Directors (as defined in the bylaws). CalAtlantic’s certificate of incorporation provides that during any period in which the holders of any one or more series of preferred stock, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then the then authorized number of directors shall be increased by such specified number of directors. There are currently ten directors serving on the board.	board of directors will be determined from time to time by the directors but will be not less than three nor more than fifteen directors. There are currently ten directors serving on the board of directors.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

	CalAtlantic’s bylaws provide that a director nominee is elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast (i) if the number of director candidates exceeds the number of directors to be exceeded and (ii) during the Specified Period, as defined in CalAtlantic’s certificate of incorporation. Any vacancy on the CalAtlantic board of directors (whether resulting from an increase in the total number of directors or the departure of one of the directors) may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum; provided however that the bylaws and certificate of incorporation of CalAtlantic provide that whenever the holders of any class or series of shares are entitled to elect one or more directors, any vacancy or newly created directorship of such class or series may be filled by a majority of the directors elected	Lennar’s bylaws provide that a director nominee is elected by a plurality of the votes cast. Any vacancy on the Lennar board of directors (whether resulting from an increase in the total number of directors or the departure of one of the directors) may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Directors are elected annually and hold office until their successors are duly elected and qualified.

	Rights of CalAtlantic stockholders	Rights of Lennar stockholders
by such class or series then in office; except that vacancies resulting from the cessation of service by, including removal of, any Continuing Ryland Director or any Continuing Standard Pacific Director (as each such term is defined in CalAtlantic’s certificate of incorporation) shall be filled only by an individual whose appointment or election is endorsed by at least a majority of the Continuing Ryland Directors or the Continuing Standard Pacific Directors, respectively, then in office, even if less than a quorum, and each such nomination shall be subject to approval by at least a majority of the board of directors. Directors are elected annually and serve until a successor is duly elected and qualified.

Limitation on Liability of Directors	CalAtlantic’s certificate of incorporation provides that, to the maximum extent permitted by the DGCL, no director of CalAtlantic will be personally liable to CalAtlantic or any of its stockholders for monetary damages for breach of fiduciary duty as a director of CalAtlantic.	Lennar’s certificate of incorporation provides that no director of Lennar will be personally liable to Lennar or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Lennar to the fullest extent permitted by law; provided, however, that personal liability of a director will not be eliminated or limited (i) for any breach of a director’s duty of loyalty to Lennar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transactions from which such director derived an improper personal benefit.

Indemnification of Directors and Officers	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful; provided, that in an action by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees).

	CalAtlantic’s certificate of incorporation and bylaws provide that CalAtlantic will, to	Lennar’s certificate of incorporation and bylaws provide that Lennar will, to the

	Rights of CalAtlantic stockholders	Rights of Lennar stockholders

the fullest extent permitted by law, indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, if such person is or was a director or officer of CalAtlantic or is or was serving at the request of CalAtlantic as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

The DGCL and CalAtlantic’s certificate of incorporation and bylaws permit CalAtlantic to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability which may be asserted against such person, including reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement.

fullest extent permitted by law, indemnify any person made party to any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of Lennar, or was serving at Lennar’s request as a director, officer, employee or agent of another entity. Lennar may indemnify any person made party to a proceeding by reason of the fact that the person is or was an employee or agent of Lennar.
The DGCL and Lennar’s certificate of incorporation and bylaws permit Lennar to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Lennar or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Lennar would have the power to indemnify such person against such expense, liability or loss under applicable law.

Amendments to Certificate of Incorporation	Under the DGCL, an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

	CalAtlantic’s certificate of incorporation provides that CalAtlantic reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in the certificate of incorporation.	Lennar’s certificate of incorporation provides that it may be amended in the manner prescribed by statute.

Amendments to Bylaws	CalAtlantic’s certificate of incorporation and bylaws provide that the CalAtlantic board of directors or the stockholders may adopt, amend or repeal any of CalAtlantic’s bylaws; provided that during the Specified Period, as defined in CalAtlantic’s certificate of incorporation, the provisions of Article X of the bylaws may be modified, amended or repealed, and any bylaw provision or other resolution inconsistent with Article X may be adopted, or any such modification, amendment, repeal or inconsistent bylaw provision or other resolution recommended	Lennar’s certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by the Lennar Class A stockholders and the Lennar Class B stockholders or by the Lennar board of directors by a majority vote at any meeting called for that purpose.

	Rights of CalAtlantic stockholders	Rights of Lennar stockholders
for adoption by the CalAtlantic stockholders, only by an affirmative vote of at least seventy-five percent (75%) of the whole board.

Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder that owns 15% or more of the outstanding voting stock (an “interested stockholder”) for three years following the time that person becomes an “interested stockholder” unless (i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exceptions).

	CalAtlantic has not opted out of Section 203 of the DGCL.	Lennar has not opted out of Section 203 of the DGCL.

Stockholder Rights Plan	CalAtlantic had a stockholder rights plan, which expired on December 31, 2017 and has not been renewed.	Lennar does not currently have a stockholder rights plan.

LEGAL MATTERS

The validity of the Lennar Class A and Class B common stock that will be issued as merger consideration or otherwise will be issued as a result of the Merger will be passed upon for Lennar by Goodwin Procter LLP. Certain U.S. federal income tax matters will be passed upon for CalAtlantic by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements of Lennar Corporation and its subsidiaries and related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Lennar Corporation’s Annual Report on Form 10-K and the effectiveness of Lennar Corporation and subsidiaries internal control over financial reporting, have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CalAtlantic Group, Inc. and subsidiaries appearing in CalAtlantic Group, Inc.’s and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2016 and the effectiveness of CalAtlantic Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, incorporated by reference in the Joint Proxy Statement of Lennar Corporation, which is referred to and made a part of this Prospectus and Registration Statement of Lennar Corporation for the registration of shares of Class A and Class B common stock, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETINGS

Lennar

Lennar stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. To be considered for inclusion in Lennar’s proxy statement for the 2018 annual meeting of stockholders, the deadline for submission of stockholder proposals was November 7, 2017, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which we refer to as “Rule 14a-8.” Additionally, pursuant to Lennar’s bylaws, Lennar must receive notice of any stockholder proposal to be submitted at the 2018 annual meeting of stockholders, but not required to be included in Lennar’s proxy statement, no earlier than December 19, 2017 and no later than January 18, 2018. Lennar’s bylaws and the Charter of its Nominating and Corporate Governance Committee describe the information that is required in a written notice of a stockholder proposal.

CalAtlantic

As of the date of this joint proxy statement/prospectus, the CalAtlantic board of directors knows of no matters that will be presented for consideration at the CalAtlantic special meeting other than as described in this joint proxy statement/prospectus. Under CalAtlantic’s bylaws, CalAtlantic stockholders are not permitted to propose business to be brought before a special meeting of the CalAtlantic stockholders.

If the Merger is completed, there will be no CalAtlantic annual meeting of stockholders for 2018. In that case, stockholder proposals must be submitted to Lennar’s Corporate Secretary in accordance with procedures described above.

In case the Merger is not completed, any eligible stockholder of CalAtlantic wishing to have a proposal considered for inclusion in CalAtlantic’s 2018 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 must set forth such proposal in writing and submit it to CalAtlantic’s Corporate Secretary on or before November 30, 2017. The CalAtlantic board of directors will review proposals from eligible stockholders if they are received by such date and will determine whether such proposals will be included in CalAtlantic’s 2018 proxy solicitation materials. Under Rule 14a-8 a stockholder is eligible to present proposals to the board of directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of company securities entitled to be voted at the 2018 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8.

In case the Merger is not completed, if a CalAtlantic stockholder desires to have a proposal presented or nominate a director candidate at CalAtlantic’s 2018 annual meeting of stockholders and the proposal is not intended to be included in CalAtlantic’s 2018 proxy solicitation materials, the stockholder must give advance notice to CalAtlantic in accordance with CalAtlantic’s bylaws. According to the bylaws of CalAtlantic, in order for a stockholder proposal to be properly brought before any meeting of CalAtlantic stockholders, the stockholder must give notice of the proposal in writing to CalAtlantic’s Corporate Secretary at CalAtlantic’s principal executive offices by not later than February 9, 2018 nor earlier than January 10, 2018. All stockholder proposals must include the information required by CalAtlantic’s bylaws. CalAtlantic stockholders may contact CalAtlantic’s Corporate Secretary at the address set forth below for a copy of CalAtlantic’s bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

CalAtlantic and Lennar each files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains a website that contains reports, proxy statements and other information regarding issuers, including CalAtlantic and Lennar, who file electronically with the SEC. The address of that website is www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this joint proxy statement/prospectus.

Lennar has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Lennar Class A and Class B common stock to be issued to CalAtlantic stockholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about CalAtlantic and Lennar, respectively. The rules and regulations of the SEC allow CalAtlantic and Lennar to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Lennar and CalAtlantic to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference to a document subsequently filed with the SEC. This joint proxy statement/prospectus incorporates by reference the documents listed below that CalAtlantic and Lennar have previously filed with the SEC. They contain important information about the companies and their financial condition.

CalAtlantic SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	Definitive proxy statement filed on March 31, 2017; and

•	Current Reports on Form 8-K filed on April 4, 2017, May 10, 2017, June 6, 2017, June 9, 2017, June 14, 2017, and October 30, 2017 (other than any portions of those documents that under SEC rules are not deemed to be filed).

In addition, CalAtlantic incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the scheduled CalAtlantic special meeting (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Lennar SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended November 30, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended February 28, 2017, May 31, 2017 and August 31, 2017;

•	Definitive proxy statement filed on March 7, 2017; and

•	Current Reports on Form 8-K filed on December 2, 2016, January 9, 2017, January 20, 2017, January 26, 2017, February 10, 2017, April 19, 2017, April 21, 2017, April 28, 2017, May 22, 2017,

July 6, 2017, August 16, 2017, October 30, 2017, October 30, 2017, November 14, 2017, November 15, 2017 and November 30, 2017 and an amendment on Form 8-K filed on November 17, 2017 (other than any portions of those documents that under SEC rules are not deemed to be filed).

In addition, Lennar incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the scheduled Lennar special meeting (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the incorporated documents listed above from the SEC, through the SEC’s website at the address indicated above, or from CalAtlantic or Lennar, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:

CalAtlantic Group, Inc. 15360 Barranca Parkway Irvine, California 92618 Attention: Corporate Secretary (949) 789-1600	Lennar Corporation 700 N.W. 107th Avenue Miami, Florida 33172 Attention: Investor Relations (305) 559-4000

These documents are available from CalAtlantic or Lennar, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about CalAtlantic and Lennar at their Internet websites at www.calatlantichomes.com and www.lennar.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

If you are a CalAtlantic stockholder or Lennar stockholder and would like to request documents, please do so by February 2, 2018 in order to receive them before the CalAtlantic special meeting or the Lennar special meeting, as applicable. If you request any documents from CalAtlantic or Lennar, CalAtlantic or Lennar, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after CalAtlantic or Lennar, as the case may be, receives your request.

If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Georgeson LLC, CalAtlantic’s proxy solicitor, or MacKenzie Partners, Inc., Lennar’s proxy solicitor, at the following addresses and telephone numbers:

If you are a Lennar stockholder:	If you are a CalAtlantic stockholder:
MacKenzie Partners, Inc.	Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 CalAtlantic@georgeson.com (877) 507-1756 (toll-free)
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(800) 322-2885 (toll-free)
(212) 929-5500 (banks and brokers only)

This document is a prospectus of Lennar and is a joint proxy statement of CalAtlantic and Lennar for the CalAtlantic special meeting and the Lennar special meeting. Neither CalAtlantic nor Lennar has authorized anyone to give any information or make any representation about the Merger or CalAtlantic or Lennar that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF LENNAR AND CALATLANTIC

Lennar and CalAtlantic entered into the merger agreement on October 29, 2017. Pursuant to the terms of the merger agreement, CalAtlantic will be merged with and into Merger Sub, a wholly-owned subsidiary of Lennar. Upon completion of the Merger, the separate corporate existence of CalAtlantic will cease, and Merger Sub will continue as the surviving corporation in the Merger.

The following presents the unaudited pro forma condensed combined balance sheets of Lennar and CalAtlantic, giving effect to the Merger as if it had been consummated on August 31, 2017. The unaudited pro forma condensed combined statements of operations for the nine months ended August 31, 2017 and for the year ended November 30, 2016 present the historical consolidated statements of operations of Lennar and CalAtlantic, giving effect to the Merger as if it had been consummated on December 1, 2015, the beginning of the earliest period presented.

The unaudited pro forma financial statements also give effect to the Senior Notes Offering as though it had occurred as of the same date as the Merger.

Lennar’s fiscal year ends on November 30, and CalAtlantic’s fiscal year ends on December 31. As a consequence of Lennar’s and CalAtlantic’s different fiscal years:

•	The unaudited pro forma condensed combined balance sheet as of August 31, 2017 combines Lennar’s historical unaudited condensed consolidated balance sheet as of August 31, 2017, which was the end of Lennar’s third fiscal quarter, and CalAtlantic’s historical unaudited condensed consolidated balance sheet as of September 30, 2017, which was the end of CalAtlantic’s third fiscal quarter.

•	The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2017 combines Lennar’s historical unaudited condensed consolidated statement of operations for the nine months ended August 31, 2017, which were the first three quarters of Lennar’s current fiscal year, and CalAtlantic’s historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2017, which were the first three quarters of CalAtlantic’s current fiscal year.

•	The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2016 combines Lennar’s historical audited condensed consolidated statement of operations for the year ended November 30, 2016, which was Lennar’s most recently completed fiscal year, and CalAtlantic’s historical audited condensed consolidated statement of operations for the year ended December 31, 2016, which was CalAtlantic’s most recently completed fiscal year.

The historical consolidated financial statements of CalAtlantic have been adjusted to reflect certain reclassifications in order to conform with Lennar’s financial statement presentation. For a description of the reclassifications, see Note 4 to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Regulation S-X Article 11, which gives effect to the Merger under ASC 805, Business Combinations, with Lennar considered as the accounting acquiror and CalAtlantic as the accounting acquiree. Accordingly, consideration paid by Lennar to complete the Merger will be allocated to identifiable assets and liabilities of CalAtlantic based on their estimated fair values as of the closing date of the Merger.

As of the date of this joint proxy statement/prospectus, Lennar has not engaged a consultant to assist with the fair value measurements of the acquired assets and liabilities; as such, the fair value measurements have not been completed as of the date of this filing, accordingly, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the CalAtlantic assets to be acquired and the liabilities to be assumed are preliminary and subject to completion. In addition, there may be additional adjustments necessary to conform CalAtlantic’s accounting policies to Lennar’s accounting policies. A final determination of the fair value of CalAtlantic’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of CalAtlantic that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the transaction. Additionally, the value of the consideration to be given by Lennar to complete the Merger will be determined based on the trading prices of Lennar’s Class A and Class B common stock at the time of the completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. Lennar has estimated the fair value of CalAtlantic’s assets and liabilities based on discussions with CalAtlantic’s management, preliminary analyses, due diligence and information presented in public filings. Until the Merger is completed, Lennar and CalAtlantic are limited in their ability to share information; thus, there currently is not sufficient information for a definitive measurement and the unaudited pro forma condensed combined financial statements presented herein are preliminary. Upon completion of the Merger, final valuations will be performed. Differences between these preliminary estimates and the final valuations and acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined future results of operations and financial position.

These unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (1) the unaudited interim consolidated financial statements of Lennar and CalAtlantic contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended August 31, 2017 and September 30, 2017, respectively, and (2) the audited consolidated financial statements of Lennar and CalAtlantic contained in their respective Annual Reports on Form 10-K for the year ended November 30, 2016 and December 31, 2016, respectively, all of which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Lennar would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Lennar expects to incur significant costs associated with integrating the operations of Lennar and CalAtlantic. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Merger. In addition, the unaudited pro forma condensed combined financial statements exclude non-recurring items that are directly attributable to the Merger, employee retention costs or professional fees incurred by Lennar or CalAtlantic pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

Lennar Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of August 31, 2017

	Lennar Corporation Historical	Condensed as Adjusted CalAtlantic (See Note 4)	Pro Forma Merger Adjustments	See Note 3	Pro Forma Combined	Senior Notes Offering Adjustments	See Note 5	Pro Forma Combined with Senior Notes Offering
	(Dollars in thousands, except shares and per share amounts)
ASSETS
Homebuilding:
Cash and cash equivalents	$564,591	$83,310	$(1,332,229)	A	$(684,328)	$1,200,000	K	$515,672
Restricted cash	9,051	29,620	—		38,671	—		38,671
Receivables, net	86,640	36,323	—		122,963	—		122,963
Inventories:
Consolidated inventory owned	10,535,005	6,946,766	(160,844)	B	17,320,927	43,000	L	17,363,927
Consolidated inventory not owned	386,579	91,944	—		478,523	—		478,523

Total inventories	10,921,584	7,038,710	(160,844)		17,779,450	43,000		17,842,450

Investments in unconsolidated entities	1,016,588	130,692	(49,326)	C	1,097,954	—		1,097,954
Goodwill	140,270	985,185	2,454,532	D	3,579,987	—		3,579,987
Other Assets	936,796	506,063	195,926	E	1,638,785	—		1,638,785

Total homebuilding assets	13,675,520	8,809,903	1,108,059		23,593,482	1,243,000		24,836,482

Financial services	1,385,188	269,131	—		1,654,319	—		1,654,319
Rialto	1,195,407	—	—		1,195,407	—		1,195,407
Multifamily	683,258	—	—		683,258	—		683,258

Total Assets	16,939,373	9,079,034	1,108,059		27,126,466	1,243,000		28,369,466

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	524,852	177,752	—		702,604	—		702,604
Liabilities related to consolidated inventory not owned	381,679	12,902	—		394,581	—		394,581
Senior notes payable and other debts	5,523,765	3,822,138	296,052	F	9,641,955	1,200,000	K	10,841,955
Other liabilities	1,068,028	549,522	—		1,617,550	43,000	L	1,660,550

Total homebuilding liabilities	7,498,324	4,562,314	296,052		12,356,690	1,243,000		13,599,690

Financial services	950,098	173,617	—		1,123,715	—		1,123,715
Rialto	703,329	—	—		703,329	—		703,329
Multifamily	128,162	—	—		128,162	—		128,162

Total Liabilities	9,279,913	4,735,931	296,052		14,311,896	1,243,000		15,554,896

Total Stockholders’ Equity	7,554,260	4,329,211	812,007	G	12,695,478	—		12,695,478
Noncontrolling interest	105,200	13,892	—		119,092	—		119,092
Total Equity	7,659,460	4,343,103	812,007		12,814,570	—		12,814,570

Total Liabilities and Equity	16,939,373	9,079,034	1,108,059		27,126,466	1,243,000		28,369,466

See accompanying notes to unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Lennar Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended August 31, 2017

	Lennar Corporation Historical	Condensed as Adjusted CalAtlantic (See Note 4)	Pro Forma Merger Adjustments	See Note 3	Pro Forma Combined	Senior Notes Offering Adjustments	See Note 5	Pro Forma Combined with Senior Notes Offering
	(Dollars in thousands, except per share amounts)
Revenues:
Homebuilding	$7,789,630	$4,474,656	—		$12,264,286	—		$12,264,286
Financial services	571,462	60,394	—		631,856	—		631,856
Rialto	207,804	—	—		207,804	—		207,804
Multifamily	291,900	—	—		291,900	—		291,900

Total revenues	8,860,796	4,535,050	—		13,395,846	—		13,395,846

Costs and expenses:
Homebuilding	$6,829,109	$4,012,837	—		$10,841,946	$17,200	M	$10,859,146
Financial services	458,014	36,919	—		494,933	—		494,933
Rialto	175,492	—	—		175,492	—		175,492
Multifamily	301,303	—	—		301,303	—		301,303
Corporate general and administrative expenses	200,333	58,684	—		259,017	—		259,017

Total costs and expenses	7,964,251	4,108,440	—		12,072,691	17,200		12,089,891

Homebuilding equity in earnings (loss) from unconsolidated entities	(42,691)	9,760	—		(32,931)	—		(32,931)
Other income (expense), net	12,364	(4,082)	—		8,282	—		8,282
Homebuilding loss due to litigation	(140,000)	—	—		(140,000)	—		(140,000)
Rialto equity in earnings from unconsolidated entities	11,310	—	—		11,310	—		11,310
Rialto other expense, net	(54,119)	—	—		(54,119)	—		(54,119)
Multifamily equity in earnings from unconsolidated entities	44,219	—	—		44,219	—		44,219

Earnings before income taxes	727,628	432,288	—		1,159,916	(17,200)		1,142,716
Provision for income taxes	(253,656)	(157,322)	—		(410,978)	6,072	N	(404,906)

Net earnings (including net earnings (loss) attributable to noncontrolling interests)	473,972	274,966	—		748,938	(11,128)		737,810
Less: Net earnings (loss) attributable to noncontrolling interests	(26,918)	—	—		(26,918)	—		(26,918)
Less: Net earnings allocated to unvested restricted stock	—	1,104	—		1,104	—		1,104

Net earnings	500,890	273,862	—		774,752	(11,128)		763,624

Per Common Share:
Earnings—basic	$2.13	2.43	—		2.44	—		2.40
Earnings—diluted	$2.13	2.14	—		2.44	—		2.40
Weighted average shares
Basic (000s)	232,361	112,778	(27,261)	J	317,878	—		317,878
Diluted (000s)	232,363	129,521	(44,004)	J	317,880	—		317,880

See accompanying notes to unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Lennar Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended November 30, 2016

	Lennar Corporation Historical	Condensed as Adjusted CalAtlantic (See Note 4)	Pro Forma Merger Adjustments	See Note 3	Pro Forma Combined	Senior Notes Offering Adjustments	See Note 5	Pro Forma Combined with Senior Notes Offering
	(Dollars in thousands, except per share amounts)
Revenues:
Homebuilding	$9,741,337	$6,388,040	—		$16,129,377	—		$16,129,377
Financial services	687,255	88,695	—		775,950	—		775,950
Rialto	233,966	—	—		233,966	—		233,966
Multifamily	287,441	—	—		287,441	—		287,441

Total revenues	10,949,999	6,476,735	—		17,426,734	—		17,426,734

Costs and expenses:
Homebuilding	$8,399,881	$5,582,287	—		$13,982,168	$30,100	M	$14,012,268
Financial services	523,638	49,081	—		572,719	—		572,719
Rialto	229,769	—	—		229,769	—		229,769
Multifamily	301,786	—	—		301,786	—		301,786
Corporate general and administrative expenses	232,562	79,582	—		312,144	—		312,144

Total costs and Expenses	9,687,636	5,710,950	—		15,398,586	30,100		15,428,686

Homebuilding equity in earnings (loss) from unconsolidated Entities	(49,275)	4,057	—		(45,218)	—		(45,218)
Other income (expense), net	52,751	(16,726)	4,800	H	40,825	—		40,825
Rialto equity in earnings from unconsolidated entities	18,961	—	—		18,961	—		18,961
Rialto other expense, net	(39,850)	—	—		(39,850)	—		(39,850)
Multifamily equity in earnings from unconsolidated entities	85,519	—	—		85,519	—		85,519

Earnings before income taxes	1,330,469	753,116	4,800		2,088,385	(30,100)		2,058,285
Provision for income taxes	(417,378)	(268,386)	(1,694)	I	(687,458)	10,625	N	(676,833)

Net earnings (including net earnings (loss) attributable to noncontrolling interests)	913,091	484,730	3,106		1,400,927	(19,475)		1,381,452
Less: Net earnings attributable to noncontrolling interests	1,247	—	—		1,247	—		1,247
Less: Net earnings allocated to unvested restricted Stock	—	1,168	—		1,168	—		1,168

Net earnings	$911,844	483,562	3,106		1,398,512	(19,475)		1,379,037

Per Common Share
Earnings basic	$4.13	4.09	—		4.60	—		4.54
Earnings diluted	$3.93	3.60	—		4.42	—		4.36
Weighted average shares
Basic	218,421	118,213	(32,696)	J	303,938	—		303,938
Diluted	230,712	135,985	(50,468)	J	316,229	—		316,229

See accompanying notes to unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Lennar Corporation

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11 which gives effect to the Merger under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) using the acquisition method of accounting giving effect to the Merger involving Lennar and CalAtlantic, with Lennar as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the Merger been consummated at August 31, 2017 or the results of operations had the Merger been consummated at December 1, 2015, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

Under the acquisition method of accounting, the assets and liabilities of CalAtlantic will be recorded at the respective fair values on the Merger date. The fair value on the Merger date represents management’s best estimates based on available information and facts and circumstances in existence on the Merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is preliminary and subject to adjustment. Adjustments may include, but not be limited to, changes in (i) the underlying values of assets and liabilities if market conditions differ from current assumptions; or (ii) if information unknown as of the completion of the Merger becomes known.

The accounting policies of both Lennar and CalAtlantic are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary valuation of the net assets acquired including goodwill. The valuation of the assets and liabilities in these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $6.2 billion. This amount was derived as described below, based on the outstanding shares of CalAtlantic common stock at September 30, 2017, and in accordance with the merger agreement, pursuant to which CalAtlantic’s stockholders will receive 0.885 shares of Lennar’s Class A common stock for each share of CalAtlantic’s common stock, and as discussed below, shares of Lennar’s Class B common stock. Based on a Lennar Class A common stock close price of $62.36 on December 18, 2017, each CalAtlantic common share would have a value of $55.19 based on the exchange ratio. CalAtlantic’s stockholders will also receive one share of Class B common stock for every 50 shares of Class A common stock issued as merger consideration. The actual number of shares of Lennar’s Class A and Class B common stock to be issued in the Merger will be based upon the actual number of CalAtlantic shares outstanding when the Merger becomes effective, and the valuation of those shares will be based on the trading prices of Lennar’s Class A and Class B common stock, as applicable, when the Merger becomes effective. The purchase price also includes the estimated fair value of outstanding equity awards held by employees of CalAtlantic, some of which will become fully vested as of the date of the Merger and will entitle the holders to receive Lennar Class A common stock, adjusted for the 0.885 exchange ratio, and Lennar Class B common stock based on the 0.0177 exchange ratio. Accordingly, the purchase price includes an estimated fair value of equity awards to be issued by Lennar of approximately $77 million. Per share information takes account of the fact that, as a result of elections, or a deemed election, CalAtlantic stockholders will receive cash of $48.26 per share, instead of Lennar stock, with regard to 24,083,091 shares of CalAtlantic common stock.

Lennar’s fiscal year ends on November 30, and CalAtlantic’s fiscal year ends on December 31. As a consequence of Lennar’s and CalAtlantic’s different fiscal years:

•	The unaudited pro forma condensed combined balance sheet as of August 31, 2017 combines Lennar’s historical unaudited condensed consolidated balance sheet as of August 31, 2017, which was the end of

Lennar’s third fiscal quarter, and CalAtlantic’s historical unaudited condensed consolidated balance sheet as of September 30, 2017, which was the end of CalAtlantic’s third fiscal quarter.

•	The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2017 combines Lennar’s historical unaudited condensed consolidated statement of operations for the nine months ended August 31, 2017, which were the first three quarters of Lennar’s current fiscal year, and CalAtlantic’s historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2017, which were the first three quarters of CalAtlantic’s current fiscal year.

•	The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2016 combines Lennar’s historical audited condensed consolidated statement of operations for the year ended November 30, 2016, which was Lennar’s most recently completed fiscal year, and CalAtlantic’s historical audited condensed consolidated statement of operations for the year ended December 31, 2016, which was CalAtlantic’s most recently completed fiscal year.

2. Estimated Merger and Integration Costs

In connection with the Merger, the plan to integrate Lennar’s and CalAtlantic’s operations is still being developed. Lennar expects to incur significant costs associated with integrating the operations of Lennar and CalAtlantic. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from expected operating efficiencies or synergies. In addition, the unaudited pro forma condensed combined financial statements exclude non-recurring items that are directly attributable to the Merger, employee retention costs or professional fees incurred by Lennar or CalAtlantic in connection with the Merger. Over the next several months, the specific details of these plans will continue to be refined. Lennar and CalAtlantic are currently in the process of assessing their respective businesses to determine where they may eliminate potential redundancies. Lennar expects to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We currently estimate that the Merger-related costs will be approximately $170 million and expect they will be incurred primarily in fiscal year 2018: these estimated costs are not reflected in the accompanying pro forma condensed combined statement of operations for the year ended November 30, 2016 and August 31, 2017, but are reflected in the pro forma condensed combined balance sheet as of August 31, 2017.

3. Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 39% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

The unaudited pro forma condensed combined financial statements reflect the following adjustments:

Balance Sheet

(Dollars in thousands)
A. Adjustments to Cash and Cash Equivalents

Lennar estimates that its expenses for the Merger will be approximately $70 million, which will be reflected as an expense of Lennar in the period the expense is incurred. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. These estimated expenses of Lennar are reflected in the pro forma balance sheet as of August 31, 2017 as a reduction to cash and a decrease to retained earnings. These estimated expenses are not reflected in the pro forma statement of operations as they are non-recurring charges which result directly from the Merger. The pro forma financial statements do not reflect any potential termination fees that could be required if the Merger was not completed

$(70,000)

Each of CalAtlantic’s executive officers is a party to an executive severance agreement, under which the executive will have the right to receive a lump sum cash payment (and other benefits) if the executive’s employment is terminated without “cause” or the executive resigns for “good reason.” Lennar expects to incur change of control costs of approximately $100 million relating to certain executive officers of CalAtlantic and severance payments. These estimated expenses of Lennar are reflected in the pro forma balance sheet as of August 31, 2017 as a reduction to cash and a decrease to retained earnings. These cash payments are not reflected in the pro forma statement of operations as they are non-recurring charges which result directly from the Merger

(100,000)
To reflect portion of purchase price assumed to be paid in cash	(1,162,229)

$(1,332,229)

Change in Control Payments:

Under the merger agreement, CalAtlantic options, restricted stock units, performance stock units and stock appreciation rights will entitle holders to acquire upon exercise shares of Lennar Class A and Class B common stock equal to (i) the number of shares of CalAtlantic common stock as to which they are exercised times the number of shares of Lennar Class A and Class B common stock issuable as merger consideration with regard to a share of CalAtlantic common stock, with appropriate adjustments to exercise prices of options and stock appreciation rights, unless particular options, RSUs, PSUs or stock appreciation rights provide for different treatment. When the Merger takes place, all performance based vesting requirements with regard to RSUs will be deemed to be satisfied at the target level. Also, change of control agreements with some CalAtlantic employees will cause all options and other incentives to vest at the time of the Merger.

B. Adjustments to Inventories

To reflect fair value adjustments of inventories owned. Inventories owned (excluding homes in backlog) were adjusted to their estimated fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. This evaluation and the assumptions used by Lennar’s management to determine fair value required a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer-term in duration. Due to the inherent uncertainty in the estimation process and the time required to properly evaluate the fair value of the assets acquired, significant volatility in the demand for new housing, and the availability of mortgage financing for potential homebuyers, the fair value of the inventory to be acquired in the Merger may fluctuate significantly between August 31, 2017 and the final completion of the Merger

$(304,805)

To reflect fair value adjustments of backlog inventory	94,635
To reflect reclassification of the investments in unconsolidated entities to consolidated inventory due to three unconsolidated joint ventures becoming 100% owned as a result of the Merger	49,326

$(160,844)

C. Adjustments to Investments in unconsolidated entities
To reflect reclassification of the investments in unconsolidated entities to consolidated inventory due to three unconsolidated joint ventures becoming 100% owned as a result of the Merger	$(49,326)

D. Adjustments to Goodwill
To reflect elimination of goodwill from CalAtlantic’s balance sheet as of September 30, 2017	$(985,185)
To reflect the excess purchase price over the book value of the assets acquired and liabilities assumed, which has not been allocated	3,439,717

2,454,532

E. Adjustments to Homebuilding other assets
To eliminate capitalized debt issuance costs	$(2,459)
Adjustment to the deferred tax asset reflects the impact of the portion of the purchase price allocated to the assets and liabilities that is non-deductible for income tax purposes	198,385

$195,926

F. Adjustments to Debt
To reflect fair value adjustment of CalAtlantic’s senior notes using a market approach. The market approach is used to estimate fair value through the analysis of recent sales of comparable liabilities with matching terms. Certain types of liabilities, such as the senior notes, trade in active secondary markets. As such, sale price information is readily available for a comparative analysis with the subject liabilities	$299,458
To reflect fair value adjustment of CalAtlantic’s secured project debt and other notes payable	(3,406)

$296,052

G. Adjustments to Stockholders’ Equity
To reflect Lennar’s estimated transaction and integration costs related to the Merger. See note A above	$(70,000)
To reflect Lennar’s estimate of certain severance costs related to the Merger. See note A above	(100,000)
To reflect the issuance of approximately 83.8 million shares of Class A common stock of Lennar (including Class A common stock in connection with replacement of CalAtlantic’s equity awards)	5,228,267
To reflect the issuance of approximately 1.7 million shares of Class B common stock of Lennar	82,951
To reflect acquisition and cancellation of CalAtlantic’s common stock and elimination of CalAtlantic’s equity	(4,329,211)

$812,007

Statements of Operations

(Dollars in thousands)	Nine Months Ended August 31, 2017	Year Ended November 30, 2016
H. Adjustments to Other income expense, net
To reflect adjustment for trade name amortization recorded by CalAtlantic in relation to their acquisition of The Ryland Group, Inc.	$—	$4,800
CalAtlantic’s statements of operations includes merger and integration costs related to their acquisition of Ryland Group, Inc. No adjustment has been reflected in the pro forma statements of operations, but is disclosed as it would not have subsequent impact to the statements of operations	2,258	11,230

I. Adjustments to provision for income taxes
Adjustment to the income tax provision for the pro forma adjustments at the estimated combined pro forma effective tax rate	$—	$1,694

J. Adjustments to weighted average shares

To reflect the pro forma shares outstanding after issuance of Lennar shares (85,517,000 shares) related to the acquisition and cancellation of CalAtlantic’s common stock. The Company calculated the net change as a pro-forma merger adjustment. The amount was calculated as follows:

Issuance of Lennar shares as part of acquisition	85,517	85,517
Cancellation of CalAtlantic’s common stock	(112,778)	(118,213)

Basic Pro Forma merger adjustment	(27,261)	(32,696)

Issuance of Lennar shares as part of acquisition	85,517	85,517
Cancellation of CalAtlantic’s common stock	(129,521)	(135,985)

Diluted Pro Forma merger adjustment	(44,004)	(50,468)

4. Reclassifications on the Condensed Historical Presentation for the Pro Forma Balance Sheet and Pro Forma Statement of Operations

Certain financial statement line items included in CalAtlantic’s historical presentation have been reclassified to corresponding line items as included in Lennar’s historical presentation for the purpose of preparing the unaudited pro forma condensed combined balance sheet and statements of operations as follows:

Pro Forma Reclassifications on Condensed Historical Balance Sheet

As of September 30, 2017

	Condensed Historical Presentation	Reclassification Adjustments	See Notes	Condensed As Adjusted CalAtlantic
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$83,310	$—		$83,310
Restricted cash	29,620	—		29,620
Receivables, net	—	36,323	1	36,323
Inventories:
Owned	6,946,766	—		6,946,766
Not owned	91,944	—		91,944

Total Inventories	7,038,710	—		7,038,710
Investments in unconsolidated entities	130,692	—		130,692
Deferred income taxes, net	307,251	(307,251)	2	—
Goodwill	985,185	—		985,185
Other assets	235,135	270,928	1, 2	506,063

Total homebuilding assets	8,809,903	—		8,809,903

Financial services:
Cash and equivalents	46,357	(46,357)	3	—
Restricted cash	21,205	(21,205)	3	—
Loans held-for-sale	160,068	(160,068)	3	—
Loans held-for-investment, net	25,510	(25,510)	3	—
Other assets	15,991	(15,991)	3	—

Total financial services assets	—	269,131	3	269,131

Total Assets	$9,079,034	—		$9,079,034

LIABILITIES
Homebuilding:
Accounts payable	$177,752	—		$177,752
Accrued liabilities	562,424	(562,424)	4	—
Liabilities related to consolidated inventory not owned	—	12,902	5	12,902
Revolving credit facility	295,600	(295,600)	6	—
Secured project debt and other notes payable	43,150	(43,150)	7	—
Senior notes payable	3,483,388	(3,483,388)	8	—
Senior notes and other debts payable	—	3,822,138	6, 7, 8	3,822,138
Other liabilities	—	549,522	4, 5	549,522

Total homebuilding liabilities:	4,562,314	—		4,562,314

Financial services:
Accounts payable and other liabilities	20,831	(20,831)	9	—
Mortgage credit facilities	152,786	(152,786)	9	—
Total financial services liabilities:	—	173,617	9	173,617

Total Liabilities	4,735,931	—		4,735,931

Total Equity	4,343,103	—		4,343,103

Total Liabilities and Equity	$9,079,034	—		$9,079,034

Pro Forma Reclassifications on Condensed Historical Statement of Operations

For the Nine Months Ended September 30, 2017

	Condensed Historical Presentation	Reclassification Adjustments	See Notes	Condensed As Adjusted CalAtlantic
	(Dollars in thousands)
Homebuilding:
Home sale revenues	$4,473,480	—		4,473,480
Land sale revenues	1,176	—		1,176

Total revenues	4,474,656	—		4,474,656

Cost of home sales	(3,572,572)	—		(3,572,572)
Cost of land sales	(247)	—		(247)

Total cost of sales	(3,572,819)	—		(3,572,819)

Gross margin	901,837	—		901,837
Selling, general and administrative expenses	(498,702)	58,684	10	(440,018)
Equity in earnings (loss) from unconsolidated entities	9,760	—		9,760
Other income (expense), net	(4,082)	—		(4,082)

Homebuilding pretax income	408,813	58,684		467,497

Financial services:
Revenues	60,394	—		60,394
Expenses	(36,919)	—		(36,919)

Financial services pretax income	23,475	—		23,475

Corporate general and administrative expenses	—	(58,684)	10	(58,684)

Earnings before income taxes	432,288	—		432,288
Provision for income taxes	(157,322)	—		(157,322)

Net earnings	274,966	—		274,966
Less: Net earnings allocated to unvested restricted stock	(1,104)	—		(1,104)

Net income available to common stockholders	$273,862	—		273,862

Pro Forma Reclassifications on Condensed Historical Statement of Operations

For the Year Ended December 31, 2016

	Condensed Historical Presentation	Reclassification Adjustments	See Notes	Condensed As Adjusted CalAtlantic
	(Dollars in thousands)
Homebuilding:
Home sale revenues	$6,354,869	—		6,354,869
Land sale revenues	33,171	—		33,171

Total revenues	6,388,040	—		6,388,040

Cost of home sales	(4,967,278)	—		(4,967,278)
Cost of land sales	(30,132)	—		(30,132)

Total cost of sales	(4,997,410)	—		(4,997,410)

Gross margin	1,390,630	—		1,390,630
Selling, general and administrative expenses	(664,459)	79,582	10	(584,877)
Equity in earnings (loss) from unconsolidated entities	4,057	—		4,057
Other income (expense), net	(16,726)	—		(16,726)

Homebuilding pretax income	713,502	79,582		793,084

Financial services:
Revenues	88,695	—		88,695
Expenses	(49,081)	—		(49,081)

Financial services pretax income	39,614	—		39,614

Corporate general and administrative expenses	—	(79,582)	10	(79,582)

Earnings before income taxes	753,116	—		753,116
Provision for income taxes	(268,386)	—		(268,386)

Net earnings	484,730	—		484,730
Less: Net earnings allocated to unvested restricted stock	(1,168)	—		(1,168)

Net income available to common stockholders	$483,562	—		483,562

Notes to Pro Forma Balance Sheet and Pro Forma Statements of Operations:

Balance Sheet

(Dollars in thousands)
1. Reclass to Receivables, net
To reclass receivables, net from other assets to conform to Lennar’s balance sheet	$36,323

2. Reclass of Deferred income taxes, net
To reclass deferred income taxes, net to other assets to conform to Lennar’s balance sheet	$(307,251)

3. Reclass of Financial services assets
To reclass financial services assets to conform to Lennar’s balance sheet	$(269,131)

4. Reclass of Accrued liabilities
To reclass portion of accrued liabilities to other liabilities to conform to Lennar’s balance sheet	$(562,424)

5. Reclass to Liabilities related to consolidated inventory not owned
To reclass portion of other liabilities to liabilities related to consolidated inventory not owned to conform to Lennar’s balance sheet	$12,902

6. Reclass of Revolving credit facility
To reclass revolving credit facility to senior notes and other debts payable to conform to Lennar’s balance sheet	$(295,600)

7. Reclass of Secured project debt and other notes payable
To reclass secured project debt and other notes payable to senior notes and other debts payable to conform to Lennar’s balance sheet	$(43,150)

8. Reclass of Senior notes payable
To reclass senior notes payable to senior notes and other debts payable to conform to Lennar’s balance sheet	$(3,483,388)

9. Reclass of Financial services liabilities
To reclass financial services liabilities to conform to Lennar’s balance sheet	$(173,617)

Statements of Operations

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(Dollars in thousands)
10. Reclass for Corporate general and administrative expenses
To reflect general and administrative expenses related to corporate general and administrative expenses to conform to Lennar’s statements of operations	$58,684	$79,582

5. Pro Forma Senior Notes Offering Adjustments

The following pro forma Senior Notes Offering adjustments have been reflected in a separate column in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using the estimated combined pro forma tax rate of 35.3%. The pro forma financial statements take into account Lennar’s issuance of $1.2 billion principal amount of senior notes that were closed on November 29, 2017 to fund a portion of the Cash Election Option payable by us in connection with the Merger and a portion of the related transaction costs and expenses and general corporate purposes. For purposes of the preliminary pro forma condensed combined statement of operations, Lennar has assumed such indebtedness is outstanding throughout all periods presented. All adjustments are based on current assumptions and valuations, which are subject to change.

The unaudited pro forma condensed combined financial statements reflect the following adjustments:

Balance Sheet

(Dollars in thousands)	August 31, 2017

K. Adjustments to Cash and equivalents and senior notes payable
To reflect issuance of debt	$1,200,000

L. Adjustments to Consolidated inventory owned and other liabilities
To reflect capitalized interest in inventory due to interest incurred on the notes. Total interest to be incurred on the notes during the periods ended November 30, 2016 and August 31, 2017 would be $90.3 million, of which $47.3 million is recognized in Homebuilding costs and expenses (see Note M) and the remaining $43.0 million is included in inventory as a capitalized expense.	$43,000

Statements of Operations

	Nine Months Ended August 31, 2017	Year Ended November 30, 2016
	(Dollars in thousands)
M. Adjustments to Homebuilding costs and expenses
To reflect interest costs included in homebuilding costs and expenses due to issuance of $1.2 billion of senior notes. Based on the $900 million of 4.75% senior notes and $300 million of 2.95% senior notes the total interest to be incurred during the periods ended November 30, 2016 and August 31, 2017 would be $90.3 million. Assuming capitalization of interest at the beginning of the period and the Company’s current cycle time of approximately five months, $30.1 million and $17.2 million of interest would be recognized for the periods ending November 30, 2016 and August 31, 2017, respectively.	$17,200	$30,100

N. Adjustments to Provision for income taxes
To reflect to the income tax provision for the pro forma adjustments at the estimated combined pro forma effective tax rate	$6,072	$10,625

6. Preliminary Purchase Price

The preliminary purchase price as of the Merger announcement date using Lennar’s stock price as of December 18, 2017 and CalAtlantic’s balance sheet and stock outstanding as of September 30, 2017 is calculated as follows:

(Dollars in thousands)
CalAtlantic shares of common stock outstanding as of September 30, 2017	110,217,216
CalAtlantic shares of common stock attributable to convertible notes and equity awards that convert upon change of control	8,600,000
CalAtlantic shares assumed to elect cash conversion	24,082,667
CalAtlantic shares assumed to exchange	94,734,549
Exchange ratio	0.885
Number of shares of Lennar Class A common stock to be issued in exchange	83,840,076
Number of shares of Lennar Class B common stock to be issued in exchange (due to Class B common stock dividend)	1,676,802
Consideration attributable to Class A common stock	$5,228,267
Consideration attributable to Class B common stock	$82,951
Consideration attributable to cash	$1,162,229

Total pro forma purchase price	$6,473,447

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Lennar in the Merger, reconciled to the estimate of consideration expected to be transferred:

(Dollars in thousands)
Total pro forma purchase price	$6,473,447
Fair value of assets acquired:
Homebuilding assets:
Cash and equivalents	83,310
Restricted cash	29,620
Receivables	36,323
Inventories:
Consolidated inventory owned	6,785,922
Consolidated inventory not owned	91,944

Total Inventories	6,877,866

Investments in unconsolidated entities	81,366
Goodwill	3,439,717
Other assets	701,989

Total homebuilding assets	11,250,191

Financial services assets	269,131

Total assets acquired	$11,519,322

Fair value of liabilities assumed:
Homebuilding liabilities:
Accounts payable	$177,752
Liabilities related to consolidated inventory not owned	12,902
Senior notes payable and other debts	4,118,190
Other liabilities	549,522

Total homebuilding liabilities	4,858,366

Financial services liabilities	173,617

Total liabilities assumed	5,031,983

Noncontrolling interests	13,892

Fair value of net assets acquired	$6,473,447

The preliminary purchase price will fluctuate with the share price of Lennar's common stock until the completion of the Merger. A change of +/-1% in the price per share would change the purchase price by approximately +/-$50 million. The fluctuation and the pro forma purchase price above was calculated based on the share price of $62.36 for Lennar Class A common stock and $49.47 for Lennar Class B common stock, which was the closing price as of December 18, 2017.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CALATLANTIC GROUP, INC.,

LENNAR CORPORATION

and

CHEETAH CUB GROUP CORP.

Dated October 29, 2017

A-i

*	The exhibits and schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lennar Corporation hereby undertakes to furnish copies of any of the exhibits upon request by the U.S. Securities and Exchange Commission.

A-ii

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger (this “Agreement”) dated as of October 29, 2017, among CalAtlantic Group, Inc. (the “Company”), a Delaware corporation, Lennar Corporation (“Parent”), a Delaware corporation, and Cheetah Cub Group Corp. (“Merger Sub”), a Delaware corporation.

RECITALS

WHEREAS, the parties intend to effect the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub being the entity that survives the Merger;

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has approved this Agreement and the Merger in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), and determined that the Merger is advisable;

WHEREAS, the Board of Directors of Parent has determined that it is advisable for the stockholders of Parent to (i) authorize and approve an amendment to Parent’s certificate of incorporation increasing the number of shares of Parent Class A Stock that Parent is authorized to issue under Parent’s certificate of incorporation to a number at least sufficient to enable Parent to issue all the shares of Parent Class A Stock that will constitute Merger Consideration or are otherwise required hereunder, including in Sections 1.11, 1.12 and 1.13 (the “Parent Certificate Amendment”), and (ii) authorize the issuance of Parent Class A Stock (and, if required Parent’s Class B common stock) in the Merger as contemplated by this Agreement (collectively, the “Parent Stockholder Matters”);

WHEREAS, as an inducement to the Company to enter into this Agreement, Stuart Miller and the Miller family trusts have entered into an agreement, pursuant to which Stuart Miller and the Miller family trusts have agreed, on the terms and conditions in that agreement, to vote the shares of Parent Stock held by it to approve the Parent Stockholder Matters;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, MP CA Homes LLC has entered into an agreement, pursuant to which MP CA Homes LLC has agreed, on the terms and conditions in that agreement, to vote the shares of Company Common Stock held by it to adopt this Agreement and approve the Merger;

WHEREAS, each of the parties intends that for Federal income tax purposes, (i) the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time described in Section 2.3, the Company will be merged with and into Merger Sub, the separate existence of the Company will terminate, and Merger Sub will continue as the corporation that survives the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in this Agreement and the applicable provisions of Delaware law. Without limiting the generality of the foregoing, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of Merger Sub will continue unaffected and unimpaired by the Merger and will be the property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Surviving Corporation, (ii) the separate existence of the Company will terminate, and the Company’s real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and (iii) the Merger will have the other effects specified in Section 259 of the DGCL.

1.2 Certificate of Incorporation. From the Effective Time until it is subsequently amended, the Certificate of Incorporation of the Surviving Corporation will be the same as the Certificate of Incorporation of Merger Sub immediately before the Effective Time, except that it will provide that the name of the Surviving Corporation will be “CalAtlantic Group, Inc.” That Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Surviving Corporation.

1.3 By-Laws. From the Effective Time until they are subsequently amended or repealed, the bylaws of Merger Sub immediately before the Effective Time will be the bylaws of the Surviving Corporation.

1.4 Directors. The directors of Merger Sub immediately before the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the bylaws of the Surviving Corporation.

1.5 Officers. The officers of Merger Sub immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office until they resign or are removed or replaced by the Board of Directors of the Surviving Corporation.

1.6 Stock of the Company.

(a) Subject to Sections 1.6(c), 1.14 and 1.15, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Merger Sub, each share of common stock of the Company (“Company Common Stock”), par value $0.01 per share, which is outstanding immediately before the Effective Time will be converted into and become the right to receive either (i) 0.885 duly authorized and issued and fully paid and non-assessable shares (the “Merger Consideration”) of Class A common stock of Parent (“Parent Class A Stock”), par value $0.10 per share (the number of shares of Parent Class A Stock to be issued with regard to a share of Company Common Stock being the “Exchange Ratio”) or (ii) the Cash Payment Amount pursuant to Section 1.15.

(b) Each share of Company Common Stock held in the treasury of the Company or held by any direct or indirect wholly-owned subsidiary of the Company, and each share of Company Common Stock held by

Parent or Merger Sub, immediately before the Effective Time (collectively, “Excluded Shares”) will, at the Effective Time, be cancelled and cease to exist and no Merger Consideration will be issued with respect to any of those shares.

(c) No fractional shares of Parent Class A Stock will be issued as a result of the Merger. Any holder of Company Common Stock who, but for this Section 1.6(c), would be entitled to receive a fraction of a share of Parent Class A Stock will receive, instead of that fraction of a share, cash equal to the Closing Date Market Value of a share of Parent Class A Stock times that fraction (which fraction shall be rounded to the nearest thousandth when expressed in decimal form). The “Closing Date Market Value” of a share of Parent Class A stock will be the last sale price reported on the New York Stock Exchange (“NYSE”) on the last NYSE trading day before the Closing Date.

1.7 Shares of Merger Sub. At the Effective Time, all the common stock, par value $0.10 per share, of Merger Sub (“Merger Sub Stock”) which is outstanding immediately before the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Stock”). At the Effective Time, any certificate or other document which evidenced shares of Merger Sub Stock will automatically become and be a certificate or other document evidencing the same number of shares of Surviving Corporation Stock.

1.8 Preferred Share Purchase Rights. At the Effective Time, all the Preferred Share Purchase Rights (“Preferred Share Rights”) that have been issued under the Amended and Restated Rights Agreement, dated as of December 20, 2011, between the Company and Mellon Investor Services LLC, as Rights Agent, as amended (including to substitute Computershare Inc., as successor Rights Agent) (the “Rights Agreement”), will be cancelled and will cease to exist, and no additional Merger Consideration or any other consideration will be issued or paid with regard to the Preferred Share Rights.

1.9 Company Convertible Debt. At the Effective Time, all outstanding debt of the Company which, by its terms, is convertible into Company Common Stock will remain outstanding and unaffected by the Merger, except that the holder of such debt will receive, on conversion of the convertible debt held by it, the number of shares of Parent Class A Stock equal to (a) the number of shares of Company Common Stock the holder would have received if the Merger had not taken place multiplied by (b) the Exchange Ratio; unless the indenture relating to a particular issue of convertible debt provides otherwise, in which case the holder of convertible debt of that issue will receive what is provided in the indenture.

1.10 Warrants. At the Effective Time, each warrant issued by the Company which is outstanding at that time, will remain outstanding, and will be exercisable and will expire in accordance with its terms, except that when it is exercised with respect to a specified number of shares of Company Common Stock, the holder will receive, instead of that number of shares of Company Common Stock, the Merger Consideration for that number of shares of Company Common Stock and the exercise price per share thereof will be correspondingly adjusted.

1.11 Options. At the Effective Time, each option (each, a “Company Option”) to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be automatically converted into an option to acquire shares of Parent Class A Stock (a “Parent Merger Option”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant equity plans of the Company or applicable award agreement by reason of the transactions contemplated hereby) as were applicable under such Company Option as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 1.11. The number of shares of Parent Class A Stock subject to the Parent Merger Option into which a Company Option is converted shall be equal to (i) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Class A Stock, and such Parent Merger Option shall have an exercise price per full share of Parent Class A Stock equal to (A) the exercise price of the Company Option per share of Company Common Stock divided by (B) the Exchange Ratio, rounded up, if necessary, to the nearest whole cent; provided, that (1) in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Class A Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and (2) the exercise price, the number of shares of Parent Class A Stock subject to, and the terms and conditions of exercise of each Parent Merger Option shall also be determined in a manner consistent with the requirements of Section 409A of the Code. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Class A Stock for delivery upon exercise of Parent Merger Options. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Class A Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

1.12 Restricted Stock Units and Performance Share Units. At the Effective Time, each time-based or performance-based restricted stock unit award granted under the equity plans of the Company (each, a “Company RSU”) representing the right to receive shares of Company Common Stock that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into a right to receive shares of Parent Class A Stock (a “Parent Merger RSU”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant equity plans of the Company or applicable award agreement by reason of the transactions contemplated hereby) as were applicable under such Company RSU as of immediately prior to the Effective Time. The number of shares of Parent Class A Stock subject to the Parent Merger RSU into which a Company RSU is converted shall be equal to (i) the number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Class A Stock. At the Effective Time all performance-based vesting criteria to which any outstanding Company RSUs are subject for which the performance period has not yet been completed as of the Effective Time shall be deemed achieved at the target performance level. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Class A Stock for delivery upon the vesting and settlement of Parent Merger RSUs. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Class A Stock subject to such restricted stock units and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such restricted stock units remain outstanding.

1.13 Stock Appreciation Rights. At the Effective Time, each stock appreciation right of the Company (each, a “Company SAR”) based on shares of Company Common Stock that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right based on the shares of Company Common Stock and shall be automatically converted into a right based on the shares of Parent Class A Stock (a “Parent Merger SAR”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant equity plans of the Company or applicable award agreement by reason of the transactions contemplated hereby) as were applicable under such Company SAR as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 1.13. The number of shares of Parent Class A Stock to which the Parent Merger SAR into which a Company SAR is converted relates shall be equal to (i) the number of shares of Company Common Stock to which the Company SAR related immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Class A Stock, and such Parent Merger SAR shall have an exercise price per full share of Parent Class A Stock equal to (A) the exercise price per share of Company Common Stock of the Company SAR divided by (B) the Exchange Ratio, rounded up, if necessary, to the nearest whole cent; provided, that the exercise price, the number of shares of Parent Class A

Stock to which the Parent Merger SAR relates, and the terms and conditions of exercise of the Parent Merger SAR shall also be determined in a manner consistent with the requirements of Section 409A of the Code. If the holders of Parent Merger SARs are entitled to receive shares of Parent Class A Stock on exercise of the Parent Merger SARs, at or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Class A Stock for delivery upon exercise of Parent Merger SARs, and as soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Class A Stock that may be issuable on exercise of Parent Merger SARs and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such stock appreciation rights remain outstanding.

1.14 Adjustments.

(a) If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or any or all classes of Parent Stock are changed into a different number of shares or a different type of securities by reason of a reclassification, recapitalization, split, combination, exchange of shares, conversion or similar event, or any dividend payable in stock or other securities is declared with regard to the Company Common Stock or the Parent Stock with a record date between the date of this Agreement and the Effective Time, the Exchange Ratio will be adjusted so that the Merger will have the same economic effect on the holders of Company Common Stock as that contemplated by this Agreement if there had been no such reclassification, recapitalization, split, combination, exchange, conversion, similar event or dividend, and as so adjusted will, from and after the date of such event, be the Exchange Ratio, subject to further adjustment in accordance with this Section 1.14(a). For the avoidance of doubt, the Parent Class B Dividend completed in accordance with Section 1.14(b) shall be governed by such section and shall not result in an adjustment to the Exchange Ratio pursuant to this Section 1.14(a).

(b) Without limiting the generality of what is said in Section 1.14(a), if Parent issues shares of its Class B common stock (“Parent Class B Stock” and, together with the Parent Class A Stock, the “Parent Stock”), par value $0.10 per share, as a dividend with regard to the Parent Stock, that is payable to holders of record thereof on a date between the date of this Agreement and the Effective Time (the “Parent Class B Dividend”), (i) the Merger Consideration will include, in addition to the Parent Class A Stock described in Section 1.6, the number of shares of Parent Class B Stock that would have been issued as a dividend on the Parent Class A Stock included in the Merger Consideration if that Parent Class A Stock had been outstanding on the record date for the dividend, (ii) each reference in this Article 1 to Parent Class A Stock will be deemed to include the shares of Parent Class B Stock that are issuable as part of the Merger Consideration with regard to that Parent Class A Stock, and (iii) each reference in this Article 1 to the Exchange Ratio will be deemed to include the shares of Parent Class B Stock that are issuable as part of the Merger Consideration with regard to that Parent Class A Stock (except where such deemed substitution would not be practical, such as in adjustments to the exercise price of Company Options, and in such case, with equitable and proportionate adjustments in such exercise price or other adjustment, taking into account the Parent Class B Dividend).

1.15 Cash Election.

(a) Each person who is a record holder of Company Common Stock (other than Excluded Shares) during the period beginning on the day the Registration Statement becomes effective, and ending on the fifth business day, before the day on which the Company Stockholder Meeting is scheduled to be held (the “Election Period”) (provided, that if the Company Stockholder Meeting is postponed or adjourned such that there is a new record date for the postponed or adjourned Company Stockholder Meeting, the Election Period shall end on the fifth business day before the day on which such postponed or adjourned Company Stockholder Meeting is scheduled to be held), will have the option to elect (a “Cash Election”) to receive with regard to any or all of the shares of Company Common Stock held of record by that person, in lieu of the Merger Consideration described in Section 1.6(a), $48.26 in cash, without interest, per share of

Company Common Stock (the “Cash Payment Amount”), subject to possible proration as provided in Section 1.15(c).    The option to make a Cash Election will expire at 11:59 p.m. Eastern Time on the fifth business day before the day on which the Company Stockholder Meeting is scheduled to be held (the “Election Deadline”), whether or not the Company Stockholder Meeting is actually held on that day.

(b) At least 20 business days before the Election Deadline, Parent will cause the Distribution Agent to transmit to each holder of record of Company Common Stock at the close of business on the day for determining the holders of record of Company Common Stock who are entitled to vote at the Company Stockholders Meeting (or to each holder of record of Company Common Stock at the close of business on another day that is not more than 60 days before the day on which the Company Stockholders Meeting is scheduled to be held) a notice of the Cash Election (which may be the Registration Statement) and a form of election with respect to the Cash Election (the “Cash Election Form”), in each case which is reasonably acceptable to the Company, which will enable a record holder to specify the number of shares of Company Common Stock, if any, as to which the record holder elects to exercise the Cash Election. Parent will use commercially reasonable efforts to cause the Distribution Agent to make the notice of the Cash Election and the Cash Election Form available to all persons who become record holders of shares of Company Common Stock during the period between the record date for the Company Stockholders Meeting and the Election Deadline. In order to properly exercise the Cash Election, a record holder of Company Common Stock must return to the Distribution Agent, and the Distribution Agent must have received by the Election Deadline, a completed and signed Cash Election Form, together with the Certificate evidencing the shares of Company Common Stock as to which the Cash Election is being exercised or an Agent’s Notice stating that such shares of Company Common Stock have been transferred by book entry transfer to an account established by the Distribution Agent for the purpose of receiving Company Common Stock. A holder of shares of Company Common Stock who submits a Cash Election Form will have the right to change or withdraw such holder’s Cash Election at any time before the Election Deadline, but not after the Election Deadline, in accordance with procedures set forth in the Cash Election Form. After a Cash Election is validly made and not withdrawn with respect to any shares of Company Common Stock, the holder thereof may not revoke such Cash Election after the Cash Election Deadline. Notwithstanding anything in this Agreement to the contrary, all Cash Elections shall automatically be deemed revoked upon termination of this Agreement in accordance with Article 6. Holders of shares of Company Common Stock will receive the Merger Consideration described in Section 1.6(a) with regard to all the shares of Company Common Stock as to which such holders do not validly make, or withdraw, a Cash Election, or to the extent provided in Section 1.15(c).The Distribution Agent shall have reasonable discretion to determine if any Cash Election is not properly made or withdrawn with respect to any share of Company Common Stock (none of the Company, Parent, Merger Sub or the Distribution Agent being under any duty to notify any holder of shares of Company Common Stock of any such defect). In the event the Distribution Agent makes such a determination, such Cash Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Cash Election shall be entitled to receive the Merger Consideration, unless a valid Cash Election Form is thereafter timely delivered and received with respect to such shares of Company Common Stock.

(c) The aggregate amount the Surviving Corporation will pay as a result of Cash Elections will be limited to $1,162,250,000 (the “Maximum Cash Amount”). If the total amount the Surviving Corporation would be required to pay if it paid the Cash Payment Amount with regard to all the shares of Company Common Stock as to which valid Cash Elections are made and not withdrawn would exceed the Maximum Cash Amount, each holder of Company Common Stock who makes a valid Cash Election that is not withdrawn will receive (i) the Cash Payment Amount with regard to the number of shares of Company Common Stock equal to the number of shares as to which the Cash Election was made by such holder, multiplied by a fraction, of which (x) the numerator is the Maximum Cash Amount, and (y) the denominator is (A) the Cash Payment Amount, multiplied by (B) the total number of shares of Company Common Stock as to which valid Cash Elections are made and not withdrawn, and (ii) the Merger Consideration with regard to the remaining shares of Company Common Stock as to which such holder of Company Common Stock made a Cash Election. Parent and the Company, in their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with this Agreement and the DGCL, with respect to the manner and extent to which Cash Elections are to be taken into account in making the determinations pursuant to this Section 1.15(c).

(d) Not more than two business days after the day on which the Effective Time occurs, Parent will deliver to the Distribution Agent cash in the amount equal to the Maximum Cash Amount (or such lesser amount as is necessary to enable the Distribution Agent to distribute the Cash Payment Amount with regard to all the shares of Company Common Stock as to which the Cash Election is validly exercised and not withdrawn). Promptly after the Distribution Agent receives cash as provided in this Section 1.15(d), the Distribution Agent will distribute the cash to the holders of shares Company Common Stock who are entitled to receive it hereunder.

(e) The provisions of the first sentence of Section 1.16(b) and Sections 1.16(d) through (h) will apply to cash and Merger Consideration to which holders of Company Common Stock become entitled under this Section 1.15.

1.16 Delivery of Merger Consideration.

(a) Prior to the Effective Time, Merger Sub will designate a bank or trust company, with the Company’s prior approval (not to be unreasonably withheld, conditioned or delayed), to act as Distribution Agent in connection with the Merger (the “Distribution Agent”). At, or immediately before, the Effective Time, Parent will (i) provide to the Distribution Agent, or instruct the transfer agent for the Parent Class A Stock to deliver to the Distribution Agent upon request, the number of shares of Parent Class A Stock required to be distributed to the holders of Company Common Stock, and (ii) cash in an amount reasonably estimated to be sufficient to enable the Distribution Agent to make all required payments of cash in lieu of fractional shares (and additional cash at later dates to the extent it is required for payments in lieu of fractional shares), in each case in trust for the benefit of the holders of Company Common Stock. Until the Distribution Agent uses funds provided to it to pay cash in lieu of fractional shares, the funds will be invested by the Distribution Agent, as directed by the Surviving Corporation, in short-term obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit or banker’s acceptances issued by commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available). No such investment (or losses thereon) shall affect the amount of the cash in lieu of fractional shares of Parent Class A Stock, or cash pursuant to Section 1.15, payable by Parent to the holders of Company Common Stock pursuant to this Agreement. If, after Parent has delivered shares of Parent Class A Stock to the Distribution Agent, it is reasonably determined that holders of Company Common Stock will be entitled to fewer shares of Parent Class A Stock, less cash in lieu of fractional shares or less cash pursuant to Section 1.15, than the number of shares or amount of cash the Distribution Agent is holding, the Distribution Agent will promptly return the excess shares or cash to Parent. In the event that the number of shares of Parent Class A stock delivered to the Distribution Agent will not be sufficient to pay the Merger Consideration and any dividends and distributions payable under Section 1.16(b), or that the amount of cash distributed to the Distribution Agent and held by the Distribution Agent will not be sufficient to pay for fractional shares of Parent Class A Stock or will not be sufficient to pay for all validly made and not withdrawn Cash Elections (in any case whether because of losses on the funds invested by the Distribution Agent pursuant to this Section 1.16(a) or otherwise), Parent shall deliver (or cause to be delivered) additional shares of Parent Class A Stock and/or additional funds to the Distribution Agent in an amount equal to the deficiency.

(b) The Distribution Agent will be deemed to be the agent for the holders of the Company Common Stock for the purpose of receiving the Merger Consideration, and delivery of shares of Parent Class A Stock to the Distribution Agent will be deemed to be delivery to the holders of the Company Common Stock (except that delivery to the Distribution Agent before the Effective Time will be deemed to be delivery to the holders of the Company Common Stock at the Effective Time). Until they are distributed, the shares of Parent Class A Stock held by the Distribution Agent will be deemed to be outstanding from and after the Effective Time (except that excess shares returned to Parent as provided in Section 1.16(a) will be deemed never to have been outstanding), but the Distribution Agent will not vote those shares or exercise any rights of a stockholder with regard to them. If any dividends or distributions are paid with regard to shares of Parent Class A Stock while they are held by the Distribution Agent, the Distribution Agent will hold the dividends or distributions, uninvested, until shares of Parent Class A Stock are distributed to particular former holders of Company Common Stock, at which time the Distribution Agent will distribute the dividends or distributions that have been paid with regard to those shares of Parent Class A Stock to the former holders of Company Common Stock who are entitled to receive the shares.

(c) Promptly after the Effective Time (but in no event later than two business days after the date on which the Effective Time occurs), the Surviving Corporation will cause the Distribution Agent to mail to each person who was a record holder of Company Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing Company Common Stock (“Certificates”) in order to receive the Merger Consideration, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree. When the Distribution Agent receives either (i) a Certificate, together with a properly completed and executed letter of transmittal and any other documents required thereunder, or (ii) an Agent’s Notice from The Depositary Trust Company (an “Agent’s Notice”) stating that shares of Company Common Stock have been transferred by book entry transfer into an account established by the Distribution Agent for the purpose of receiving Company Common Stock, the Distribution Agent will promptly arrange for the delivery of the applicable Merger Consideration (or a cash payment if required under Section 1.15) to the holder of the shares formerly represented by the Certificate or transferred by book entry to the Distribution Agent’s account or as otherwise directed in the letter of transmittal or the Agent’s Notice.

(d) No interest will be paid or accrued on the Merger Consideration issuable upon the surrender of Certificates or book entry transfer of shares. If Merger Consideration is to be distributed to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the issuance of Merger Consideration to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will no longer represent, and uncertificated shares reflected on the records of the Company’s transfer agent will no longer constitute, stock of the Company, and instead will represent or constitute only the right to receive the Merger Consideration with regard to what had been shares of Company Common Stock (and any dividends paid to holders of record after the Effective Time with regard to the Parent Class A Stock that constitutes the Merger Consideration).

(e) If the Distribution Agent believes, or Parent notifies the Distribution Agent that it believes, that the Distribution Agent is required to withhold any portion of the Merger Consideration (or any cash amount) payable to any person under the Code, or any provision of any state, local or foreign tax law, the Distribution Agent will withhold Merger Consideration with a Closing Date Market Value equal to the sum the Distribution Agent is required (or that the Distribution Agent or Parent believes the Distribution Agent is required) to withhold and Parent will provide the Distribution Agent, in exchange for the withheld Merger Consideration, cash with which to pay the required withholding taxes to the applicable Taxing authorities. Any Merger Consideration that constitutes a compensatory payment to the recipient may, at the direction of the Distribution Agent, be processed through the Surviving Corporation’s payroll system. Any Merger Consideration that is withheld as permitted by this Section 1.16(e) will be deemed to have been distributed to the person from whom it is withheld.

(f) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept, and will instruct the Distribution Agent to accept, an affidavit and indemnification reasonably satisfactory to it instead of the Certificate.

(g) At any time which is more than six months after the Effective Time, Parent may require the Distribution Agent to return to Parent any funds and any shares of Parent Class A Stock which have been provided to the Distribution Agent but have not been disbursed to former holders of Company Common Stock (including, without limitation, dividends received by the Distribution Agent in respect of those shares of Parent Class A Stock), and after the funds and shares have been returned to Parent, former stockholders of the Company must look to Parent for issuance of the Merger Consideration upon surrender of the Certificates that formerly represented, or book entry transfer of, shares of Company Common Stock.

(h) Neither the Surviving Corporation nor the Distribution Agent will be liable to any former stockholder of the Company for any Merger Consideration or cash payment amount which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

(i) After the Effective Time, the Surviving Corporation will not record any transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates or uncertificated shares are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Consideration (which will be paid upon receipt of a properly completed letter of transmittal or an Agent’s Notice and any other documents required thereby).

1.17 Governance Matters. Unless otherwise agreed by the Company and Parent prior to the Effective Time, Scott D. Stowell will be elected to the Parent Board as of immediately following the Effective Time; provided, however, that if Scott D. Stowell is unable or unwilling to serve as a director on the Parent Board immediately following the Effective Time, the Company Board may select another individual to serve on the Parent’s Board as of immediately following the Effective Time, such person to be reasonably acceptable to the Nominating and Corporate Governance Committee of Parent’s Board.

ARTICLE 2

CLOSING DATE AND EFFECTIVE TIME OF MERGER

2.1 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on the day (the “Closing Date”) that is the first business day after the later of (a) the day on which the later of the stockholder approvals described in Sections 5.1 and 5.2 is obtained, or (b) the earliest day on which all the conditions in Sections 5.1 and 5.2, other than conditions which are expected to be fulfilled on the Closing Date, have been fulfilled or waived (to the extent permitted by law, and subject to such fulfillment or waiver at the Closing). The Closing will take place by an electronic exchange of documents (unless either the Company or Parent requests a physical Closing, in which case the Closing will take place at the offices of Goodwin Procter, LLP, 620 Eighth Avenue, New York, NY or another place agreed to by the Company and Parent). The Closing Date and the time and place of the Closing (if there is a physical Closing) may be changed with the written consent of the Company and Parent.

2.2 Execution of Certificate of Merger. Not later than 3:00 p.m. Eastern time on the day before the expected Closing Date, Merger Sub and the Company will each execute a certificate of merger (the “Certificate of Merger”) substantially in the form of Exhibit 2.2 and deliver it to Goodwin Procter LLP for filing with the Secretary of State of Delaware. If all the conditions in Article 5 are fulfilled or waived (to the extent permitted by law) and all the documents required to be delivered at the Closing are delivered as contemplated by this Agreement, on the Closing Date Merger Sub will cause the Certificate of Merger to be filed with the Secretary of State of Delaware.

2.3 Effective Time of the Merger. The Merger will become effective at 11:59 p.m. Eastern time on the day on which the Certificate of Merger is filed with the Secretary of State of Delaware or at such other time as the Company and Parent shall agree in writing and shall specify in the Certificate of Merger (that being the “Effective Time”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as disclosed or reflected in (a) documents filed by the Company with the Securities and Exchange Commission (the “SEC”) at least two business days before the date of this Agreement (other than disclosures regarding future risks made under the caption “Risk Factors” or disclosures constituting forward looking statements that were the subject of disclaimers) or (b) a section of the disclosure letter delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement, subject to obtaining the Company Stockholder Approval. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than obtaining the Company Stockholder Approval and the filing of appropriate Merger documentation as required by the DGCL, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

(c) Without limiting what is said in Section 3.1(b), the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its stockholders, (ii) adopted this Agreement and approved the transactions contemplated by it, including the Merger, and declared that this Agreement and the Merger are advisable, and (iii) resolved to recommend that the Company’s stockholders vote all the shares of Company Common Stock they own, or as to which they for any other reason have voting power, in favor of adopting this Agreement and approving the Merger; provided, that such recommendation was made subject to the understanding that the Company Board may effect a Company Adverse Recommendation Change if one is permitted by Section 4.8 hereof. The determinations and recommendations of the Company Board described in the first sentence of this Section 3.1(c) were made after the Company Board received and considered an opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), as financial adviser to the Company, to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the Company’s stockholders.

(d) Assuming that the Company Stockholder Approval is obtained, if the consents described in Section 3.1(e) and in Section 3.1-D of the Company Disclosure Letter are obtained, neither the execution and delivery of this Agreement by the Company or of any document to be delivered by the Company in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or other governmental agency or any other regulatory or quasi-regulatory organization having jurisdiction over the Company or any of its subsidiaries, except violations, breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect upon the Company. As used in this Agreement, the term “Material Adverse Effect” upon a company means a material adverse effect upon (i) the consolidated financial position, results of operations, assets, business or operations of the applicable company and its subsidiaries, taken as a whole or (ii) the ability of the applicable company to consummate the Merger and the other transactions contemplated by this Agreement without material delay or impairment; provided, however, that the following shall not constitute, either alone or in combination, a “Material Adverse Effect” or be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) changes in the economy or financial, credit or capital markets of the United States of America (the “United States”) in general, including changes in interest rates and availability and cost of borrowings or other costs of financing, (B) changes generally affecting the industry or industries in which that company or its subsidiaries conduct their businesses, (C) changes in applicable law, (D) changes in generally accepted accounting principles or interpretations of them, (E) changes in global or national political conditions (including the outbreak or escalation of war or acts of terrorism) or any natural disaster, (F) changes attributable to the execution, public disclosure or performance of this Agreement or the announcement, pendency or consummation of the transactions contemplated by it, including the institution of litigation relating to or arising from the transactions that are the subject of this Agreement, and the impact of the execution, disclosure or performance of this Agreement on relationships, contractual or otherwise, with suppliers, customers, employees, Governmental Authorities, business partners or similar relationships, (G) the performance by the applicable company or any of its subsidiaries of its obligations under this Agreement, (H) any action taken with the written consent of the other party or that is required by the terms of this Agreement, (I) any failure to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance (but not the facts or circumstances underlying or giving rise to such failure), (J) with respect to the Company, (x) any items set forth in the Company Disclosure Letter, or (y) any change, in and of itself, in the trading price or trading volume of Company Common Stock on the NYSE, or (K) with respect to Parent, (x) any items set forth in the Parent Disclosure Letter or (y) any change, in and of itself, in the trading price of either class of Parent Stock on the NYSE; except to the extent that the effect of a change described in one or more of clauses (A) through (E) materially disproportionately adversely affects the applicable company and its subsidiaries, taken as a whole, as compared to other companies engaged in similar businesses, and then only to the extent of such disproportionality.

(e) Except as set forth in Section 3.1-E of the Company Disclosure Letter, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than (i) the termination or expiration of waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the SEC of the Joint Proxy Statement and any reports relating to the Merger required to be filed under the Exchange Act and the rules under it or and any other applicable state or federal securities, takeover and “blue sky” laws, and (iv) such other filings, authorizations, approvals consents or other action, the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect upon the Company, are required to permit the Company to fulfill all its obligations under this Agreement.

(f) The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(g) The only authorized stock of the Company is 600,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on October 23, 2017 (the “Measurement Time”), the only outstanding stock of the Company was not more than 111,500,000 shares of Company Common Stock. All those shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Section 3.1-G of the Company Disclosure Letter, at the date of this Agreement, the Company has not issued any options, warrants or convertible or exchangeable securities, or any stock units, which are outstanding, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock.

(h) Except as shown in Section 3.1-H of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any agreement regarding the voting of shares of Company Common Stock or committing the Company to register shares of Company Common Stock under the Securities Act of 1933, as amended (the “Securities Act”). No holder of Company Common Stock or other securities of the Company is entitled under the Company’s certificate of incorporation or By-Laws, or under any agreement to which the Company or any of its subsidiaries is a party, to preemptive rights with regard to Company Common Stock or any other securities issued by the Company.

(i) The Company and the Company Board have done all things necessary so that (i) neither the execution of this Agreement nor the Merger or any other transaction that is the subject of this Agreement will give any holder of Preferred Share Rights any right to exercise those Preferred Stock Rights or any other rights with regard to the Preferred Share Rights, and (ii) neither Parent nor Merger Sub will be a “15% Stockholder” for purposes of the Rights Agreement or the Preferred Share Rights.

(j) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Company 10-K”) which was filed with the Securities and Exchange Commission (“SEC”), and Section 3.1-J of the Company Disclosure Letter, together contain a complete list of all the corporations and other entities of which, at the date of this Agreement, the Company owns directly or indirectly more than 50% of the equity measured by value or power to vote in the election of directors or persons performing similar functions (each corporation or other entity of which a company owns directly or indirectly more than 50% of the equity being a “subsidiary” of that company), other than subsidiaries that, taken together, do not constitute a significant subsidiary as that term is defined in Rule 1-02(w) of SEC Regulation S-X (a “Significant Subsidiary”). Except as to subsidiaries that taken together do not constitute a Significant Subsidiary and are not otherwise material to the Company and its subsidiaries taken together, each subsidiary of the Company has been duly organized and is validly existing and, to the extent the concept is applicable, in good standing under the laws of the jurisdiction in which it was formed, all the shares of stock or other equity interests in each of those subsidiaries that are directly or indirectly owned by the Company have been duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, are fully paid and non-assessable, none of those shares or other equity interests is subject to any preemptive rights, and neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or transfer any shares of or other equity interests in any subsidiary of the Company, and there are no registration covenants or transfer or voting restrictions with respect to any shares of or other equity interests in any of the Company’s subsidiaries.

(k) Except (i) as shown in Section 3.1-K of the Company Disclosure Letter, (ii) as described in the Company 10-Q, (iii) as required pursuant to any joint venture arrangements entered into after June 30, 2017, or (iv) as part of the normal conduct of business of the Company, at the date of this Agreement, neither the Company nor any subsidiary has any actual or contingent obligation to make, after the date of this Agreement, an equity investment in any entity (other than the Company’s wholly owned subsidiaries), whether by purchasing equity securities of the entity, making contributions to the capital of the entity, paying sums owed by the entity (as a guarantor of the entity’s obligations or otherwise) or in any other manner.

(l) Since January 1, 2014, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules under either of them.

(m) When the Company 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017 (the “Company 10-Q”) were filed with the SEC, each of them, including the documents incorporated by reference in each of them, contained in all material respects all the information required to be included in it and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Company 10-K all were prepared, and the financial information included in the Company 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and, except that interim financial information included in the Company 10-Q does not contain all the notes required with regard to financial statements prepared in accordance with GAAP and is subject to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate.

(n) The Company maintains a system of internal accounting controls that meets the requirements of Section 13(b)(2)(B) of the Exchange Act and maintains “disclosure controls and procedures” and a system of “internal control over financial reporting” (each as defined in SEC Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that meets the requirements of SEC Rule 13a-15 and SEC Rule 15d-15, as applicable, under the Exchange Act. Since January 1, 2014, the Company has not reported any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which have not been remedied.

(o) At the date of this Agreement, neither the Company nor any of its subsidiaries has any material liabilities, contingent or otherwise, that would be required to be reflected on, or disclosed in notes to, consolidated financial statements of the Company and its subsidiaries prepared in accordance with GAAP, other than (i) liabilities reflected on or reserved against in the balance sheet included in the Company 10-Q, (ii) liabilities under borrowing arrangements disclosed in the notes to the financial statements in the Company 10-K or to the financial information in the Company 10-Q, (iii) contingent obligations disclosed in the management’s discussion and analysis of financial condition and results of operations included in the Company 10-K or the Company 10-Q, and (iv) payables and other liabilities arising in the ordinary course of business of the Company and its subsidiaries or their respective businesses since June 30, 2017.

(p) Since June 30, 2017 through the date of this Agreement, except for entry into this Agreement and the transactions contemplated hereby, (i) the Company and its subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice, and (ii) nothing has occurred or condition exists that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(q) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the homes sold by the Company and its subsidiaries have at all times complied in all material respects with all applicable building codes or similar codes then in effect, (ii) there are no pending vendor recalls of which the Company has been notified or otherwise is aware of products incorporated in homes built by the Company or its subsidiaries, and (iii) neither the Company nor any of its subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes built by the Company or its subsidiaries.

(r) The assets of the Company and its subsidiaries are sufficient in all material respects at the date of this Agreement to enable the Company and its subsidiaries to carry out their businesses as they are being conducted at the date of this Agreement.

(s) The Company and each of its subsidiaries has at all times since January 1, 2014 complied, and currently is complying, with all applicable laws, except for such failures to comply that individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(t) The Company and its subsidiaries have all governmental and non-governmental licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except such licenses or permits the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(u) Neither the Company nor any of its subsidiaries is a party to (i) any legal proceeding that the Company would be required to disclose under Item 103 of SEC Regulation S-K in a filing by it at the date of this Agreement to which that Item applied, other than legal proceedings disclosed in the Company 10-K, the Company 10-Q or a Current Report on Form 8-K (“Form 8-K”) filed with the SEC since June 30, 2017 through the date hereof, or (ii) any legal proceeding pending at the date of this Agreement which seeks to prevent or delay the Company from completing the transactions contemplated by this Agreement, nor, to the knowledge of the Company, has any such legal proceeding or governmental proceeding been threatened in writing.

(v) With regard to Taxes:

(i) The Company and each of its subsidiaries has filed when due (taking account of extensions) all income, withholding and other Tax Returns which it has been required to file (other than Tax Returns relating to Tax liabilities that are not, in aggregate, material to the Company and its subsidiaries taken as a whole) and has paid all Taxes shown on those returns to be due. Those Tax Returns are correct and complete in all material respects and accurately reflect in all material respects all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at June 30, 2017, included in the Company 10-Q.

(ii) The Company and its subsidiaries have paid over to the proper taxing authorities all sums they have been required to withhold and pay over.

(iii) Neither the Company nor any of its subsidiaries has within the five years preceding the date of this Agreement been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(iv) No jurisdiction in which the Company or any of its subsidiaries does not file Tax returns has asserted that the Company or a subsidiary that does not file Tax returns in that jurisdiction may be liable for income or franchise Tax in that jurisdiction.

(v) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(vi) Except as shown in Section 3.1-V of the Company Disclosure Letter, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings in any jurisdiction with regard to Taxes are presently pending or have been threatened in writing by any Taxing authority with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) neither the Company nor any subsidiary is liable as a transferee, a successor or otherwise for any Tax incurred by any other person (other than liabilities of members of the affiliated group of which the Company is or was the common parent for taxes resulting from activities of other members of that affiliated group), (vii) neither the Company nor any subsidiary has any liability for Taxes of any person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of United States state or local or non-United States law), (viii) the Company is not required to include in income any deferred items, including without limitation any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, and the Internal Revenue Service is not seeking to cause the Company to make a change in accounting method, (ix) neither the Company nor any subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (x) neither the Company nor any of its subsidiaries has entered into a “closing agreement” as described in Section 7121 of the Code, and (xi) there is no material intercompany income or gain, or any excess loss account, which may in the future become taxable to the Company, whether on disposition of particular subsidiaries or otherwise. For the purposes of this Agreement, the term “Taxes” means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term “Tax Return” means any report, return, declaration or other information supplied, or required to be supplied, to a taxing authority in connection with Taxes.

(w) Except as disclosed in the Company 10-K or the Company 10-Q, there has not been during the three year period ending on the date of this Agreement, and there will not be between the date of this Agreement and the Effective Time, any event or condition that, under Section 382 of the Code, could result in a limitation on the amount of the net operating loss carryforward of the Company that can be deducted in any year.

(x) Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on the Company, the Company and its subsidiaries own all their assets free and clear of any liens or encumbrances, other than liens securing indebtedness reflected on the balance sheet included in the Company 10-Q or incurred in the ordinary course of business since June 30, 2017, other liens or encumbrances that do not interfere with the use by the Company and its subsidiaries of their respective assets for the purposes for which they were acquired or as the Company otherwise anticipates that they may be used, or Permitted Liens.

(y) Without limiting the representations and warranties in Section 3.1(x), except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Company, as of the date hereof, (i) with regard to all real property described in the Company Form 10-K as being owned by the Company and its subsidiaries, or which has been acquired by the Company since December 31, 2016, which has not been sold in the ordinary course (which may include bulk sales as part of ongoing business activities) since December 31, 2016, the Company or a subsidiary has good and valid title to the real property, free and clear of any liens or encumbrances, other than liens securing indebtedness reflected on the balance sheet included in the Company 10-Q, liens incurred in the ordinary course of business since June 30, 2017, Permitted Liens or other liens or encumbrances that do not interfere with the use by the Company of the real property for the purposes for which it was acquired or as the Company otherwise anticipates it may be used, and (ii) with regard to options or agreements to purchase real property described in the Company Form 10-K or to which the Company or subsidiaries have become parties since December 31, 2016, except to the extent options have been exercised or the real property that is the subject of purchase agreements has been acquired since December 31, 2016, the options and purchase agreements all remain in effect and no other party to an option or purchase agreement has the right, because of anything the Company or a subsidiary has done or failed to do, to terminate it, or to change the terms on which the Company or its subsidiary has the right to purchase the real property to which it relates in a manner not specifically contemplated by the contract terms, and (iii) with regard to real property that is occupied by the Company under leases (including leased properties and buildings and leased space), (w) each lease is a valid and binding agreement, enforceable by the Company or a subsidiary in accordance with its terms, (x) each lease is in full force and effect, (y) the Company or its subsidiary that is a party to the lease has fulfilled in all material respects all its obligations under the lease, and (z) the lessor has not informed the Company or its subsidiary that is a party to the lease that the lessor believes the Company or its subsidiary is in default of any of its obligations under the lease or that the lessor intends to attempt to terminate the lease before its expiration date or to modify the lease in a manner not specifically contemplated by the lease terms. No real property owned or leased by the Company is the subject of any pending or, to the knowledge of the Company threatened, condemnation proceeding or other proceeding in which somebody is attempting to acquire possession of real property owned or leased by the Company or a subsidiary, other than suits in the ordinary course of business, or suits which otherwise in aggregate are not material to the Company and its subsidiaries taken as a whole.

(z) Except as set forth in Section 3.1-Z to the Company Disclosure Letter, or as would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they are being conducted on the date of this Agreement without violating any Environmental Laws, (ii) neither the Company nor any of its subsidiaries has received any notice of material noncompliance or material liability under any Environmental Law during the past three years, (iii) neither the Company nor any of its subsidiaries has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no environmental condition on any property owned or leased by the Company or a subsidiary, and there was no environmental condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that could result in present or future liability to the Company or a subsidiary under any Environmental Law or give rise to a present or future requirement under Environmental Law for the Company or a subsidiary to remediate any environmental condition on any property currently or formerly owned, leased or occupied by it, and (iv) neither the Company nor any of its subsidiaries is subject to any order of any court or governmental agency requiring the Company or any of its subsidiaries to take, or refrain from taking, any actions in order to comply with any Environmental Law and no proceeding seeking such an order is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries. As used in this Agreement, (A) the term “Environmental Law” means any United States or other national, state or local law, regulation, ordinance, or other legally enforceable requirement of a Governmental Authority relating to protection of the environment or to protection of human health from environmental conditions, (B) the term “hazardous materials” means material, substance, mixture or waste that is defined, listed or regulated as “hazardous,” “toxic”, “radioactive,” a “pollutant” or a “contaminant” (or terms of similar intent or meaning) under Environmental Laws, including petroleum and petroleum by-products, asbestos or asbestos containing materials, or urea formaldehyde insulation, polychlorinated biphenyls, flammable or explosive substances, or pesticides, and (C) the term “environmental condition” means the release, disposal, discharge, injection, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal or migration, of any hazardous materials.

(aa) The Company and its subsidiaries own or have licenses entitling them to, or otherwise have all necessary rights to, use all trademarks, trade names, designs and other intellectual property that they use in their operations, other than intellectual property that they could discontinue using without there being a Material Adverse Effect on the Company, and neither the Company nor any of its subsidiaries has received a claim in writing from any person during the past three years or, to the Company’s knowledge, received any notice that it is infringing or violating any intellectual property rights of any other persons that could result in a material liability to the Company and its subsidiaries, taken as a whole or loss of the ability to use intellectual property rights of any other persons that are material to Parent and its subsidiaries.

(bb) With regard to each of the Company Material Contracts, except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect upon the Company, (w) the contract is a valid and binding agreement, is in full force and effect, and is enforceable by the Company subject to the Enforceability Exceptions, (y) the Company or its subsidiary that is a party to the contract has fulfilled in all material respects all its obligations under the contract required to be fulfilled as of the date of this Agreement, and (z) as of the date hereof, no other party to the contract has informed the Company or its subsidiary that is a party to the contract, in writing, that the other party believes the Company or such subsidiary is in default of any of its obligations under the contract or that the other party intends to attempt to terminate the contract before its expiration date or to modify the contract in a manner not specifically contemplated by the contract terms. For the purposes of this Agreement, the term “Company Material Contract” means with regard to the Company and its subsidiaries:

(i) A “material contract” as that term is used in Item 601(b)(10) of SEC Regulation S-K applied to the Company.

(ii) A contract that is material with regard to the results of operations or financial condition of the Company and its subsidiaries taken as a whole.

(iii) A non-competition or similar agreement that after the Effective Time would prevent in any material respect Parent or any of its subsidiaries, including the Surviving Corporation or its subsidiaries, from engaging in any business in any geographic area.

(iv) A non-solicitation or similar agreement after the Effective Time would restrict or prevent Parent or any of its subsidiaries, including the Surviving Corporation or its subsidiaries, from offering employment to any person.

(v) An agreement of a type not described in any of clauses (i) through (iv) the termination of which would reasonably be expected to have a Material Adverse Effect on the Company

(but excluding in each case real property agreements, which are addressed exclusively in Section 3.1(y)).

(cc) As of the date of this Agreement, no unions represent any employees of the Company or any of its subsidiaries. To the knowledge of the Company, no union is attempting to organize or otherwise become the bargaining representative for any employees of the Company or any of its subsidiaries. Section 3.1-CC of the Company Disclosure Letter is a complete list, as of the date hereof, of (i) all written employment agreements to which the Company or any of its subsidiaries is a party (other than employment agreements between the Company or any of its subsidiaries and executive officers or other employees that (y) provide for a base salary and other guaranteed compensation as to any employee of less than $200,000 per year, or (z) can be terminated by the Company or its subsidiaries within 90 days without payment of a termination fee or similar sum) and (ii) all material “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) maintained or sponsored by the Company or any of its subsidiaries for the benefit of any employees or former employees of the Company or any of its subsidiaries.

(dd) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (x) each employee benefit plan listed in Section 3.1-CC of the Company Disclosure Letter which is required to be registered with, or approved by, a governmental agency, has been so registered with or approved by that governmental agency, (y) each employee benefit plan listed in Section 3.1-CC of the Company Disclosure Letter has been maintained in all material respects in accordance with its terms and any applicable provisions of law (including, if applicable, ERISA and the Code), and (z) no plan listed in Section 3.1-CC of the Company Disclosure Letter is a “defined benefit plan” as to which there is an unfunded benefit liability.

(ee) Except as shown in Section 3.1-EE of the Company Disclosure Letter, there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an “Excess Parachute Payment,” as that term is used in Section 280G of the Code, as a result of the Merger, or payment by the Company or any of its subsidiaries (including the Surviving Corporation after the Effective Time) that will not be deductible because of Section 162(m) of the Code.

(ff) Neither the Company nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended, or to be registered under the Investment Advisers Act of 1940, as amended.

(gg) Neither the Company nor any of its subsidiaries owns any shares of Parent Stock and, at the time immediately preceding the execution of this Agreement, neither the Company nor any of its “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) was or had been within the prior three years, with respect to Parent, an “interested stockholder” of Parent, as such term is defined in Section 203 of the DGCL. Assuming the representation and warranty of Parent and Merger Sub in Section 3.2(ff) with respect to Section 203 of the DGCL is true and correct, no “business combination,” “control share acquisition,” “fair price” or other form of state antitakeover law, or any similar provision of the Company’s certificate of incorporation or bylaws or any similar provision of any agreement to which the Company is a party, applies to the execution of this Agreement, the Merger or any other transaction contemplated by this Agreement.

(hh) The operations of the Company and its subsidiaries are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and all other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no proceeding by or before any Governmental Authority alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened in writing.

(ii) To the knowledge of the Company, neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on behalf of the Company or any of its subsidiaries, has (i) violated the Foreign Corrupt Practices Act, as amended, or any similar foreign or state legal requirement, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated, or operated in a manner that does not comply with, any export restrictions, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

(jj) The Company and each of its subsidiaries is presently insured, and during each of the past three calendar years (or during such lesser period of time as the Company has owned a particular subsidiary) has been insured, for commercially reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in similar businesses would, in accordance with good business practice, customarily be insured.

(kk) On the day the Joint Proxy Statement is mailed to the Company’s stockholders, and on the day of the Company Stockholders Meeting, the Joint Proxy Statement will not contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated in it or necessary in order to make the statements in it, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Company Stockholders Meeting or the solicitation of proxies to be used at the Company Stockholders Meeting. However, the Company does not make any representations or warranties with respect to information supplied by Parent or Merger Sub, or supplied on their behalf or by any of their affiliates or representatives, for inclusion in the Joint Proxy Statement. None of the information supplied by the Company for inclusion in the Registration Statement or the Joint Proxy Statement, or incorporated in the Registration Statement or the Joint Proxy Statement by reference to a document filed by the Company with the SEC, will, at the time the Registration Statement becomes effective, at the time the Joint Proxy Statement is distributed to the holders of the Company Common Stock or Parent Stock, or at the time of either Stockholders Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the information supplied by the Company, or incorporated by reference to a document filed by the Company with the SEC, in light of the circumstances under which it was included in the incorporated document, not misleading.

3.2 Representations and Warranties of Parent and Merger Sub.    Except as disclosed or reflected in (a) documents filed by the Company with the SEC at least two business days before the date of this Agreement (other than disclosures regarding future risks made under the caption “Risk Factors” or disclosures constituting forward looking statements that were the subject of disclaimers) or (b) a section of the disclosure letter delivered by Parent to the Company in connection with the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each represents and warrants to the Company as follows:

(a) Parent and Merger Sub each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Parent and Merger Sub each has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval. All corporate actions necessary to authorize Parent and Merger Sub to enter into this Agreement and carry out the transactions contemplated by it, other than obtaining the Parent Stockholder Approval and the filing of a Certificate of Amendment increasing the number of shares of Parent Class A Stock that Parent is authorized to issue and appropriate Merger documentation as required by the DGCL, have been taken. This Agreement has been duly executed by each of Parent and Merger Sub and is a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(c) Without limiting what is said in Section 3.2(b), the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by it are fair to and in the best interests of Parent and its stockholders, (ii) adopted this Agreement and approved the transactions contemplated by it, including the Merger, and declared that this Agreement and the Merger are advisable, and (iii) resolved to recommend that Parent’s stockholders vote all the shares of Parent Class A or Class B common stock they own, or as to which they for any other reason have voting power, in favor of adopting this Agreement and approving the Parent Stockholder Matters; provided, that such recommendation was made subject to the understanding that the Parent Board may effect a Parent Adverse Recommendation Change if one is permitted by Section 4.9. The Board of Directors of Merger Sub has approved this Agreement and the transactions contemplated by it, including the Merger, and has declared this Agreement to be advisable, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated by it, including the Merger.

(d) Assuming the Parent Stockholder Approval is obtained, if the consents described in Section 3.2-D of the Parent Disclosure Letter are obtained, neither the execution and delivery of this Agreement by Parent and Merger Sub or of any document to be delivered by Parent and Merger Sub in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of Parent, any agreement or instrument to which Parent or any subsidiary of Parent is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or other governmental agency or any other regulatory or quasi-regulatory organization having jurisdiction over Parent or any of its subsidiaries, except violations, breaches or defaults that, individually or in aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect upon Parent before or after the Merger.

(e) No governmental filings, authorizations, approvals or consents, or other governmental action, other than (i) the termination or expiration of waiting periods under the HSR Act, if any, (ii) the filing of a Certificate of Amendment relating to the Parent Certificate Amendment with the Secretary of State of the State of Delaware, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Registration Statement with the SEC and its becoming effective under the Securities Act, (v) the filing with the SEC of such reports and such other compliance as may be required under the Exchange Act and the rules under it and any other applicable state or federal securities, takeover and “blue sky” laws, and (vi) such other filings, authorizations, approvals, consents or other action, the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, are required to permit Parent and Merger Sub to fulfill all their obligations under this Agreement.

(f) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not, and on the Effective Time will not have, engaged in any activities or incurred, directly or indirectly, any obligations or liabilities, except the activities relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement. Merger Sub is directly and wholly owned by Parent. Parent has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements, other than this Agreement, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Merger Sub or Parent to issue or sell any equity interest in Merger Sub.

(g) Parent and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect upon Parent.

(h) At the date of this Agreement, the only authorized stock of Parent is 300,000,000 shares of Parent Class A Stock, 90,000,000 shares of Class B common stock, par value $0.10 per share, 100,000,000 shares of participating preferred stock, par value $0.10 per share, and 500,000 shares of preferred stock, par value $10.00 per share. At the Measurement Time, the only outstanding stock of Parent is not more than 204,500,000 shares of Parent Class A Stock and not more than 31,350,000 shares of Class B common stock. All those shares, and all outstanding shares of capital stock of Merger Sub, have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Section 3.2-H of the Parent Disclosure Letter, at the date of this Agreement, Parent has not issued any options, warrants or convertible or exchangeable securities, or any stock units, which are outstanding, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Parent to issue or sell any of its stock.

(i) Neither Parent nor any of its subsidiaries is a party to any agreement regarding the voting of shares of Parent Stock or, except for this Merger Agreement, committing Parent to register shares of Parent Stock under the Securities Act. No holder of Parent Stock or other securities of Parent is entitled under Parent’s certificate of incorporation or bylaws, or under any agreement to which Parent or any of its subsidiaries is a party, to preemptive rights with regard to Parent Stock or any other securities issued by Parent.

(j) Parent is not party to a rights agreement, poison pill or similar agreement, plan or arrangement that could entitle any person to acquire stock of Parent or any subsidiary as a result of the execution of this Agreement, the Merger or the consummation of any other transaction that is contemplated by this Agreement.

(k) Exhibit 21.1 to Parent’s Annual Report on Form 10-K for the year ended November 30, 2016 (the “Parent 10-K”) which was filed with the SEC, and Section 3.2-K of the Parent Disclosure Letter, together contain a complete list of all the corporations and other entities which at the date of this Agreement are subsidiaries of Parent, other than subsidiaries that, taken together, do not constitute a Significant Subsidiary. Except as to subsidiaries that taken together do not constitute a Significant Subsidiary and are not otherwise material to Parent and its subsidiaries taken together, each subsidiary of Parent has been duly organized and is validly existing and, to the extent the concept is applicable, in good standing under the laws of the jurisdiction in which it was formed, all the shares of stock or other equity interests in each of those subsidiaries that are directly or indirectly owned by Parent have been duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, are fully paid and non-assessable, none of those shares or other equity interests is subject to any preemptive rights, and neither Parent nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Parent or any subsidiary to issue or transfer any shares of or other equity interests in any subsidiary of Parent, and there are no registration covenants or transfer or voting restrictions with respect to any shares of or other equity interests in any of Parent’s subsidiaries.

(l) Except (i) as shown in Section 3.2-L of the Parent Disclosure Letter, (ii) as described in Parent’s Quarterly Report on Form 10-Q for the period ended August 31, 2017 (the “Parent 10-Q”), (iii) as required pursuant to any joint venture arrangements entered into after August 31, 2017, or (iv) as part of the normal conduct of business by subsidiaries of Parent, neither Parent nor any subsidiary has any actual or contingent obligation to make, after the date of this Agreement, an equity investment in any entity (other than Parent’s wholly owned subsidiaries), whether by purchasing equity securities of the entity, making contributions to the capital of the entity, paying sums owed by the entity (as a guarantor of the entity’s obligations or otherwise) or in any other manner.

(m) Since January 1, 2014, Parent has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act, the Exchange Act or the rules under either of them.

(n) When the Parent 10-K and the Parent 10-Q were filed with the SEC, each of them, including the documents incorporated by reference in each of them, contained in all material respects all the information required to be included in it and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in Parent 10-K all were prepared, and the financial information included in Parent 10-Q was derived from financial statements which were prepared, in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, except that interim financial information included in Parent 10-Q does not contain all the notes required with regard to financial statements prepared in accordance with GAAP and is subject to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition and the consolidated results of operations of Parent and its subsidiaries at the dates, and for the periods, to which they relate.

(o) Parent maintains a system of internal accounting controls that meets the requirements of Section 13(b)(2)(B) of the Exchange Act and maintains “disclosure controls and procedures” and a system of “internal control over financial reporting” that meets the requirements of SEC Rule 13a-15 and SEC Rule 15d-15, as applicable, under the Exchange Act. Since January 1, 2014, Parent has not reported any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which have not been remedied.

(p) Except as shown in Section 3.2-P of the Parent Disclosure Letter, at the date of this Agreement, neither Parent nor any of its subsidiaries has any material liabilities, contingent or otherwise, that would be required to be reflected on, or disclosed in notes to, consolidated financial statements of Parent and its subsidiaries prepared in accordance with GAAP, other than (i) liabilities reflected on or reserved against in the balance sheet included in Parent 10-Q, (ii) liabilities under borrowing arrangements disclosed in the notes to the financial statements in Parent 10-K or to the financial information in Parent 10-Q, (iii) contingent obligations disclosed in the management’s discussion and analysis of financial condition and results of operations included in Parent 10-K or Parent 10-Q, or (iv) payables and other liabilities arising in the ordinary course of business of Parent and its subsidiaries of their respective businesses since August 31, 2017.

(q) Since August 31, 2017, except for entry into this Agreement and the transactions contemplated hereby, through the date of this Agreement, (i) Parent and its subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice, and (ii) nothing has occurred or condition exists that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(r) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (i) the homes sold by Parent and its subsidiaries have at all times complied in all material respects with all applicable building codes or similar codes then in effect, (ii) there are no pending vendor recalls of which Parent has been notified or otherwise is aware of products incorporated in homes built by the Company or its subsidiaries, and (iii) neither Parent nor any of its subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes built by Parent or its subsidiaries.

(s) Parent and each of its subsidiaries has at all times since January 1, 2014 complied, and currently is complying, with all applicable laws, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on Parent.

(t) Parent and its subsidiaries have all governmental and non-governmental licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except such licenses or permits the lack of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(u) Neither Parent nor any of its subsidiaries is a party to (i) any legal proceeding that Parent would be required to disclose under Item 103 of SEC Regulation S-K in a filing by it at the date of this Agreement to which that Item applied, other than legal proceedings disclosed in the Parent 10-K, the Parent 10-Q or a Form 8-K filed with the SEC since August 31, 2017 through the date hereof, or (ii) any legal proceeding which seeks to prevent or delay Parent from completing the transactions contemplated by this Agreement, nor, to the knowledge of Parent, has any such legal proceeding or governmental proceeding been threatened in writing.

(v) With regard to Taxes:

(i) Parent and each of its subsidiaries has filed when due (taking account of extensions) all income, withholding and other Tax Returns which it has been required to file (other than Tax Returns relating to Tax liabilities that are not, in aggregate, material to Parent and its subsidiaries taken as a whole) and has paid all Taxes shown on those returns to be due. Those Tax Returns are correct and complete in all material respects and accurately reflect in all material respects all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by Parent or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at August 31, 2017, included in Parent 10-Q.

(ii) Parent and its subsidiaries have paid over to the proper taxing authorities all sums they have been required to withhold and pay over.

(iii) Neither Parent nor any of its subsidiaries has within the five years preceding the date of this Agreement been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(iv) No jurisdiction in which Parent or any of its subsidiaries does not file Tax returns has asserted that Parent or a subsidiary that does not file Tax returns in that jurisdiction may be liable for income or franchise Tax in that jurisdiction.

(v) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(vi) Except as shown in Section 3.2-V of the Parent Disclosure Letter, (i) no extension of time given by Parent or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against Parent or any of its subsidiaries or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings in any jurisdiction with regard to Taxes are presently pending or have been threatened in writing by any Taxing authority with regard to Parent or any of its subsidiaries, (iv) neither Parent nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither Parent nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) neither Parent nor any subsidiary is liable as a transferee, a successor or otherwise for any Tax incurred by any other person (other than liabilities of members of the affiliated group of which Parent is or was the common parent for taxes resulting from activities of other members of that affiliated group), (vii) neither Parent nor any subsidiary has any liability for Taxes of any person other than Parent under Treasury Regulation Section 1.1502-6 (or any similar provision of United States state or local or non-United States law), (viii) Parent is not required to include in income any deferred items, including without limitation any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, and the Internal Revenue Service is not seeking to cause Parent to make a change in accounting method, (ix) neither

Parent nor any subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (x) neither Parent nor any of its subsidiaries has entered into a “closing agreement” as described in Section 7121 of the Code, and (xi) there is no material intercompany income or gain, or any excess loss account, which may in the future become taxable to Parent, whether on disposition of particular subsidiaries or otherwise.

(w) Except as disclosed in the Parent 10-K, there has not been during the three year period ending on the date of this Agreement, and there will not be between the date of this Agreement and the Effective Time, any event or condition that, under Section 382 of the Code, could result in a limitation on the amount of the net operating loss carryforward of Parent that can be deducted in any year.

(x) Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on Parent, Parent and its subsidiaries own all their assets free and clear of any liens or encumbrances, other than liens securing indebtedness reflected on the balance sheet included in the Parent 10-Q or incurred in the ordinary course of business since August 31, 2017, other liens or encumbrances that do not interfere with the use by Parent and its subsidiaries of their respective assets for the purposes for which they were acquired or as Parent otherwise anticipates that they may be used, or Permitted Liens.

(y) Without limiting the representations and warranties in Section 3.2(x), except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, as of the date hereof, (i) with regard to all real property described in Parent Form 10-K as being owned by Parent and its subsidiaries, or which has been acquired by Parent since November 30, 2016, which has not been sold in the ordinary course (which may include bulk sales as part of ongoing business activities) since November 30, 2016, Parent or a subsidiary has good and valid title to the real property, free and clear of any liens or encumbrances, other than liens securing indebtedness reflected on the balance sheet included in Parent 10-Q, liens incurred in the ordinary course of business since August 31, 2017, Permitted Liens or other liens or encumbrances that do not interfere with the use by Parent of the real property for the purposes for which it was acquired or as Parent otherwise anticipates it may be used, and (ii) with regard to options or agreements to purchase real property described in Parent Form 10-K or to which Parent or subsidiaries have become parties since November 30, 2016, except to the extent options have been exercised or the real property that is the subject of purchase agreements has been acquired since November 30, 2016, the options and purchase agreements all remain in effect and no other party to an option or purchase agreement has the right, because of anything Parent or a subsidiary has done or failed to do, to terminate it, or to change the terms on which Parent or its subsidiary has the right to purchase the real property to which it relates in a manner not specifically contemplated by the contract terms, and (iii) with regard to real property that is occupied by Parent under leases (including leased properties and buildings and leased space), (w) each lease is a valid and binding agreement, enforceable by Parent or a subsidiary in accordance with its terms, (x) each lease is in full force and effect, (y) Parent or its subsidiary that is a party to the lease has fulfilled in all material respects all its obligations under the lease, and (z) the lessor has not informed Parent or its subsidiary that is a party to the lease that the lessor believes Parent or its subsidiary is in default of any of its obligations under the lease or that the lessor intends to attempt to terminate the lease before its expiration date or to modify the lease in a manner not specifically contemplated by the lease terms. No real property owned or leased by Parent is the subject of any pending or, to the knowledge of Parent, threatened, condemnation proceeding or other proceeding in which somebody is attempting to acquire possession of real property owned or leased by Parent or a subsidiary, other than suits in the ordinary course of business, which in aggregate are not material to Parent and its subsidiaries.

(z) Except as set forth in Section 3.2-Z of the Parent Disclosure Letter, or as would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and its subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they are being conducted on the date of this Agreement without violating any Environmental Laws, (ii) neither Parent nor any of its subsidiaries has received any notice of material noncompliance or material liability under any Environmental Law during the past three years, (iii) neither Parent nor any of its subsidiaries has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no environmental condition on any property owned or leased by Parent or a subsidiary, and there was no environmental condition on any property formerly owned or leased by Parent or a subsidiary while Parent or a subsidiary owned or leased that property, that could result in present or future liability by Parent or a subsidiary under any Environmental Law or give rise to a present or future requirement under Environmental Law for Parent or a subsidiary to remediate any environmental condition on any property currently or formerly owned, leased or occupied by it, and (iv) neither Parent nor any of its subsidiaries is subject to any order of any court or governmental agency requiring Parent or any of its subsidiaries to take, or refrain from taking, any actions in order to comply with any Environmental Law and no proceeding seeking such an order is pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries.

(aa) Parent and its subsidiaries own or have licenses entitling them to, or otherwise have all necessary rights to, use all trademarks, trade names, designs and other intellectual property that they use in their operations, other than intellectual property that they could discontinue using without there being a Material Adverse Effect on Parent, and neither Parent nor any of its subsidiaries has received a claim in writing from any person during the past three years, or to Parent’s knowledge received any notice to such effect, that it is infringing or violating any intellectual property rights of any other persons that could result in a material liability to Parent and its subsidiaries, taken as a whole, or loss of the ability to use intellectual property rights of any other persons that are material to Parent and its subsidiaries taken as a whole.

(bb) With regard to each of the Parent Material Contracts, except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect upon Parent, (w) the contract is a valid and binding agreement, is in full force and effect, and is enforceable by Parent in accordance with its terms, subject to the Enforceability Exceptions, (y) Parent or its subsidiary that is a party to the contract has fulfilled in all material respects all its obligations under the contract required to be fulfilled as of the date of this Agreement, and (z) as of the date hereof, no other party to the contract has informed Parent or its subsidiary that is a party to the contract, in writing, that the other party believes Parent or such subsidiary is in default of any of its obligations under the contract or that the other party intends to attempt to terminate the contract before its expiration date or to modify the contract in a manner not specifically contemplated by the contract terms. For the purposes of this Agreement, the term “Parent Material Contract” means with regard to Parent and its subsidiaries:

(i) A “material contract” as that term is used in Item 601(b)(10) of SEC Regulation S-K applied to the Company.

(ii) A contract that is material with regard to the results of operations or financial condition of Parent and its subsidiaries taken as a whole.

(iii) An agreement of a type not described in either of clauses (i) or (ii) the termination of which would reasonably be expected to have a Material Adverse Effect on Parent (but excluding in each case real property agreements, which are addressed exclusively in Section 3.2(y)).

(cc) There are no unions which, as of the date of this Agreement, represent any employees of Parent or any of its subsidiaries. To the knowledge of Parent, no union is attempting to organize or otherwise become the bargaining representative for any employees of Parent or any of its subsidiaries. Section 3.2-CC of the Parent Disclosure Letter is a complete list, as of the date hereof, of all material employee benefit plans maintained or sponsored by Parent or any of its subsidiaries for the benefit of any employees or former employees of Parent or any of its subsidiaries.

(dd) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (x) each employee benefit plan listed in Section 3.2-CC of the Parent Disclosure Letter which is required to be registered with, or approved by, a governmental agency, has been so registered with or approved by that governmental agency, (y) each employee benefit plan listed in Section 3.2-CC of the Parent Disclosure Letter has been maintained in all material respects in accordance with its terms and any applicable provisions of law (including, if applicable, ERISA and the Code), and (z) no plan listed in Section 3.2-CC of the Parent Disclosure Letter is a “defined benefit plan” as to which there is an unfunded benefit liability.

(ee) Neither Parent nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended, or, except as shown in Section 3.2-EE of the Parent Disclosure Letter, to be registered under the Investment Advisers Act of 1940, as amended.

(ff) Neither Parent, any of its subsidiaries nor Merger Sub owns any shares of Company Common Stock and, at the time immediately preceding the execution of this Agreement, neither Parent, Merger Sub nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) was or had been within the prior three years, with respect to the Company, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Assuming the representation and warranty of the Company in Section 3.1(gg) with respect to Section 203 of the DGCL is true and correct, no “business combination,” “control share acquisition,” “fair price” or other form of state antitakeover law, or any similar provision of Parent’s certificate of incorporation or bylaws or any similar provision of any agreement to which Parent is a party, applies to the execution of this Agreement, the Merger or any other transaction contemplated by this Agreement.

(gg) The operations of Parent and its subsidiaries are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by OFAC, and all other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no proceeding by or before any Governmental Authority alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened in writing.

(hh) None of Parent or any of its subsidiaries, nor, insofar as any officer of Parent is aware, any of their respective directors, officers, agents, employees or any other persons acting on behalf of Parent or any of its subsidiaries has (i) violated the Foreign Corrupt Practices Act, as amended, or any similar foreign or state legal requirement, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated, or operated in a manner that does not comply with, any export restrictions, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

(ii) Parent and each of its subsidiaries is presently insured, and during each of the past three calendar years (or during such lesser period of time as Parent has owned a particular subsidiary) has been insured, for commercially reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in similar businesses would, in accordance with good business practice, customarily be insured.

(jj) On the day the Joint Proxy Statement is mailed to Parent’s stockholders, on the day of the Parent Stockholders Meeting, and at the Effective Time, neither the Joint Proxy Statement nor the Registration Statement will contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated in it or necessary in order to make the statements in it, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Parent Stockholders Meeting or the solicitation of proxies to be used at the Parent Stockholders Meeting. However, Parent does not make any representations or warranties with respect to information supplied by the Company, or supplied on the Company’s behalf by any of its affiliates or representatives, for inclusion in the Joint Proxy Statement. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules under them. None of the information supplied by Parent for inclusion in the Registration Statement or the Joint Proxy Statement, or incorporated in the Registration Statement or the Joint Proxy Statement by reference to a document filed by Parent with the SEC, will, at the time the Registration Statement becomes effective, at the time the Joint Proxy Statement is distributed to the holders of the Company Common Stock or the Parent Stock, or at the time of either Stockholders Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the information supplied by Parent, or incorporated by reference to a document filed by

Parent with the SEC, in light of the circumstances under which it was included in the incorporated document, not misleading.

3.3 No other representations and warranties.

(a) The Company acknowledges and agrees that, except for the representations and warranties contained in Section 3.2, Section 3.3(b) and Section 7.2, none of Parent, any subsidiary of Parent or any other person on behalf of Parent, makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Section 3.1, Section 3.3(a) and Section 7.1, none of the Company, any subsidiary of the Company, or any other person on behalf of the Company, makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

3.4 Termination of Representations and Warranties. The representations and warranties in Sections 3.1, 3.2, 3.3, 7.1 and 7.2 will terminate at the Effective Time, and none of the Company, Parent or Merger Sub, any of their respective stockholders, or any other persons, will have any rights or claims as a result of any of those representations and warranties after the Effective Time.

ARTICLE 4

ACTIONS PRIOR TO THE MERGER

4.1 Company Activities Until Effective Time. From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 6, the Company will, and will cause its subsidiaries to, operate their businesses in the ordinary course consistent with past practice, except (i) for deviations, individually or in the aggregate, that are not material to the Company and its subsidiaries, taken as a whole, (ii) as may be consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable law or (iv) as may be expressly required or permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 6, the Company will, and will cause each of its subsidiaries to, except (x) as may be consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), (y) as required by applicable law or (z) as may be expressly required or permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Letter:

(a) Take all commercially reasonable steps available to it to maintain the goodwill of its businesses and, except as otherwise requested by Parent, the continued employment of its executives and other employees; provided, however, that the impact of the loss of any executives or employees attributable to the announcement, pendency or consummation of this Agreement or the transactions contemplated by this Agreement will not be a breach of this Section 4.1.

(b) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use or of damage by fire or other unavoidable casualty.

(c) Not make any borrowings other than (i) borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the financial statements included in the Company 10-K or the notes to the financial information included in the Company 10-Q, and (ii) issuances of new notes, term loans or other borrowings to refinance, repay or replace any outstanding senior notes of the Company with a maturity date on or before August 31, 2018; provided that, the aggregate principal amount of such borrowings under this clause (ii) is not materially greater than the amount paid in connection with the maturity, repurchase or repayment of the maturing senior notes (such refinancings, the “Permitted Refinancings”).

(d) Not enter into any material contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except (i) in each case in the ordinary course of business, or (ii) with respect to the matters in Section 4.1(i), as set forth therein.

(e) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than (i) payments by subsidiaries of the Company to the Company or to wholly owned subsidiaries of the Company, (ii) payments of quarterly cash dividends in the ordinary course in amounts per share no greater than the quarterly cash dividends paid in the prior quarters of fiscal 2017), and (iii) any repurchases of the Company’s convertible senior notes in connection with the Permitted Refinancings.

(f) Not make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to stockholders, directors, officers or employees.

(g) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals, except as required by a change in GAAP (or any interpretation thereof).

(h) Comply in all material respects with all applicable laws and regulations of governmental agencies.

(i) Not purchase, sell, dispose of or encumber any material property or assets, or engage in any material activities or transactions, except (i) purchases or sales of property or assets in accordance with contracts entered into before the date of this Agreement as they are in effect on the date of this Agreement, or as amended in the ordinary course of business without changing the material terms of the Company’s purchase or sale obligations, (ii) purchases of real property for use in their homebuilding business listed in Section 4.1(i)(A) of the Company Disclosure Letter, (iii) purchases of real property for use in their homebuilding business not listed in Section 4.1(i)(A) of the Company Disclosure Letter that (A) are made in accordance with the 2017 Property Acquisition Plan or 2018 Property Acquisition Plan described in Section 4.1(i)(B) of the Company Disclosure Letter and that (1) in the case of real property purchases occurring on or after the date of this Agreement and on or before December 31, 2017, (X) do not cause the total cost of real property purchases in accordance with the 2017 Property Acquisition Plan to exceed by more than 10% the total amount contemplated by the 2017 Property Acquisition Plan, (Y) do not involve expenditure of more than $20 million as to any single purchase or group of related purchases not specifically contemplated by the 2017 Property Acquisition Plan, and (Z) no division exceeds its planned purchases in the 2017 Property Acquisition Plan by more than 20%; and (2) in the case of real property purchases occurring during January 1, 2018 through June 30, 2018, (X) do not cause the total cost of real property purchases in accordance with the 2018 Property Acquisition Plan for such period to exceed by more than 20% the aggregate amount contemplated for such period in the 2018 Property Acquisition Plan (plus any purchases planned in the 2017 Property Acquisition Plan that were not consummated in the period from the date hereof through December 31, 2017) (collectively, the “Amended 2018 Property Acquisition Plan”), (Y) do not involve expenditure of more than $20 million as to any single purchase or group of related purchases not specifically contemplated by the Amended 2018 Property Acquisition Plan in any division outside of California, and do not involve expenditures of more than $75 million as to any single purchase or group of related purchases not specifically contemplated by the Amended 2018 Property Acquisition Plan in any division within California, and (Z) no division may exceed its planned purchases in the Amended 2018 Property Acquisition Plan by more than 20%, (iv) bulk land sales (X) in accordance with the Land Disposition Plan described in Section 4.1(i)(C) of the Company Disclosure Letter, or (Y) that do not have a sale price as to any single sale or group of related sales of more than $2,000,000, and (v) sales of homes or lots, mortgage lending and other activities in the ordinary course of business consistent with past practice.

(j) Not become engaged in any lines of business in which it is not actively engaged on the date of this Agreement and not discontinue any line of business in which it is actively engaged on the date of this Agreement.

(k) Except (i) as required by applicable laws or regulations of Governmental Authorities, (ii) as required by any employee plan sponsored by the Company or any of its subsidiaries for the benefit of any employees or former employees of the Company or any of its subsidiaries, as in effect as of the date hereof, or (iii) as set forth in Section 4.1-K of the Company Disclosure Letter, not (x) enter into or amend any employment, bonus, incentive, severance or similar agreements or arrangements with employees with an annual base salary greater than $250,000, (y) make any awards under bonus, incentive or severance plans other than bonus awards in the ordinary course of business consistent with past practice (and, with regard to bonuses relating to the year in which the Merger is completed, limited to the prorated portion of the full year bonus applicable to the fraction of that year before the Effective Time), or (iii) adopt, become an employer with regard to, or materially amend any employee benefit or post-employment benefit plan or arrangement, whether or not it is an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(l) Not amend its certificate of incorporation or bylaws.

(m) Not (i) issue or sell any of its stock (except upon (A) exercise of Company Options or vesting of Company RSUs, Company SARs or other awards granted under the Company’s equity plans that, in each case, are outstanding on the date of this Agreement, (B) conversion of the Company’s convertible senior notes outstanding on the date hereof, or (C) the occurrence of any event specified in the Rights Agreement, other than the Merger or another transaction involving Parent or a subsidiary, resulting in the exercise of any Preferred Share Rights, in accordance with the terms thereof as in effect on the date of this Agreement) or any warrants or convertible or exchangeable securities that may entitle holders to acquire its stock, or (ii) split, combine, or reclassify its outstanding stock.

(n) Not modify in a material respect the nature or limits (including retention amounts) of insurance coverage that it or its subsidiaries maintain.

(o) Not (i) make, change or revoke any elections under the Code or any state, local or foreign tax laws, (ii) change any annual tax accounting period, (iii) amend any Tax Return relating to a material amount of Taxes, (iv) adopt or change an accounting method in respect of Taxes, (v) consent to any extension or waiver of the limitation period applicable to a Tax Return relating to a material amount of Taxes, (vi) request a Tax ruling, (vii) enter into a tax sharing agreement, (viii) engage, or agree to engage, in any transaction that will give rise to a material deferred gain or loss, (ix) surrender any right to request a refund of a material amount of Taxes, or (x) settle or otherwise agree to a resolution of any claim or assessment relating to a material amount of Taxes.

(p) Not take any action that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(q) Not take any action (or omit to take any action) that would be reasonably expected to result in any of the conditions set forth in Article 5 not being timely satisfied.

(r) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (q) above.

4.2 Parent Activities Until Effective Time. From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 6, Parent will, and will cause its subsidiaries to, operate their businesses in the ordinary course consistent with past practice, except (i) for deviations, individually or in the aggregate, that are not material to Parent and its subsidiaries, taken as a whole, (ii) as may be consented to in writing by the Company (which consent may not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable law, or (iv) for sales of businesses other than Parent’s single family homebuilding business, in each case, to the extent that it does not require any amendment to the Registration Statement or delay the filing or effectiveness thereof, or otherwise could be reasonably expected to result in any of the conditions set forth in Article 5 not being timely satisfied. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 6, Parent will, and will cause each of its subsidiaries to, except (x) as may be consented to in writing by the Company (which consent may not be unreasonably withheld, conditioned or delayed), (y) as required by applicable law or (z) as may be expressly required or permitted pursuant to this Agreement or as set forth in Section 4.2 of the Parent Disclosure Letter:

(a) Take all commercially reasonable steps available to it to maintain the goodwill of its businesses and the continued employment of its executives and other employees; provided however, that the impact of the loss of any executives or employees attributable to the announcement, pendency or consummation of this Agreement or the transactions contemplated by it will not be a breach of this Section 4.2.

(b) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use or of damage by fire or other unavoidable casualty.

(c) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals, except as required by a change in GAAP (or any interpretation thereof) .

(d) Comply in all material respects with all applicable laws and regulations of governmental agencies.

(e) Not take any action that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(f) Not take any action (or omit to take any action) that would be reasonably expected to result in any of the conditions set forth in Article 5 not being timely satisfied.

(g) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than (i) payments by subsidiaries of Parent to Parent or to wholly owned subsidiaries of Parent, (ii) the Parent Class B Dividend, provided such dividend is declared and paid prior to the thirtieth day following the date of this Agreement, and (iii) payments of quarterly cash dividends in the ordinary course in amounts per share no greater than the quarterly cash dividends paid in the prior quarters of fiscal 2017).

(h) Not amend its Certificate of Incorporation or bylaws, except for the Parent Certificate Amendment.

(i) Not (i) issue or sell any of its stock, except (A) upon exercise or conversion of options, convertible securities or other securities outstanding as of the date of this Agreement, (B) issuances of shares to employees or directors under incentive plans or other compensation arrangements consistent with past practice, (C) issuances of Parent Class B Stock in the Parent Class B Dividend, or (D) issuances of Parent Stock in connection with the Merger, or (ii) split, combine, or reclassify its outstanding stock.

(j) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (i) above.

4.3 Company Stockholders Meeting. The Company will take all action that is necessary in accordance with applicable law and its Certificate of Incorporation and bylaws to convene a special meeting of its stockholders (the “Company Stockholders Meeting”) as soon as practicable after the Registration Statement becomes effective for the purpose of obtaining the Company Stockholder Approval (and shall, subject to the other provisions herein relating to the timing of such meeting, use its reasonable best efforts to convene the Company Stockholders Meeting within 45 days after the Registration Statement becomes effective). Notwithstanding anything else in this Agreement to the contrary, the Company may, without the consent of Parent, adjourn or postpone the Company Stockholders Meeting for up to 30 days (or for such longer period as is required by law) (i) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of Company Common Stock present or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (ii) if the failure to adjourn or postpone the Company Stockholders Meeting would reasonably be expected to be a violation of applicable law, (iii) for the distribution of any legally required supplement or amendment to the Joint Proxy Statement or (iv) to solicit additional proxies if the Company reasonably determines that it is necessary or advisable to do so in order to obtain the Company Stockholder Approval. Subject to Section 4.8, the Company will use its reasonable best efforts to solicit from its stockholders proxies or votes sufficient to obtain the Company Stockholder Approval. The Joint Proxy Statement will include the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement and approve the Merger (the “Company Recommendation”), unless the Company effects a Company Adverse Recommendation Change pursuant to Section 4.8.

4.4 Parent Stockholders Meeting. Parent will take all action that is necessary in accordance with applicable law and its Certificate of Incorporation and bylaws to convene a special meeting of its stockholders (the “Parent Stockholders Meeting” and together with the Company Stockholders Meeting, the “Stockholders Meetings”) as soon as practicable after the Registration Statement becomes effective for the purpose of obtaining the Parent Stockholder Approval (and shall, subject to the other provisions herein relating to the timing of such meeting, use its reasonable best efforts to convene the Parent Stockholders Meeting within 45 days after the Registration Statement becomes effective). Notwithstanding anything else in this Agreement to the contrary, Parent may, without the consent of the Company, adjourn or postpone the Parent Stockholders Meeting for up to 30 days (or for such longer period as is required by law) (i) if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of Parent Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, (ii) if the failure to adjourn or postpone the Parent Stockholders Meeting would reasonably be expected to be a violation of applicable law, (iii) for the distribution of any legally required supplement or amendment to the Joint Proxy Statement, or (iv) to solicit additional proxies if Parent reasonably determines that it is necessary or advisable to do so in order to obtain the Parent Stockholder Approval. The proxy statement distributed by Parent with respect to the Parent Stockholders Meeting will be the Joint Proxy Statement and will include the recommendation of Parent’s Board of Directors that its stockholders vote to authorize and approve the Parent Stockholder Matters (the “Parent Recommendation”), unless Parent effects a Parent Adverse Recommendation Change pursuant to Section 4.9. Subject to the preceding sentence, Parent will use its reasonable best efforts to solicit from its stockholders proxies or votes sufficient to obtain the Parent Stockholder Approval. Parent shall file a Certificate of Amendment relating to the Parent Certificate Amendment with the Secretary of State of the State of Delaware promptly after receipt of the Parent Stockholder Approval.

4.5 Registration Statement/Proxy Statement.

(a) As soon as practicable after the date of this Agreement, Parent and the Company will prepare a joint proxy statement for use in connection with each of the Company Stockholders Meeting and the Parent Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”). Parent will prepare and file with the SEC as soon as practicable after the date of this Agreement (and in any event within 10 days after (A) the pro forma financial information that is required to be included in the Registration Statement is approved by Parent’s and the Company’s respective auditors for inclusion in the Registration Statement, and (B) Parent receives all information to be provided by the Company for inclusion in the Joint Proxy Statement), a registration statement on Form S-4 relating to the shares of Parent Stock to be issued as a result of the Merger (such registration statement, as amended or supplemented from time to time, the “Registration Statement”). The Registration Statement will include the Joint Proxy Statement. Parent and the Company will cooperate to provide all information which is required to be included in the Registration Statement or the Joint Proxy Statement in a timely manner so the Registration Statement can be filed with the SEC as soon as practicable after the date of this Agreement (and in any event within 10 days after the pro forma financial information that is required to be included in the Registration Statement is approved by Parent’s and the Company’s respective auditors for inclusion in the Registration Statement). Parent will cause the portions of the Registration Statement other than the Joint Proxy Statement, and Parent and the Company will cause the Joint Proxy Statement, to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and forms under them. Parent will use its reasonable best efforts, and the Company will cooperate with Parent, to cause the Registration Statement to be declared effective as promptly as practicable after it is filed (including without limitation, promptly responding to any comments from the SEC staff with respect to the Registration Statement) and to keep it effective as long as is necessary to consummate the Merger. Parent shall use reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The parties will notify each other promptly of the receipt of any comments from the staff of the SEC and of any requests by the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and each party will promptly supply the other party with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement; provided that no response to any oral or written request by the staff of the SEC with respect to the Registration Statement or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without providing the other party a reasonable opportunity to review and comment thereon (and good faith consideration by Parent or the Company, as applicable, of all such comments).

(b) No filing of, or amendment or supplement to, the Registration Statement or Joint Proxy Statement will be made by Parent, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or Parent, without providing the other party a reasonable opportunity to review and comment thereon (and good faith consideration by Parent or the Company, as applicable, of all such comments); provided, however, that the Company may amend or supplement the Joint Proxy Statement without the review or comment of Parent in the event of a Company Adverse Recommendation Change and Parent may amend or supplement the Joint Proxy Statement without review or comment by the Company in the event of a Parent Adverse Recommendation Change. If at any time after the Registration Statement becomes effective and prior to the Closing, an event occurs with respect to Parent and its subsidiaries or with respect to the Company and its subsidiaries that Parent or the Company reasonably determines is required to be described in the Registration Statement or the Joint Proxy Statement, so that either such document would include in all material respects all the information required to be included in it and would at the time of the Stockholders Meetings not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that determines such information is required will promptly notify the other party and an appropriate amendment or supplement containing such information will be promptly filed with the SEC and, to the extent required by law or requested by the staff of the SEC, Parent and the Company will each distribute the amendment or supplement to the Joint Proxy Statement to the holders of its common stock as promptly as practicable. Except as set forth in this Section 4.5(b), neither Parent nor the Company will make any amendment or supplement to the Registration Statement or to the Joint Proxy Statement without the approval of the other of them, which approval will not be withheld or delayed unless the party withholding the approval reasonably determines that the amendment or supplement would be inaccurate or misleading in a material respect or would violate this Agreement.

(c) Parent will notify the Company promptly after it receives notice that the Registration Statement has become effective or that a stop order has been issued with regard to the Registration Statement.

(d) The Company will not take any action, other than terminating this Agreement if it is entitled to do so under Article 6, which prevents the holders of the Company Common Stock from voting on a proposal to adopt this Agreement and approve the Merger. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, the Company Board may effect a Company Adverse Recommendation Change pursuant to Section 4.8; provided that such Company Adverse Recommendation Change will not be a basis for the Company to cancel the Company Stockholders Meeting or otherwise attempt to prevent the holders of the Company Common Stock from having an opportunity to vote on a proposal to adopt this Agreement and approve the Merger, unless such Company Adverse Recommendation Change results in termination of this Agreement under Article 6.

(e) Parent will not take any action, other than terminating this Agreement if it is entitled to do so under Article 6, which prevents the holders of the Parent Stock from voting on the Parent Stockholder Matters. Without limiting what is said in the preceding sentence, a Parent Adverse Recommendation Change will not be a basis for Parent to cancel the Parent Stockholders Meeting or otherwise attempt to prevent the holders of Parent Stock from having an opportunity to vote on the Parent Stockholder Matters.

4.6 HSR Act Filings. The Company and Parent will each make as promptly as practicable the filing, if any, it is required to make under the HSR Act with regard to the transactions that are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause any waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. If a filing under the HSR Act is required, the Company and Parent will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

4.7 No Solicitation of Offers; Notice of Proposals from Others.

(a) Except as set forth in this Section 4.7 and Section 4.8, (i) the Company will terminate all ongoing discussions regarding Company Acquisition Proposals or otherwise regarding possible Company Acquisition Transactions, and (ii) except as provided in Section 4.7(b), the Company will not, and will not authorize or approve and will use its reasonable best efforts to prevent, any of its or its subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant acting on its behalf), directly or indirectly to initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) any inquiry or the making of any proposal or offer with respect to (A) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or (B) any purchase of or tender or exchange offer for all or any significant portion of the Company’s equity securities, or (C) any purchase of all or, except in the ordinary course of business, a significant portion of the assets of the Company and its subsidiaries on a consolidated basis (each of these being a “Company Acquisition Transaction,” and a proposal to enter into a Company Acquisition Transaction, whether made to the Company or its stockholders, being a “Company Acquisition Proposal”); provided, however, nothing contained herein shall prohibit an interaction with a Potential Acquiror solely to clarify the terms and conditions of any Company Acquisition Proposal the Potential Acquiror has made.

(b) Section 4.7(a) will not prevent the Company from, in response to a Company Acquisition Proposal which the Company receives despite complying with Section 4.7(a) in all material respects, and which the Company Board determines in good faith, after consultation with its independent financial advisor, constitutes or would be reasonably expected to result in, a transaction which would be more favorable to the Company’s stockholders than the Merger, furnishing non-public information (after receipt of an Appropriate Confidentiality Agreement) to the person, entity or group (the “Potential Acquiror”) which makes the Company Acquisition Proposal and entering into discussions and negotiations with that Potential Acquiror.

(c) If at any time, the Company receives a Company Acquisition Proposal or a request for non-public information in connection with a Company Acquisition Proposal, or an indication that a Potential Acquiror intends to make a Company Acquisition Proposal, as promptly as practicable, and in any event within two business days after the Company receives the Company Acquisition Proposal, request for non-public information or indication of intent to make a Company Acquisition Proposal, the Company will inform Parent about such Company Acquisition Proposal, request or indication, including the identity of the Potential Acquiror from which the Company Acquisition Proposal, request or indication was received, and a reasonably detailed description of its material terms, and the Company will promptly, from time to time, provide Parent with any additional information the Company obtains regarding such Company Acquisition Proposal, request or notification from the Potential Acquiror, and otherwise keep Parent reasonably informed of the status of such possible Company Acquisition Proposal.

4.8 Company Board Recommendation.

(a) Subject to the permitted actions contemplated by Section 6.1(f)(iv), neither the Company Board nor any committee thereof shall (i)(1) withdraw or modify in a manner adverse to Parent or Merger Sub or to the Merger, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub or the Merger, the Company Recommendation, or (2) publicly propose to approve or recommend any Company Acquisition

Proposal (any of such actions, other than a customary “stop, look and listen” communication, a “Company Adverse Recommendation Change”); or (ii) authorize the Company to enter into a binding agreement with respect to a Company Acquisition Proposal prior to the termination of this Agreement (an “Alternative Acquisition Agreement”).

(b) Notwithstanding anything to the contrary in this Section 4.8, if, prior to the receipt of the Company Stockholder Approval, the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Company Board’s exercise of its fiduciary duties, the Company Board may (A) effect a Company Adverse Recommendation Change in response to a Superior Proposal or a Company Intervening Event, or (B) authorize the entry into an Alternative Acquisition Agreement with respect to a Superior Proposal, and cause the Company to terminate this Agreement in accordance with Section 6.1(f)(iv) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 6.1(f)(iv) unless:

(i) the Company gives Parent written notice of its intention to give a Company Adverse Recommendation Change because of a Company Intervening Event at least five business days before effecting the Company Adverse Recommendation Change or gives Parent a Superior Proposal Notice in accordance with Section 6.1(f)(iv);

(ii) if the proposed Company Adverse Recommendation Change is because of a Company Intervening Event, and, if Parent asks the Company to do so, the Company engages in good faith discussions with Parent during the five business day period about possible changes to the terms of this Agreement that would cause the Company Board not to make a Company Adverse Recommendation Change; and

(iii) if the proposed Company Adverse Recommendation Change is in order to terminate this Agreement pursuant to Section 6.1(f)(iv), (A) if Parent asks the Company to do so, the Company shall engage in good faith discussions with Parent during the three NYSE trading day period set forth in Section 6.1(f)(iv) (or such shorter period provided by Section 6.1(f)(v)) about possible changes to the terms of this Agreement that would cause the Company Board to determine that the Superior Proposal that is the subject of the notice under Section 6.1(f)(iv) is no longer a Superior Proposal, and (B) Parent fails to give the Company a Consideration Increase Notice by the time provided in Section 6.1(f)(iv) and (v), or if such notice is delivered, the Company Board in good faith determines after consultation with its financial advisor and consideration of the changes proposed by Parent in the Consideration Increase Notice, that the Superior Proposal continues to be a Superior Proposal.

(c) As used in this Agreement, a “Company Intervening Event” means an event or circumstance that was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), of which the Company Board becomes aware before the Company Stockholder Approval, which event or circumstance or its consequences materially increases the value of the Company and its subsidiaries and that does not relate to (A) a Company Acquisition Proposal, (B) Parent or its subsidiaries (including any Material Adverse Effect as it relates to Parent), (C) actions taken pursuant to this Agreement, (D) changes in the price of Company Common Stock or Parent Stock (but not the facts or circumstances underlying or giving rise to such change in the price of Company Common Stock), (E) changes in applicable law, (F) changes in GAAP or other applicable accounting rules, (G) changes generally affecting an industry or industries in which the Company or Parent or their respective subsidiaries conduct business, (H) changes in global or national political conditions (including the outbreak or escalation of war or acts of terrorism), or (I) changes in economic conditions in the United States or regions in which the Company or Parent or their subsidiaries do business.

4.9 Parent Board Recommendation.

(a) Subject to the permitted actions contemplated by Section 4.9(b), neither the Parent Board nor any committee thereof shall withdraw or modify in a manner adverse to the Company or the Merger, or publicly propose to withdraw or modify in a manner adverse to the Company or the Merger, the Parent Recommendation (any of such actions, a “Parent Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary in this Section 4.9, if, prior to the receipt of the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Parent Board’s exercise of its fiduciary duties, the Parent Board may effect a Parent Adverse Recommendation Change because of a Parent Intervening Event; provided, however, that the Parent Board may not make a Parent Adverse Recommendation unless Parent gives the Company written notice at least five business days before effecting the Company Adverse Recommendation Change and, if the Company requests that it do so, Parent engages in good faith discussions with the Company during the five business day period about possible changes to the terms of this Agreement that would cause the Parent Board not to make a Parent Adverse Recommendation Change.

(c) As used in this Agreement, a “Parent Intervening Event” means an event or circumstance that was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), of which the Parent Board becomes aware before the Parent Stockholder Approval, which event or circumstance or its consequences materially increases the value of Parent and its subsidiaries, and that does not relate to (A) the Company or its subsidiaries (including any Material Adverse Effect as it relates to the Company), (B) any actions taken pursuant to this Agreement, (C) any changes in the price of Company Common Stock or Parent Stock (but not the facts or circumstances underlying or giving rise to such changes in the price of Parent Stock), (D) changes in applicable law, (E) changes in GAAP or other applicable accounting rules, (F) changes generally affecting an industry or industries in which the Company or Parent or their respective subsidiaries conduct business, (G) changes in global or national political conditions (including the outbreak or escalation of war or acts of terrorism), or (H) changes in economic conditions in the United States or regions in which the Company or Parent or their subsidiaries do business.

4.10 Company’s Cooperation with Regard to Financing. The Company will, and will cause its and its subsidiaries’ officers and employees to, cooperate in all reasonable respects with the efforts of Parent to arrange any financing that it expects to use in connection with the Merger or after the Effective Time, provided that the obligations of Parent and Merger Sub to carry out the Merger are not conditioned on any such financing being arranged.

4.11 Return of Materials Subject to Confidentiality Agreements. As promptly as practicable after the date of this Agreement, to the extent permitted by applicable confidentiality agreements, the Company will request that any person (other than Parent) that holds confidential materials provided by or on behalf of the Company during the two years prior to the date of this Agreement under a confidentiality agreement entered into in connection with a possible Company Acquisition Transaction promptly return such materials or destroy such confidential material.

4.12 Communications to Company Employees. The Company shall provide Parent reasonable opportunity to review and comment on the form of any written statements to employees of the Company and its subsidiaries informing them about the Merger prior to any distribution of such statements. For the avoidance of doubt, this Section 4.12 does not apply to matters contemplated by Section 9.3.

4.13 Defense Against Litigation. If litigation is instituted against any of the Company, Parent, Merger Sub or any of their respective affiliates seeking to prevent the Merger or to obtain damages if the Merger takes place, (i) whichever of the Company, Parent or Merger Sub is a defendant in the litigation will promptly notify the other

(or others) of them of the commencement of the litigation and will keep the other (or others) of them informed of all material developments in the litigation or efforts to resolve it, and (ii) each of the Company, Parent and Merger Sub, whether or not it is a defendant in the litigation, will, at its own cost, cooperate in all reasonable ways with the efforts by the other or others of them to cause the litigation to be dismissed or otherwise resolved on a basis that does not interfere with the ability of the Merger to timely take place when and as contemplated by this Agreement or result in an award of damages against any of the Company, Parent or Merger Sub, or any of their respective affiliates. The Company will not settle any such litigation on a basis that requires the payment of money (including payment of fees or other sums to the plaintiffs’ counsel) without Parent’s consent, which will not be unreasonably withheld, conditioned or delayed.

4.14 Efforts of Parent and Merger Sub to Fulfill Conditions. Subject to the terms and conditions of this Agreement (including Section 4.9), Parent and Merger Sub each will use its reasonable best efforts to cause all the conditions set forth in Section 5.1 to be fulfilled as promptly as practicable and to consummate the Merger.

4.15 Company’s Efforts to Fulfill Conditions. Subject to the terms and conditions of this Agreement (including Sections 4.7 and 4.8), the Company will use its reasonable best efforts to cause all the conditions set forth in Section 5.2 to be fulfilled as promptly as practicable and to consummate the Merger.

ARTICLE 5

CONDITIONS PRECEDENT TO MERGER

5.1 Conditions to the Company’s Obligations. The obligations of the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by the Company at any time prior to the Effective Time):

(a) The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.2(a), Section 3.2(b), Section 3.2(h) and Section 7.2 (the “Parent Fundamental Representations”) will be true and correct in all material respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct in all material respects with regard to the specified date or period) and (ii) all representations and warranties of Parent and Merger Sub other than the Parent Fundamental Representations will be true and correct in all respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct with regard to the specified date or period), except where failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, and Parent will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Parent to that effect.

(b) Parent and Merger Sub each will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Closing Date, and Parent will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Parent to that effect.

(c) No order issued by any court of competent jurisdiction or other Governmental Authority will be in force that invalidates this Agreement or restrains the Company from completing the Merger.

(d) Since the date of this Agreement, no events have occurred, or conditions that did not exist at the date of this Agreement come into being, that in aggregate have or have had a Material Adverse Effect on Parent or are reasonably expected to have a Material Adverse Effect on the Surviving Corporation after the Merger.

(e) Adoption of this Agreement and the Merger will have been approved by the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or otherwise (the “Company Stockholder Approval”).

(f) The Parent Stockholder Approval will have been obtained.

(g) A Certificate of Amendment containing the Parent Certificate Amendment will have been filed with the Secretary of State of the State of Delaware and be effective.

(h) The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will be in effect and no proceedings for that purpose will have been initiated or threatened in writing by the SEC.

(i) The shares of Parent Stock that will constitute Merger Consideration will have been authorized and approved for listing on the NYSE.

(j) The Company will have received an opinion from Gibson, Dunn & Crutcher, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section  368(a) of the Code.

5.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to complete the Merger are subject to the following conditions (any or all of which may be waived by Parent at any time prior to the Effective Time):

(a) The representations and warranties of the Company (i) set forth in Section 3.1(a), Section 3.1(b), Section 3.1(g) and Section 7.1 (the “Company Fundamental Representations”) will be true and correct in all material respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct in all material respects with regard to the specified date or period) and (ii) all representations and warranties of the Company other than the Company Fundamental Representations will be true and correct in all respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct with regard to the specified date or period), except where failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), in aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect on the Company, and the Company will have delivered to Parent a certificate dated the Closing Date and signed by an officer of the Company to that effect.

(b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Closing Date, and the Company will have delivered to Parent a certificate dated the Closing Date and signed by an officer of the Company to that effect.

(c) No order issued by any court of competent jurisdiction or other Governmental Authority will be in force that invalidates this Agreement or restrains Parent or Merger Sub from completing the Merger.

(d) Since the date of this Agreement, no events have occurred, or conditions that did not exist at the date of this Agreement come into being, that in aggregate have or have had a Material Adverse Effect on the Company.

(e) Parent’s stockholders will have approved the Parent Certificate Amendment and the issuance of Parent Stock in the Merger as contemplated by this Agreement (together, the “Parent Stockholder Approval).

(f) The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will be in effect and no proceedings for that purpose will have been initiated or threatened in writing by the SEC.

(g) The shares of Parent Stock that will constitute Merger Consideration will have been authorized and approved for listing on the NYSE.

ARTICLE 6

TERMINATION

6.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company’s stockholders, Parent’s stockholders or both of them have given the Company Stockholder Approval or the Parent Stockholder Approval):

(a) By written mutual written consent of the Company and Parent.

(b) By either the Company or Parent if the Closing Date does not occur on or before May 31, 2018 (the “Outside Date”); provided, however, that if the Closing Date does not occur by the third business day before the Outside Date because the condition set forth in Section 5.1(c) or Section 5.2(c) has not have been satisfied or waived, either the Company or Parent may, by a notice given to the other of them by the third business day prior to May 31, 2018, extend the Outside Date by up to an additional three months to a date not later than August 31, 2018, which date shall thereafter be considered the Outside Date; provided, further, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose breach of a provision of this Agreement has been a material cause of, or a material factor that resulted in, the failure of the Closing to occur prior to the Outside Date.

(c) By either the Company or Parent if (i) any applicable law is in effect that would make the Merger unlawful, or (ii) any order of any court or other Governmental Authority having competent jurisdiction is entered permanently enjoining the Company, Parent or Merger Sub from consummating the Merger and such order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c)(ii) shall not be available to any party whose breach of any provision of this Agreement was a material cause of, or a material factor that resulted in, the imposition of any such order or the failure of such order to be resisted, resolved or lifted, as applicable.

(d) By either the Company or Parent if the Company Stockholders Meeting is held, but at the Company Stockholders Meeting or at any adjournment or postponement thereof, the Company’s stockholders do not give the Company Stockholder Approval.

(e) By either the Company or Parent if the Parent Stockholders Meeting is held, but at the Parent Stockholders Meeting or at any adjournment or postponement thereof, Parent’s stockholders do not give the Parent Stockholder Approval.

(f) By the Company if:

(i) There exists a breach or failure to perform of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.1 if occurring or continuing at the Effective Time, and (B) is incapable of being cured, or if capable of being cured, is not cured by the earlier of (1) one business day prior to the Outside Date, and (2) 30 days after Parent receives written notice of such breach from the Company (which notice shall specify in reasonable detail the nature of such breach and the Company’s intention to terminate this Agreement if such breach is not cured); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(f)(i) at a time when the Company is in breach of obligations under this Agreement and that breach would result in a failure of the condition set forth in Section 5.2(b).

(ii) All of the conditions set forth in Section 5.2 have been satisfied or waived, but Parent and Merger Sub have failed to consummate the Merger by the time the Closing should have occurred pursuant to Section 2.1, which failure is a breach of Parent and Merger Sub’s obligations under this Agreement.

(iii) Prior to the receipt of the Parent Stockholder Approval, the Parent Board effects a Parent Adverse Recommendation Change.

(iv) The Company has complied in all material respects with Section 4.7, and despite that, before the Company’s stockholders have given the Company Stockholder Approval,

(A) the Company receives a Company Acquisition Proposal, including a Potential Acquiror commencing a cash tender offer or an exchange offer for all or a majority of the outstanding Company Common Stock (other than any Company Common Stock already owned by the Potential Acquiror), that the Company Board determines in good faith to be a Superior Proposal;

(B) the Company gives Parent a notice (a “Superior Proposal Notice”) (x) describing the terms of the Superior Proposal (including the consideration per share of Company Common Stock the Company’s stockholders would receive as a result of the Superior Proposal), and (y) stating that unless Parent agrees to amend the terms and conditions of this Agreement so that the Company Acquisition Proposal that had been determined to be a Superior Proposal is no longer a Superior Proposal, the Company intends to terminate this Agreement in order to enter into the transaction that is the subject of the Superior Proposal;

(C) either (x) Parent does not, by 5:00 p.m. Eastern time on the third NYSE trading day after the day on which the Superior Proposal Notice is given, give the Company a notice (a “Consideration Increase Notice”) that Parent will amend the terms and conditions of this Agreement as set forth in such Consideration Increase Notice, or (y) if a Consideration Increase Notice is provided, the Company Board in good faith determines after consultation with its financial advisor and consideration of the changes proposed by Parent in the Consideration Increase Notice, that the Company Acquisition Proposal it had determined to be a Superior Proposal continues to be a Superior Proposal; and

(D) the Company provides written notice of termination of this Agreement and pays Parent the Company Termination Fee (defined below).

(v) For the purposes of Section 6.1(f)(iv):

(A) A “Superior Proposal” is a Company Acquisition Proposal, which (v) is not subject to the outcome of due diligence or any other form of investigation, (w) is not subject to a financing contingency, (x) is from a Potential Acquiror which the Company Board reasonably determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction, (y) is not reasonably likely to be the subject of regulatory concerns that could prevent or materially delay completion of the transaction that is the subject of the Acquisition Proposal or acceptance of Company Common Stock that is tendered in response to the tender or exchange offer, and (z) the Company Board determines in good faith after consultation with its independent financial advisor, and taking account of, among other things, the value to the holders of Company Common Stock of the ability, if the Merger takes place, to participate in the synergy benefits resulting from the Merger, to be more favorable to the holders of the Company Common Stock than the Merger.

(B) If the Company delivers a Superior Proposal Notice or the notice described in Section 4.8(b)(i) before the Company Stockholders Meeting, the delivery of the Superior Proposal Notice or such other notice will automatically postpone the date of the Company Stockholders Meeting (and, if it has not already taken place, the date of the Parent Stockholders Meeting) until the third NYSE trading day after the last day of the period during which Parent can deliver a Consideration Increase Notice, or the Company is required to enter into discussions regarding the Company Intervening Event under Section 4.8(b)(ii), unless the Company and Parent agree that it should be held on an earlier date. When the Company delivers a Superior Proposal Notice, (i) the obligations of Parent and Merger Sub under Article 1 and Sections 4.4, 4.5, 4.6 and 4.14 will be suspended and (ii) the obligations of the Company under Sections 4.3, 4.5, 4.6 and 4.15 will be suspended, in each case, until the date the Company withdraws such Superior Proposal Notice.

(C) If, after Parent has given a Consideration Increase Notice, the Potential Acquiror modifies its Company Acquisition Proposal so the Company Board determines the modified Company Acquisition Proposal is a Superior Proposal, the Company will be required on up to two further occasions to deliver a new Superior Proposal Notice, and the provisions of Section 6.1(f)(iv) and this Section 6.1(f)(v) will apply to the modified Company Acquisition Proposal in the same manner they applied to the original Company Acquisition Proposal that the Company Board had previously determined to be a Superior Proposal, except that the period in which Parent can deliver a Consideration Increase Notice and the period in which the Company is required to negotiate with Parent need not be later than one NYSE trading day after the day on which the related Superior Proposal Notice is given.

(g) By Parent if:

(i) There exists a breach or failure to perform of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.1 if occurring or continuing at the Effective Time, and (B) is incapable of being cured, or if capable of being cured, is not cured by the earlier of (1) one business day prior to the Outside Date, and (2) 30 days after the Company receives written notice of such breach from Parent (which notice shall specify in reasonable detail the nature of such breach and Parent’s intention to terminate this Agreement if such breach is not cured); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(g)(i) at a time when Parent or Merger Sub is in breach of any representation, warranty, covenant or agreement that would result in a failure of any condition set forth in Section 5.1(b).

(ii) All of the conditions set forth in Section 5.1 have been satisfied or waived, but the Company has failed to consummate the Merger by the time the Closing should have occurred pursuant to Section 2.1, which failure is a breach of the Company’s obligations under this Agreement.

(iii) Prior to the receipt of the Company Stockholder Approval, the Company Board effects a Company Adverse Recommendation Change.

(iv) Prior to the receipt of the Company Stockholder Approval, (x) the Company fails to publicly reaffirm its recommendation of the Merger within ten business days after the date a Company Acquisition Proposal or any material modification thereto is first publicly announced, following a written request by Parent to make such public affirmation (which Parent may only request one time with respect to each such proposal or modification), or (y) any person other than Parent or its affiliates commences a tender offer or exchange offer for 50% or more of the outstanding Company Common Stock and either (A) the Company Board or a committee of the Company Board recommends that the Company’s stockholders tender all or a portion of their Company Common Stock in response to the tender offer or exchange offer, or (B) the Company does not within ten business days after the tender or exchange offer is commenced file with the SEC a Statement on Schedule 14D-9 which contains a recommendation of the Company Board that the Company’s stockholders not tender their Company Common Stock in response to the tender or exchange offer.

6.2 Manner of Terminating Agreement. If at any time the Company or Parent has the right under Section 6.1 to terminate this Agreement, except as specifically provided in Section 6.1, such party may terminate this Agreement by a notice to the other party that it is terminating this Agreement, specifying the provision hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail; provided that no such notice shall be required for a termination under Section 6.1(a).

6.3 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1 or Section 6.2, following such termination, this Agreement shall immediately become null, void and have no further effect and no party will have any further rights or obligations hereunder; provided that the provisions of this Article 6, Article 7 and Article 9 (other than Section 9.3), and the Confidentiality Agreement shall remain in full force and effect in accordance with their terms and shall survive any termination of this Agreement; and provided further, that no such termination shall relieve any party from liability for a knowing and intentional breach of any of its covenants or agreements in this Agreement prior to such termination, subject to Section 6.4.

6.4 Fees.

(a) Company Termination Fee. In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 6.1(b) and (A) at any time after the date of this Agreement and prior to the date of termination, a Company Acquisition Proposal shall have been communicated by a Potential Acquiror to the senior management of the Company or the Company Board and not rejected or withdrawn, and (B) within 12 months after such termination the Company consummates a Company Acquisition Transaction with the Potential Acquiror;

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 6.1(d) and (A) at any time after the date of this Agreement and prior to the completion of the Company Stockholder Meeting, a Company Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to the Company Stockholder Meeting, and (B) within 12 months after such termination, the Company consummates a Company Acquisition Transaction with the Potential Acquiror that made the Acquisition Proposal;

(iii) this Agreement is terminated by the Company pursuant to Section 6.1(f)(iv); or

(iv) this Agreement is terminated by Parent pursuant to Section 6.1(g)(i), Section 6.1(g)(ii), Section 6.1(g)(iii) or Section 6.1(g)(iv).

then, in any such case, the Company shall pay to Parent the Company Termination Fee, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For purposes of this Agreement, “Company Termination Fee” shall mean an amount equal to $178,700,000. All references in this Section 6.4(a) to a “Company Acquisition Proposal” or “Company Acquisition Transaction” shall be as defined, provided that “majority” shall replace “significant portion” in such definitions.

(b) Company Expense Reimbursement. If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(d), then the Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses incurred or paid by Parent or Merger Sub in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed $30,000,000 (“Parent Expenses”). Parent Expenses will be reimbursed within ten days after presentation by Parent of a bill (which Parent may do at any time or times after this Agreement is terminated) that sets forth in reasonable detail the amount nature of each item of expense for which reimbursement is sought. If Parent becomes entitled to receive a Company Termination Fee by reason of Section 6.4(a)(ii), the amount paid by the Company as expense reimbursement under this Section 6.4(b) will be credited against the Company Termination Fee.

(c) Parent Termination Fee. In the event that this Agreement is terminated by:

(i) either Parent or the Company pursuant to Section 6.1(b) and (A) at any time after the date of this Agreement and prior to the date of termination, a proposal for Parent to acquire in a single transaction or series of related transactions, a homebuilding company or assets of such a homebuilding company or its subsidiaries, that in the most recently ended fiscal year had delivered (directly or through subsidiaries) at least 14,000 homes (a “Major Homebuilder”), had been communicated by or to the senior management of Parent, or to or by a Major Homebuilder, and not rejected or withdrawn, and (B) within 12 months after such termination Parent consummates the acquisition of that Major Homebuilder; or

(ii) the Company pursuant to any of Section 6.1(f)(i), Section 6.1(f)(ii), or Section 6.1(f)(iii),

then, in any such case, Parent shall pay to the Company the Parent Termination Fee, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. For purposes of this Agreement, “Parent Termination Fee” shall mean an amount equal to $178,700,000.

(d) Parent Expense Reimbursement. If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(e), then Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred or paid by the Company in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed $30,000,000 (“Company Expenses”). Company Expenses will be reimbursed within ten days after presentation by the Company of a bill (which the Company may do at any time or times after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.

(e) Payment of Termination Fees.

(i) Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (A) prior to, and as a condition of, a termination by the Company under Section 6.1(f)(iv), (B) within two business days after termination, in the case of a Company Termination Fee payable pursuant to Section 6.4(a)(iv), or (C) within five business days after the day on which a transaction is consummated that entitles Parent to receive a Company Termination Fee pursuant to Section 6.4(a)(i) or Section 6.4(a)(ii).

(ii) Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Company (A) within two business days after termination, in the case of a Parent Termination Fee payable pursuant to Section 6.4(c)(ii) or (B) within five business days after the day on which a transaction is consummated that entitles the Company to receive a Parent Termination Fee pursuant to Section 6.4(c)(i).

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if (i) the Company fails promptly to pay the Company Termination Fee or Parent Expenses if and when due pursuant to this Section 6.4 or (ii) Parent fails promptly to pay the Parent Termination Fee or Company Expenses if and when due pursuant to this Section 6.4, and, in either such case, in order to obtain such payment, Parent, in the event of a Company Termination Fee or reimbursement for Parent Expenses, or the Company, in the event of a Parent Termination Fee or reimbursement for Company Expenses, commences a proceeding that results in a judgment against the Company or Parent for the applicable amounts set forth in this Section 6.4, the party owing the termination fee or expense reimbursement pursuant to this Section 6.4 shall pay to the other party such other party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding (which fees and expenses shall in no event be more than 20% of the amount of the termination fee or expense reimbursement that is determined to be owed), together with interest on the amounts due pursuant to this Section 6.4 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE 7

ABSENCE OF BROKERS

7.1 Company Representations and Warranties Regarding Brokers and Others. Other than fees payable to J.P. Morgan and its affiliates, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any subsidiary of the Company.

7.2 Parent Representations and Warranties Regarding Brokers and Others. Other than fees payable to Citigroup Global Markets and its affiliates, the fees and expenses of which will be paid by Parent, no broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective subsidiaries.

ARTICLE 8

OTHER AGREEMENTS

8.1 Indemnification for Prior Acts.

(a) Parent will cause the Surviving Corporation to (i) honor, and not to amend or modify, and to indemnify and hold harmless and advance costs and expenses pursuant to, and to the same extent as, any obligations of the Company or its subsidiaries under any agreement or arrangement (including any provision of the Company’s Certificate of Incorporation or bylaws or the Certificate of Incorporation or bylaws and similar organizational documents of any of the Company’s subsidiaries) in effect on the date of this Agreement to indemnify persons who at the Effective Time are current or former directors, officers, agents or employees of the Company or its subsidiaries (each an “Indemnified Party”) with respect to matters which occur at or prior to the Effective Time, and (ii) cause the Certificate of Incorporation and the bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation, indemnification and advances of expenses of Indemnified Parties for periods at or prior to the Effective Time than are set forth in the Certificate of Incorporation and the By-laws of the Company as of the date of this Agreement. Parent hereby guaranties the indemnification and expense advancement obligations of the Surviving Corporation and its subsidiaries under such agreements and arrangements. Parent will, or will cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time, with respect to occurrences on or prior to the Effective Time, the Company’s policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) which are in effect on the date of this Agreement and are listed on Schedule 8.1 (notwithstanding any provisions of those policies that they will terminate as a result of the Merger), or substantially similar insurance, which in each case will cover each person covered by the Company’s current D&O Insurance, to the extent that insurance is available at an annual cost not exceeding 200% of the annual cost of the D&O Insurance that is in effect at the date of this Agreement, and to the extent that insurance is not available at an annual cost that will not exceed such amount, Parent will, or will cause the Surviving Corporation to, maintain in effect for that period the maximum amount of such insurance coverage that can be obtained for such maximum annual cost. The insurance maintained by Parent or the Surviving Corporation pursuant to this Section 8.1 will provide and contain benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to, and in any event no less favorable to the insureds, than that provided in the Company’s existing D&O Insurance as of the date of this Agreement.

(b) The provisions of this Section 8.1 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company’s Certificate of Incorporation or bylaws, or similar organizational documents of the Company’s subsidiaries, the Certificate of Incorporation or the bylaws of the Surviving Corporation, the DGCL or otherwise. From and after the Effective Time, the provisions of this Section 8.1 may not be terminated or amended in any manner adverse to any Indemnified Party without such Indemnified Party’s prior written consent.

(c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 8.1.

8.2 Company Employee Matters.

(a) For a period commencing as of the Effective Time and ending on November 30, 2018, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by Parent or the Surviving Corporation or a subsidiary of either of them (each a “Continuing Employee”) either, at Parent’s election, (x) compensation (including, without limitation, base salary or wage rate, bonus or commission opportunity, cash incentive compensation opportunity and if the Continuing Employee received equity compensation from the Company, equity-based compensation opportunity) that is not less favorable in aggregate to the Continuing Employee than the compensation the Continuing Employee was receiving as an employee of the Company immediately before the Effective Time or (y) the same compensation as that provided by Parent and its subsidiaries to their similarly-situated employees (taking account of duties, geographical location and any other relevant factors) during such period.

(b) Parent will provide each Continuing Employee with credit for all service with the Company or its subsidiaries (including for purposes of this Section 8.2, any predecessor companies) as if such service were with Parent and its subsidiaries for purposes of determining eligibility, vesting, levels of benefits and benefit accrual under the employee benefit and compensation plans in which such Continuing Employee participates after the Effective Time to the same extent that such service was credited under a comparable plan of the Company or its subsidiaries. Unused vacation days accrued by Continuing Employees under the plans and policies of the Company and its subsidiaries shall carry over to Parent. This Section 8.2(b) shall not operate to duplicate any benefit provided to any Continuing Employee or require Parent to continue in effect any specific plan of the Company (or any of its subsidiaries) or any Parent employee benefit plan.

(c) From and after the Effective Time, and without limiting the generality of Sections 8.2(a) and (b), with respect to any health plan (which, for the avoidance of doubt, includes medical, dental, vision and prescription drug) of Parent or its subsidiaries in which such Continuing Employee is eligible to participate, for the plan year in which such Continuing Employee is first eligible to participate in the plan Parent shall, or shall cause its applicable subsidiary to, cause any pre-existing condition limitations or eligibility waiting periods under such Parent or subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company plan in which such Continuing Employee participated immediately prior to the Effective Time.

(d) From and after the Effective Time, any Continuing Employees who participated in 401(k), health and welfare plans (which, for avoidance of doubt, include medical, dental, vision, prescription drug, life insurance, AD&D, disability insurance and flex spending), will be given the opportunity to participate in the most nearly comparable plans maintained by Parent through the end of the calendar year in which the Effective Time occurs.

(e) Parent shall honor, in accordance with its terms, (i) each change in control agreement and severance agreement that is in effect as of the date hereof between the Company or any of its subsidiaries and current or former employees or directors of the Company or any of its subsidiaries, and (ii) the parameters related to severance set forth on Section 8.2-E of the Company Disclosure Letter.

(f) With regard to the annual cash bonuses relating to calendar year 2017: (i) if the Effective Time occurs after February 28, 2018, the Company will pay such bonuses no later than February 28, 2018, and (ii) if the Effective Time occurs on or before February 28, 2018, the Company will pay such bonuses immediately prior to Closing. Such bonuses for each applicable employee shall be paid consistent with the terms set forth in Section 8.2-F of the Company Disclosure Letter.

(g) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any other subsidiary of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any other subsidiary of Parent, which rights are hereby expressly reserved, to terminate the employment of any Continuing Employee at any time, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any subsidiary of any of them and the Continuing Employee or any severance, benefit or other applicable plan or program of Parent covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.2 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (ii) create any third party rights in any current or former service provider of the Company or its subsidiaries (or any beneficiaries or dependents thereof).

(h) Except to the extent expressly set forth in Sections 8.2(d) and (e), nothing contained herein, express or implied (i) shall be construed to establish any compensation policy, or to amend or modify any existing benefit plan, program, agreement, policy or arrangement established, sponsored or maintained by Parent or a subsidiary, or (ii) shall alter or limit the ability of Parent or any of its affiliates to amend, modify or terminate any benefit plan, program, agreement, policy or arrangement at any time.

(i) Except to the extent expressly set forth in Section 8.2(d), this Section 8.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.2, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever.

ARTICLE 9

GENERAL

9.1 Expenses. Except as otherwise expressly provided in this Agreement, the Company, Parent and Merger Sub will each pay its own fees, costs and expenses in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including legal fees and disbursements, whether or not the Merger is consummated.

9.2 Access to Properties, Books and Records. From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 6, the Company will, and will cause each of its subsidiaries to, upon reasonable notice, give Representatives of Parent and Merger Sub (at Parent’s sole cost and expense), or of any potential sources of financing to Parent or Merger Sub for financing to be used in connection with the Merger or after the Merger, reasonable access during normal business hours to all of their respective properties, books and records and to personnel who are knowledgeable about the various aspects of the business of the Company and its subsidiaries. Notwithstanding the foregoing, the Company will not be required by this Section 9.2 to, or be required to cause any of its subsidiaries to, permit any inspection, provide any access, or disclose any information, that in the reasonable judgment of the Company would be reasonably likely to (a) constitute a waiver of the attorney-client or other privilege held by the Company or any of its subsidiaries, (b) violate any applicable laws (and the Company shall be permitted to implement customary “clean-room” or other similar arrangements if the Company reasonably determines, upon advice of outside counsel, that such arrangements are necessary to comply with applicable law), (c) unreasonably disrupt the businesses and operations of the Company or any of its subsidiaries, (d) breach any agreement of the Company or any of its subsidiaries with any third party, or (e) otherwise result in the disclosure of trade secrets of a third party or violate its or its subsidiaries’ respective obligations to a third party with respect to confidentiality, provided that the Company will use commercially reasonable efforts to obtain the consent of the third parties to the inspection or disclosure. Until the Effective Time, Parent and Merger Sub each will, and will cause its

Representatives to, hold all information it receives as a result of its access to the properties, books, records and personnel of the Company or its subsidiaries in confidence on the terms provided in the confidentiality agreement dated as of October 2, 2017, between the Company and Parent (the “Confidentiality Agreement”), and until the Effective Time, the Confidentiality Agreement will apply to that information to the same extent it applies to information provided by the Company before this Agreement was executed. If this Agreement is terminated before the Effective Time, Parent and Merger Sub will have the same obligations under the Confidentiality Agreement with regard to handling and disposition of confidential information received after the date of this Agreement that they have with regard to confidential information received before the date of this Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement in accordance with its terms.

9.3 Publicity and Notification.

(a) The Company and Parent will each agree on the press release announcing the signing of this Agreement. Thereafter, but only unless and until (i) with respect to the Company, the Company Board effects a Company Adverse Recommendation Change and (ii) with respect to Parent, the Parent Board effects a Parent Adverse Recommendation Change, the Company and Parent will consult with each other before (x) issuing any press releases or otherwise making any public statements or announcements with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, or (y) making any filings with any third party and/or any Governmental Authority with respect thereto, provided that nothing in this Section 9.3(a) will prevent any party or any affiliate of any party (A) from making any statement or announcement when and as required by applicable law or by the rules of any securities exchange (including the NYSE) or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded, or (B) from making any press release or public statement without such consultation that is consistent with any press release or public statement as to which the parties previously agreed.

(b) Each of the Company and Parent will promptly notify the other after receiving or becoming aware of any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

9.4 Entire Agreement. This Agreement, the schedules and exhibits hereto (which are incorporated herein by this reference), the documents to be delivered in accordance with this Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, and the Confidentiality Agreement (collectively, the “Transaction Documents”), contain the entire agreement among the Company, Parent and Merger Sub relating to the transactions which are the subject of this Agreement, and all other documents, all prior negotiations, understandings and agreements (oral and written) between the Company and either Parent or Merger Sub with respect to those matters are superseded by this Agreement and the other Transaction Documents, and each party acknowledges and agrees that it has not relied upon any statements, representations, warranties, understandings or agreements concerning or relating to the other party, or to the transactions that are the subject of this Agreement or the other Transaction Documents, other than those expressly set forth in this Agreement or the other Transaction Documents.

9.5 Benefit of Agreement.

(a) This Agreement is for the sole benefit of the parties to it, their respective successors and any permitted assigns. Each party hereto agrees that (a) the parties’ respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the parties hereto, except, if the Merger takes place (i) as provided in Sections 8.1 and 8.2(d), and (ii) the rights of stockholders of the Company and holders of options, warrants (if any), restricted stock units and stock appreciation rights to receive the Merger Consideration or other consideration or payments pursuant to Article 1, each of which persons is an intended third party beneficiary of this Agreement to the extent, but only to the extent, of the express rights granted to each such person in this Agreement. Except as set forth in this subsection (a), this Agreement is not intended to be for the benefit of, or to give any rights to, any person other than the parties hereto.

(b) The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters rather than assurances of existence of facts or conditions. Consequently, no persons other than the parties to this Agreement may rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date or for any other purpose.

9.6 Effect of Disclosures. Any information disclosed by a party in connection with any representation and warranty contained in this Agreement (including any exhibit or schedule to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement. The parties are aware that a party may include in Sections of its Disclosure Letter items as to which it is not certain whether they are required to be included in those Sections of the Disclosure Letter. The fact that an item is included in a Section of a Disclosure Letter that requires disclosures of items above a specified level of materiality does not constitute an acknowledgment that the item is above that level of materiality, and the fact that an item is included in a Section of a Disclosure Letter that requires disclosures of violations of particular types of legal or governmental requirements does not constitute an acknowledgment that the item in fact violates the applicable legal or governmental requirements.

9.7 Captions and Interpretation. When a reference is made in this Agreement to a section, article, exhibit or schedule such reference shall be to a section, article, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and the captions and headings of the Articles and Sections of this Agreement or in any exhibit or schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or such exhibit or schedule. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall, unless the context clearly indicates otherwise, refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will.” References to days mean calendar days unless otherwise specified.

9.8 Definitions. For purposes of this Agreement:

(a) “affiliate” means for any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of any equity interests, by contract or otherwise.

(b) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable law to be closed.

(c) “contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement, in each case, whether written or oral.

(d) “Enforceability Exceptions” mean (A) bankruptcy, insolvency (including fraudulent transfer), reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and (B) general principles of equity, including those governing specific performance (except as expressly provided in this Agreement), injunctive relief, and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (C) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought.

(e) “Governmental Authority” means any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, or local governmental jurisdiction of any nature or any other governmental or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, taxing or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing or any self-regulatory organization, in each case of competent jurisdiction and with authority to act with respect to the matter in question.

(f) “knowledge” means (i) with respect to the Company, the actual knowledge of any of the individuals set forth in Section 9.8G(1) of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the individuals set forth in Section 9.8G(2) of the Parent Disclosure Letter.

(g) “law” means any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, code, requirement, ordinance, edict, decree, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(h) “lien” means any mortgage, claim, pledge, hypothecation, assignment, deposit agreement, encumbrance, lien (statutory or other), servitude, easement, right of way, community or similar property interest, option, preference, priority, right of first offer or refusal or other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention contract).

(i) “order” means charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Government Authority or any arbitrator, whether civil, criminal or administrative.

(j) “parties” means each of the Company, Parent and Merger Sub.

(k) “permit” shall mean any permit, license, franchise, registration, qualification, right, variance, certificate, authorization, approval, clearance, or certification of any Governmental Authority.

(l) “Permitted Liens” means all (i) statutory liens for Taxes or assessments not yet due or delinquent or for which the validity or amount is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or its subsidiaries, or Parent or its subsidiaries, as applicable, or for which the validity or amount is being contested in good faith by appropriate proceedings; (iii) zoning, entitlement, or other land use and environmental regulations promulgated by any Governmental Authority; (iv) liens, encumbrances, defects and exceptions that are typically encountered in the development and acquisition of land, including unentitled land, and other properties, including, without limitation, the following: (A) profit and participation agreements, (B) any option or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property, (C) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting property entered into in the ordinary course of business, (D) development agreements or declarations of development covenants, conditions and restrictions for the benefit of a master developer or seller of real property related to the development of property, (E) real property holding agreements with a master developer or seller of real property for purposes of complying with applicable subdivision laws or map acts, (F) marketing fee obligations to a master developer or seller of real property; (G) reimbursement agreements for bond or tax districts where there exists a requirement to transfer, return, reimburse, or re-assign to a master developer or seller of real property the rights to proceeds or credits arising from such bond or tax districts, (H) covenants, conditions and restrictions which impose monetary assessment obligations on a lot or other real property, (I) a guaranty of performance or payment given by the Company or its subsidiaries, or Parent or its subsidiaries, as applicable, (J) carryback financing, and (K) transfer fee, benefit fee or community enhancement fee agreements requiring the payment of a transfer fee upon the sale or transfer of a lot; and (iv) all matters referenced in the most recent commitments for title insurance with regard to particular properties.

(m) “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority or other entity.

(n) “proceeding” means an action, suit, claim, litigation, proceeding, arbitration, investigation, audit, charge, complaint, review or controversy, whether judicial or administrative.

(o) “Representatives” means as to any person, such person’s officers, directors, employees and representatives (including any investment banker, attorney or accountant acting on the person’s behalf).

(p) “security” has the meaning given to it in the Securities Act.

9.9 Assignments. Neither this Agreement nor any right, interest or obligation of any party under it may be assigned or delegated (by operation of law or otherwise), without the prior written consent of the other parties hereto. Any purported assignment in violation of this Agreement is null and void. However, nothing in this Agreement will prevent Parent from transferring ownership of Merger Sub to a direct or indirect wholly owned subsidiary of Parent.

9.10 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given (i) when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the facsimile number or email address to which it is required to be sent), provided any notice sent by email or facsimile transmission that is received at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) or on any day that is not a business day, shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day, (ii) on the business day after the day on which it is delivered to a major nationwide overnight delivery service for next business day delivery, or (iii) on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement in the manner required by this Section 9.10 by the party to which the notice or communication is sent):

(a) If to Parent or Merger Sub:

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Attention: Rick Beckwitt

Facsimile No. (469) 587-5220

Email Address: rick.beckwitt@lennar.com

and

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Attention: General Counsel

Facsimile No. (305) 559-6650

Email Address: mark.sustana@lennar.com

with a copy (which will not constitute notice) to:

David Bernstein

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Facsimile No.: 212-355-3333

Email Address: davidbernstein@goodwinlaw.com

(b) If to the Company:

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Attention: Scott Stowell

Facsimile No.: 949-789-3349

Email Address: scott.stowell@calatl.com

with a copy (which will not constitute notice) to:

Dennis J. Friedman

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile No.: 212-351-6201

Email Address: dfriedman@gibsondunn.com

and

Michelle A. Hodges

Gibson Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, California 92612

Facsimile No.: 949-475-4703

Email Address: mhodges@gibsondunn.com

9.11 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, will be governed by, and construed under, the laws of the State of Delaware, without regard to any conflicts of laws principles that would apply the laws of any other jurisdiction.

9.12 Exclusive Jurisdiction; Consent to Jurisdiction. The Company, Parent and Merger Sub each irrevocably agrees that any proceeding arising out of or relating to this Agreement or the transactions that are contemplated by this Agreement shall be brought and determined in the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction, then any such proceeding shall be brought in any other state court or any Federal court sitting in the State of Delaware, and any appellate court therefrom. Each of the parties irrevocably and unconditionally (i) agrees not to commence any proceeding arising out of or relating to this Agreement or the transactions that are contemplated by this Agreement except in such courts in the State of Delaware, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Delaware court, (ii) submits to the personal jurisdiction and venue of each of such courts in any such proceeding, (iii) agrees not to seek, and to waive as a defense in any such proceeding, the transfer of any such proceeding to any other court, whether because of inconvenience of the forum or for any other reason, and (iv) agrees that process in any such proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the proceeding is brought.

9.13 Remedies; Specific Performance. The parties acknowledge that money damages, even if available, would not be an adequate remedy if the Company, Parent or Merger Sub failed to perform in any material respect any of its obligations under this Agreement in accordance with its terms, and accordingly they agree that, in addition to any other remedy to which a party may be entitled at law or in equity, any party will be entitled to obtain an order granting an injunction or injunctions to prevent breaches of this Agreement or compelling specific performance of another party’s obligations under this Agreement, without proof of actual damages and without any requirement that it post a bond, and the parties agree that if any proceeding is brought in equity to compel performance of any provision of this Agreement, no party will raise the defense that there is an adequate remedy at law. Except as otherwise provided in this Agreement, no remedy will be exclusive of any other remedy to which a party may be entitled, and the remedies available to a party will be cumulative.

9.14 Attorney Conflicts and Attorney Client Privilege. Parent, the Company and Merger Sub each agrees that, although Gibson Dunn & Crutcher LLP (“Gibson Dunn”) has rendered, and may continue to render, legal services to the Company prior to the Effective Time, including legal services relating to this Agreement and the transactions that are the subject of this Agreement, Gibson Dunn will have the right, after the Effective Time, to render legal services to any stockholder, director or employee of the Company, including with regard to any disputes relating to this Agreement or the transactions that are the subject of this Agreement, and Parent, the Company and Merger Sub each waives any right it might have to seek to disqualify Gibson Dunn from rendering legal services to any stockholder, director or employee of the Company on the basis of any conflict of interest, because of information of which Gibson Dunn may have become aware while rendering legal services to the Company, or for any other reason.

9.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY ACTION OR PROCEEDING BROUGHT BY WAY OF COUNTERCLAIM AND ANY ACTION OR PROCEEDING RELATING TO THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT THIS WAIVER OF RIGHTS TO JURY TRIAL WAS A FACTOR IN THE OTHER PARTY’S OR PARTIES’ DECISION TO AGREE TO THE TERMS OF THIS AGREEMENT AND THAT NO PERSON PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.

9.16 Amendments. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented, at any time prior to the Effective Time, by an instrument signed by the Company and Parent. This Agreement may not be amended or modified after the Effective Time.

9.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. This Agreement shall become effective when at least one counterpart has been signed by each of the parties and delivered to the other parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by .PDF e-mail attachment, shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.18 Tax Matters. The parties to this Agreement intend that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and the Company will be a “party to a reorganization” within the meaning of Section 368(b) of the Code and the Treasury Regulations promulgated under it, and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party will do all things that are commercially reasonable to cause the Merger to qualify for that treatment, and will fulfill its obligations under the applicable one of Section 4.1(q) and Section 4.2(f). Unless otherwise required by law, the parties will in all Tax Returns report the Merger in a manner consistent with the intention described in the first sentence and no party will take a position inconsistent with that treatment (whether in audits, in court proceedings or otherwise), unless required to do otherwise as a result of a final “determination” as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable law).

9.19 Nonsurvival of Representations and Warranties The representations and warranties in this Agreement will terminate at the Effective Time, and after the Effective Time, nobody will be able to bring a claim based on any inaccuracy in, or anything else regarding, any representation or warranty contained in this Agreement.

9.20 Severability. If any provision of this Agreement shall be held invalid, void or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party or its stockholders, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby. The parties further agree to negotiate in good faith to replace any such invalid, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

9.21 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable to the same extent as Merger Sub or the Surviving Corporation for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.21.

9.22 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or covenants of the other parties contained herein; provided, that after the Company Stockholder Approval has been obtained or the Parent Stockholder Approval has been obtained, as the case may be, no waiver may be made that pursuant to applicable law or stock exchange rules requires further approval or adoption by the stockholders of the Company or the stockholders of Parent, as the case may be, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument signed and delivered on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, or any similar course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

[Signatures on following page]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

CALATLANTIC GROUP, INC.

By:	/s/ Scott D. Stowell
Name: Scott D. Stowell
Title: Executive Chairman of the Board

LENNAR CORPORATION

By:	/s/ Richard Beckwitt
Name: Richard Beckwitt
Title: President

CHEETAH CUB GROUP CORP.

By:	/s/ Richard Beckwitt
Name: Richard Beckwitt
Title: President

ANNEX B

PROPOSED AMENDMENT TO LENNAR CORPORATION

CERTIFICATE OF INCORPORATION

ARTICLE IV.

STOCK

The total authorized number of shares of stock of the Corporation is 590,500,000 [490,500,000] shares. Of these, 400,000,000 [300,000,000] shares are classified as Class A Common Stock, par value $.10 per share, 90,000,000 shares are classified as Class B Common Stock, par value $.10 per share, 100,000,000 shares are classified as Participating Preferred Stock, par value $.10 per share, and 500,000 shares are classified as Preferred Stock, par value $10.00 per share. As used in this Certificate of Incorporation, the term “Class A Common Stock ” refers to Class A Common Stock, par value $.10 per share, and includes shares that before April 9, 2003 were referred to as “Common Stock;” the term “Class B Common Stock” refers to Class B Common Stock, par value $.10 per share; the term “Common Stock” without specification of a class refers to the Class A Common Stock and the Class B Common Stock together; the term “Participating Preferred Stock” refers to Participating Preferred Stock, par value $.10 per share; and the term “Preferred Stock” refers to Preferred Stock, par value $10 per share, and does not include Participating Preferred Stock.

New language in italics. Current language in brackets.

B-1

ANNEX C

October 29th, 2017

The Board of Directors

CalAtlantic Group, Inc.

15260 Barranca Parkway

Irvine, California 92618

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of CalAtlantic Group, Inc. (the “Company”) of the Consideration (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Lennar Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of October 29th, 2017 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Cheetah Cub Group Corp. (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Company, the Acquiror or Merger Sub and other Excluded Shares (as defined in the Agreement), will be converted into the right to receive 0.885 shares (the “Stock Consideration”) of the Acquiror’s common stock, par value $0.10 per share (the “Acquiror Common Stock”), unless an election is made by the holder thereof to receive $48.26 in cash (the “Cash Consideration”, with the Cash Consideration and the Stock Consideration referred to in this letter as the “Consideration”). The Consideration will be subject to certain proration procedures based on the number of shares for which Cash Consideration is elected as set forth in the Agreement. We express no view or opinion as to such proration procedures.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company and the management of the Acquiror relating to their respective businesses, as well as respective adjustments and extrapolations made by the management of the Company to such projections of both businesses; (v) reviewed estimates of amounts and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”), as provided by the management of the Company based on their discussions with the management of the Acquiror; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration to be received by such holders in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. A portion of our fee will become payable upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on the Company’s credit facility in October 2015, as lead-left bookrunner on an offering of debt securities by the Company in May 2016, as active bookrunner on an sale of equity securities of the Company in June 2017, and as joint bookrunner on an offering of debt securities by the Company in June 2017; as joint bookrunner on offerings of debt securities by the Acquiror in October 2015, February 2016 and April 2017, as lead left bookrunner on an offering of debt securities by the Acquiror in January 2017, and as sole bookrunner and joint lead arranger on the Acquiror’s credit facility in June 2016 and May 2017. In addition, during such period, we and our affiliates have provided loan syndication, and debt and equity underwriting services to portfolio companies of MatlinPatterson Global Advisers LLC, which portfolio companies are unrelated to the proposed Transaction. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, the Acquiror and such portfolio companies as are referred to in the preceding sentence, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and

C-2

equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any joint proxy statement/prospectus or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

C-3

CALATLANTIC GROUP, INC. ATTN: MICHELLE VARELA 15360 BARRANCA PARKWAY IRVINE, CA 92618 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time February [TBD], 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time February [TBD], 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON You may vote in person by attending the Special Meeting of Stockholders, which will be held at 9:30 a.m., Pacific time, on February [TBD], 2018 at 15360 Barranca Parkway, Irvine, California 92618. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E35151-S65791 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CALATLANTIC GROUP, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. 1. Lennar To adopt Corporation, the Agreement a Delaware and Plan corporation of Merger, (“Lennar”), dated as of and October Cheetah 29, Cub 2017, Group by and Corp. among , a newly CalAtlantic formed Group, Delaware Inc. corporation (“CalAtlantic”), and a wholly-owned subsidiary of Lennar (“Merger Sub”). 2. officers To approve, relating on an to advisory the proposed (non-binding) merger of basis, CalAtlantic specified with compensatory and into Merger arrangements Sub. between CalAtlantic and its named executive 3. solicit To approve additional one or proxies more proposals if there are to not adjourn sufficient the CalAtlantic votes to approve special the meeting, foregoing if necessary proposals. or appropriate, including adjournments to Note: To transact such other business as may validly come before the special meeting and any postponement or adjournment thereof. For Against Abstain Please attorney, sign executor, exactly administrator, as your name(s) or other appear(s) fiduciary, hereon. please When give full signing title as as corporation such. Joint owners or partnership, should please each sign sign in personally. full corporate All holders or partnership must sign. name If by a authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. E35152-S65791 CALATLANTIC GROUP, INC. Special Meeting of Stockholders [TBD], 2018 at 9:30 AM Local Time This proxy is solicited by the Board of Directors The undersigned stockholder(s), revoking any proxy previously given, hereby constitute(s) and appoint(s) Scott D. Stowell, Larry T. Nicholson, Jeff J. McCall and John P. Babel, or each of them, as his, her or its true and lawful agents and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of CALATLANTIC GROUP, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders of the Company to be held at CalAtlantic Group, Inc., 15360 Barranca Parkway, Irvine CA 92618 on [TBD], [TBD], 2018 at 9:30 AM Local Time, and at any adjournment or postponement thereof, on all matters coming before such meeting. If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted FOR proposal 1, FOR proposal 2, FOR proposal 3 and in the discretion of the proxy holders on all other business that properly comes before the meeting or any postponement or adjournment thereof. Continued and to be signed on reverse side

LENNAR CORPORATION

ATTN: LEGAL DEPARTMENT

700 NORTHWEST 107TH AVENUE

MIAMI, FL 33172

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 11, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 11, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

You may vote in person by attending the Special Meeting of Stockholders, which will be held at 11:00 a.m. Eastern Time on February 12, 2018 at 700 Northwest 107th Avenue, Third Floor, Miami, Florida 33172.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35144-S66474                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENNAR CORPORATION

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:		For	Against	Abstain

1.	Approval of the issuance of shares of Lennar’s Class A and Class B common stock in connection with the merger of CalAtlantic Group, Inc. with a newly formed wholly-owned subsidiary of Lennar, as contemplated by an Agreement and Plan of Merger, dated as of October 29, 2017, by and among CalAtlantic Group, Inc., Lennar and Cheetah Cub Group Corp.	☐	☐	☐

2.	Approval of an amendment to Lennar’s certificate of incorporation increasing the number of authorized shares of Lennar’s Class A common stock from 300,000,000 shares to 400,000,000 shares.	☐	☐	☐

3.	Approval of an adjournment of the Special Meeting of Stockholders, if necessary, to enable Lennar to solicit additional votes, if at the time of such meeting there are not sufficient votes to approve proposals 1 and 2.	☐	☐	☐

Transact such other business as may properly come before the Special Meeting of Stockholders and any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

E35145-S66474

LENNAR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF LENNAR CORPORATION

SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 12, 2018

The undersigned appoint(s) Stuart Miller, Bruce Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN.B) of Lennar Corporation that the undersigned is/are entitled to vote at the Special Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Monday, February 12, 2018 at 700 Northwest 107th Avenue, Third Floor, Miami, Florida 33172, and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side